As filed with the Securities and Exchange Commission on June 24, 2016

Registration No. 333-211139

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FINTECH ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	46-5380892
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 8th Floor

New York, NY 10019

(212) 506-3815

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

712 Fifth Avenue, 8th Floor
New York, NY 10019
Attn: James J. McEntee, III
Chief Financial Officer and Chief Operating Officer

(212) 506-3815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Baur Whittlesey, Esq.
Amanda Abrams, Esq.
Ledgewood
Two Commerce Square
2001 Market Street, Suite 3400
Philadelphia, Pennsylvania 19103
(215) 731-9450 – Phone
(215) 735-2513 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☒
Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001	18,625,519	N/A	$0	(2)	$0
Total	18,625,519		$0		$0

(1)	Relates to common stock, $0.001 par value per share, of the registrant issuable to holders of series A preferred stock and common stock of FTS Holding Corporation (“CardConnect”), in the proposed merger of CardConnect with and into a wholly owned subsidiary of the registrant (the “Merger”). The amount of common stock of the registrant to be registered is based on an estimated up to 15,162,680 shares of the registrant’s common stock that are expected to be issued pursuant to the Merger and 3,462,839 shares of the registrant’s common stock underlying options that are expected to be issued in connection with the Merger.
(2)	Based upon the estimated value of 20,364,981 shares of CardConnect series A preferred stock and 8,608,721 shares of CardConnect common stock canceled in connection with the Merger calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended, plus the value of options to purchase 5,162,500 shares of CardConnect common stock at a weighted average exercise price of $3.83 calculated in accordance with Rule 457(h)(1), less cash consideration of $147,059,838 in accordance with Rule 457(f)(3). CardConnect is a private company and no market exists for its securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE [  ], 2016

FINTECH ACQUISITION CORP.

712 Fifth Avenue, 8th Floor,

New York, New York 10019

PRELIMINARY PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING OF STOCKHOLDERS AND PROSPECTUS FOR 18,625,519 SHARES OF COMMON STOCK OF FINTECH ACQUISITION CORP

Dear FinTech Acquisition Corp. Stockholders:

On March 7, 2015, FinTech Acquisition Corp., which we refer to as we, us, our, FinTech or the Company, FinTech Merger Sub, Inc., our wholly owned subsidiary, which we refer to as Merger Sub, and FTS Holding Corporation, which we refer to as CardConnect, entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, under which we will acquire CardConnect pursuant to the merger of CardConnect with and into Merger Sub, which we refer to as the Merger.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the Merger Proposal, to approve the Merger and adopt the Merger Agreement. If the Merger is completed, CardConnect stockholders will receive a combination of cash and shares of our common stock for their shares of CardConnect preferred and common stock. The aggregate consideration to be paid in the Merger will consist of $180,000,000 in cash plus the amount of “Excess Cash” (as defined in the Merger Agreement) held by CardConnect at the time of the Merger and $170,000,000 in our common stock, which, based on CardConnect’s current capitalization and assuming the Merger is completed on July 26, 2016 and that no CardConnect stockholders exercise their option to receive additional shares of our common stock in lieu of a portion of the cash consideration payable to them in the Merger, will consist of 14,862,680 shares of our common stock and options to purchase 3,462,839 shares of our common stock. The value of the common stock consideration assumes a $10.00 per share value for our common stock and takes into account the exercise price payable upon the exercise of options. The number of shares of our common stock and number of options to be issued as consideration in the Merger are each subject to adjustment as described in the Merger Agreement. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A .

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt amendments to our amended and restated certificate of incorporation, which we refer to as our charter, to (i) increase our authorized common and preferred stock, which we refer to as Proposal 2, (ii) declassify our board of directors so that there will be one class of directors without staggered terms of office, and make related changes, which we refer to as Proposal 3, and (iii) provide for additional changes, principally including changing our name from “FinTech Acquisition Corp.” to “CardConnect Corp.” and removing provisions applicable only to special purpose acquisition companies, which we refer to as Proposal 4, (b) to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger, which we refer to as the NASDAQ Proposal, and (c) to approve and adopt the CardConnect Corp. 2016 Omnibus Equity Compensation Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which we refer to as the Incentive Plan Proposal. A copy of our proposed second amended and restated certificate of incorporation incorporating Proposal 2, Proposal 3 and Proposal 4, which we refer to as our proposed charter, is attached as Annex C to the accompanying proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “FNTC,” “FNTCU” and “FNTCW,” respectively. We have applied to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “CCN” and “CCNW,” respectively, upon the closing of the Merger.

Pursuant to our charter, we are providing holders of the shares of common stock included in the units issued in our initial public offering, which we refer to as our public stockholders, with the opportunity, upon the closing of the Merger and subject to the limitations described in the accompanying proxy statement/prospectus, to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in our trust account (as of two business days prior to the consummation of the Merger). For illustrative purposes, based on funds in our trust account of approximately $100.1 million on April 30, 2016, stockholders would have received a redemption price of approximately $10.01 per share of our common stock. Public stockholders may elect to redeem their shares even if they vote “FOR” the Merger Proposal.

We are providing the accompanying proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. The special meeting of our stockholders will be held at [●] [AM./P.M.] Eastern Time on [●], 2016 at [●]. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 26.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting of our stockholders, please take time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, and do not attend the special meeting in person, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Merger Proposal, Proposal 2, Proposal 3 and Proposal 4 but will have no effect on the NASDAQ Proposal and the Incentive Plan Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Furthermore, because stockholder approval of each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is a closing condition under the Merger Agreement, if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved, we will not consummate the Merger unless we and CardConnect waive the applicable closing condition under the Merger Agreement. It is important for you to note that if either the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved by our stockholders, or if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved by our stockholders and we and CardConnect do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Merger.

Our board of directors unanimously recommends that our stockholders vote “FOR” the Merger Proposal and “FOR” the other proposals presented in the proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1—The Merger Proposal—Interests of Certain Persons in the Merger.”

Sincerely,

/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer, President and Director

This proxy statement/prospectus is dated [●], 2016, and is first being mailed to our stockholders on or about [●], 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FINTECH ACQUISITION CORP.

712 Fifth Avenue, 8th Floor,

New York, New York 10019

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS OF FINTECH ACQUISITION CORP.

To Be Held on [●], 2016

To the Stockholders of FinTech Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of FinTech Acquisition Corp., a Delaware corporation, will be held on [●], 2016, at [●] [A.M./P.M.], Eastern Time, at [●]. You are cordially invited to attend the special meeting which will be held to consider and vote upon the following matters:

(1) The Merger Proposal—to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement;

(2) Proposal 2—to consider and vote upon a proposed amendment to our charter to increase our authorized common and preferred stock;

(3) Proposal 3—to consider and vote upon a proposed amendment to our charter to declassify the terms of our board of directors so that there will be one class of directors without staggered terms of office, and to make certain related changes;

(4) Proposal 4—to consider and vote upon a proposed amendment to our charter to provide for additional changes, principally including changing our corporate name from “FinTech Acquisition Corp.” to “CardConnect Corp.” and removing provisions applicable only to special purpose acquisition companies;

(5) Proposal 5—The NASDAQ Proposal—to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger; and

(6) Proposal 6—The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the CardConnect Corp. 2016 Omnibus Equity Compensation Plan, which we refer to as the 2016 Omnibus Plan.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on [●], 2016 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

All FinTech stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, or abstain from voting, it will have the same effect as a vote “AGAINST” the Merger Proposal, Proposal 2, Proposal 3 and Proposal 4, but will have no effect on the NASDAQ Proposal and the Incentive Plan Proposal. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Merger Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Furthermore, because stockholder approval of each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is a closing condition under the Merger Agreement, if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved, we will not consummate the Merger unless we and CardConnect waive the applicable closing condition under the Merger Agreement. It is important for you to note that if either the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved by our stockholders, or if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved by our stockholders and we and CardConnect do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Merger.

After careful consideration, our board of directors has determined that the Merger Proposal, Proposal 2, Proposal 3, Proposal 4, the NASDAQ Proposal and the Incentive Plan Proposal are fair to and in the best interests of FinTech and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal and “FOR” the other proposals presented in the proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1—The Merger Proposal—Interests of Certain Persons in the Merger.”

A complete list of FinTech stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of FinTech for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more completed description of the Merger and related transactions and each of our proposals. We urge you to read this proxy statement/prospectus (including the annexes) carefully. If you have any questions regarding the proxy statement/prospectus or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 if you are a stockholder or collect at (203) 658-9400 if you are a broker or bank.

New York, New York	By Order of the Board of Directors,

[●], 2016	/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer, President and Director

 i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms we, us, our, the Company and FinTech refer to FinTech Acquisition Corp., and the terms combined company and post-combination company refer to FinTech Acquisition Corp. and FTS Holding Corporation following the consummation of the Merger. Furthermore, in this document:

“Backstop Commitment” means the commitment from the investor in our Equity Financing to agree to purchase up to $5.0 million in shares of our common stock through privately negotiated transactions with non-affiliated stockholders who have elected to redeem their shares in connection with the Merger, in order to help ensure we have sufficient funds to consummate the Merger and make any other payments required pursuant to the Merger Agreement.

“Cantor” means Cantor Fitzgerald & Co., the underwriter for our IPO.

“CardConnect” means FTS Holding Corporation, a Delaware corporation.

“Company common stock” or “our common stock” means common stock, par value $0.001 per share, of FinTech.

“Debt Financing” or “debt financing” means the financing as described in commitment letters from BMO Capital Markets Corp. and Babson Capital Management, LLC to provide financing to us in the aggregate amount of approximately $170.0 million to, among other things, refinance CardConnect’s indebtedness under its existing credit facility, pay transaction fees and expenses, pay a portion of the cash consideration in the Merger and use for general corporate purposes.

“Equity Financing” means the issuance of $37.5 million of our Series A Preferred Stock and 480,544 shares of our common stock to provide financing to us to, among other things, refinance CardConnect’s indebtedness under its existing credit facility, pay transaction fees and expenses, pay a portion of the cash consideration in the Merger and use for general corporate purposes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“founder shares” means the 3,433,333 shares of our common stock issued prior to our IPO.

“initial stockholders” or “initial holders” means our Sponsor, Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Frank Mastrangelo, James J. McEntee, III, Shami Patel and Alan Joseph Ferraro, each of whom holds founder shares.

“IPO” means our initial public offering, consummated on February 19, 2015, in which we sold 10,000,000 public units at $10.00 per share.

“Merger” means the acquisition of CardConnect by Fintech through the merger of CardConnect with and into Merger Sub with Merger Sub being the surviving entity pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 7, 2016, as it may be amended, by and among Fintech, Merger Sub and CardConnect.

“Merger Sub” means FinTech Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FinTech.

“Merger Sub Shares” means shares of common stock, par value $0.0001 per share, of Merger Sub.

“placement shares” means the 300,000 shares of Company common stock included in the placement units purchased separately in the private placement by our Sponsor and Cantor.

“placement units” means the 300,000 units purchased by our Sponsor and Cantor in the private placement, each placement unit consisting of one placement share and one placement warrant.

“placement warrants” means the 300,000 warrants included in the placement units purchased by our Sponsor and Cantor in the private placement, each of which is exercisable for one share of Company common stock in accordance with its terms.

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“private placement” means the private sale of 300,000 units purchased by our Sponsor and Cantor that occurred simultaneously with the consummation of our IPO for a purchase price of $10.00 per placement unit for a total purchase price of $3.0 million.

“proposed charter” means the proposed second amended and restated certificate of incorporation of FinTech, which will become the Company’s certificate of incorporation upon the approval of Proposal 2, Proposal 3, Proposal 4, the Merger Proposal, the NASDAQ Proposal and the Incentive Plan Proposal and the consummation of the Merger. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means the 10,000,000 shares of our common stock underlying the units issued in our IPO.

“public stockholders” means holders of public shares, including our initial stockholders to the extent our initial stockholders hold public shares, provided that our initial stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public warrants” means the 10,000,0000 warrants underlying the units issued in our IPO, each of which is exercisable for one share of our common stock in accordance with its terms.

“Second Lien Term Loan Facility” means the $40 million senior secured second lien term loan included in the Debt Financing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means our Series A preferred stock, shares of which will be issued to the investor in the Equity Financing.

“special meeting” means the special meeting of stockholders of FinTech that is the subject of this proxy statement/prospectus.

“Sponsor” means FinTech Investor Holdings, LLC, a Delaware limited liability company and one of our initial stockholders.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that may be important to you. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our stockholders are being asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement, among other proposals. We have entered into the Merger Agreement with CardConnect which provides for our acquisition of CardConnect pursuant to the merger of CardConnect with and into Merger Sub. Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of $180,000,000 in cash plus the amount of CardConnect’s “Excess Cash” (as defined in the Merger Agreement) and $170,000,000 in our common stock, which, based on CardConnect’s current capitalization and assuming the Merger is completed on July 26, 2016 and assuming FTVENTURES III, L.P., FTVENTURES III-N, L.P. and FTVENTURES III-T, L.P., each a CardConnect stockholder and which we collectively refer to as the FTV Entities, do not exercise their option to elect to receive up to 300,000 shares of our common stock in lieu of a portion of the cash consideration payable to them in the Merger (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”), will consist of 14,862,680 shares of our common stock and options to purchase 3,462,839 shares of our common stock. The value of the common stock consideration assumes a $10.00 per share value for our common stock and takes into account the exercise price payable upon the exercise of options. The number of shares of our common stock and number options to be issued as consideration in the Merger are each subject to adjustment as described in the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A .

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “FNTC,” “FNTCU” and “FNTCW,” respectively. We have applied to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “CCN” and “CCNW,” respectively, upon the closing of the Merger. At the closing, any of our units that are not already trading separately will separate into their component shares of common stock and warrants to purchase one share of our common stock.

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.

Q:	What is being voted on at the special meeting?

A:

Our stockholders are being asked to vote on the following proposals:

Proposal 1—The Merger Proposal— A proposal to approve and adopt the Merger and the Merger Agreement;

Proposal 2— A proposal to approve an amendment to our charter to increase our authorized common stock;

Proposal 3— A proposal to approve an amendment to our charter to declassify the terms of our board of directors so that there will be one class of directors without staggered terms of office, and to make certain related changes;

Proposal 4— A proposal to approve an amendment to our charter to provide for additional changes, principally including changing our corporate name from “FinTech Acquisition Corp.” to “CardConnect Corp.” and removing provisions applicable only to special purpose acquisition companies;

Proposal 5—The NASDAQ Proposal— A proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger; and

Proposal 6—The Incentive Plan Proposal—A proposal to adopt the CardConnect Corp. 2016 Omnibus Equity Compensation Plan.

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Q:	Are the proposals conditioned on one another?

A:

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Furthermore, because stockholder approval of each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is a closing condition under the Merger Agreement, if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved, we will not consummate the Merger unless we and CardConnect waive the applicable closing condition under the Merger Agreement.

Q:	Why is FinTech providing stockholders with the opportunity to vote on the Merger?

A:	Our charter requires that we provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Merger Proposal in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the closing of the Merger.

Q:	What will happen in the Merger?

A:	At the closing of the Merger, CardConnect will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger. Stockholders of CardConnect will receive a combination of shares of our common stock and cash as consideration in the Merger and will be stockholders of FinTech following the Merger. Following the Merger, we will change our name to CardConnect Corp. and Merger Sub will change its name to FTS Holding Corporation.

Q:	What equity stake will current FinTech stockholders and former CardConnect stockholders hold in the Company after the closing?

A:	We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights, that an aggregate of 14,862,680 shares of our common stock will be issued to CardConnect stockholders as partial consideration in the Merger and that an aggregate of 480,544 shares of our common stock are issued pursuant to the Equity Financing, (1) our existing stockholders will hold in the aggregate approximately 47.2% of our outstanding common stock (34.4% held by our public stockholders and 12.8% held by the initial stockholders and Cantor), CardConnect’s former stockholders will hold approximately 51.1% of our outstanding common stock and the Equity Financing investor will hold approximately 1.7% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase our common stock that will be outstanding following the Merger, including any options to purchase CardConnect common stock that will be converted into options to purchase our common stock pursuant to the Merger Agreement, (2) any equity awards that may be issued under our proposed 2016 Omnibus Plan following the Merger, (3) any shares of Series A Preferred Stock that will be issued to the investor in our Equity Financing or any purchases of common stock that may be made by the investor in our Equity Financing pursuant to the Backstop Commitment or (4) up to 300,000 shares of our common stock that may be issued to the FTV Entities as consideration in the Merger, at their election, in lieu of a portion of the cash consideration payable to them in the Merger (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). If any shares of our common stock are redeemed in connection with the Merger, or if the FTV Entities exercise their right to receive up to 300,000 shares of our common stock in lieu of a portion of cash consideration payable to them in the Merger, the percentage of outstanding our common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders and Cantor, by the former CardConnect stockholders and by the Equity Financing investor each will increase. If the Equity Financing investor purchases shares pursuant to the Backstop Commitment, the percentage of our common stock held by such investor will increase and the percentage of shares held by our public stockholders will decrease.

See “Summary—Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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Q:	Will FinTech obtain new financing in connection with the Merger?

A:	Yes. We have obtained commitment letters from BMO Capital Markets Corp., which we refer to as BMO, and Babson Capital Management, LLC, which we refer to as Babson, and, together with BMO, we refer to as the Lenders, to provide the Debt Financing to Merger Sub in the aggregate amount of approximately $170.0 million. We also intend to issue $37.5 million of our Series A Preferred Stock in the Equity Financing. The proceeds from the Debt Financing and the Equity Financing will used to, among other things, refinance CardConnect’s indebtedness under its existing credit facility, pay transaction fees and expenses, pay a portion of the consideration in the Merger and for general corporate purposes. The Debt Financing and the Equity Financing are each contingent upon stockholder approval of the Merger.

Q:	What conditions must be satisfied to complete the Merger?

A:	There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved the Merger and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “Proposal No. 1—The Merger Proposal—The Merger Agreement – Conditions to Closing of the Merger.”

Q:	Are there any arrangements to help ensure that Fintech will have sufficient funds to complete the Merger?

A:	Yes. We have received a commitment from the investors in the Equity financing to purchase pursuant to the Backstop Commitment up to $5.0 million in of shares of our common stock through privately negotiated transactions with non-affiliated stockholders who have elected to redeem or indicated their intention to elect to redeem their shares of common stock in connection with the Merger.

Q:	Why is FinTech proposing Proposal 2, Proposal 3 and Proposal 4?

A:	We are asking our stockholders to approve these proposals to amend to our charter in connection with the Merger. The proposed charter amendments that we are asking our stockholders to approve in provide for (1) an increase in the number of authorized shares of our common stock so that we will have sufficient authorized shares to issue as consideration in the Merger and to reserve for issuance under the 2016 Omnibus Plan, if such plan is approved, and for future issuances of common stock, (2) the declassification of the terms of our board of directors so that there will be one class of directors without staggered terms of office and (3) additional changes, principally including the change of our name to “CardConnect Corp.” and the removal of provisions in our charter applicable only to special purpose acquisition corporations. Pursuant to the Merger Agreement, approval of each of Proposal 2, Proposal 3 and Proposal 4 is a condition to consummation of the Merger. In addition, approval of the Merger Proposal is conditioned on approval of Proposal 2.

Q:	Why is FinTech proposing the NASDAQ Proposal?

A:	We are proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules 5635(a) and (b), which require stockholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before such issuance of stock and (2) a change of control. Pursuant to the Merger Agreement, based on CardConnect’s capitalization as of June 23, 2016 and assuming a closing date of July 26, 2016 and that no CardConnect stockholders exercise their option to take additional shares of our common stock in lieu of a portion of the cash consideration payable to them in the Merger, we anticipate issuing an aggregate of 14,862,680 shares of our common stock, subject to adjustment as described in the Merger Agreement, to CardConnect stockholders as partial consideration in the Merger, and 480,544 shares pursuant to the Equity Financing. Because the issuance of such shares of our common stock (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of FinTech, we are required to obtain stockholder approval of such issuance pursuant to NASDAQ Listing Rules 5635(a) and (b). In addition, approval of the Merger Proposal is conditioned on approval of the NASDAQ Proposal.

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Q:	Why is FinTech proposing the Incentive Plan Proposal?

A:	The purpose of the 2016 Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of the combined company and align their economic interests with those of our stockholders. NASDAQ Listing Rule 5635(c) requires that we obtain stockholder approval of certain equity compensation plans. Accordingly, we are proposing the Incentive Plan Proposal to request such stockholder approval of the 2016 Omnibus Plan. In addition, pursuant to the Merger Agreement, approval of the Incentive Plan Proposal is a condition to consummation of the Merger.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is [●], 2016, and is earlier than the date on which we expect the Merger to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Merger. If you transfer your shares of our common stock before the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What constitutes a quorum at the special meeting?

A:	A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. If a stockholder fails to vote his, her or its shares in person or by proxy, or if a broker fails to vote in person or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals, or a broker non-vote, so long the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of 6,866,667 shares of our common stock would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each of Proposal 2, Proposal 3 and Proposal 4 requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal.  Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on any of these proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the NASDAQ Proposal and the Incentive Plan Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal or the Incentive Plan Proposal.

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Q:	May the initial stockholders, FinTech’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Merger?

A:	At any time prior to the special meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of our common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to FinTech or CardConnect, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote at the special meeting for each share of our common stock held of record as of [●], 2016, the record date for the special meeting. As of the close of business on the record date, there were 13,733,333 outstanding shares of our common stock.

Q:	How will the initial stockholders and FinTech’s directors and officers vote?

A:

In connection with our IPO, we entered into an agreement with each of our initial stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of the Merger Proposal. As of the date of this proxy statement/prospectus, our initial stockholders, executive officers and directors own approximately 26.5% of our issued and outstanding shares of common stock, including all of the founder shares. None of our initial stockholders, executive officers or directors have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

In addition, simultaneously with the execution of the Merger Agreement, our initial stockholders, executive officers and directors entered into a Voting Agreement with certain stockholders of CardConnect, which we refer to as the Voting Agreement, pursuant to which the parties thereto agreed to vote any shares of our common stock owned by them (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) in favor of the Merger Proposal.

Q:	What interests do FinTech’s current officers and directors have in the Merger?

A:	Our directors and executive officers have interests in the Merger that are different from or in addition to (and which may conflict with) the interests of our stockholders. These interests include:

●	that our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

●	that our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

●	that our Sponsor, officers and certain of our directors paid an aggregate of $2,025,250 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

●	that our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by August 19, 2016;

●	if we are unable to complete a business combination by August 19, 2016, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

●	that our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by August 19, 2016;

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●	the continuation of Betsy Z. Cohen as a director of the combined company; and

●	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Merger.

Q:	What happens if I vote against the Merger Proposal?

A:	If the Merger Proposal is not approved and we do not otherwise consummate an alternative business combination by August 19, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes), upon the consummation of the Merger. You must affirmatively vote “FOR” or “AGAINST” the Merger Proposal in order to exercise redemption rights. See the section entitled “Special Meeting of FinTech Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. Our initial stockholders and Cantor have waived their redemption rights with respect to their founder shares and placement shares in connection with the Merger, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Merger. All such shares held by our initial stockholders and Cantor will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $100.1 million on April 30, 2016, the estimated per share redemption price would have been approximately $10.01. Additionally, shares properly tendered for redemption will only be redeemed if the Merger is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes) upon our liquidation.

Q:	Do the initial stockholders or FinTech’s directors and officers have redemption rights in connection with the Merger?

A:	No. Our initial stockholders, directors and officers have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of our common stock “FOR” or “AGAINST” the Merger Proposal or any other proposal described in this proxy statement/prospectus. You must affirmatively vote either “FOR” or “AGAINST” the Merger Proposal in order to exercise redemption rights.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) affirmatively vote either “FOR” or “AGAINST” the Merger Proposal; (ii) check the box on the enclosed proxy card to elect redemption; and (iii) prior to [●] [a.m/p.m.], Eastern Time on [●], 2016 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash and identify in such request the beneficial owner of the shares to be redeemed, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?”

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Merger. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Our stockholders who exercise redemption rights to receive cash from the trust account in exchange for their shares of our common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of our common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in us. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in our common stock, and any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:	If I am a FinTech warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed Merger?

A:	No. There are no appraisal rights available to holders of our common stock in connection with the Merger.

Q:	What happens to the funds held in the trust account upon consummation of the Merger?

A:	If the Merger is consummated, the funds held in the trust account will be released to us, and those funds together with the funds from the Debt Financing and Equity Financing will be used to pay or fund (i) the portion of Merger consideration payable in cash to CardConnect stockholders pursuant to the Merger Agreement, (ii) the redemption price for shares of our common stock redeemed by our stockholders who properly exercise redemption rights, (iii) the refinancing of CardConnect’s indebtedness under its existing credit facility, (iv) up to $4.0 million in deferred underwriting compensation payable to Cantor as the underwriters of our IPO, (v) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of the Company, Merger Sub or CardConnect in connection with the Merger and the other transactions contemplated by the Merger Agreement, (vi) the repayment of loans from our Sponsor in an aggregate amount not to exceed $750,000 for working capital purposes and to pay expenses to identify an acquisition target and consummate the Merger and related transactions (see “Certain Relationships and Related Transactions—FinTech Related Person Transactions” for additional information), and (vii) general corporate purposes of the combined company, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

Q:	What happens if the Merger is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1—The Merger Proposal—The Merger Agreement—Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Merger or another business combination transaction by August 19, 2016, our charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses (although, we expect all or substantially all of the interest released to be used for working capital purposes), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Merger, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares and placement shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Merger expected to be completed?

A:

We currently anticipate that the Merger will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Merger have been satisfied or waived. In any event, we expect the closing of the Merger to occur on or about July 26, 2016.

For a description of the conditions to the consummation of the Merger, see the section entitled “Proposal No. 1—The Merger Proposal — Conditions to Closing of the Merger.”

Q:	What do I need to do now?

A:	We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes and the information in the section entitled “Risk Factors” beginning on page 26, and to consider how the Merger will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our common stock on [●], 2016, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting or any adjournment thereof, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the proposals, failure to vote or an abstention will each have the same effect as a vote “AGAINST” each of the Merger Proposal, Proposal 2, Proposal 3 and Proposal 4. A failure to vote or an abstention will have no effect on the outcome of each of the NASDAQ Proposal and the Incentive Plan Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

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Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the special meeting so long a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions” below so that it is received by the transfer agent prior to the special meeting, or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our chief financial officer, which must be received by our chief financial officer prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow & Co., LLC, which we refer to as Morrow, to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow a fee of $22,500 plus a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

James J. McEntee, III, Chief Financial Officer and Chief Operating Officer

FinTech Acquisition Corp.

712 Fifth Ave., 8th Floor

New York, New York 10019

Tel: (215) 701-9602

Email: jmcentee@fintechacquisition.com

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You may also contact our proxy solicitor at:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: FinTech.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the special meeting, including the Merger Proposal, we urge you to read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors” and the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of 14,862,680 shares of our common stock will be issued to CardConnect stockholders as partial consideration in the Merger, based on CardConnect’s capitalization as of June 23, 2016 and an assumed closing date of July 26, 2016, and assuming the FTV Entities do not exercise their right to elect to receive up to 300,000 shares of our common stock in lieu of a portion of the cash consideration payable to them in the Merger. and subject to adjustment as described in the Merger Agreement, (iii) assume that 480,544 shares of our common stock are issued pursuant to the Equity Financing and (iv) do not include (a) any warrants to purchase our common stock that will be outstanding following the Merger, (b) any options to purchase our common stock that will be outstanding following the Merger, including any options to purchase CardConnect common stock that will be converted into options to purchase our common stock pursuant to the Merger Agreement, (c) any equity awards that may be issued under our proposed 2016 Omnibus Equity Compensation Plan following the Merger or (d) any shares of our Series A Preferred Stock issued pursuant to the Equity Financing.

Parties to the Merger

FinTech Acquisition Corp.

We are a Delaware special purpose acquisition company formed in November 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our securities are traded on NASDAQ under the ticker symbols “FNTC,” “FNTCU” and “FNTCW.” We have applied to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “CCN” and “CCNW,” respectively, upon the closing of the Merger. Following the Merger, we expect to change our name to CardConnect Corp.

The mailing address of our principal executive office is 712 Fifth Ave., 8th Floor, New York, New York 10019, and our telephone number is (215) 701-9602.

FinTech Merger Sub, Inc.

Merger Sub, a Delaware corporation, is a wholly-owned subsidiary formed by us on January 14, 2016 to consummate the Merger. In the Merger, CardConnect will merge with and into Merger Sub, with Merger Sub being the surviving entity. Stockholders of CardConnect will receive a combination of cash and shares of our common stock as consideration in the Merger. Following the Merger, Merger Sub will change its name to FTS Holding Corporation.

The mailing address of Merger Sub’s principal executive office is 712 Fifth Ave., 8th Floor, New York, New York 10019, and its telephone number is (215) 701-9602.

FTS Holding Corporation

FTS Holding Corporation, a Delaware corporation which we refer to as CardConnect, is a provider of payment processing solutions to merchants throughout the United States. CardConnect’s secure, proprietary platform allows it to provide payment solutions, superior customer support and first-rate tools for its distribution partners and merchants. CardConnect’s solutions and services enable distribution partners to effectively manage their business and for merchants to securely accept electronic payments.

The mailing address of CardConnect’s principal executive office is 1000 Continental Drive, Suite 300, King of Prussia, Pennsylvania 19406 and its telephone number is (484) 581-2200.

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The Merger Proposal

The Merger Agreement provides for the acquisition of CardConnect pursuant to the merger of CardConnect with and into Merger Sub. The following summary of the Merger and the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto.

Upon completion of the Merger, CardConnect stockholders will receive a combination of cash and our common stock as consideration for their shares of preferred and common stock of CardConnect. The aggregate consideration to be paid in the Merger will consist of:

●	$180,000,000 in cash plus the amount of CardConnect’s “Excess Cash,” as defined below, which we refer to as the Cash Merger Consideration; and

●	$170,000,000 in our common stock, which we refer to as the Common Stock Merger Consideration, and which will consist of 14,862,680 shares of our common stock and options to purchase 3,462,839 shares of our common stock, which we refer to as Converted Options. The number of options issued assumes that the FTV Entities do not exercise their option to receive up to 300,000 shares of our common stock in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). The value of the Common Stock Merger Consideration is based on an assumed $10.00 per share value for our common stock and takes into account the exercise price of each Converted Option. The number of shares of our common stock and number of Converted Options issuable as Common Stock Merger Consideration are each subject to adjustment as described in the Merger Agreement.

We refer to the Cash Merger Consideration and the Common Stock Merger Consideration together as the Merger Consideration.

Under the Merger Agreement, “Excess Cash” means the aggregate amount, as determined in good faith by CardConnect’s executive management team, of the cash and cash equivalents of CardConnect and its subsidiaries in excess of $500,000, excluding any cash or cash equivalents of CardConnect and its subsidiaries that are restricted as to withdrawal or general use whether by contract or otherwise, are designated for expenditure in the acquisition or construction of noncurrent assets, or are segregated for use with respect to an existing liability.

We intend to fund the Cash Merger Consideration with a combination of cash held in our trust account and the proceeds of our proposed Debt Financing and Equity Financing. A portion of the proceeds from our proposed Debt Financing and Equity Financing will also be used to refinance CardConnect’s indebtedness under its existing credit facility and pay fees and expenses related to the Merger. To the extent not used to pay the Cash Merger Consideration, refinance CardConnect’s existing indebtedness or pay fees and expenses related to the Merger, the proceeds from the proposed Debt Financing and Equity Financing will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

See “Proposal No. 1 – The Merger Proposal” for more information regarding the Merger and the Merger Proposal.

Opinion of BTIG to FinTech’s Board of Directors

In connection with the Merger, our financial advisor, BTIG, LLC, which we refer to as BTIG, delivered a written opinion, dated March 1, 2016, which we refer to as the Opinion, to our board of directors that, as of March 1, 2016, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of CardConnect implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

The full text of the written opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference. We urge you to read the opinion carefully in its entirety. BTIG’s opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote or act with respect to the Merger Agreement or the Merger Proposal, whether such holder should exercise its redemption rights with respect to its shares of our common stock or as to any other matter.

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Redemption Rights

Pursuant to our charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter. As of April 30, 2016, this would have amounted to approximately $10.01 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our common stock for cash and will no longer own such shares. Holders of public shares must affirmatively vote either “FOR” or “AGAINST” the Merger Proposal in order to exercise redemption rights. See the section entitled “Special Meeting of FinTech Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to 20% or more of the public shares.

We will not consummate the Merger or redeem any public shares if pubic stockholders redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or that would cause us to have insufficient funds to pay the Cash Merger Consideration and other amounts required under the Merger Agreement.

Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions. We have estimated that the fees and expenses incurred in connection with the Merger either on our behalf or on behalf of CardConnect and for which we are required to reimburse CardConnect, which we refer to as the Transaction Expenses, will be approximately $17.0 million. Assuming that actual Transaction Expenses are at least $17.0 million, if any shares are redeemed by public stockholders, we will have insufficient funds available to pay the Cash Merger Consideration and other amounts payable under the Merger Agreement unless the FTV Entities exercise their option to receive up to 300,000 shares of our common stock (to the extent shares are redeemed) in lieu of a portion of the Cash Merger Consideration payable to them, we obtain additional financing or raise additional capital, or the applicable conditions under the Debt Financing are waived by the Lenders (See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Acquisition Financing” ). We have entered into a written agreement for the Backstop Commitment pursuant to which the investor in the Equity Financing has committed to purchase up to $5.0 million in shares of our common stock from non-affiliated stockholders who have elected or intend to elect to redeem their shares in connection with the Merger, in order to help ensure that we will have sufficient funds to consummate the Merger.

Impact of the Merger on FinTech’s Public Float

We anticipate that, upon completion of the Merger, (1) our initial stockholders and Cantor will hold approximately 12.8% of our outstanding common stock, (2) our public stockholders will hold approximately 34.4% of our outstanding common stock, (3) CardConnect’s former stockholders will hold approximately 51.1% of our outstanding common stock and (4) the investor in the Equity Financing will hold approximately 1.7% of our outstanding common stock. If any shares of or common stock are redeemed in connection with the Merger, the percentage of our common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our existing officers, initial stockholders and Cantor and held by CardConnect stockholders will each increase. If the Equity Financing investor purchases shares pursuant to the Backstop Commitment, the percentage of our common stock held by such investor will increase and the percentage of shares held by our public stockholders will decrease.

Debt Financing

We have obtained a commitment letter from BMO Capital Markets Corp. and a commitment letter from Babson Capital Management, LLC, which together set forth the terms for the proposed Debt Financing to Merger Sub in an aggregate amount of approximately $170.0 million, to, among other things, pay a portion of the Cash Merger Consideration, refinance CardConnect’s indebtedness under its existing credit facility, pay transaction fees and expenses and use for general corporate purposes. The Debt Financing is contingent upon the consummation of the Merger and other customary closing conditions.

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Board of Directors of FinTech Following the Merger

Upon consummation of the Merger, the Merger Agreement provides that our board of directors will increase its size from five to seven members. Betsy Cohen will continue to serve as a director following the Merger. The remaining four incumbent directors, Daniel Cohen, Walter Beach, Shami Patel and William Lamb, have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Peter Burns, Toos Daruvala, Richard Garman, Jeffrey Shanahan, Ronald Taylor and Christopher Winship. See “Management Following the Merger” for additional information.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. On April 12, 2016, we and CardConnect filed our respective notification and report forms under the HSR Act with the DOJ and the FTC and received notice of early termination of the waiting period on April 29, 2016. See “Proposal No. 1. The Merger Proposal—The Merger Agreement—Covenants of the Parties” for additional information.

Accounting Treatment

The Merger will be accounted for as a reverse merger. CardConnect will be considered the “acquirer” and FinTech will be treated as the “acquired” company for financial reporting purposes.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Merger.

Reasons for the Merger

Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, has determined that the Merger Agreement and the transactions contemplated thereby, are in the best interest of the Company, and unanimously recommends that our stockholders vote “FOR” the Merger Proposal. For a description of the reasons considered by our board of directors in deciding to recommend adoption of the Merger Agreement, see the sections entitled “Proposal No. 1. The Merger Proposal—FinTech’s Board of Directors’ Reasons for the Approval of the Merger” and “Proposal No. 1. The Merger Proposal—Recommendation of the Board.”

Proposals Related to the Company’s Proposed Second Amended and Restated Certificate of Incorporation

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve the following amendments to our charter:

Proposal 2—To amend our charter to increase our authorized common stock.

Proposal 3—To amend our charter to declassify the terms of our board of directors so that there will be one class of directors without staggered terms of office, and to make certain related changes.

Proposal 4—To amend our charter to provide for additional changes in connection with the Merger, including changing the Company’s corporate name from “FinTech Acquisition Corp.” to “CardConnect Corp.”

See the sections entitled “Proposal No. 2—Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3—Declassification of the Board of Directors” and “Proposal No. 4—Approval of Additional Amendments to Current Charter in Connection with the Merger” for more information.

The NASDAQ Proposal

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger. See the section entitled “Proposal No. 5—The NASDAQ Proposal” for more information.

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The Incentive Plan Proposal

Our proposed 2016 Omnibus Plan will be effective upon closing of the Merger, subject to approval by our stockholders at the special meeting. The proposed 2016 Omnibus Plan will reserve up to 3,796,296 shares of our common stock for issuance in accordance with the plan’s terms. The purpose of the 2016 Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to our growth and to align the economic interests of such persons with those of our stockholders. The summary of the 2016 Omnibus Plan above is qualified in its entirety by reference to the complete text of the 2016 Omnibus Plan, a copy of which is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the 2016 Omnibus Plan in its entirety. See the section entitled “Proposal No. 6 –The Incentive Plan Proposal.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee on one or more but less than all of the proposals set forth in this proxy statement/prospectus (a “broker non-vote”) will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our executive officers, directors and affiliates held approximately 25.1% of our outstanding shares of common stock. All of such shares will be voted in favor of the Merger Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each of Proposal 2, Proposal 3 and Proposal 4 requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal.  Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on any of these proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the NASDAQ Proposal and the Incentive Plan Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal or the Incentive Plan Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Furthermore, because stockholder approval of each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is a closing condition under the Merger Agreement, if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved, we will not consummate the Merger unless we and CardConnect waive the applicable closing condition under the Merger Agreement. It is important for you to note that if either the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved by our stockholders, or if either Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved by our stockholders and we and CardConnect do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Merger. If we do not consummate the Merger and fail to complete an initial business combination by August 19, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to FinTech Stockholders

Our board of directors believes that each of the Merger Proposal, Proposal 2, Proposal 3, Proposal 4, the NASDAQ Proposal and the Incentive Plan Proposal to be presented at the special meeting is in the best interest of FinTech and unanimously recommends that our stockholders vote “FOR” each of the proposals.

Interest of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should also consider that our directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

●	that our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

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●	that our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

●	that our Sponsor, officers and certain of our directors paid an aggregate of $2,025,250 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

●	that our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by August 19, 2016;

●	if we are unable to complete a business combination by August 19, 2016, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

●	that our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by August 19, 2016;

●	the continuation of Betsy Cohen as a director of the combined company; and

●	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or CardConnect, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders will request redemption of public shares and cause us to have insufficient funds to pay the Cash Merger Consideration and other amounts required under the Merger Agreement. Entering into any such arrangements may have a depressive effect on the price our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

If such transactions are effected, the consequence could be to cause the Merger Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert disproportionate influence over the approval of the Merger Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the record date have been entered into with any such investor or holder. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement/prospectus and that would affect the vote on the Merger Proposal.

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Material U.S. Federal Income Tax Consequences

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming that the Merger does qualify as a reorganization for U.S. federal income tax purposes, a U.S. holder of shares of CardConnect preferred and common stock generally will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of our common stock and cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares) over the holder’s adjusted tax basis in its shares of CardConnect preferred and common stock surrendered pursuant to the Mergers) and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the Merger, and such holder will recognize gain or loss with respect to any cash received in lieu of fractional shares of our common stock. CardConnect stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the Merger to them. See “Material U.S. Federal Income Tax Consequences of the Merger” for additional information.

For a description of the tax consequences for stockholders exercising rights to redeem common stock in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 26.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF FINTECH

The following table sets forth selected historical FinTech financial information. Our balance sheet data as of April 30, 2016 and 2015 and our income statement data for the six months ended April 30, 2016 and 2015 are derived from our unaudited financial statements included elsewhere in this proxy statement/prospectus. Our balance sheet data as of October 31, 2015 and 2014 and income statement data for the years ended October 31, 2015 and 2014 are derived from our audited financial statements included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read in conjunction with our condensed consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “Information About FinTech— FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of our future performance.

	Six Months Ended April 30,		Year Ended October 31,
(dollars in thousands, except per share data)	2016	2015	2015	2014
Income Statement Data:
Operating costs	$745	$41	$229	$29
Gain on reduction of deferred underwriting fee payable	1,000	-	-	-
Unrealized gain (loss) on securities	61	-	(50)	-
Interest income	28	28	35	-
Net income (loss)	344	(13)	(244)	(29)
Basic and diluted income (loss) per share	0.07	(0.00)	(0.06)	(0.01)

	As of April 30,		As of October 31,
	2016	2015	2015	2014
(dollars in thousands)
Balance Sheet Data:
Cash	$65	$314	$153	$5
Cash and securities held in Trust Account	100,075	100,028	99,985	-
Total assets	100,201	100,441	100,210	226
Common stock subject to redemption	90,429	90,316	90,085	-
Total stockholders’ equity (deficit)	5,000	5,000	5,000	(4)

	Six Months Ended April 30,		Year Ended October 31,
	2016	2015	2015	2014
(dollars in thousands)
Cash Flow Data:
Net cash used in operating activities	$(373)	(160)	$(321)	$(8)
Net cash used in investing activities	-	(100,000)	(100,000)	-
Net cash provided by financing activities	285	100,470	100,470	13

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SELECTED HISTORICAL FINANCIAL INFORMATION OF CARDCONNECT

The following table sets forth selected historical financial information as of the dates and for the periods presented. The financial information for CardConnect as of December 31, 2015 and 2014 and for the periods ended December 31, 2015, 2014 and 2013 has been derived from CardConnect’s audited financial statements for such periods, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. The financial information for CardConnect as of December 31, 2013, 2012 and 2011, for the years ended December 31, 2012 and 2011 and as of and for the three months ended March 31, 2016 and 2015 has been derived from CardConnect’s unaudited financial statements for such periods. You should read the following selected financial information in conjunction with the section entitled “CardConnect’s Management’ Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes contained elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(dollars in thousands)
Income Statement Data:
Revenue	$130,057	$101,080	$458,648	$389,985	$348,905	$251,071	$154,969
Net Revenue	34,481	27,260	120,643	106,316	97,720	75,002	45,183
Expenses	33,020	26,106	116,801	108,429	99,707	75,301	39,240
Total other expenses	465	315	1,285	1,299	1,478	1,000	721
Income (loss) before income tax provision	997	838	2,556	(3,412)	(3,465)	(1,299)	5,223
Net income (loss)	923	351	1,172	(12,011)	(2,152)	(843)	3,336

	As of March 31,		As of December 31,
	2016	2015	2015	2014	2013	2012	2011
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,263	$1,078	$3,575	$1,158	$257	$630	$4,765
Total assets	144,255	107,488	145,912	110,967	125,405	128,832	67,104
Total liabilities	84,022	51,028	87,205	52,619	56,994	59,932	17,117
Total stockholders' equity	60,233	56,460	58,707	58,348	68,411	68,900	49,987

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(dollars in thousands)
Cash Flow Data:
Net cash provided by operating activities	$5,468	$6,153	$20,071	$19,683	$18,232	$7,231	$7,993
Net cash used in investing activities	(3,203)	(1,557)	(37,171)	(9,998)	(14,317)	(59,083)	(10,033)
Net cash (used in) provided by financing activities	(1,576)	(4,675)	19,517	(8,784)	(4,288)	47,717	6,314

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger.

The following unaudited pro forma condensed combined balance sheet as of April 30, 2016 combines the unaudited historical consolidated balance sheet of CardConnect as of March 31, 2016 with the unaudited historical condensed consolidated balance sheet of FinTech as of April 30, 2016, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the year ended October 31, 2015 combines the audited historical consolidated statement of operations of CardConnect for the year ended December 31, 2015 with the audited historical statement of operations of FinTech for the year ended October 31, 2015, giving effect to the Merger as if it had occurred on November 1, 2014.

The following unaudited pro forma condensed combined income statement for the six months ended April 30, 2016 combines the unaudited historical consolidated statement of operations of CardConnect for the six months ended March 31, 2016 with the unaudited historical condensed consolidated statement of operations of FinTech for the six months ended April 30, 2016, giving effect to the Merger as if it had occurred on November 1, 2015.

The unaudited pro forma condensed combined balance sheet as of April 30, 2016, the unaudited pro forma condensed combined income statements for the six months ended April 30, 2016 and the unaudited pro forma condensed combined income statements for the year ended October 31, 2015 have been prepared assuming no holders of our common stock exercise their right to have their shares redeemed upon the consummation of the Merger. This presentation would be the same under the scenario if holders elected to redeem up to $5,000,000 in shares of our common stock, since these shares would be purchased by the Equity Financing investor from existing stockholders pursuant to the Backstop Commitment.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the combined Company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The historical financial statements of FinTech and CardConnect have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.

The historical financial information for CardConnect as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 has been derived from CardConnect’s audited financial statements included elsewhere in this proxy statement/prospectus. The historical financial information for CardConnect as of March 31, 2016 and for the six months ended March 31, 2016 has been derived from CardConnect’s unaudited financial statements. The historical financial information of FinTech was derived from the audited financial statements of FinTech for the years ended October 31, 2015 and 2014 and the unaudited condensed consolidated financial statements of FinTech for the six months ended April 30, 2016 and 2015 included elsewhere in this proxy statement/prospectus. This information should be read together with CardConnect’s and FinTech’s audited and unaudited financial statements and related notes, “CardConnect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. CardConnect and FinTech have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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Selected Unaudited Pro Forma Financial Information

(dollars in thousands except per share amounts)

	FinTech	CardConnect	Pro Forma Assuming No Redemption
Statement of Operations Data – For the Six Months Ended April 30, 2016 (Fintech) and Six Months Ended March 31, 2016 (CardConnect)
Revenue	$—	$257,599	$257,599
Total net revenue	$—	$67,418	$67,418
Total operating expenses	$745	$65,335	$66,080
Operating (loss) income	$(745)	$2,083	$1,338
Net (loss) income	$344	$1,208	$(1,282)
Net (loss) income per common share - basic and diluted	$0.07		$(0.04)

Balance Sheet Data – As of April 30, 2016 (Fintech) and March 31, 2016 (CardConnect)
Total current assets	$127	$32,015	$52,656
Total assets	$100,201	$144,255	$160,755
Total current liabilities	$647	$22,275	$27,637
Total liabilities	$4,772	$84,022	$160,694
Total stockholders’ equity (deficit)	$5,000	$60,233	$(37,439)

	FinTech	CardConnect	Pro Forma Assuming No Redemption
Statement of Operations Data – For the Year Ended October 31, 2015 (Fintech) and Year Ended December 31, 2015 (CardConnect)
Revenue	$—	$458,648	$458,648
Total net revenue	$—	$120,643	$120,643
Total operating expenses	$229	$116,801	$117,030
Operating (loss) income	$(229)	$3,842	$3,613
Net (loss) income	$(244)	$1,172	$(1,957)
Net loss per common share - basic and diluted	$(0.06)		$(0.07)

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COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of FinTech and CardConnect on a stand-alone basis and the unaudited pro forma condensed combined per share data for the six months ended April 30, 2016 and the year ended October 31, 2015 after giving effect to the Merger, assuming no holders of the Company’s common stock exercise their right to have their shares redeemed upon the consummation of the Merger. This presentation would be the same under the scenario if holders elected to redeem up to $5,000,000 in shares of the Company’s common stock, since these shares would be purchased by the Equity Financing investor from existing stockholders pursuant to the Backstop Commitment.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of FinTech and CardConnect and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited FinTech and CardConnect pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FinTech and CardConnect would have been had the companies been combined during the period presented.

	FinTech	CardConnect	Pro Forma Combined Assuming No Redemption
	(in thousands except share and per share amounts)
Six Months Ended April 30, 2016 (FinTech) and Six Months Ended March 31, 2016 (CardConnect)
Net (loss) income	$344	$1,208	$(1,282)
Stockholders’ equity (deficit) at April 30, 2016	$5,000	$60,233	$(37,439)
Weighted average shares outstanding – basic and diluted	4,728,248		29,107,665
Basic and diluted net income (loss) per share	$0.07		$(0.04)
Stockholders’ equity (deficit) per share - basic and diluted – at April 30, 2016	$1.06		$(1.29)

Year Ended October 31, 2015 (FinTech) and Year Ended December 31, 2015 (CardConnect)
Net (loss) income	$(244)	$1,172	$(1,957)
Weighted average shares outstanding – basic and diluted	4,316,202		28,669,263
Basic and diluted net loss per share	$(0.06)		$(0.07)

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business, and the timing and ability for us to complete the Merger and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about the benefits of the Merger and the future financial performance of the combined company following the Merger.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the timing to complete the Merger;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against us or CardConnect in connection with the Merger and related transactions;

●	the inability to complete the Merger and the other transactions contemplated by the Merger Agreement due to the failure to obtain the requisite approval of our stockholders, or other conditions to closing in the Merger Agreement;

●	the ability to obtain or maintain the listing of our common stock on NASDAQ following the Merger;

●	the risk that the proposed Merger disrupts CardConnect’s current operations as a result of the announcement and consummation of the transactions described herein;

●	the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Merger;

●	changes in applicable laws or regulations;

●	the possibility that we or CardConnect may be adversely affected by other economic, business and/or competitive factors; and

●	other risks and uncertainties, including those described under the heading “Risk Factors.”

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the business of the combined company following the Merger. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in this proxy statement/prospectus.

Risks Relating to CardConnect’s Business

The following risk factors apply to the business and operations of CardConnect and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Merger. As used in this section the terms “we,” “us” and “our” refer to CardConnect and the combined company, as applicable.

The payment processing industry is highly competitive and such competition is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we must pay to our distribution partners, and as a result, our profit margins.

The payment processing industry is highly competitive. We primarily compete in the small and medium business (“SMB”) merchant industry. Competition has increased recently as other providers of payment processing services have established a sizable market share in the SMB merchant industry, with the largest ten processors representing approximately 80% of the SMB market. Our primary competitors for SMB merchants in these markets include financial institutions and their affiliates and well-established payment processing companies that target SMB merchants directly and through third parties, including Bank of America Merchant Services, Chase Paymentech, Elavon, Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Vantiv, Inc., Global Payments, Inc., Heartland Payment Systems, Inc. (an affiliate of Global Payments, Inc.), BluePay and Square. Competing with financial institutions is challenging because, unlike us, they often bundle processing services with other banking products and services. We also compete with many of these same entities for the assistance of distribution partners. For example, many of our distribution partners are not exclusive to us but also have relationships with our competitors, such that we have to continually expend resources to maintain those relationships. Our growth will depend on the continued growth of payments with prepaid, debit and credit cards, which we refer to as Electronic Payments, and our ability to increase our market share through successful competitive efforts to gain new merchants and distribution partners.

In addition, many financial institutions, subsidiaries of financial institutions or well-established payment processing companies with which we compete, have substantially greater capital, technological, management and marketing resources than we have. These factors may allow our competitors to offer better pricing terms to merchants and more attractive compensation to distribution partners, which could result in a loss of our potential or current merchants and distribution partners. This competition may effectively limit the prices we can charge our merchants, cause us to increase the compensation we pay to our distribution partners and require us to control costs aggressively in order to maintain acceptable profit margins. Our future competitors may also develop or offer services that have price or other advantages over the services we provide.

We are also facing new competition from emerging and non-traditional payment processing companies as well as traditional companies offering alternative electronic payments services and products. Certain of these competitors integrate proprietary software and service solutions with electronic payments services and have significant financial resources and robust networks that could allow them to have access to merchants needing electronic payments services. If these new entrants gain a greater share of total electronic payments transactions, they could impact our ability to retain and grow our relationships with merchants and distribution partners. These new entrants also may compete in ways that minimize or remove the role of traditional, point of sale, or POS software in the electronic payments process upon which our services are based, which could also limit our ability to retain or grow those relationships.

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To acquire and retain a segment of our merchants, we depend in part on distribution partners that may not serve us exclusively and are subject to attrition.

We rely in significant part on the efforts of integrated service vendors and referral partners to market our services to merchants seeking to establish a merchant acquiring relationship. These distribution partners seek to introduce us, as well as our competitors, to newly established and existing SMB merchants, including retailers, restaurants and other businesses. Generally, our agreements with distribution partners (with the exception of a portion of our integrated technology partners and bank referral partners) are not exclusive and distribution partners retain the right to refer merchants to other merchant acquirers. Gaining and maintaining loyalty or exclusivity can require financial concessions to maintain current distribution partners and merchants or to attract potential distribution partners and merchants from our competitors. We have been required, and expect to be required in the future, to make concessions when renewing contracts with our distribution partners and such concessions can have a material impact on our financial condition or operating performance. If these distribution partners switch to another merchant acquirer, cease operations or become insolvent, we will no longer receive new merchant referrals from them, and we risk losing existing merchants that were originally enrolled by them. Additionally, our distribution partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for non-compliance and may, in some cases, result in these entities ceasing to refer merchants to us. We cannot accurately predict the level of attrition of our distribution partners or merchants in the future, particularly those merchants we acquired as customers in the portfolio acquisitions we have completed in the past six years, which makes it difficult for us to forecast growth. If we are unable to establish relationships with new distribution partners or merchants, or otherwise increase our transaction processing volume in order to counter the effect of this attrition, our revenues will decline.

Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

We are responsible for data security for our self and for third parties with whom we partner and under the rules and regulations established by the payment networks, such as Visa, MasterCard, Discover and American Express, and debit card networks. These third parties include merchants, our distribution partners and other third-party service providers and agents. We and other third parties collect, process, store and/or transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, driver’s license numbers and bank account numbers. We have ultimate liability to the payment networks and our bank sponsors that register us with Visa or MasterCard for our failure or the failure of third parties with whom we contract to protect this data in accordance with payment network requirements. The loss, destruction or unauthorized modification of merchant or cardholder data by us or our contracted third parties could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others.

Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. For example, certain of our employees have access to sensitive data that could be used to commit identity theft or fraud. Concerns about security increase when we transmit information electronically because such transmissions can be subject to attack, interception or loss. Also, computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems or those of our contracted third parties. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or to create a diversion for other malicious activities. These types of actions and attacks and others could disrupt our delivery of services or make them unavailable. Any such actions or attacks against us or our contracted third parties could hurt our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, result in the loss of our bank sponsors or our ability to participate in the payment networks, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business.

We and our contracted third parties could be subject to breaches of security by hackers. Our encryption of data and other protective measures may not prevent unauthorized access to or use of sensitive data. A breach of a system may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter merchants from using electronic payments generally and our services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. In addition, a significant cybersecurity breach of our systems or communications could result in payment networks prohibiting us from processing transactions on their networks or the loss of our bank sponsors that facilitate our participation in the payment networks, either of which could materially impede our ability to conduct business.

Although we generally require that our agreements with distribution partners or our service providers which may have access to merchant or cardholder data include confidentiality obligations that restrict these parties from using or disclosing any merchant or cardholder data except as necessary to perform their services under the applicable agreements, we cannot guarantee that these contractual measures will prevent the unauthorized use, modification, destruction or disclosure of data or allow us to seek reimbursement from the contracted party. In addition, many of our merchants are small and medium businesses that may have limited competency regarding data security and handling requirements and may thus experience data breaches. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, and our incurring significant losses.

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In addition, our agreements with our bank sponsors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation or termination of our bank sponsor agreements.

Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation, and impair our ability to attract new integrated technology and referral partners, and may cause parties with whom we already have such agreements to terminate them.

Potential distribution partners and merchants may be reluctant to switch to a new merchant acquirer, which may adversely affect our growth.

Many potential distribution partners and merchants worry about potential disadvantages associated with switching merchant acquirers, such as a loss of accustomed functionality, increased costs and business disruption. For our distribution partners, switching to us from another merchant acquirer or integrating with us may constitute a significant undertaking. As a result, many distribution partners and merchants often resist change. There can be no assurance that our strategies for overcoming potential reluctance to change vendors or initiate a relationship with us will be successful, and this resistance may adversely affect our growth and performance results.

As we increase our sales efforts toward larger enterprise customers, our sales cycle may become more time-consuming, expensive and harmful to our business.

While the primary source of our revenue is derived from the SMB merchant segment, we also compete in, and have increased our sales efforts toward, larger businesses that primarily utilize sophisticated Enterprise Resource Planning (“ERP”) systems to manage their businesses (referred to as “Enterprise” customers). As we increase our sales efforts at Enterprise customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. A prospective Enterprise customer’s decision to use our solutions may be an enterprise-wide decision and, if so, these sales would require us to provide greater education to the prospective customer about our solutions’ uses and benefits. Additionally, implementation of our services may be more costly and time consuming because larger customers typically demand more customization, integration services and features. Consequently, these sales opportunities may require us to devote greater sales support and professional services resources to individual sales, increasing the costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions. We cannot guarantee you that we will be able to increase our Enterprise customer base and our sales efforts to obtain such customers may become time consuming, costly and harmful to our financial performance.

We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations.

We are subject to numerous regulations that affect electronic payments including, U.S. financial services regulations, consumer protection laws, escheat regulations, and privacy and information security regulations. Regulation and proposed regulation of our industry has increased significantly in recent years. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines.

Interchange fees, which are typically paid by the payment processor to the issuer in connection with electronic payments, are subject to increasingly intense legal, regulatory, and legislative scrutiny. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or The Dodd-Frank Act, significantly changed the U.S. financial regulatory system, including by regulating and limiting debit card fees charged by certain issuers, allowing merchants to set minimum dollar amounts for the acceptance of credit cards and allowing merchants to offer discounts or other incentives for different payment methods.

New rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could limit the number of debit transactions, and prices charged per transaction, which would negatively affect our business. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, or the CFPB, which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System, or the Federal Reserve, because it is systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on our business, which increases our risk profile and may have an adverse impact on our business, financial condition and results of operations.

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We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. That statement and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants and, in some cases, may subject us, as the merchant’s electronic processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies, including the Federal Trade Commission and state attorneys general, have authority to take action against non-banks that engage in unfair or deceptive practices or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Our business may also be subject to the Fair Credit Reporting Act, or the FCRA, which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA are not in compliance with the FCRA or regulations under it.

Separately, the Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code of 1986, as amended, or the Code, that requires, the filing of yearly information returns by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information returns do not comply with these regulations.

These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our services to merchants. Implementing new compliance efforts may be difficult because of the complexity of new regulatory requirements, and may cause us to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which could limit our ability to grow, reduce our revenues, or increase our costs. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our services to merchants.

Governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, and transfer of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.

In May 2014, the Executive Office of the President of the United States issued two reports on the subjects of Big Data and Privacy. These reports indicate the potential, if not likelihood, for increased regulation of the collection, storage, use and transfer of personal information. Particularly, these reports seek to emphasize the need for future regulation of use of personal information. Any such changes may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which limit our ability to grow, reduce our revenues or increase our costs.

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In connection with providing services to our merchants, we are required by regulations and contracts with them and with our financial institution referral partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our merchants with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future. If we fail to comply with the laws and regulations relating to the protection of data privacy, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing merchants and distribution partners and obtain new merchants and distribution partners.

If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential merchants may decrease, which could create liability for us. Additionally, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm, and our potential liability for security breaches my increase.

Failure to comply with the rules established by payment networks could result in those networks imposing fines or suspension of, terminate our registrations through our bank sponsors.

In order to provide our merchant acquiring services, we are registered through our bank sponsors with the Visa and MasterCard networks as service providers for member institutions. More than 85% of our $19.5 billion in processing volume in the fiscal year ended December 31, 2015 was attributable to transactions processed on the Visa and MasterCard networks. We are also registered directly with other payment networks, including Discover and American Express. As such, we and our merchants are subject to payment network rules. The payment networks routinely update and modify requirements applicable to merchant acquirers including rules regulating data integrity, third-party relationships (such as those with respect to bank sponsors), merchant chargeback standards and Payment Card Industry and Data Security Standards (the “PCI DSS”).

If we do not comply with the payment network requirements, our transaction processing capabilities could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on its current scale.

We have received notices of non-compliance and fines, which have typically related to excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover fines from or pass-through costs to our merchants, or recover losses under insurance policies, we would experience a financial loss. Under certain circumstances specified in the payment network rules, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach. The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs.

If an audit or self-assessment under PCI DSS identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.

Changes in payment network rules or standards could adversely affect our business, financial condition and results of operations.

Payment network rules are established and changed from time to time by each payment network as they may determine in their sole discretion and with or without advance notice to their participants. The timelines imposed by the payment networks for expected compliance with new rules have historically been, and may continue to be, highly compressed, requiring us to quickly implement changes to our systems which increases the risk of non-compliance with new standards. In addition, the payment networks could make changes to interchange or other elements of the pricing structure of the merchant acquiring industry that would have a negative impact on our results of operations.

An example of a recent payment network standard is Europay, Mastercard and Visa (“EMV”), a credit and debit authentication methodology mandated by Visa, MasterCard, American Express and Discover that was to be supported by payment processors by April 2013 and by merchants by October 2015. This standard sets new requirements, including requiring POS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and setting new rules for data handling and security. We are liable to our EMV networks for losses resulting from fraudulent Electronic Payments made at our merchant customers that have not yet complied with the mandate by implementing EMV compliant payment terminals. Our contracts seek to mitigate this risk by allowing us to recover these fraud-related losses from our merchant customers. However, our merchant customers may be insolvent or we may otherwise be unable to recover these fraud-related losses in full or at all. We have invested significant resources to ensure our systems’ compliance and to assist our merchants in becoming EMV compliant. Any failure to recover fraud-related losses from our merchants that have not yet complied with EMV standards could result in our incurring material losses.

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There may be a decline in the use of Electronic Payments as a payment mechanism for consumers or adverse developments with respect to the electronic payments industry in general which could adversely affect our business, financial condition and operating results.

Maintaining or increasing our profitability is dependent on consumers and businesses continuing to use credit, debit and prepaid cards at the same or greater rate than previously. If consumers do not continue to use these cards for their transactions or if there is a change in the mix of payments between cash and Electronic Payments which is adverse to us our business could decline and we could incur material losses. Regulatory changes may also result in merchants seeking to charge customers additional fees for use of Electronic Payments. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of retailers to protect their information, causing consumers to discontinue use of electronic payment methods. In addition, security breaches could result in financial institutions cancelling large numbers of credit and debit cards, or consumers electing to cancel their cards following such an incident.

In order to remain competitive and to continue to increase our revenues and earnings, we must continually update our products and services, a process which could result in increased costs and the loss of revenues, earnings, merchants and distribution partners if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments industry in which we compete is subject to rapid technological changes and is characterized by new technology, product and service introductions, evolving industry standards, changing merchant needs and the entrance of non-traditional competitors. We are subject to the risk that our existing products and services become obsolete, and that we are unable to develop new products and services in response to industry demands. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry. We are continually involved in a number of projects, such as the introduction of our SMB retail terminal solution and other new offerings emerging in the electronic payments industry, many of which require investment in non-revenue generating products or services that our distribution partners and merchants expect to be included in our product and service offerings. These projects carry the risks associated with any development effort, including difficulty in determining market demand and timing for delivery of new products and services, cost overruns, delays in delivery and performance problems. In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Defects in our software and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential distribution partners and merchants, harm to our reputation, fines imposed by card networks, or exposure to liability claims. Any delay in the delivery of new products or services or the failure to differentiate our products and services could render them less desirable, or possibly even obsolete, to our merchants. Additionally, the market for alternative payment processing products and services is evolving, and it may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services.

We may not be able to continue to expand our share of the existing electronic payments industry or expand into new markets, which would inhibit our ability to grow and increase our profitability.

Our future growth and profitability depend, in part, upon our continued expansion within the markets in which we currently operate, the emergence of other markets for electronic payments and our ability to penetrate these markets and our current distribution partners’ merchant base. Future growth and profitability of our business may depend upon our ability to penetrate new industries and markets for electronic payments.

Our ability to expand into new industries and markets also depends upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new industry or market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new industries or markets. Penetrating these new industries or markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new and existing electronic payments industries and markets, we may not be able to continue to grow our revenues and earnings.

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Our acquisitions subject us to a variety of risks that could harm our business.

We review and complete selective acquisition opportunities. There can be no assurances that we will be able to complete suitable acquisitions for a variety of reasons, including the identification of and competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction and our inability to finance the transaction on commercially acceptable terms. In addition, any completed acquisition will subject us to a variety of other risks:

●	we may need to allocate substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired businesses;

●	acquisitions may have a material adverse effect on our business relationships with existing or future merchants or distribution partners, in particular, to the extent we consummate acquisitions that increase our sales and distribution capabilities;

●	we may assume substantial actual or contingent liabilities, known and unknown;

●	acquisitions may not meet our expectations of future financial performance;

●	we may experience delays or reductions in realizing expected synergies or benefits;

●	we may incur substantial unanticipated costs or encounter other problems associated with acquired businesses or devote time and capital investigating a potential acquisition and not complete the transaction;

●	we may be unable to achieve our intended objectives for the transaction; and

●	we may not be able to retain the key personnel, customers and suppliers of the acquired business.

Additionally, we may be unable to maintain uniform standards, controls, procedures and policies as we attempt to integrate the acquired businesses, and this may lead to operational inefficiencies. These factors related to our acquisition strategy, among others, could have a material adverse effect on our business, financial condition and results of operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including the following developments.

●	Rapid and significant changes in technology may result in technology-led marketing that is focused on business solutions rather than pricing, new and innovative payment methods and programs that could place us at a competitive disadvantage and reduce the use of our services.

●	Competitors, distribution partners, and other industry participants may develop products that compete with or replace our value-added products and services.

●	Participants in the financial services payments and technology industries may merge, create joint ventures or form other business combinations that may strengthen their existing business services or create new payment services that compete with us.

●	New services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization or other security-related technologies

Failure to compete effectively against any of these competitive threats could have a material adverse effect on our business, financial condition and results of operations.

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We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection or the inability to license or otherwise use third-party intellectual property could harm our business and ability to compete.

We may also be subject to costly litigation if our services and technology are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services or technology. Any of these third parties could make a claim of infringement against us with respect to our products, services or technology. We may also be subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement or violation also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

We are subject to economic and political risk, the business cycles of our merchants and distribution partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.

The Electronic Payments industry depends heavily on the overall level of consumer, commercial and government spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions or increases in interest rates could adversely affect our financial performance by reducing the number or aggregate dollar volume of transactions made using Electronic Payments. If our merchants make fewer sales of their products and services using Electronic Payments, or consumers spend less money through Electronic Payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue. In addition, a weakening in the economy could force merchants to close at higher than historical rates, resulting in exposure to potential losses and a decline in the number of transactions that we process. We also have material fixed and semi-fixed costs, including rent, debt service, contractual minimums and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

A substantial portion of all of our merchants are small- and medium-sized businesses, which may increase the impact of economic fluctuations and merchant attrition on us.

We market and sell our solutions to SMB merchants. For the year ended December 31, 2015, approximately $446.4 million, or 97% of our revenue, was derived from SMB merchants. SMB merchants are typically more susceptible to the adverse effects of economic fluctuations than larger businesses. We experience attrition in merchants and merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risks relating to, or contract breaches by, a merchant. Adverse changes in the economic environment or business failures of our SMB merchants may have a greater impact on us than on our competitors who do not focus on SMB merchants to the extent that we do. We cannot accurately predict the level of SMB merchant attrition in the future. If we are unable to establish accounts with new merchants or otherwise increase our payment processing volume in order to counter the effect of this attrition, our revenues will decline.

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Our systems and our third-party providers’ systems may fail due to factors beyond our control, which could interrupt our service, resulting in our inability to process, cause us to lose business, increase our costs and expose us to liability.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer network systems, software, data centers and telecommunication networks, as well as the systems and services of our bank sponsors, the payment networks, third-party providers of processing services and other third parties. Our systems and operations or those of our third-party providers, such as our provider of dial-up authorization services, or the payment networks themselves, could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. At present, our critical operational systems, such as our payment gateway, are fully redundant, while certain of our less critical systems are not. Therefore, certain aspects of our operations may be subject to interruption. Also, while we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events.

Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in failure to process transactions, additional operating and development costs, diversion of technical and other resources, loss of revenue, merchants and distribution partners, loss of merchant and cardholder data, harm to our business or reputation, exposure to fraud losses or other liabilities and fines and other sanctions imposed by payment networks.

We rely on other service and technology providers. If they fail or discontinue providing their services or technology generally or to us specifically, our ability to provide services to merchants may be interrupted, and, as a result, our business, financial condition and results of operations could be adversely impacted.

We rely on third parties to provide or supplement bankcard processing services and for infrastructure hosting services. We also rely on third parties for specific software and hardware used in providing our products and services. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our merchants and, if we cannot find alternate providers quickly, may cause those merchants to terminate their relationship with us.

We also rely in part on third parties for the development and access to new technologies, or updates to existing products and services for which third parties provide ongoing support, which increases the cost associated with new and existing product and service offerings. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support.

Fraud by merchants or others could cause us to incur losses.

We face potential liability for fraudulent electronic payment transactions initiated by merchants or others. Merchant fraud occurs when a merchant opens a fraudulent merchant account and conducts fraudulent transactions or when a merchant, rather than a customer (though sometimes working together with a customer engaged in fraudulent activities), knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to fund a chargeback, we are responsible for that chargeback. Additionally, merchant fraud occurs when employees of merchants change the merchant demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot be sure that these measures are or will be effective. Failure to effectively manage risk and prevent fraud could increase our chargeback or other liability.

We also have potential liability for losses caused by fraudulent card-based payment transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the issuer and verifies the signature on the back of the card against the paper receipt signed by the customer, the issuer remains liable for any loss. In a card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve transact a substantial percentage of their sales in card-not-present transactions over the Internet or in response to telephone or mail orders, which makes these merchants more vulnerable to fraud than merchants whose transactions are conducted largely in card-present transactions.

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We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process electronic payment transactions. If these sponsorships are terminated and we are not able to secure new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are not eligible for membership in the Visa, MasterCard and other payment networks, and are, therefore, unable to directly access these payment networks, which are required to process transactions. These networks’ operating regulations require us to be sponsored by a member bank in order to process Electronic Payment transactions. We are currently registered with Visa and MasterCard through Wells Fargo and Synovus Bank.

The current term of our agreement with Wells Fargo lasts through December 2021 and will thereafter automatically renew for two-year periods unless either party provides the other at least three months’ notice of its intent to terminate. The current term of our agreement with Synovus Bank lasts through October 2020 and will thereafter automatically renew for two-year periods unless either party provides the other at least six months’ notice of its intent to terminate.

Our bank sponsors may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa and/or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and/or MasterCard regulations, change to prevent either the applicable bank or us from performing services under the agreement. If these sponsorships are terminated and we are unable to secure a replacement bank sponsor within the applicable wind down period, we will not be able to process electronic payment transactions.

Furthermore, our agreements with our bank sponsors provide the bank sponsors with substantial discretion in approving certain elements of our business practices, including our solicitation, application and underwriting procedures for merchants. We cannot guarantee that our bank sponsors’ actions under these agreements will not be detrimental to us, nor can we provide assurance that any of our bank sponsors will not terminate their sponsorship of us in the future. Our bank sponsors have broad discretion to impose new business or operational requirements on us, which may materially adversely affect our business. If our sponsorship agreements are terminated and we are unable to secure another bank sponsor, we will not be able to offer Visa or MasterCard transactions or settle transactions which would likely cause us to terminate our operations.

Our bank sponsors also provide or supplement authorization, funding and settlement services in connection with our bankcard processing services. If our sponsorships agreements are terminated and we are unable to secure another bank sponsor, we will not be able to process Visa and MasterCard transactions which would have a material adverse effect on our business, financial condition and results of operations.

We incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited or otherwise refunded to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. If we or our bank sponsors are unable to collect the chargeback from the merchant’s account or reserve account (if applicable), or if the merchant refuses or is financially unable (due to bankruptcy or other reasons) to reimburse the merchant’s bank for the chargeback, we may bear the loss for the amount of the refund paid to the cardholder. Any increase in chargebacks not paid by our merchants could increase our costs and decrease our revenues.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor, manage and remediate our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, merchants or other matters that are otherwise inaccessible by us. In some cases, that information may not be accurate, complete or up-to-date. Additionally, our risk detection system is subject to a high degree of “false positive” risks being detected, which makes it difficult for us to identify real risks in a timely manner. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that materially increase our costs and subject us to reputational damage that could limit our ability to grow and cause us to lose existing merchant clients.

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Legal proceedings could have a material adverse effect on our business, financial condition or results of operations.

In the ordinary course of business, we may become involved in various litigation matters, including but not limited to commercial disputes and employee claims, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our merchants, distribution partners and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation and cause us to expend resources in our defense. Furthermore, there is no guarantee that we will be successful in defending ourselves in future litigation. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations.

The loss of key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the electronic payments industry and the markets in which we offer our services. In addition, our success depends in large part upon the reputation within the industry of our senior managers who have, developed relationships with our distribution partners, payment networks and other payment processing and service providers. Further, in order for us to continue to successfully compete and grow, we must attract, recruit, develop and retain personnel who will provide us with expertise across the entire spectrum of our intellectual capital needs. Our success is also depends on the skill and experience of our sales force, which we must continuously work to maintain. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining the continuity of our operations. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

Failure to retain or attract key personnel could impede our ability to grow and could result in our inability to operate our business profitably. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us, or seek to solicit our distribution partners or merchants or recruit our key personnel to competing businesses.

Risk Relating to Indebtedness of the Combined Company

The combined company will have a substantial amount of indebtedness following the Merger, which may limit its operating flexibility and could adversely affect its results of operations and financial condition.

On a pro forma basis after giving effect to the Merger, CardConnect would have had approximately $140.0 million of indebtedness as of March 31, 2016, consisting of amounts outstanding under the proposed term loan facilities.

The combined company’s indebtedness could have important consequences to our investors, including, but not limited to:

●	increasing the combined company’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

●	requiring the dedication of a substantial portion of the combined company’s cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

●	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

●	limiting the combined company’s ability to borrow additional funds and increasing the cost of any such borrowing.

Pursuant to the commitment letters for the Debt Financing, the interest rates payable with respect to the BMO and Babson credit facilities will vary at stated margins above either LIBOR or BMO’s base rate. An increase in interest rates would adversely affect the combined company’s profitability.

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Upon the occurrence of an event of default relating to our Debt Financing, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit. Consequently, we may not have sufficient assets to repay the Debt Financing, as well as other secured and unsecured indebtedness.

Under the Debt Financing commitment letters, the definitive agreements for the Debt Financing will provide that upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the Debt Financing to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders for the Debt Financing could proceed to foreclose against the collateral of the combined company granted to them to secure that indebtedness. The combined company will pledge substantially of its assets as collateral for the Debt Financing. If the lenders for the Debt Financing accelerate the repayment of borrowings, we cannot assure you that the combined company may not have sufficient assets to repay the Debt Financing, as well as any other secured and unsecured indebtedness, and if the lenders foreclose on the combined company’s assets, it could render your common stock worthless.

We may not be able to complete the proposed Debt Financing or Equity Financing in connection with the Merger.

We may not be able to complete the proposed Debt Financing or Equity Financing on terms that are acceptable to us, or at all. If we do not complete the proposed Debt Financing or Equity Financing, we will be required to obtain alternative financing in order to fund a portion of the Cash Consideration for the Merger. The terms of any alternative financing may be more onerous to the combined company than the proposed Debt Financing and/or Equity Financing, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the proposed Debt Financing or Equity Financing, and do not obtain alternative financing, we will not be able to complete the Merger.

Following the Merger, our credit facilities and the terms of the Series A Preferred Stock issued in the Equity Financing will contain restrictive covenants that may impair our ability to conduct business.

Our credit facilities and the terms of our Series A Preferred Stock following the Merger will contain operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants will restrict our and Merger Sub’s ability to incur additional debt, change the nature of our business, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our new credit facilities and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure on our assets and our common stock becoming worthless. See “CardConnect Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a description of our proposed credit facilities following the Merger.

Risks Relating to FinTech and the Merger

Following the consummation of the Merger, our only significant asset will be ownership of CardConnect’s business through our 100.0% ownership interest in Merger Sub. If CardConnect’s business is not profitably operated, Merger Sub may be unable to pay us dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Following the consummation of the Merger, we will have no direct operations and no significant assets other than the ownership of Merger Sub, which will operate CardConnect’s business. We will depend on profits generated by CardConnect’s business for distributions, debt repayment and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our capital stock. Legal and contractual restrictions in agreements governing the Debt Financing and future indebtedness of the combined company, as well as the financial condition and operating requirements of the combined company, may limit our ability to receive distributions from Merger Sub and the CardConnect business following the Merger.

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Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Merger, the price of our securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for our securities following the Merger may never develop or, if developed, it may not be sustained.

NASDAQ may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the proposed Merger, NASDAQ rules require that we apply to continue the listing of our common stock and warrants. While we have applied to have our common stock and warrants listed on NASDAQ upon consummation of the Merger, we must meet NASDAQ’s initial listing requirements. We may be unable to meet those requirements. Even if our securities are listed on NASDAQ following the Merger, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and NASDAQ does not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a limited amount of news and analyst coverage for the combined company; and

●	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, CardConnect has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, the combined company will incur significant legal, accounting and other expenses that CardConnect was not required to incur in the recent past. These expenses will increase once the combined company is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd Frank, the Sarbanes-Oxley Act, regulations related hereto and the rules and regulations of the SEC and NASDAQ, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

 For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years from our IPO or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

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We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As CardConnect is a privately held company, it has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of the combined company and could require the management of the combined company to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on NASDAQ.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the 2016 Omnibus Plan without shareholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; and

●	the market price of our common stock may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our securities may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our common stock prior to the closing of the Merger may decline. The market value of our common stock at the time of the Merger may vary significantly from the price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Merger. Because the number of shares of our common stock and options to purchase common stock issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of our common stock, the value of our common stock and options to purchase our common stock issued in the Merger may be higher or lower than the values of these shares on earlier dates.

In addition, following the Merger, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for CardConnect’s stock, and trading in our common stock has not been active. Accordingly, the valuation ascribed to CardConnect and our common stock in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for our common stock develops and continues, the trading price of our common stock following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

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Factors affecting the trading price of our common stock following the Merger may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet market expectations in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the payments processing industry and market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any significant change in our board or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Even if we consummate the Merger, the public warrants may never be in the money, and they may expire worthless

The exercise price for our warrants is $12.00 per share, which exceeds the market price of our common stock, which was $10.01 per share based on the closing price as of June 23, 2016. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

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We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any placement warrants held by our Sponsor, Cantor or their respective permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, if the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

Warrants to purchase our common stock will become exercisable following the Merger, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 10,300,000 shares of our common stock will become exercisable on the 30th day following the closing of the Merger in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 10,000,000 warrants originally included in the units issued in our IPO and 300,000 warrants included in the placement units. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $12.00 per share and will expire at 5:00 p.m., New York time, five years after the closing of the Merger or earlier upon redemption of our common stock or our liquidation. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress affect the market price of our common stock.

Our stockholders will experience immediate dilution due to the issuance of common stock to CardConnect stockholders as consideration in the Merger. Having a minority share position likely reduces the influence that our current stockholders have on the management of the combined company.

Based on CardConnect’s capitalization as of June 23, 2016 and assuming a closing date of July 26, 2016 and that the FTV Entities do not exercise their right to elect to receive up to 300,000 shares of our common stock in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”), we anticipate issuing an aggregate of 14,862,680 shares of our common stock and options to purchase 3,462,839 shares of our common stock, subject to adjustment as described in the Merger Agreement, to CardConnect stockholders as partial consideration in the Merger. We also expect to issue an aggregate of 480,544 shares of our common stock pursuant to the Equity Financing. In addition, if the Incentive Plan Proposal is approved, assuming that 3,796,296 shares are authorized for issuance under the 2016 Omnibus Plan, we intend to issue options to purchase 2,175,278 shares of common stock to executives of the combined company following the Merger (see “Proposal No. 6–The Incentive Plan Proposal–Overview” ). We anticipate that, upon completion of the Merger, our existing stockholders will hold in the aggregate approximately 47.2% of our outstanding common stock (34.4% held by our public stockholders and 12.8% held by the initial stockholders and Cantor), CardConnect’s former stockholders will hold approximately 51.1% of our outstanding common stock and the Equity Financing investor will hold approximately 1.7% of our outstanding common stock. These ownership percentages do not take into account:

●	any warrants or options to purchase our common stock that will be outstanding following the Merger, including any options to purchase CardConnect common stock that are converted into options to purchase our common stock pursuant to the Merger Agreement;

●	any equity awards that may be issued under our proposed 2016 Omnibus Plan following the Merger, including the 2,175,278 options to be issued to CardConnect executives, which number is subject to adjustment so that the number of options issued represents 57.3% of the total number of shares authorized for issuance under the 2016 Omnibus Plan (See "Proposal No. 6—The Incentive Plan Proposal—Summary of Material Terms of 2016 Omnibus Plan” for more information); or

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●	any shares of Series A Preferred Stock that will be issued to the investor in our Equity Financing or any purchases of common stock that may be made by the investor in our Equity Financing pursuant to the Backstop Commitment.

If any shares of our common stock are redeemed in connection with the Merger, or if the FTV Entities exercise their right to receive up to 300,000 shares of our common stock in lieu of a portion of Cash Merger Consideration payable to them, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders and Cantor, by the former CardConnect stockholders and by the Equity Financing investor each will increase. If the Equity Financing investor purchases shares pursuant to the Backstop Commitment, the percentage of our common stock held by such investor will increase and the percentage of shares held by our public stockholders will decrease. See “Summary—Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of our common stock, or awards are issued under the proposed 2016 Omnibus Plan, our existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence our management through the election of directors following the Merger.

Our initial stockholders, directors and officers may have a conflict of interest in determining to pursue the acquisition of CardConnect, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Merger and recommend that our stockholders approve the Merger Proposal.

Our initial stockholders, officers and directors have interests in and arising from the Merger that are different from or in addition to, and which may conflict with, the interests of our public stockholders, which may result in a conflict of interest. These interests include:

●	that our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

●	that our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

●	that our Sponsor, officers and certain of our directors paid an aggregate of $2,025,250 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

●	that our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by August 19, 2016;

●	if we are unable to complete a business combination by August 19, 2016, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for, or products sold to us, but only if such a vendor or target business has not executed such a waiver; and

●	our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by August 19, 2016;

●	the continuation of Betsy Z. Cohen as a director of the combined company.

These interests may have influenced our directors in making their recommendation that you vote in favor of the Merger Proposal and the other proposals in this proxy statement/prospectus.

Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public stockholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by CardConnect or to waive rights to which we are entitled to under the Merger Agreement. These events could arise because of changes in CardConnect’s business, a request by CardConnect to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on CardConnect’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public stockholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our stockholders if changes to the terms of Merger and related transactions that would have a material impact on our stockholders are required prior to the vote on the Merger Proposal.

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Our initial stockholders have agreed to vote in favor of the Merger, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger. As of the date hereof, our initial stockholders hold 26.5% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the requisite stockholder approval will be received for the Merger than would be the case if our initial stockholders agreed to vote any shares of our common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). Additionally, the Merger Agreement provides that if the Merger is consummated, we will pay all fees, expenses and costs incurred by CardConnect or on CardConnect’s behalf, subject to certain limited exceptions, in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). We currently estimate that Transaction Expenses will be approximately $17.0 million. In addition, we estimate that CardConnect will incur an addition $2.1 million in expenses that will be paid by the combined company.

If we are unable to complete the Merger with CardConnect or another business combination by August 19, 2016, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by our stockholders could be less than $10.00 per share.

Our charter provides that we must complete the Merger or another business combination by August 19, 2016, or we must cease all operations except for the purposes of winding up, redeem our outstanding public shares and, subject to approval by our remaining stockholders and our board, dissolve and liquidate. In such event, third parties may bring claims against us for monies we owe for products or services provided to us. Although we have obtained waiver agreements from CardConnect and from certain vendors and service providers that we have engaged and to which we owe money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of our public stockholders. If we are unable to complete the Merger or another business combination within the required time period, Daniel G. Cohen, our Chief Executive Officer, President and a director, has agreed he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share distribution from the trust account may be less than $10.00.

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Our directors may decide not to enforce the indemnification obligations of Daniel G. Cohen, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If proceeds in the trust account are reduced below $10.00 per public share and Daniel G. Cohen asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Cohen to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Cohen to enforce his indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be less than $10.00 per share.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the Merger with CardConnect or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our stockholders amounts owed to them by us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after August 19, 2015, if we do not consummate the Merger, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the board and us to claims for punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.

Actions taken by the initial stockholders, our officers and directors to increase the likelihood of approval of the Merger Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the initial stockholders, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. As of the date of this proxy statement/prospectus, one such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the initial stockholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Merger, which could have a material adverse effect on our business.

CardConnect is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the Merger, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2016. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of CardConnect as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the Merger. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our common stock.

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Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 12, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our interest comfort environment.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the date indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully effect the Merger and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of CardConnect, all of whom we expect to stay with the combined company following the Merger. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to recognize certain benefits of the Merger and successfully operate CardConnect’s business following the Merger will depend upon the efforts of certain key personnel of CardConnect. Although we expect all of such key personnel to remain with the combined company following the Merger, the unexpected loss of key personnel may adversely affect the operations and profitability of the combined company. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key CardConnect personnel that will be employed by the combined company, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of the combined company business may be negatively impacted.

The opinion of BTIG, our financial advisor does not reflect changes in circumstances between March 1, 2016, the date BTIG issued the opinion, and the closing of the Merger.

Our financial advisor, BTIG, rendered an opinion dated March 1, 2016, to our board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of CardConnect implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of its public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account). The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of CardConnect, general market and economic conditions and other factors on which BTIG’s opinion was based, may significantly alter the value of CardConnect by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by BTIG to our board, please see “The Merger Proposal - The Merger—Description of Fairness Opinion of BTIG.”

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Following the Merger, our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our common stock.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of the combined company, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover the combined company, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of our common stock issued to CardConnect shareholders may reduce the market price of our common stock that you might otherwise obtain.

Under the Merger Agreement, the CardConnect shareholders will receive as consideration in the Merger, among other things, an aggregate of: (i) 14,862,680 shares of our common stock, 9,962,428 of which we expect to be issued to the FTV Entities, and options to purchase 3,462,839 shares of our common stock, subject to adjustment as provided in the Merger Agreement. The FTV Entities also have the option to elect to receive up to an additional 300,000 shares of our common stock in lieu of a portion of the Cash Merger Consideration payable to them. The CardConnect stockholders will be restricted from transferring any shares of our common stock that they receive as a result of the Merger until the earlier of (i) the completion of a secondary underwritten offering, which we refer to as the Follow On Offering, that we are required to consummate within 12 months following the Merger pursuant the registration rights agreement described in the following paragraph, and (ii) 180 days after the closing of the Merger, subject to certain limited exceptions.

The Merger Agreement provides that, at the closing for the Merger, we will enter into a registration rights agreement with the CardConnect stockholders, which we refer to as the Registration Rights Agreement, with respect to the shares of our common stock that will be issued under the Merger Agreement. Under the Registration Rights Agreement, we will agree to use commercially reasonable best efforts to consummate the Follow On Offering, which will be a registered underwritten public offering of shares of our common stock held by any CardConnect holder that elects to participate in such offering. Under the Registration Rights Agreement we will also agree to file a registration statement on Form S-3 to register any shares of our common stock held by the FTV Entities for resale, which we refer to as the FTV Shelf Registration Statement. If the FTV Shelf Registration Statement is unavailable, the FTV Entities will have certain demand and piggyback registration rights.

Upon expiration of the lockup period applicable to shares of our common stock held by the CardConnect stockholders, effectiveness of the registration statement we file for the Follow On Offering, or effectiveness of the FTV Shelf, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in our stock price or put significant downward pressure on the price of our stock. In addition, the combined company may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Under the Merger Agreement we have no right to seek indemnification from CardConnect shareholders following the Merger.

The representations, warranties and covenants made by CardConnect in the Merger Agreement do not survive closing and are not subject to indemnification. As a result, if CardConnect is found to have breached any of its representations, warranties or covenants contained in the Merger Agreement, other than those covenants that by their terms apply or are to be performed in whole or in part at or after the closing of the Merger, we will have no recourse against CardConnect’s former shareholders other than for actual fraud.

Subsequent to the consummation of the Merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of CardConnect, we cannot assure you that this examination revealed all material issues that may be present in CardConnect’s business, or that factors outside of our and CardConnect’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure the combined company’s operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

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Risk Relating to the Redemption

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Merger Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. If the Merger is consummated, the value of such excess shares may not appreciate over time and the market price of our common stock may not exceed the per-share redemption price paid in connection with the Merger.

A stockholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the trust account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Merger. Certain events following the consummation of any business combination, such as the Merger, may cause an increase in our share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and the risk that the stockholder may not be able, in the future to sell his, her or its share(s), for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

In order to exercise redemption rights, holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the trust account as of two business days prior to the anticipated consummation of the Merger. See the section entitled “Special Meeting of FinTech Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights. If you do timely submit your redemption request and deliver your common stock, you will not be entitled to redeem your common stock.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

FinTech is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger.

The following unaudited pro forma condensed combined balance sheet as of April 30, 2016 combines the unaudited historical consolidated balance sheet of CardConnect as of March 31, 2016 with the unaudited historical condensed consolidated balance sheet of FinTech as of April 30, 2016, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the six months ended April 30, 2016 combines the unaudited historical consolidated statement of operations of CardConnect for the six months ended March 31, 2016 with the unaudited historical condensed consolidated statement of operations of FinTech for the six months ended April 30, 2016, giving effect to the Merger as if it had occurred on November 1, 2015.

The following unaudited pro forma condensed combined income statement for the year ended October 31, 2015 combines the audited historical consolidated statement of operations of CardConnect for the year ended December 31, 2015 with the audited historical statement of operations of FinTech for the year ended October 31, 2015, giving effect to the Merger as if it had occurred on November 1, 2014.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The historical financial information of CardConnect was derived from the audited consolidated financial statements of CardConnect as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 included elsewhere in this proxy statement/prospectus. The historical financial information for CardConnect as of March 31, 2016 and for the six months ended March 31, 2016 has been derived from CardConnect’s unaudited financial statements. The historical financial information of FinTech was derived from the audited financial statements of FinTech for the years ended October 31, 2015 and 2014 and the unaudited condensed consolidated financial statements of FinTech for the six months ended April 30, 2016 and 2015 included elsewhere in this proxy statement/prospectus. This information should be read together with CardConnect’s and FinTech’s audited and unaudited financial statements and related notes, “CardConnect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. CardConnect and FinTech have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Merger will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, FinTech will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CardConnect comprising the ongoing operations of the combined entity, CardConnect’s senior management comprising the senior management of the combined company, and CardConnect’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of CardConnect issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of CardConnect.

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of an amount in cash equal to $180,000,000 plus the amount of CardConnect’s “Excess Cash,” which is referred to as the Cash Merger Consideration, and $170,000,000 in shares of FinTech common stock and options to purchase FinTech common stock (see “Proposal No. 1 – the Merger – The Merger Agreement – Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement, which is referred to as the Common Stock Merger Consideration. The Cash Merger Consideration and Common Stock Merger Consideration together are referred to as the Merger Consideration.

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The number of shares comprising the Common Stock Merger Consideration will be calculated in accordance with the terms of the Merger Agreement, and is estimated to be approximately 14,862,680 shares of common stock, which excludes shares of our common stock that may be issued to the FTV Entities if they exercise their right to elect to receive up to 300,000 shares of our common stock in lieu of a portion of the Cash Merger Consideration payable to them. The FTV Entities may only make this election to receive such shares of our common stock to the extent shares of our common stock are redeemed in connection with the Merger. The aggregate number of shares of the Company’s common stock that will be issued to CardConnect’s equity holders at closing of the Merger will be equal to (A) 17,000,000 less (B) the quotient of the aggregate economic value expressed in dollars of all CardConnect stock options being converted into FinTech stock options at closing (taking into account the value of the Merger Consideration payable per share of CardConnect common stock and the applicable exercise price of each of such CardConnect stock option), divided by (b) Ten.

FinTech intends to fund a portion of the Cash Consideration using proceeds held in the trust account maintained for the benefit of its public stockholders, if any, after giving effect to the exercise by the public stockholders of their redemption rights. The remainder of the Cash Consideration will be paid from the proceeds of the Debt Financing and the Equity Financing. In addition, a portion of the remaining proceeds of the Debt Financing and Equity Financing will be used to repay CardConnect’s indebtedness under its existing revolving credit facility. Any remaining proceeds of the trust account, Debt Financing and Equity Financing will be used for general corporate purposes, including, but not limited to working capital for operations, capital expenditures and future acquisitions.

In connection with the Equity Financing, the Company will issue $37,500,000 in shares of Series A Preferred Stock. Additionally, pursuant to the Backstop Commitment, the Equity Financing investor has agreed to purchase up to $5,000,000 in shares of common stock from non-affiliated FinTech stockholders who elect or intend to elect to redeem their shares. FinTech will not issue new shares of common stock to the Equity Financing investor in connection with the Backstop Commitment.

The Merger will not close if stockholders elect to redeem their shares for cash unless such shares are purchased by the Equity Financing investor in the Backstop Commitment, the FTV Entities exercise their option to receive up to 300,000 shares of our common stock (to the extent shares are redeemed) in lieu of a portion of the Cash Merger Consideration payable to them, or the Company obtains additional financing, raises additional capital or obtains waiver of the applicable conditions under the Debt Financing from the Lenders (See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Acquisition Financing”).

As a result of the Merger, assuming that no stockholders of FinTech elect to redeem their shares for cash, CardConnect will own approximately 51.1% of the Company’s common stock to be outstanding immediately after the Merger, and the other FinTech stockholders will own approximately 48.9% of the Company’s outstanding common stock, based on the number of shares of FinTech common stock outstanding as of April 30, 2016 and assuming the Merger closes on July 26, 2016.

Pro forma information has been presented assuming no holders of the Company’s common stock exercise their right to have their shares redeemed upon the consummation of the Merger. This presentation would be the same under the scenario if holders elected to redeem up to $5,000,000 in shares of the Company’s common stock, since these shares would be purchased by the Equity Financing investor from existing stockholders pursuant to the Backstop Commitment.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 14,862,680 shares of the Company’s common stock to be issued to CardConnect stockholders.

49

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF APRIL 30, 2016

(UNAUDITED)

	(A)	(B)
	CardConnect	FinTech	Pro Forma Adjustments Assuming no Redemption		Pro Forma Balance Sheet Assuming no Redemption
Assets
Current assets:
Cash and cash equivalents	$4,263,194	$65,259	$100,074,557	(1)
			100,000,000	(2)
			(4,425,000	)(3)
			40,000,000	(4)
			(1,300,000	)(5)
			37,500,000	(6)
			(7,500,000	)(7)
			(750,000	)(8)
			(87,500	)(12)
			(4,125,000	)(13)
			(6,400,000	)(14)
			(57,964,989	)(15)
			(180,000,000	)(16)
			3,983,247	(17)
			(3,763,194	)(18)
			(2,100,000	)(19)	$17,470,574
Restricted cash	1,485,146	-	7,500,000	(7)	8,985,146
Accounts receivable	15,364,031	-	-		15,364,031
Processing assets	6,699,870	-	-		6,699,870
Other receivables	1,822,544	-	-		1,822,544
Related party receivables	128,247	-	(128,247	)(17)	-
Prepaid income taxes	264,762	-	-		264,762
Other prepaid expenses and current assets	1,987,563	61,248	-		2,048,811
Total Current Assets	32,015,357	126,507	20,513,874		52,655,738
Long term assets:
Cash and securities held in trust account	-	100,074,557	(100,074,557	)(1)	-
Property and equipment, net	6,029,597	-	-		6,029,597
Goodwill	40,241,161	-	-		40,241,161
Intangible assets	60,947,216	-	-		60,947,216
Related party receivables	4,140,000	-	(4,140,000	)(17)	-
Other assets	881,465	-	-		881,465
Total Long Term Assets	112,239,439	100,074,557	(104,214,557)		108,099,439

Total Assets	$144,254,796	$100,201,064	$(83,700,683)		$160,755,177
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$4,286,688	$361,758	$-		$4,648,446
Promissory note – related party	-	285,000	(285,000	)(17)	-
Note payable	-	-	5,000,000	(2)	5,000,000
Residuals payable	5,514,865	-	-		5,514,865
Processing liabilities	8,185,015	-	-		8,185,015
Settlement obligation	2,971,035	-	-		2,971,035
Deferred revenue	1,317,560	-	-		1,317,560
Total Current Liabilities	22,275,163	646,758	4,715,000		27,636,921
Long term liabilities:
Note payable, net of current portion	-	-	95,000,000	(2)
			(4,425,000	)(3)
			40,000,000	(4)
			(1,300,000	)(5)	129,275,000
Revolving credit facility	57,964,989	-	(57,964,989	)(15)	-
Deferred underwriting fees	-	4,000,000	(4,000,000	)(13)	-
Deferred legal fees payable	-	125,000	(125,000	)(13)	-
Accrued expenses	1,994,671	-	-		1,994,671
Deferred tax liability	1,787,216	-	-		1,787,216
Total Liabilities	84,022,039	4,771,758	71,900,011		160,693,808
Commitments and Contingencies
Common stock subject to possible redemption	-	90,429,305	(90,429,305	)(10)	-
Redeemable preferred stock	-	-	37,500,000	(6)	37,500,000

Stockholders’ Equity (Deficit)
Preferred stock	2,037	-	(2,037	)(9)	-
Common stock	929	4,697	(929	)(9)
			(14,863	)(9)
			9,036	(10)
			481	(11)	29,077
Additional paid-in capital	89,304,317	4,923,088	(750,000	)(8)
			(3,023,150	)(9)
			90,420,269	(10)
			(481	)(11)
			(87,500	)(12)
			(6,400,000	)(14)
			(180,000,000	)(16)
			(3,763,194	)(18)
			9,376,651	(20)	-
Treasury stock	(3,083,469)	-	3,083,469	(9)	-
(Accumulated deficit) Retained earnings	(25,991,057)	72,216	(72,216	)(9)
			(2,100,000	)(19)
			(9,376,651	)(20)	(37,467,708)
Total Stockholders’ Equity (Deficit)	60,232,757	5,000,001	(102,671,389)		(37,438,631)
Total Liabilities and Stockholders’ Equity (Deficit)	$144,254,796	$100,201,064	$(83,700,683)		$160,755,177

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Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of CardConnect as of March 31, 2016.
(B)	Derived from the unaudited consolidated balance sheet of FinTech as of April 30, 2016.

(1)	To liquidate investments held in trust account.
(2)	To record proceeds received from the First Lien Facilities.
(3)	To record debt issuance costs incurred in connection with the First Lien Facilities.
(4)	To record proceeds received from the Second Lien Term Loan Facility.
(5)	To record debt issuance costs incurred in connection with the Second Lien Term Loan Facility.
(6)	To record issuance of $37,500,000 of redeemable Series A Preferred Stock in connection with the Equity Financing.
(7)	To record restricted cash required to be maintained for the payment of dividends on the Series A Preferred Stock.
(8)	To record payment of Equity Financing costs.
(9)	To reflect recapitalization of CardConnect through the issuance of 14,862,680 shares of FinTech’s common stock and elimination of the historical retained earnings of FinTech, the accounting acquiree.
(10)	Assuming no FinTech stockholders exercise their redemption rights, the common stock subject to redemption amounting to $90,429,305 would be transferred to permanent equity.
(11)	To record the issuance of 480,544 shares of common stock to the investor in the Equity Financing. The issuance is being recorded as a cost of the Equity Financing.
(12)	To record fees payable to the Equity Financing investor in connection with the issuance of FinTech common stock under the Equity Financing.
(13)	To record payment of deferred underwriters fee to Cantor and deferred legal fee from FinTech’s IPO, payable at the consummation of the Merger.
(14)	To record payment of estimated legal, financial advisory, accounting, printing and other professional fees related to the Merger.
(15)	To record repayment of CardConnect’s outstanding revolving credit facility.
(16)	To record payment of $180,000,000 cash consideration in connection with the Merger, $3,551,000 of which is used to fund the payment to certain CardConnect executives pursuant to the terms of the management carve-out agreements with such executives.
(17)	To record repayment of related party receivables and promissory note payable to related party.
(18)	To record maximum payment of $3,763,194 Excess Cash in connection with the Merger.
(19)	To record payment of estimated fees and expenses incurred by CardConnect related to the Merger.
(20)	To reflect allocation of additional paid in capital deficit to accumulated deficit.

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED APRIL 30, 2016
(UNAUDITED)

	(A)	(B)
	CardConnect	FinTech	Pro Forma Adjustments Assuming no Redemption		Pro Forma Income Statement Assuming no Redemption

Revenue	$257,598,930	$-	$-		$257,598,930
Interchange and pass-through	190,180,578	-	-		190,180,578
Net revenue	$67,418,352	$-	$-		$67,418,352

Cost of services	40,097,237	-	-		40,097,237
General and administrative	14,624,787	745,103	-		15,369,890
Depreciation	726,595	-	-		726,595
Amortization of intangibles	9,886,388	-	-		9,886,388
Total expenses	$65,335,007	$745,103	$-		$66,080,110

Other income (expense):
Unrealized gain on securities held in trust account	-	61,284	(61,284)	(3)	-
Interest income	-	28,231	(28,231)	(3)	-
Interest expense	(779,706)	-	(550,833)	(1)
			(2,090,000)	(2)	(3,420,539)
Gain on reduction of deferred underwriting fee payable	-	1,000,000	(1,000,000)	(4)	-
Other, net	47,064	-	-		47,064
Income (loss) before income taxes	$1,350,703	$344,412	$(3,730,348)		$(2,035,233)
Provision (benefit) for income taxes	142,668	-	(895,704)	(5)	(753,036)
Net income (loss)	$1,208,035	$(344,412)	$(2,834,644)		$(1,282,197)

Weighted average shares outstanding, basic and diluted		4,728,248	24,379,417	(6)	29,107,665
Basic and diluted net income (loss) per share		$0.07			$(0.04)

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED OCTOBER 31, 2015
(UNAUDITED)

	(C)	(D)
	CardConnect	FinTech	Pro Forma Adjustments Assuming no Redemption		Pro Forma Income Statement Assuming no Redemption

Revenue	$458,647,940	$-	$-		$458,647,940
Interchange and pass-through	338,005,409	-	-		338,005,409
Net revenue	$120,642,531	$-	$-		$120,642,531

Cost of services	71,072,379	-	-		71,072,379
General and administrative	25,366,084	228,649	-		25,594,733
Depreciation	1,187,567	-	-		1,187,567
Amortization of intangibles	19,174,968	-	-		19,174,968
Total operating expenses	$116,800,998	$228,649	$-		$117,029,647

Other income (expense):
Unrealized loss on securities held in trust account	-	(49,804)	49,084	(3)	-
Interest income	-	34,846	(34,846)	(3)	-
Interest expense	(1,203,948)	-	(1,101,667)	(1)
			(4,332,000)	(2)	(6,637,615)
Other, net	(81,324)	-	-		(81,324)
Income (loss) before income taxes	$2,556,261	$(243,607)	$(5,418,709)		$(3,106,055)
Provision (benefit) for income taxes	1,383,777	-	(2,533,017)	(5)	(1,149,240)
Net income (loss)	$1,172,484	$(243,607)	$(2,885,692)		$(1,956,815)

Weighted average shares outstanding, basic and diluted		4,316,202	24,353,061	(6)	28,669,263
Basic and diluted net loss per share		$(0.06)			$(0.07)

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Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the unaudited consolidated statements of operations of CardConnect for the six months ended March 31, 2016.

(B)	Derived from the unaudited condensed consolidated statements of operations of FinTech for the six months ended April 30, 2016.

(C)	Derived from the audited consolidated statements of operations of CardConnect for the year ended December 31, 2015.

(D)	Derived from the audited statements of operations of FinTech for the year ended October 31, 2015.

(1)	To record amortization of debt issuance costs to interest expense in connection with the Debt Financing.

(2)	To record interest expense in connection with the Debt Financing.

(3)	To eliminate unrealized gain (loss) and interest income on securities held in the trust account as of the beginning of the periods.

(4)	To eliminate gain on reduction of deferred underwriting fee payable as of the beginning of the period.

(5)	To record normalized income tax benefit of 37.0% for pro forma financial presentation purposes.

(6)	As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for each of the periods presented. Weighted average common shares outstanding - basic and diluted is calculated as follows:

	Combined (Assuming No Redemptions)
	Six Months Ended April 30, 2016	Year Ended October 31, 2015
FinTech shares issued to Equity Financing investor	480,544	480,544
FinTech weighted average shares outstanding	4,728,248	4,316,202
FinTech shares subject to redemption reclassified to equity	9,036,193	9,009,837
FinTech shares issued in Merger	14,862,680	14,862,680
Weighted average shares outstanding	29,107,665	28,669,263
Percent of shares owned by CardConnect	51.1%	51.8%
Percent of shares owned by FinTech stockholders and Equity Financing investor	48.9%	48.2%

Weighted average shares calculation, basic and diluted
Existing CardConnect holders	14,862,680	14,862,680
FinTech holders and Equity Financing investor	14,244,985	13,806,583
Weighted average shares, basic and diluted	29,107,665	28,669,263

The computation of diluted loss per share excludes the effect of 3,462,839 options issued as Merger Consideration and 2,175,278 options issued pursuant to employment agreements because their inclusion would be anti-dilutive.

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SPECIAL MEETING OF FINTECH STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on [●], 2016, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [●], 2016.

Date, Time and Place of Special Meeting

The special meeting will be held at [●], Eastern Time, on [●], 2016, at the offices of [●], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on [●], 2016, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were 13,733,333 shares of our common stock outstanding, of which 10,000,000 are public shares, 300,000 are private placement shares held by our Sponsor and Cantor, 3,433,333 are founder shares held by our initial stockholders.

Vote of FinTech Initial Stockholders

In connection with our IPO, we entered into an agreement with our initial stockholders, executive officers and directors pursuant to which they agreed to vote any shares of our common stock owned by them in favor of the Merger Proposal. As of the date of this prospectus/proxy statement, our initial stockholders, executive officers and directors hold approximately 26.5% of the outstanding shares of our common stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of 6,866,667 shares of our common stock would be required to achieve a quorum.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each of Proposal 2, Proposal 3 and Proposal 4 requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal.  Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on any of these proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the NASDAQ Proposal and the Incentive Plan Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal or the Incentive Plan Proposal.

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The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) each of Proposal 3, Proposal 4, the NASDAQ Proposal and Incentive Plan Proposal is conditioned on the approval of the Merger Proposal and Proposal 2, and (ii) Proposal 2 is conditioned on the approval of the Merger Proposal. Approval of each of Proposal 3, Proposal 4 and the Incentive Plan Proposal is also a closing condition under the Merger Agreement. It is important for you to note that if either the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved by our stockholders, or if Proposal 3, Proposal 4 or the Incentive Plan Proposal is not approved by our stockholders and the applicable closing condition under the Merger Agreement is not waived by CardConnect and FinTech, then we will not consummate the Merger. If we do not consummate the Merger and fail to complete an initial business combination by August 19, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to FinTech Stockholders

Our board of directors believes that each of the Merger Proposal, Proposal 2, Proposal 3, Proposal 4, the NASDAQ Proposal and the Incentive Plan Proposal to be presented at the special meeting is in the best interests of, us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Merger Proposal, you should keep in mind that our directors and officers have interests in the Merger that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “Proposal No. 1—The Merger Proposal---Interests of Certain Persons in the Merger” for additional information.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals and a broker non-vote will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal, Proposal 2, Proposal 3 and Proposal 4 and will have no effect on the outcome of the NASDAQ Proposal or the Incentive Plan Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Merger Proposal, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” the NASDAQ Proposal and “FOR” the Incentive Plan Proposal.

●	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy as described above. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

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Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify James J. McEntee, III, our Chief Financial Officer and Chief Operating Officer, by telephone at (215) 701-9602, by email at jmcentee@fintechacquisition.com or in writing to c/o FinTech Acquisition Corp., 712 Fifth Ave, 8th Floor, New York, New York 10019, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Merger Proposal, Proposal 2, Proposal 3, Proposal 4, the NASDAQ Proposal and the Incentive Plan Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 662-5200 (toll free). Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to our charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger. If demand is properly made and the Merger is consummated, these shares, immediately prior to the Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Merger, less franchise and income taxes payable). For illustrative purposes, based on funds in the trust account of approximately $100.1 million on April 30, 2016, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

●	affirmatively vote “FOR” or “AGAINST” the Merger Proposal;

●	check the box on the enclosed proxy card to elect redemption;
●	submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be submitted to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

; and

●	deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

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If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Merger. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

It is a condition to closing under the Merger Agreement that funds in the trust account, together with the proceeds of the Debt Financing and the Equity Financing and cash on hand, will provide us with sufficient funds to consummate the Merger and pay all amounts required pursuant to the Merger Agreement. Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions. We have estimated that the Transaction Expenses will be approximately $17.0 million. Assuming that actual Transaction Expenses are at least $17.0 million, if any shares are redeemed by public stockholders, we will have insufficient funds available to pay the Cash Merger Consideration and other amounts payable under the Merger Agreement unless the FTV Entities exercise their option to receive up to 300,000 shares of our common stock (to the extent shares are redeemed) in lieu of a portion of the Cash Merger Consideration payable to them, we obtain additional financing or raise additional capital, or the applicable conditions to the Debt Financing are waived by the Lenders (See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Acquisition Financing” ). We have entered into a written agreement for the Backstop Commitment pursuant to which the investor in the Equity Financing committed to purchase up to $5.0 million in shares of our commons stock from non-affiliated stockholders who have elected or intend to elect to redeem their shares in connection with the Merger, in order to help ensure that we will have sufficient funds to consummate the Merger.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Merger is not approved and we do not consummate an initial business combination by August 19, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Merger.

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PROPOSAL NO. 1—THE MERGER PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “—The Merger Agreement,” for more detailed information concerning the Merger and the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Because we are holding a stockholder vote on the Merger, our charter provides that we may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of the then outstanding shares of common stock.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Merger

On March 7, 2016, we entered into the Merger Agreement with Merger Sub and CardConnect, which provides for, among other things, our acquisition of CardConnect through the merger of CardConnect with and into Merger Sub. As a result of the Merger, (i) each outstanding share of CardConnect preferred stock and each outstanding share of CardConnect common stock will convert into the right to receive a combination of cash and shares of our common stock, and (ii) a portion of the outstanding options to purchase shares of CardConnect common stock (“CardConnect Options”) will be cancelled in exchange for the right to receive a cash payment, and the remaining outstanding CardConnect Options will be converted into options to receive our common stock, in each case as calculated pursuant to the terms of the Merger Agreement.

Merger Consideration

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of:

●	the Cash Merger Consideration, which will be an amount in cash equal to $180,000,000 plus the amount of CardConnect’s “Excess Cash;” and

●	the Common Stock Merger Consideration, which will consist of $170,000,000 in shares of our common stock and options to purchase our common stock, subject to adjustment in accordance with the terms of the Merger Agreement.

For the purposes of the Merger Agreement, “Excess Cash” means the aggregate amount, as determined in good faith by CardConnect’s executive management team, of the cash and cash equivalents of CardConnect and its subsidiaries in excess of $500,000, excluding any cash or cash equivalents of CardConnect and its subsidiaries that are restricted as to withdrawal or general use whether by contract or otherwise, are designated for expenditure in the acquisition or construction of noncurrent assets, or are segregated for use with respect to an existing liability.

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Cash Merger Consideration

Pursuant the Merger Agreement, a portion of the Cash Merger Consideration will be used to fund the payment of (i) $3,551,000 due to certain CardConnect executives pursuant to the terms of the management carve-out agreements with such executives (see “Information About CardConnect—Executive Compensation” for additional information), and (ii) an estimated $10,455,000 in fees and expenses incurred by or on behalf of CardConnect in connection with the Merger and related transactions. The balance of the Cash Merger Consideration will be distributed to CardConnect preferred and common stockholders as partial consideration in the Merger as follows:

●	The holders of the outstanding shares of CardConnect Series A preferred stock will be entitled to receive an aggregate amount equal to the accrued and unpaid dividends as of the closing date of the Merger with respect to the outstanding shares of CardConnect Series A preferred stock. As of the date of this proxy statement/prospectus, all outstanding shares of CardConnect Series A preferred stock were held by the FTV Entities.

●	The FTV Entities will be entitled to receive in respect of their shares of CardConnect common stock and Series A preferred stock an amount equal to $140,000,000 less the aggregate amount paid to the holders of the outstanding shares of CardConnect Series A preferred stock pursuant to the immediately preceding bullet point. The FTV Entities may also elect to receive up to $3,000,000 of the $140,000,000 of the Cash Merger Consideration payable to them in shares of our common stock (see “— Common Stock Merger Consideration and Treatment of Options”).

●	Holders of Cashout Options (as defined below under “— Common Stock Merger Consideration and Treatment of Options”) will be entitled to receive with respect to each Cashout Option, an amount equal the dollar value of the Merger Consideration allocable in respect of a share of CardConnect common stock minus the per share exercise price of the Cashout Option.

●	The remainder of the Cash Merger Consideration, after payment of the amounts described in the preceding three bullet points, will be paid, pro rata, to the holders of shares of CardConnect common stock other than the FTV Entities.

We intend to fund a portion of the Cash Consideration with proceeds held in the trust account maintained for the benefit of our public stockholders, if any, after giving effect to the exercise by our public stockholders of their redemption rights described below. The remainder of the Cash Consideration will be paid from the proceeds of our Debt Financing and Equity Financing. In addition, a portion of the remaining proceeds of the Debt Financing and Equity Financing will be used to repay CardConnect’s indebtedness under its existing credit facility. Any remaining proceeds of the trust account, Debt Financing and Equity Financing will be used for general corporate purposes, including working capital for operations, capital expenditures and future acquisitions.

Common Stock Merger Consideration and Treatment of Options

The aggregate number of shares of our common stock that we will issue to CardConnect’s equity holders at closing of the Merger will be equal to:

●	17,000,000 minus

●	the quotient of (a) the aggregate economic value expressed in dollars of all CardConnect stock options being converted into Company stock options at Closing (taking into account the value of the merger consideration payable per share of CardConnect common stock and the applicable exercise price of each of such CardConnect stock option), divided by (b) Ten.

We currently expect that, based on CardConnect’s capitalization as of the date of this proxy statement/prospectus and assuming a July 26, 2016 closing date, at the closing of the Merger we will issue 14,862,680 shares of Company common stock to CardConnect’s equity holders, which is valued at approximately $148,626,800 based on an assumed price of $10.00 per share of our common stock. We may also issue up to an additional 300,000 shares of our common stock to the FTV Entities in lieu of a portion of the Cash Merger Consideration payable to them if the FTV Entities elect to do so, in their sole discretion. If any shares are issued to the FTV Entities pursuant to this election, the Cash Merger Consideration payable to the FTV Entities will be reduced on a dollar-for-dollar basis determined based on an assumed price of $10.00 per share of our common stock. The number of shares that the FTV Entities elect to receive pursuant to this election may not exceed the lesser of (a) 300,000 shares or (b) the number of shares redeemed by our public shareholders in connection with the Merger.

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The number of shares of our common stock to be issued as Common Stock Merger Consideration to each CardConnect shareholder will be determined by the quotient of:

●	(a) such holder’s pro rata portion of aggregate consideration to be paid in the Merger (which will be deemed to be equal to $350,000,000 plus the amount of CardConnect’s Excess Cash) minus (b) the aggregate amount of the Cash Merger Consideration paid to such holder, divided by

●	Ten.

At Closing, we will cash out a percentage of outstanding options to purchase CardConnect common stock, which we refer to as CardConnect Stock Options, issued under the FTS Holding Corporation 2010 Stock Option Plan, which we refer to as the CardConnect Option Plan. We refer to the options that we will cash out at closing as the Cashout Options. The percentage of outstanding CardConnect Stock Options that will be cashed out at closing will be equal to the Cash Merger Consideration per share of CardConnect common stock held by any holder other than the FTV Entities, divided by (ii) the value of the Merger Consideration per share of CardConnect common stock held by any holder other than an FTV Entity. The amount of Cash Merger Consideration payable with respect to each Cashout Option will be determined by subtracting the per share exercise price of the Cashout Option from the dollar value of the Merger Consideration allocable in respect of a share of CardConnect common stock.

At closing, all CardConnect Stock Options that are not Cashout Options will be fully vested and converted into options to purchase shares of our common stock, which we refer to herein as Converted Options. Each Converted Option will continue to be subject to substantially the same terms and conditions as were applicable to such option prior to the closing of the Merger except that each Converted Option will be exercisable for that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of:

●	the number of shares of CardConnect common stock subject to the option immediately prior to Closing and

●	the quotient obtained by dividing:

○	the Merger Consideration per share of CardConnect common stock, expressed in dollars (assuming that each share of Common Stock Merger Consideration is valued at $10.00 per share) minus the per share exercise price of such CardConnect Stock Option immediately prior to Closing, by

○	Ten Dollars ($10.00) minus the per share exercise price of such CardConnect Stock Option immediately before the Effective Time.

We currently expect that, based on CardConnect’s capitalization as of the date of this proxy statement/prospectus and assuming a July 26, 2016 closing date, at the closing of the Merger we will issue 3,462,839 options to purchase shares of our common stock at exercise prices ranging from $2.39 to $5.76 per share (weighted average exercise price of $3.83 per share) in exchange for outstanding CardConnect stock options, with an aggregate value of $21,373,205, which takes into account the exercise price of each such option.

From and after the effective time of the Merger, all references to CardConnect in the CardConnect Option Plan and the applicable stock option agreements issued thereunder will be deemed to refer to the Company, which will assume the CardConnect Option Plan as of the effective time of the Merger.

Closing and Effective Time of the Merger

We expect to consummate the Merger no later than two business days following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to the Closing of the Merger.”

Conditions to Closing of the Merger

The Merger Agreement sets forth the various conditions which must be satisfied or waived prior to consummation of the Merger. We cannot provide assurance as to when or if all of the conditions to the Merger will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

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Mutual Conditions

The respective obligations of the Company, Merger Sub and CardConnect to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Merger, of certain conditions, including principally the following:

●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the Merger illegal, or otherwise restraining or prohibiting consummation of the Merger.

●	The Company shall have received the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Merger.

●	The requisite stockholders of CardConnect shall have approved the Merger Agreement and the ancillary agreements thereto and consummation of the transactions contemplated by the Merger Agreement.

●	The Company and CardConnect shall have made any filings required by the Hart-Scott Rodino Act and the applicable waiting period and any extensions thereof shall have expired or terminated.

●	No legal proceeding that is reasonably likely to succeed on its merits shall have been commenced against the Company, Merger Sub, CardConnect or any of CardConnect’s subsidiaries which would prevent closing of the Merger.

●	All specified third party consents required to be obtained in connection with the Merger and the other transactions contemplated by the Merger Agreement will have been obtained by CardConnect. All consents of a governmental authority necessary to consummate the transactions contemplated by the Merger Agreement will have been obtained.

●	At Closing, CardConnect and/or the Company shall repay or cause to be repaid certain indebtedness outstanding under CardConnect’s existing revolving credit facility.

●	The Company or Merger Sub shall have received the Debt Financing on the specified terms and shall have received the Equity Financing.

●	The aggregate amount of cash proceeds provided by the Debt Financing and the Equity Financing, together with funds held in the trust account after giving effect to the redemptions of shares of our common stock in connection with the Merger, shall be sufficient to pay the Cash Merger Consideration (less the Excess Cash amount), CardConnect’s transaction expenses, the Company’s transaction expenses and any other amounts payable pursuant to the Merger Agreement.

●	All principal and interest outstanding as of the closing date pursuant to the loans made by CardConnect to certain executives CardConnect shall have been repaid in full.

Conditions to the Company’s and Merger Sub’s Obligations

The obligations of the Company and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the closing of the Merger, of certain conditions, including principally the following:

●	CardConnect’s representations and warranties regarding CardConnect’s capitalization shall be true and correct in all material respects and CardConnect’s other representations and warranties other than CardConnect’s fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined below under “—Material Adverse Effect”).

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●	CardConnect’s fundamental representations and warranties (which relate to corporate organization, authorization and brokers’ fees), shall be true and correct in all respects, in each case as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

●	CardConnect shall have performed or complied in all material respects with all agreements, covenants and conditions that CardConnect is required to perform or comply with under the Merger Agreement.

●	Approval by CardConnect’s board of directors of the Merger Agreement and the agreements ancillary thereto and transactions contemplated thereby.

●	CardConnect stockholders who in the aggregate are to receive at least 90% of the Common Stock Merger Consideration shall have delivered to the Company a duly executed counterpart signature page to the Letter Agreement described below under (“—Ancillary Agreements—Letter Agreement”).

●	The CardConnect stockholders party thereto shall have delivered to the Company duly executed counterpart signature pages to the Stockholders Agreement described below under (“—Ancillary Agreements—Stockholders Agreement”).

●	CardConnect shall have delivered to the Company a duly and properly executed an affidavit, under penalties of perjury, stating that the CardConnect is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

●	CardConnect shall have delivered to the Company a payoff letter with respect to its existing indebtedness.

●	No Material Adverse Effect shall have occurred since the date of the Merger Agreement and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect.

●	In addition to the approval by the requisite CardConnect stockholders as described above under “—Mutual Conditions”, the Merger Agreement shall have been duly adopted by a majority of the outstanding shares of CardConnect common stock and preferred stock voting together as a single class, with the CardConnect preferred shares voting on an as converted to common stock basis, excluding any shares held by the FTV Entities and their respective affiliates (the “Minority Vote”).

●	The amount of indebtedness of CardConnect and its subsidiaries immediately prior to the Closing shall be equal to or less than $62,000,000.

Conditions to CardConnect’s Obligations

The obligations of CardConnect to effect the Merger and otherwise consummate the transactions thereby are subject to the satisfaction (or waiver by CardConnect), at or prior to the closing of the Merger, of certain conditions, including principally the following:

●	The representations and warranties of the Company and Merger Sub regarding capitalization and pro forma capitalization shall be true and correct in all material respects and all other representations and warranties of the Company and Merger Sub except for their fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

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●	The fundamental representations and warranties of the Company and Merger Sub (which relate to corporate organization, authorization, brokers’ fees, capitalization and pro-forma capitalization), shall be true and correct in all respects, in each case as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

●	The Company and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions that the Company and Merger Sub are respectively required to perform or comply with under the Merger Agreement.

●	Immediately prior to Closing, the Company shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

●	The Company shall deliver a duly executed counterpart signature page to each of the Registration Rights Agreement and the employment agreements with specified CardConnect executives, which we refer to as the Employment Agreements (see “Management Following the Merger—Executive Officer and Director Compensation—Employment Agreements”).

●	Each Company stockholder party to the Stockholder Agreement shall have delivered to CardConnect a duly executed counterpart signature page to the Stockholder Agreement.

●	The terms of the Equity Financing shall be reasonably satisfactory to CardConnect.

●	The aggregate amount of our and CardConnect’s transaction costs in connection with the Merger Agreement, and the transactions contemplated thereby, subject to certain limited exceptions, shall not exceed $16,500,000.

●	The shares of our common stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ subject to official notice of issuance.

Material Adverse Effect

Under the Merger Agreement, an event, occurrence, fact, condition or change will be deemed to have a “Material Adverse Effect” on CardConnect and its subsidiaries if, individually or in the aggregate, such events, occurrences, facts, conditions or changes, have had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, operations or assets of CardConnect or the ability of CardConnect or us, as applicable, to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that no event, occurrence, fact, condition or change directly or indirectly arising out of or attributable to any of the following, either alone or in combination, will be taken into account in determining whether there has been a Material Adverse Effect:

●	general economic or political conditions or conditions generally affecting the capital, credit or financial markets;

●	(conditions generally affecting the industries in which CardConnect operates;

●	acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof;

●	any failure of CardConnect to meet financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded from the determination of whether there has been a Material Adverse Effect),

●	any action required or permitted by the Merger Agreement, or any action taken (or not taken) with the written consent of or at the request of us or Merger Sub or any of our respective affiliates;

●	any changes in applicable laws or accounting rules, including United States generally accepted accounting principles, (“GAAP”); or

●	the public announcement, pendency or completion of the transactions contemplated by the Merger Agreement;

provided further, that any event, occurrence, fact, condition or change referred to in the first, second and sixth bullet points shall be taken into account only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on CardConnect compared to other participants in the industries in which CardConnect conducts its business.

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Representations and Warranties

Under the Merger Agreement, the Company and Merger Sub made customary representations and warranties, including those relating to: organization, authorization, no conflicts, consents, brokers, SEC filings, capitalization, litigation, compliance with laws, NASDAQ listing, pro forma capitalization, financing, transactions with related parties and disclaimer of other representations and warranties.

Under the Merger Agreement, CardConnect and its subsidiaries made customary representations and warranties, including those relating to: organization and qualification; subsidiaries, authority, board approval, no conflicts, capitalization, financial statements, undisclosed liabilities, absence of certain changes or events, title to property, leased real property, condition of assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws, permits, environmental matters, employee benefit matters, taxes, employee relations, transactions with related parties, insurance, brokers, employment contracts, compensation arrangements, officers and directors, suppliers, customers, regulatory compliance, power of attorney, ownership of our common stock, books and records, registration as independent sales organization and card association compliance, and disclaimer of other representations and warranties.

Covenants of the Parties

Conduct of Business Prior to the Merger

CardConnect has agreed that from the date of the Merger Agreement until the closing of the Merger or termination of the Merger Agreement, subject to certain exceptions or unless we provide our prior written consent, CardConnect will (i) operate its business in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other persons having a material business relationship with CardConnect and (iii) will not take any of the following actions or any action that would result in the following with respect to CardConnect:

●	any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

●	amendment of CardConnect’s charter or by-laws or the organizational documents of CardConnect’s subsidiaries;

●	split, combination or reclassification of any shares of its capital stock;

●	issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of it or its subsidiaries other than grants of options made in the ordinary course of business;

●	declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

●	material change in CardConnect’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

●	material change in any method of accounting or accounting practice of CardConnect, except as required by GAAP, securities laws and regulations or Public Company Accounting Oversight Board standards, or as otherwise disclosed in the notes to the Financial Statements;

●	incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $150,000 by it or any of its subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

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●	except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any tangible or intangible asset with a value in excess of $150,000 individually or $500,000 in the aggregate, or cancellation of any debts with a value in excess of $150,000 individually or $500,000 in the aggregate;

●	transfer, assignment or grant of any license or sublicense with respect to any intellectual property;

●	material damage, destruction or loss (whether or not covered by insurance) to its property

●	any capital investment in, or any loan to, any other person, in each case in excess of $200,000 individually or $500,000 in the aggregate;

●	acceleration, termination, material modification to or cancellation of any material contract to which CardConnect is a party or by which it is bound not in accordance with the terms of such material contract;

●	any material capital expenditures in excess of budgeted amounts;

●	imposition of any encumbrance upon any of CardConnect properties, capital stock or assets, tangible or intangible;

●	grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or as required by applicable law, (ii) change in the terms of employment for any employee for which the aggregate increase in costs and expenses with respect such employee exceeds $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

●	adoption, modification or termination of any CardConnect benefit plan or collective bargaining agreement;

●	any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

●	entry into a new line of business that is unrelated to the current business or abandonment or discontinuance of existing lines of business;

●	except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

●	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

●	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

●	action by CardConnect to make, change or rescind any tax election, amend any tax return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the CardConnect’s past practices and (ii) would reasonably be expected to have the effect of increasing the tax liability of CardConnect or any of its subsidiaries in respect of any post-closing tax period; or

●	commitments or agreements to any of the foregoing.

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Acquisition Financing

Debt Financing

FinTech and CardConnect have agreed to certain customary obligations relating to the Debt Financing, including using their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable following the execution of the Merger Agreement, which efforts shall, as necessary, include the following:

●	maintaining in effect the commitment letters delivered to FinTech from the lenders party thereto in respect of the Debt Financing (and, in certain circumstances, enforcing its rights against such lenders thereunder);

●	negotiating definitive agreements with respect to such debt which consistent with the terms and conditions contained in such commitment letter, or on such other terms as FinTech may agree to with the lenders, subject to certain specified exceptions;

●	satisfying on a timely basis all conditions to the Debt Financing that are within each party’s control and complying in all material respects with obligations under such debt commitment letter;

●	obtaining third-party consents as may be reasonably required; and

●	consummating the Debt Financing at the closing of the Merger.

FinTech has further agreed to keep CardConnect reasonably informed of the status of its efforts to arrange the Debt Financing, including by giving prompt notice of any (i) breach, default or threatened default, (ii) purported termination or repudiation by any party to such commitment letter or any definitive agreement for the Debt Financing or any alternative financing and (iii)  material dispute or disagreement between or among the parties to such commitment letter or any definitive agreement for the Debt Financing or any alternative financing. If any portion of the Debt Financing becomes unavailable, regardless of the reason, FinTech and CardConnect will use reasonable best efforts to obtain as promptly as practicable alternative financing in an amount sufficient to enable them to consummate the Merger and to fund any other amounts payable pursuant to the Merger Agreement on terms and conditions equivalent to or no less favorable than those contained in the commitment letter. FinTech and CardConnect will use reasonable best efforts to provide necessary cooperation in connection with arranging the Debt Financing, including participating in meetings, presentations and road shows, assisting with the preparation of materials for, among other things, investor presentations, offering documents and similar documents, and facilitating the pledging of collateral upon closing of the Merger, and providing access to financial and other pertinent information, including information relating to the evaluation of CardConnect’s assets for the purposes of establishing collateral arrangements.

The Debt Financing is contingent on stockholder approval and the consummation of the Merger.

Equity Financing

The Merger Agreement provides that the Company shall pursue the Equity Financing, that the terms of the Equity Financing shall be satisfactory to CardConnect and that the Company shall keep CardConnect reasonably informed regarding the status of the Equity Financing.

Additional Company Covenants

The Merger Agreement contains additional customary covenants of the Company relating to disbursement of funds in the trust account in connection with the Merger and other transactions contemplated by the Merger Agreement; and the appointment of certain CardConnect executives as officers of the combined company. See “Management Following the Merger” for additional information relating to the officers of the combined company following the Merger.

Additional CardConnect Covenants

The Merger Agreement contains additional customary covenants of CardConnect relating to the granting of access to information, preparation and delivery of its audited financial statements for fiscal year 2015; seeking approval of the Merger Agreement from the requisite CardConnect stockholders; obtaining and delivering of a pay-off letter relating to CardConnect’s indebtedness under its existing credit facility; and amending CardConnect’s charter to reflect the distribution of the Merger Consideration

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Additional Mutual Covenants

The Merger Agreement contains additional customary mutual covenants of the parties relating to the preparation and delivery of this document; preparation and filing of any submissions under the HSR Act or required to be made under any applicable law; the procurement of applicable third party consents; public announcements with respect to the Merger and the other transactions contemplated by the Merger Agreement; the procurement and/or maintenance of insurance policies prior to and following the closing of the Merger; the filing of a Form 8-K and issuance of a press release relating to the closing of the Merger and related transactions; the filing of tax returns and other tax matters; exclusivity with respect to the acquisition of CardConnect contemplated by the Merger Agreement and with respect to any alternative transactions; using reasonable best efforts to satisfy closing conditions under the Merger Agreement; and notifications of any Material Adverse Effect or inability to satisfy any closing condition under the Merger Agreement applicable to such party.

Board of Directors of the Company following the Merger

The Company’s board of directors following the Merger will include the individuals identified in the section of this proxy statement/prospectus entitled “Management Following the Merger”.

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Merger:

●	By mutual written consent of the Company and CardConnect

●	By either the Company or CardConnect if:

○	closing has not occurred on or before July 31, 2016 (the “Outside Date”), unless the failure to consummate the Merger by the Outside Date is attributable to a failure on the part of the party seeking to terminate the Merger Agreement to perform any material obligation of such Party under the Merger Agreement;

○	a governmental authority enacts, issues or enforces any law that has become final and non-appealable which permanently restrains, enjoins or prohibits the Merger;

○	the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Merger, is not obtained;

○	the holders of more than 90% of the shares of our common stock issued in our IPO exercise their right to redeem their shares of our common stock in connection with the Merger; or

○	either the requisite CardConnect stockholder approval of the Merger or the Minority Vote has not been obtained by the Outside Date.

●	By the Company if neither it nor Merger Sub is in material breach of their obligations under the Merger Agreement and CardConnect or any of its subsidiaries breaches any of their respective representations, warranties or covenants contained in the Merger Agreement, and such breach is not cured within 30 days following written notice thereof and causes (i) CardConnect’s representations and warranties regarding capitalization not to be true and correct in all materials respects, (ii) CardConnect’s fundamental representations and warranties not to be true and correct in all respects, or (iii) any of CardConnect’s other representation and warranties not to be true and correct in all respects except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth in such representations and warranties).

●	By CardConnect if neither it nor any of its subsidiaries is in material breach of their obligations under the Merger Agreement and the Company or Merger Sub breaches any of their respective representations, warranties or covenants contained in the Merger Agreement, and such breach is not cured within 30 days following written notice thereof and causes (i) the Company’s and Merger Sub’s representations regarding capitalization and pro forma capitalization to not be true and correct in all material respects, (ii) the Company’s and Merger Sub’s fundamental representations and warranties not to be true and correct in all respects, or (ii) any of the Company’s and Merger Sub’s other representation and warranties not to be true and correct in all respects except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth in such representations and warranties).

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Effect of Termination

If the Merger Agreement is terminated, all further rights and obligations of the parties under the Merger Agreement will terminate and become void and of no force and effect, except that the parties will, in all events, remain bound by and continue to be subject to the provisions of the Merger Agreement relating to termination, waiver of claims against the trust account, survival, notices, annexes, exhibits and schedules, time of the essence, computation of time, expenses, governing law, assignment, successors and assigns, no third party rights, counterparts, titles and headings, entire agreement, severability, specific performance, waiver of jury trial and amendments.

Fees and Expenses

Regardless of whether Merger is consummated, except as otherwise provided in the Merger Agreement, each party to the Merger Agreement must pay its own expenses incident to the Merger Agreement and the transactions contemplated thereby; provided that Merger Sub will pay at the Closing all of CardConnect’s transaction expenses subject to certain specified exceptions.

Amendments

The Merger Agreement may be amended at any time prior to the effective time of the Merger by an instrument in writing signed on behalf of the Company, Merger Sub and CardConnect; provided, however, that after the Merger Agreement is approved by the Company’s stockholders as contemplated by this proxy statement/prospectus, no amendment or waiver is permitted would require further approval of the Company’s stockholders unless such approval is obtained. Certain sections of the Merger Agreement relating to the Debt Financing may not be amended in a manner adverse to the lenders in the Debt Financing without the prior written consent of such lenders.

Exchange of Certificates

On or prior to the closing date of the Merger, we will engage Continental Stock Transfer & Trust Company (or, if Continental Stock Transfer & Trust Company is unable to be engaged, another reputable bank, transfer agent or trust company reasonably agreed to by CardConnect) to act as exchange agent in the Merger. Upon consummation of the Merger, we will deposit with the exchange agent the Cash Merger Consideration payable to the CardConnect stockholders and CardConnect will deposit with the exchange agent the Excess Cash amount.

The Company will cause the exchange agent to mail to each CardConnect stockholder a letter of transmittal with instructions for surrendering certificates representing CardConnect common and preferred stock in exchange for the holder’s allocable potion of the Merger Consideration. At the later of the closing of the Merger or three days after receipt of a properly endorsed certificate for a stockholder’s common or preferred CardConnect stock and a validly completed and executed letter of transmittal, the exchange agent shall issue to each such CardConnect stockholder who does not perfect his, her or its right of appraisal under Section 262 of the DGCL such stockholder’s allocable portion of the Merger Consideration. The exchange agent shall deliver the Common Stock Merger Consideration electronically through book entry-delivery or, upon the written request of any CardConnect stockholder, in the form of an original stock certificate to the address set forth in such stockholder’s letter of transmittal, and shall deliver the Cash Merger Consideration in immediately available funds in accordance with the payment instructions set forth in a stockholder’s letter of transmittal. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any certificate for CardConnect common or preferred stock.

Appraisal Rights

Appraisal rights are not available to Company stockholders in connection with the Merger.

For purposes of the Merger Agreement, “Dissenting Shares” refers to any shares of CardConnect capital stock outstanding immediately prior to the closing of the Merger that are held by CardConnect stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

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CardConnect stockholders selecting to exercise appraisal rights will be entitled only to such rights with respect to the shares of CardConnect capital stock they hold as may be granted to such holders in Section 262 of the DGCL. A holder of Dissenting Shares will not have and will not be entitled to exercise any of the voting rights or other rights of a stockholder of the Company after the closing of the Merger. If any holder of Dissenting Shares fails to perfect or waives, rescinds, withdraws or otherwise loses such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require CardConnect to purchase his or her Dissenting Shares for cash will be extinguished and (ii) such shares will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the portion of the Merger Consideration the holder is entitled to pursuant to the Merger Agreement.

CardConnect has agreed (i) to give the Company prompt written notice of any demands received by CardConnect for appraisal of CardConnect capital stock, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to CardConnect pursuant to the DGCL that relates to such demand, and (ii) that the Company will have the opportunity and right to direct all negotiations and proceedings with respect to such demands. CardConnect will not make any payment or settlement with respect to any such demands without the Company’s prior written consent.

Tax Consequences

For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to the Merger Agreement have adopted the Merger Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. No party to the Merger Agreement has made any representation or warranty to any other party as to the tax consequences of the Merger or the other transactions contemplated thereby.

Survival and Indemnification

The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties and covenants contained in the Merger Agreement, which will not survive the closing except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the closing (see “–Effect of Termination”). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants explicitly to be performed in whole or in part after the closing, and we will have no recourse against CardConnect’s former shareholders other than for actual fraud.

Trust Account Waiver

CardConnect and its subsidiaries have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever; provided that the waiver does not apply to funds of the Company held outside of the trust account.

Additional Agreements

Voting Agreement

Simultaneously with the execution of the Merger Agreement, certain Company stockholders and CardConnect stockholders entered into a voting agreement, which we refer to as the Voting Agreement, pursuant to which the parties thereto agreed to vote their respective shares of our common stock (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) in favor of the adoption of the Merger Agreement and approval of the Merger, and to vote their shares of CardConnect common stock and Series A preferred stock in favor of the adoption of the Merger Agreement and approval of the Merger.

Registration Rights Agreement

At closing the Company will enter into the Registration Rights Agreement with the CardConnect stockholders other than the named executive officers, which will provide registration rights with respect to the shares of our common stock that will be issued to such CardConnect stockholders as partial consideration under the Merger Agreement. The registration rights granted to the CardConnect stockholders will provide for a secondary underwritten follow-on offering, which we refer to as the Follow On Offering, a shelf registration and include demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. The Company will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

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Letter Agreement

At closing the Company will enter into a letter agreement with the CardConnect stockholders and the initial stockholders, which we refer to as the Letter Agreement, pursuant to which (i) the stockholders party thereto will agree not to sell, transfer or otherwise dispose of any of their our common stock for a period of 180 days following the consummation of the Merger, subject to certain significant exceptions, and (ii) the initial stockholders will agree to waive their registration rights under their existing registration rights agreement with the Company dated February 12, 2015. It is a condition to closing under the Merger Agreement that the holders of at least 90% of shares issued to the CardConnect holders as Common Stock Merger Consideration sign the Letter Agreement.

Shareholders Agreement

At closing the Company will enter into a stockholders agreement with the FTV Entities, Brian Shanahan, the executive officers of the combined company and the insider stockholders, which we refer to as the Shareholders Agreement, pursuant to which such stockholders will certain director nominee designation rights and will agree to vote for the director nominees designated under the agreement. The stockholders will cease to have any continuing director designation rights under the Shareholders Agreement if their respective ownership of our common stock is at any time less than 5% of our total outstanding common stock.

Employment Agreements

At closing the Company will enter into employment agreements with certain members of CardConnect’s management who will serve as officers of the Company following closing of the Merger. See “Management Following the Merger.”

Debt Financing

We have entered into commitment letters with each of Babson and BMO to provide the Debt Financing and upon closing of the Merger intend to enter into definitive agreements for the Debt Financing. See “—Acquisition Financing” for a description of the proposed terms to be included in the definitive agreements for the Debt Financing.

Equity Financing

We have entered into a securities purchase agreement with Falcon Strategic Partners V, LP, or Falcon, for the Equity Financing. See “—Acquisition Financing” for a description of the terms of the Equity Financing.

Directors’ and Officers’ Insurance

CardConnect will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy. Upon closing of the Merger, we will reimburse CardConnect for the cost of such policy.

Background of the Merger

The terms of the Merger Agreement are the result of negotiations between the representatives of us and CardConnect. The following is a brief description of the background of these negotiations and related transactions.

In February 2015, we consummated our IPO and concurrent private placement. Of the proceeds from the IPO and private placement, $100,000,000 was placed in a trust account established for the benefit of our public stockholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. The remaining approximately $500,000 of proceeds were available for us to use as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for the withdrawal of interest for working capital purposes or to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination or the redemption of all shares of our common stock issued in the IPO if we are unable to consummate an initial business combination by August 19, 2016.

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After our IPO, our management team commenced an active search for prospective businesses and/or assets to acquire in our initial business combination. In considering prospective business combinations, our management considered the following:

●	History of free cash flow generation. We would seek to acquire one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

●	Revenues and Enterprise Value. We would seek to acquire one or more businesses with annual revenues of approximately $50 million to $250 million and an enterprise value of approximately $200 million to $800 million.

●	Strong management team. We would seek to acquire one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. We will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders.

●	Opportunities for add-on acquisitions. We would seek to acquire one or more businesses or assets that we can grow both organically and through acquisitions.

●	Defensible business niche. We would seek to acquire on one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors. We anticipate that these barriers to entry will enhance the ability of these businesses or assets to generate strong profit margins and free cash flow.

Our management team employed various strategies in an effort to identify an appropriate target company:

●	Contacting investment banks that might be working with companies looking for exits or funding.

●	Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

●	Speaking with management and board contacts about the special purpose acquisition company, or SPAC, investment vehicle and networking to find companies or investment firms that might be interested in a transaction

●	Conducting Internet research and following the financial technology market to find companies that might be looking for funding or a sale.

Based on our screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with approximately 8 of these potential targets, all of which were companies operating in the financial technology industry, and preliminary discussions were initiated with these potential targets. Initial due diligence consisted of analysis of company financials and competitors to estimate valuations and potential transaction structures. Where companies fit our criteria for valuation, cash flow, industry, and interest level, we encouraged more in depth discussions. We conducted advanced due diligence and provided a preliminary letter of intent to 2 of these target companies.

On May 5, 2015, we entered into a non-disclosure agreement with a foreign exchange retail brokerage company, which we refer to as Company B, in preparation for an initial meeting between our management and Company B.

On May 8, 2015, Shami Patel, one of our directors, spoke with Chris Winship, a representative of the FTV Entities, which are the majority stockholder of CardConnect and which for the purposes of this section we refer to as FTV, to discuss FinTech and see if there were any companies in the FTV portfolio that FTV might deem suitable for a strategic acquisition. Mr. Winship mentioned that CardConnect could be an attractive opportunity for us and that we should speak with the management team to discuss the advantages of a SPAC transaction.

On May 12, 2015, Mr. Patel provided Mr. Winship with an overview presentation that described our corporate structure and example pro forma structures as a follow up to their initial discussion.

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On May 18, 2015, Mr. Winship made an e-mail introduction of Mr. Patel to Jeffrey Shanahan, Chief Executive Officer of CardConnect.

On May 19, 2015, Daniel Cohen, our Chief Executive Officer, held an initial meeting with management of Company B. Company B’s management gave an overview of their company’s business and sales model and technologically based risk management software.

On May 20, 2015, our representatives held a conference call to discuss the initial meeting with Company B. Mr. Cohen expressed how Company B had revenue and EBITDA numbers that fit the FinTech mandate and how Company B appeared to be a growing business worth exploring.

On May 21, 2015, Company B opened its data room to our management and representatives as well as to Cantor so that we and Cantor could begin a more in depth due diligence process.

On May 26, 2015, Mr. Cohen held a video conference call with the management of Company B to introduce them to representatives from Cantor. On the call, Cantor and Company B reviewed the financial information that was shared in the data room.

On May 27, 2015, Mr. Patel and Mr. Shanahan held an initial phone call to briefly discuss both CardConnect and FinTech and decided to move forward in arranging a more formal meeting of the two management teams.

On June 1, 2015, Daniel Cohen and Richard Silfen of Duane Morris, LLP, our international counsel, held a conference call with the management of Company B to discuss legal due diligence. Mr. Silfen outlined all the points of due diligence that would need to be satisfied from a legal standpoint to effectuate a merger agreement.

On June 8, 2015, we and CardConnect entering into a non-disclosure agreement in preparation for the upcoming initial meeting of our respective management teams so that the two entities could exchange confidential information. CardConnect provided us with an operating model that detailed its finances and with its audited consolidated financial statements.

From June 8, 2015 to June 15, 2015, Mr. Cohen, Mr. Silfen of Duane Morris, Amanda Abrams of Ledgewood PC, our corporate counsel, and management of Company B held various conference calls to review legal due diligence items as well as discuss a possible merged company structure. Since Company B was not based in the United States, the parties discussed potential transaction structures that would allow Company B to be based in its home country for tax purposes but still be merged into the Company and listed on NASDAQ. The parties agreed that a reverse triangular merger was likely the best strategy.

On June 10, 2015, Betsy Cohen, the chairman of our board of directors, and Mr. Patel met with Mr. Shanahan and Mr. Bernicker of CardConnect. Mrs. Cohen discussed her background in the financial sector, her motivation for launching FinTech, and the advantages of a transaction with a SPAC, such as ours, over other alternatives. Messrs. Shanahan and Bernicker discussed how they came to join CardConnect, how the company has grown since its inception, both organically and through strategic acquisitions, and their future growth plans. Messrs. Shanahan and Bernicker expressed that the opportunity seemed interesting but would like to see more detailed information on how FinTech was structured, what the process of the merger would be like, and a possible valuation for CardConnect.

On June 13, 2015, our management held a conference call with representatives of Cantor Fitzgerald to discuss the initial CardConnect meeting and explore possible acquisition structures. The parties discussed CardConnect’s financial information, publicly traded comparable companies, and the process for initial estimated valuation analysis. Our management and Cantor agreed to begin preparing materials to depict a potential deal structure based on a range of possible valuations and an estimated transaction timeline to present to CardConnect.

From June 13 to June 15, 2015, FinTech and Cantor analyzed CardConnect’s financial data and data regarding comparable publically traded companies.

On June 15, 2015, James J. McEntee, our chief financial officer, sent an initial letter of intent, which we refer to as the LOI, and summary of discussion points to Mr. Shanahan of CardConnect. The LOI proposed a merger, with merger consideration consisting of (i) $75-125 million in cash to the holder of CardConnect preferred stock and $223.4 million of newly issued Company common stock in exchange for all the outstanding common stock of CardConnect, to be financed by a $50 million preferred equity offering, and $100 million in cash held in our trust account, and potentially debt financing in an unspecified amount.

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On June 16, 2015, Messrs. Cohen and McEntee and representatives from Cantor held a conference call with the Company B’s management. Based upon due diligence reviews by Cantor and FinTech representatives of documents in the data room, FinTech discussed questions and concerns with Company B’s regarding Company B’s risk management practices and revenues.

On June 19, 2015 and June 22, 2015, Messrs. Cohen and McEntee, and representatives of Cantor, held conference calls with Company B’s management to discuss Company B’s sales model and risk management system.

From June 15 to June 23, 2015, our management and CardConnect’s management reviewed the LOI and the presented discussion materials. Steve McLaughlin of Financial Technology Partners LP and FTP Securities LLC (together, “FT Partners”), the investment advisor for CardConnect’s majority stockholder, spoke with Mr. Patel and asked that our management provide more detail regarding the transaction timing, mechanics, and pro forma financial information, sources and uses of funds for the transaction, beneficial ownership of the SPAC, a pro forma balance sheet, and a list of all SPACs that had completed a transaction and their trading performance.

On June 23, 2015, FinTech management, Cantor, Mr. McLaughlin and FT Partners had a follow up conference call to discuss and review the information Mr. McLaughlin had requested before sending such information to CardConnect and to FT Partners in advance of Mrs. Cohen’s meeting with Mr. Winship of FTV.

On June 30, 2015, FinTech management and Cantor sent FT Partners and CardConnect information in response to FT Partners’ requests. Mrs. Cohen met with Mr. Winship of FTV and discussed her background in the financial sector, the structure and advantages of a SPAC, and FinTech’s interest in CardConnect. Mr. Winship advised Mrs. Cohen that FTV would be willing to consider a SPAC transaction but would like to look at a more formal valuation analysis and a more detailed proposed merger structure. Later that day, FinTech had a follow up call where Mrs. Cohen relayed Mr. Winship’s expectations to the group. FinTech agreed that the best course of action would be to do an on-site due diligence meeting to better understand CardConnect and work towards a more formal offer.

On June 30, 2015, Messrs. Cohen and McEntee, and representatives of Cantor, held a conference call with Company B’s management to discuss initial valuation. Company B saw the valuation as adequate and was comfortable moving the discussion forward at a $600 million valuation.

On July 2, 2015, Messrs. Cohen and McEntee held a conference call with Ms. Abrams of Ledgewood and Mr. Silfen of Duane Morris to discuss the drafting of a letter of intent for Company B.

On July 3, 2015, Messrs. Cohen and McEntee spoke with representatives from Cantor to discuss the potential transaction with Company B.

On July 4, 2015, FinTech provided Company B with an initial letter of intent. The details of the transaction included a pre-money equity value of $600 million and $125 million of cash at closing to be funded by cash in our trust account and a preferred equity funding.

On July 7, 2015, Mr. Cohen of FinTech spoke with management of Company B to discuss the initial letter of intent and to plan for a visit to Company B’s office locations.

On July 13-15, 2015, Mr. Cohen and FinTech representatives visited Company B’s offices to tour the facilities, meet its management team in person and perform additional due diligence.

On July 16, 2015, Messrs. Cohen and McEntee, and Mr. Silfen of Duane Morris, spoke with officers of Company B about legal due diligence.

On July 16, 2015, FinTech management contacted Steven Elefant, an expert in the payment field, to be an outside consultant to help FinTech evaluate CardConnect’s technology and patents prior to an on-site due diligence meeting.

On July 23, 2015, FinTech and Mr. Elefant visited the CardConnect’s King of Prussia offices to meet CardConnect’s management team and conduct advanced due diligence. Mrs. Cohen, and Messrs. McEntee, Patel and Elefant met with Mr. Shanahan, Mr. Bernicker, Patrick Shanahan, Nicolas Dermatas, and Rush Taggart of CardConnect’s management team to discuss financial statements, sales strategy, technology patents, and growth plans.

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On July 26, 2015, representatives of FinTech and Cantor held a conference call to discuss valuation analysis and agreed that it would be beneficial to engage a mergers and acquisitions, or M&A, investment bank to help with due diligence and valuation.

On July 30, 2015, representatives of FinTech and Cantor met with Daryle DiLascia and James Murray of Piper Jaffray & Co., which we refer to as Piper, to discuss FinTech, CardConnect and the potential transaction. Piper indicated that they were capable and willing to help FinTech in due diligence, perform a valuation analysis, and act as an M&A advisor.

From August 7-14, 2015, Mr. Cohen, David Batalion and Kevin Brennan of Cantor, and officers of Company B met with several existing SPAC investors to gauge the investor appetite for the proposed transaction.

On August 17, 2015, Mrs. Cohen and Mr. McEntee, Cantor, and Larry Furlong of FT Partners held a conference call to discuss FinTech’s structure, a transaction timeline and due diligence plans.

On August 21, 2015, Mrs. Cohen and Mr. McEntee, and Messrs. DiLascia and Murray of Piper held a conference call to discuss Piper’s role in due diligence. The parties agreed to organize an additional in person due diligence meeting with CardConnect management so Piper and CardConnect’s management could do a line-by-line walk through of CardConnect’s financial statements.

On August 21, 2015, Messrs. Cohen and McEntee spoke with Company B to discuss the company’s regulatory capital requirements. Company B required short term financing to meet regulatory capital requirements. Following the call, Messrs. Cohen and McEntee noted that they had received mixed investor reactions following their meetings with Company B and were not confident that we could secure the financing necessary for the proposed acquisition. As a result, our management decided to focus its efforts on the potential transaction with CardConnect.

On September 1, 2015, Mrs. Cohen and Messrs. McEntee and Murray met with Messrs. Shanahan and Bernicker of CardConnect to discuss CardConnect’s financial model and business strategies.

On September 3, 2015, Mrs. Cohen and Messrs. McEntee and Murray had a follow up call to discuss the September 1, 2015 meeting and next steps pertaining to ongoing due diligence and valuation analysis.

On September 9, 2015, Mrs. Cohen and Messrs. McEntee, Patel and Murray held a conference call with Messrs. Furlong and Seibert of FT Partners, and Mr. Bernicker of CardConnect, to discuss next steps in the due diligence process. Mr. Bernicker informed our management and Piper that there would be an updated financial model circulated later in the week to assist Piper in their valuation analysis.

On September 11, 2015, Mrs. Cohen, Messrs. McEntee and Patel of FinTech, Mr. Murray of Piper, Messrs. Furlong and Seibert of FT Partners and Messrs. Bernicker and Dermatas of CardConnect held a conference call to discuss the updated financial model. The model showed that revenue and EBITDA growth were tracking estimates. Our management also provided FT Partners and CardConnect’s management with a snapshot of the SPAC market to discuss how SPACs have been trading following the execution of merger agreements and following completion of the transaction.

On September 17, 2015, Mrs. Cohen, and Messrs. McEntee, Patel, and Murray discussed the valuation analysis materials based on comparable companies and CardConnect’s financials. The parties agreed that the valuation was ready to present to FT Partners and CardConnect and Piper sent its analysis to FT Partners and CardConnect.

On September 23, 2015, Mrs. Cohen, and Messrs. McEntee, Patel, DiLascia, and Murray held a conference call with Messrs. Furlong and Wilson to discuss the valuation analysis. The valuation estimated CardConnect’s equity value in a range from roughly $320 million to $450 million.

On September 24, 2015, FinTech, Piper, and Cantor held a conference call to discuss the valuation range and to discuss a revised proposal for the CardConnect acquisition.

On September 25, 2015, Mrs. Cohen and Messrs. McEntee, Patel, Murray, and Batalion held a conference call to review the valuation analysis. FinTech then sent a revised proposal for the business combination to FTV, FT Partners, and CardConnect. The revised proposal considered sources of funding of $100 million of FinTech equity, $100 million of debt financing, and $220 million of rollover equity for a total enterprise value of $420 million. Uses consisted of $220 million of stock consideration, $130 million cash to CardConnect equity holders, $38 million of debt refinancing, $24 million of cash to the balance sheet, and estimated transaction costs of $8 million.

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On September 26, 2015, FinTech discussed a revised proposal with FT Partners that reflected the $420 million enterprise value and the cash consideration of $130 million.

On September 30, 2015, FinTech and FT Partners held a conference call to discuss the current proposal. FT Partners stated that it believed the merger consideration should have an increased cash component.

On October 14, 2015, FTV sent FinTech a revised LOI, which included proposed cash consideration of $180 million.

From October 15, 2015 through October 28, 2015, FinTech and its advisors discussed the counter offer and the availability of financing to accommodate the increased cash component of the counter offer.

On October 28, 2015, FinTech sent a revised LOI to FTV and FT Partners, which increased the cash component of the merger consideration from $130 million to $180 million and reduced the equity component from $220 million to $170 million.

From October 30, 2015 through November 4, 2015, FinTech, FT Partners, and CardConnect continued negotiations regarding the amount of cash consideration and the transaction structure.

On November 5, 2015, CardConnect and FT Partners supplied FinTech with a capitalization table of CardConnect’s ownership structure. FinTech, Cantor and CardConnect then held a conference call to discuss the current structure, the details of how equity would rollover, and which current shareholders would be receiving cash and in what amount.

On November 9, 2015, our management, Piper, and Ledgewood held a conference call to discuss the terms of the LOI and status of the negotiations.

On November 12, 2015, FinTech received a revised draft of the LOI from FT Partners for review. The counteroffer added certain “piggyback” registration rights for FinTech shares which FTV would receive. After reviewing the document, FinTech engaged Piper as financial advisor in connection with the acquisition of CardConnect.

On November 12, 2015, FinTech management and Mrs. Cohen held a conference call to discuss the revisions made to the current draft of the LOI. Later that day, FinTech sent FT Partners their updates to the LOI, which primarily included limitations on the proposed registration rights for the equity consideration to be issued to the FTV Entities.

From November 13, 2015 to November 16, 2015, representatives from Ledgewood and Kirkland & Ellis, LLP, CardConnect’s outside counsel, which we refer to as Kirkland, as well as FinTech management and representatives of FTV, discussed options to structure registration rights for the transaction.

November 19, 2015, FinTech and CardConnect agreed on transaction terms and signed the LOI.

From November 23, 2015 to December 15, 2015, FinTech and its advisors, and CardConnect and its shareholders and advisors continued due diligence.

On December 14, 2015, Ledgewood provided an initial draft of the merger agreement to Kirkland.

On December 15, 2015, Mrs. Cohen and Messrs. McEntee, Murray, Brennan, Shanahan and Bernicker held meetings with select equity investors (New York and conference calls) to discuss the proposed transaction and evaluate investor reactions to the transaction valuation and structure.

On December 16, 2015, Mrs. Cohen, Messrs. Murray, Batalion, Brennan, Shanahan, and Bernicker held meetings with select equity investors (Palm Beach, FL) to discuss the proposed transaction and evaluate investor reactions to the transaction valuation and structure.

On December 17, 2015, Mrs. Cohen and Messrs. McEntee, Murray, Brennan, Shanahan and Bernicker held conference calls with select equity investors to discuss the proposed transaction and evaluate investor reactions to the transaction valuation and structure.

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On December 18, 2015, Mrs. Cohen and Messrs. McEntee, Brennan, Furlong, Seibert, Shanahan, and Bernicker held a conference call to update FT Partners on the investor meetings and to discuss next steps. Investors appeared to find the valuation to be fair and attractive and believed the debt leverage levels were supportable by the market, which provided our management with comfort in moving forward with the proposed transaction terms in the LOI.

December 22, 2015, Mrs. Cohen and Messrs. McEntee, Baur Whittlesey of Ledgewood, Shanahan and Bernicker, and representatives of Kirkland held a conference call to discuss the merger agreement.

On December 23, 2015, Kirkland responded to the initial merger agreement with their comments.

On December 30, 2015, Ledgewood, FinTech management and Mr. Batalion from Cantor held a conference call to discuss the current draft merger agreement and Ledgewood provided Kirkland with an updated merger agreement.

On January 5, 2016, Mrs. Cohen and Messrs. McEntee, Amrit Agrawal of Piper, Shanahan, and Bernicker held a conference call to discuss proposed debt financing that Messrs. Agrawal and Leonard Sheer from Piper believed they could raise for the transaction. Although Piper’s debt group believed they could place the debt with a single investors, FinTech and CardConnect decided that because of the potential expenses relating to a debt placement, they should explore other options.

On January 8, 2016, Kirkland provided an updated draft of the merger agreement to Ledgewood.

On January 10, 2016, FinTech engaged BTIG to perform a fairness opinion analysis on the proposed merger.

On January 13, 2016, FinTech and Piper held a conference call to discuss financing options. Ledgewood also provided an updated merger agreement to Kirkland.

On January 15, 2016, Mrs. Cohen and Messrs. McEntee, Shanahan, and Bernicker, and a potential lender held a conference call to discuss a potential credit facility.

On January 18, 2016, FinTech and BTIG held a conference call to discuss the current status of the fairness opinion; BTIG indicated it would commence its due diligence and supply its opinion once its due diligence procedures were completed.

On January 19, 2016, Mrs. Cohen and Messrs. McEntee, Murray, Batalion, Brennan, Shanahan, and Bernicker met with select investors to gauge their interest in the proposed transaction.

On January 20, 2016, FinTech and Piper held a conference call to discuss Piper’s engagement letter. Mrs. Cohen and Messrs. McEntee, Shanahan, and Bernicker met with select equity investors.

On January 27, 2016, Kirkland provided Ledgewood with their comments and an updated merger agreement.

On January 28, 2016, Kirkland and Ledgewood discussed provisions of the merger agreement related to the estimation and payment of expenses for the transaction. Ledgewood relayed the discussions to FinTech management.

On February 4, 2016, Ledgewood sent Kirkland an updated merger agreement reflecting comments.

On February 16, 2016, FinTech management and Cantor held a conference call to discuss the current proposed debt structure and overall transaction structure. Having seen the terms of the debt and the nearly finalized merger agreement, FinTech management wanted Cantor’s expertise on whether or not the market would support the proposed transaction and how investor feedback to date had been. Cantor informed FinTech management that the transaction would likely be well supported.

On February 22, 2016, BTIG presented its initial findings on the financial fairness of the proposed Merger to our board of directors and our management. Our management also presented to the board the current transaction structure and status of the transaction. Our board then discussed BTIG’s analysis and findings with BTIG and management. BTIG noted to our board that alterations to their opinion might need to be made if there were any material changes to the final version of the Merger Agreement. Through its due diligence, BTIG found the proposed purchase price of CardConnect to be fair to us and our stockholders from a financial point of view and in line with comparable publicly traded companies.

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On February 24, 2016, FinTech management presented FT Partners, CardConnect and FTV with an offer to increase the total sources of funding from $430 million to $440 million to ensure sufficient capital to fund the transaction and related expenses. FinTech proposed that the additional $10 million in funding would be raised using the most efficient funding available between merger agreement signing and merger closing. FT Partners, CardConnect and FTV agreed to the proposal.

On February 26, 2016, Kirkland provided Ledgewood with updates and comments to the proposed merger agreement reflecting the changes to the financing sources that the parties agreed to on February 24, 2016.

On March 1, 2016, Ledgewood provided Kirkland with updates and comments to the draft merger agreement to clarify the new language relating to the financing sources and to include a provision to put a new equity compensation plan in place upon closing of the Merger.

On March 1, 2016, BTIG issued its written opinion to our board regarding the transaction, which confirmed in writing the opinion orally presented to our board on February 22, 2016. Fintech representatives also distributed current drafts of the merger agreements and related agreements and documents to our board for review.

On March 2, 2016, the FinTech board held a conference call, which included FinTech management, and representatives from Ledgewood, to discuss and vote on the proposed merger agreement. On the call, Mrs. Cohen called the meeting to order, described FinTech management’s efforts and extensive due diligence over the last nine months, described the transaction structure and the details of the proposed financing for the transaction, and discussed with the board the ways in which CardConnect fulfilled the specific criteria the board considered important for a target company, Mrs. Cohen discussed with the board CardConnect’s financial history, technology platform and management team. Mrs. Cohen also reviewed and discussed with the board the relevant points of BTIG’s fairness opinion, including that the estimated CardConnect valuation was within the target $200 to $800 million range discussed in FinTech’s IPO prospectus. Mr. McEntee discussed the transaction opportunity with the board, focusing on CardConnect’s growth prospects and management team. Mrs. Cohen and Mr. McEntee responded to questions from various board members relating to the transaction structure and investor feedback on the proposed transaction, and the board discussed recent acquisitions in the financial technology industry and market timing. After extensive discussions, the board unanimously approved the merger and related transactions.

On March 3, 2016, Messrs. Bernicker and Shanahan held a conference call with representatives of FinTech to discuss potential tax issues related to the treatment of options under the merger agreement. The parties agreed to revise the merger agreement to incorporate the changes to provide for more favorable tax treatment of CardConnect options.

On March 3, 2016, Kirkland provided Ledgewood with revised merger agreement reflecting the changes agreed to by the parties relating to tax treatment of options. The changes provided that a portion of the outstanding CardConnect options would be cashed out at closing. Ledgewood returned comments to the merger agreement to Kirkland later that day reflecting minor clean up changes.

On March 4, 2016, Kirkland provided Ledgewood with revised merger agreement reflecting minor clean up changes. All parties thereupon agreed that the merger agreement was in final form.

On March 7, 2016, FinTech and CardConnect executed the Merger Agreement and issued a joint press release announcing the Merger.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Merger.

Reasons for the Approval of the Merger

Our board of directors met telephonically on February 22, 2016 and March 2, 2016 to, among other things, discuss a potential business combination with CardConnect, and, on March 2, 2016, unanimously approved the Merger and the Merger Agreement. Prior to reaching the decision to approve the Merger and the Merger Agreement, our board of directors consulted with our management, as well as with our legal and financial advisors. In making its determination with respect to the Merger, our board of directors also considered the financial analysis undertaken by BTIG, a financial advisor to us in connection with the Merger. BTIG presented its oral opinion regarding the proposed Merger to our board on February 22, 2016, which was subsequently confirmed in writing by the delivery of BTIG’s written opinion dated March 1, 2016, which we refer to as the Opinion, as to whether (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of CardConnect implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account.) See “—Description of Fairness Opinion of BTIG.”

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In addition, our board reviewed various industry and financial data, including, but not limited to, CardConnect’s existing business model, CardConnect’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of CardConnect which took place over a nine-month period beginning in May of 2015 and continuing through the signing of the Merger Agreement on March 7, 2016, including, extensive meetings and calls with CardConnect’s management team regarding operations and projections, review of CardConnect’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors including, but not limited to, Piper Jaffray and BTIG, and other legal due diligence with assistance from our legal counsel before determining that the Merger was in the best interest of the Company.

Our board and management have extensive experience in the financial services and financial technology industries, as well as with operational management, and investment and financial analysis. As such, the members of our board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See “Information About FinTech—Management” for additional information regarding the experience of our board of directors and management team.

We have been conducting a search for a business combination partner since our IPO in February of 2015. In its evaluation of business combination partners, our board and management team considered a wide variety of complex factors. Our board of directors did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision.

In its search for a business combination partner, our board of directors and management believed the following considerations, which we identified in the prospectus for our IPO offering, to be important factors in identifying an acquisition candidate:

●	History of free cash flow generation: Acquiring one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

●	Revenues and Enterprise Value: Acquiring one or more businesses with annual revenues of approximately $50 million to $250 million and an enterprise value of approximately $200 million to $800 million.

●	Strong management team: Acquiring one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. Focusing on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders.

●	Opportunities for add-on acquisitions: Acquiring one or more businesses or assets that we can grow both organically and through acquisitions.

●	Defensible business niche: Acquiring on one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors.

●	Diversified customer and supplier base: Acquiring one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

In considering the Merger, our board determined that CardConnect met all of the above criteria. In particular, the board considered the following positive factors, although not weighed or in any order of significance:

●	History of free cash flow generation: CardConnect has a long history of revenue growth, positive earnings, and free cash flow. It had $26.2 million and $28.9 million of adjusted EBITDA in 2014 and 2015, respectively, and $18.8 million and $24.7 million of net cash from operating activities in 2014 and 2015, respectively. Strong adjusted EBITDA and net revenue margins of 24.7% and 24% in 2014 and 2015, respectively, also complement CardConnect’s strong financials.

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●	Revenues and Enterprise Value: CardConnect fits our ideal merger partner’s target revenue and enterprise value. CardConnect reported $106.0 million and $120.3 million of net revenue in 2014 and 2015, respectively. Also, analysis of CardConnect’s financials and comparable business pier group by our management, as well as by BTIG, places CardConnect’s fair market enterprise value at $437.9 million, in line with our prospective merger partner’s target price range.

●	Strong management team: CardConnect’s management team has extensive experience in financial technology, payment processing, and corporate management and operations. Jeffrey Shanahan, Chief Executive Officer of CardConnect, has over 14 years of operation management, technology development, and implementation of business process automation experience. Charles Bernicker, Chief Financial Officer of CardConnect, is a former executive director at Heartland Payment Systems, Inc., a provider of payment services to merchants, and has a long and proven track record in leadership roles at payment processing, banking, and card operation companies. Messrs. Shanahan and Bernicker, and a majority of the key management executives, have been an integral part of CardConnect’s compound annual growth rate of 11% and 14.4% from 2013 to 2015 in net revenue and total adjusted EBITDA, respectively. We expect that all key CardConnect executives will continue with the combined company following the Merger. For additional information regarding CardConnect’s executive officers, see “Information about CardConnect—Executive Officers.”

●	Opportunities for add-on acquisitions: CardConnect’s management team has a proven track record of acquiring add-on and value-additive companies and assets. Management’s previous acquisitions have led to some of CardConnect’s most important products and tools, including but not limited to, point-to-point encryption, CardSecure, CardConnect’s payment gateway, and CardConnect’s patented tokenization technology.

●	Defensible business niche: CardConnect’s proprietary software platform and payment gateway provides its customers and sales partners with unique features, tools, and security measures, which, our management believes, leads to increased client and distribution partner retention. CardConnect is differentiated by its web-based merchant solutions, security, and ERP integration. On the SMB side of its business, CardConnect has a simple online, self-enrollment system; proprietary mobile, secure terminal, and virtual terminal products; developer-friendly APIs for direct gateway integration to integrated software vendors, or ISVs, and e-commerce; and online account management tools with a marketplace to add new products and services. On the Enterprise side, CardConnect is a leading provider of secure payment processing middleware for both Oracle and SAP ERP systems; is a hosted SaaS model; and utilizes its patented point-to-point of encryption tokenization solutions.

●	Diversified customer and supplier base: Although our board determined that a diversified supplier base was not a relevant factor given the business to be acquired, CardConnect satisfied the criteria relating to a diversified customer base as its customers range from small businesses to large blue chip enterprises, all of which span various industries.

Our board of directors also considered whether members of our management and board may have interests in the Merger that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “—Interest of Certain Persons in the Merger.” However, our board of directors concluded that (i) these interests were disclosed in our IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect a business combination with any target company, (iii) our stockholders will have the opportunity to redeem their public shares in connection with the Merger and (iv) shares of our common stock held by our officers, directors and other initial stockholders are subject to transfer restrictions following the Merger. See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Letter Agreement” and “Description of our Securities—Founder Shares” for a description of these transfer restrictions.

Satisfaction of 80% Test

It is a requirement under our charter that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the trust account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our board of directors adopted the financial analysis reviewed by BTIG with our board, and the opinion of BTIG to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the enterprise value of CardConnect implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

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Description of Fairness Opinion of BTIG

On January 10, 2016, BTIG was retained by us to evaluate the fairness, from a financial point of view, of the Merger Consideration. On February 22, 2016, BTIG presented an oral opinion to the board, which it confirmed in writing on March 1, 2016, upon delivery of its Opinion, dated March 1, 2016, to our board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of CardConnect implied by the various financial analyses BTIG conducted in connection with its Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of its public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

In selecting BTIG, our board of directors considered, among other things, the fact that BTIG is a reputable investment banking firm with substantial experience advising companies in the financial technology sector and in providing strategic advisory services in general. BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

The full text of the Opinion is attached hereto as Annex B and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications upon the review undertaken by BTIG in connection with such Opinion.

BTIG’s Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Merger. In arriving at its Opinion, BTIG has, among other things:

●	discussed the Merger and related matters with our management and reviewed the Merger Agreement draft dated March 1, 2016;

●	reviewed the audited financial statements of CardConnect for the three years ended December 31, 2014, and unaudited interim financial statements of CardConnect for the twelve months ended December 31, 2015;

●	reviewed and discussed with our management certain other publicly available information concerning us and CardConnect;

●	reviewed certain non-publicly available information concerning CardConnect, including internal financial analyses and forecasts prepared by management of CardConnect to use in BTIG’s analysis, to use for purposes of BTIG’s analysis, and held discussions with CardConnect’s management regarding recent developments;

●	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that BTIG deemed to be relevant;

●	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that BTIG deemed to be relevant;

●	performed discounted cash flow analyses for CardConnect based on forecasts provided by management of CardConnect;

●	compared the enterprise value of CardConnect implied by the various financial analyses BTIG conducted to the amount held by us in trust for the benefit of its public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the amount held in trust);

●	conducted such other financial studies, analyses and investigations and considered such other information as BTIG deemed necessary or appropriate for purposes of the Opinion; and

●	took into account BTIG’s assessment of general economic, market and financial conditions and BTIG’s experience in other transactions, as well as BTIG’s experience in securities valuations and BTIG’s knowledge of CardConnect’s industry generally.

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In rendering its Opinion, BTIG has relied upon and assumed, with our acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of us or CardConnect, or that was otherwise reviewed by BTIG, and BTIG has not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts regarding CardConnect (i) prepared by management of CardConnect, or (ii) prepared by our management and supplied to BTIG by CardConnect and us, as applicable, BTIG has assumed, at our direction, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the our management and CardConnect, as applicable, as to the future operating and financial performance of CardConnect and that they provided a reasonable basis upon which BTIG could form its Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

BTIG also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of us or CardConnect since the date of the last financial statements made available to BTIG. BTIG did not make or obtain any independent evaluation, appraisal or physical inspection of either our or CardConnect’s assets or liabilities, nor has BTIG been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

The Opinion is limited to whether, as of the date thereof, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement is fair to us from a financial point of view, and (ii) the fair market value of CardConnect equals or exceeds 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account), and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger to us, our stockholders, creditors or any other of our constituencies, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. The Opinion also does not consider, address or include:

●	any other strategic alternatives currently (or which have been or may be) contemplated by us;

●	the legal, tax or accounting consequences of the Merger on us, our stockholders or any other party;

●	the fairness of the amount or nature of any compensation to any officers, directors or employees of CardConnect or us, or any class of any such person, relative to the compensation paid to any other party;

●	whether we have sufficient cash, available lines of credit or other sources of funds to enable us to pay the Merger Consideration at the closing of the Merger; or

●	the effect of any financing to pay the Merger Consideration or other amounts provided in the Merger Agreement. Furthermore, BTIG expresses no opinion herein as to the prices, trading range or volume at which our securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement.

The Opinion is necessarily based on economic, market, financial and other conditions as they exist on March 1, 2016, and on the information made available to BTIG by or on behalf of CardConnect or us or either of our respective advisors, or information otherwise reviewed by BTIG, as of the date of the Opinion. BTIG disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to BTIG’s attention after the date of the Opinion.

The summary set forth below does not purport to be a complete description of the analyses performed by BTIG, but describes, in summary form, the material elements of the presentation that BTIG made to our board of directors on March 1, 2016, in connection with BTIG’s Opinion. In accordance with customary investment banking practice, BTIG employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by BTIG in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BTIG employed in reaching its conclusions.

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None of the analyses performed by BTIG were assigned a greater significance by BTIG than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BTIG. The summary text describing each financial analysis does not constitute a complete description of BTIG’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BTIG with respect to any of the analyses performed by it in connection with its Opinion. Rather, BTIG made its determination as to the fairness to us of the Merger Consideration to be paid by us in the Merger, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Except as otherwise noted, the information utilized by BTIG in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before March 1, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BTIG used three primary methodologies: selected public companies analysis; selected precedent transactions analysis; and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to CardConnect or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied enterprise value of CardConnect. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by BTIG collectively and not individually. In delivering its Opinion to our board of directors, BTIG utilized the financial projections and estimates regarding CardConnect prepared by CardConnect and supplied to BTIG by us.

Selected Public Companies Analysis. BTIG reviewed, analyzed, and compared certain financial information relating to CardConnect to corresponding publicly available financial information and market multiples for five publicly traded payment processing companies – First Data Corp., Fiserv, Inc., Global Payments Inc., Total System Services, Inc., and Vantiv, Inc. BTIG reviewed, among other things, the range of enterprise values of the selected publicly traded companies as a multiple of the twelve months ending December 31 (“fiscal year” or “FY”) 2015 and 2016 estimated revenue and EBITDA (estimates as provided by S&P Capital IQ and Bloomberg).

The following table sets forth the enterprise values as a multiple of fiscal year 2015 and 2016 estimated revenue and EBITDA for the selected publicly traded companies identified above.

	Price per	Enterprise	Enterprise Value as a Multiple of
	share as of	Value	Revenue		EBITDA
	3/1/16	(in millions)	2015A(1)	2016E	2015A	2016E
Fiserv	$98.34	$26,487	5.04x	4.77x	12.9x	13.7x
First Data	12.87	33,756	2.95x	2.85x	12.4x	11.7x
Total System Services	44.66	9,291	3.34x	3.13x	11.1x	10.4x
Global Payments	62.71	9,940	3.50x	4.50x	15.5x	14.6x
Vantiv	53.19	11,376	6.76x	6.23x	14.1x	12.9x

		Median	3.50x	4.50x	12.9x	12.9x
		Mean	4.32x	4.29x	13.2x	12.7x

Note: 2016 estimates represent Wall Street consensus as of March 1, 2016.

(1) Global Payments' 2015 financials represent Wall Street consensus estimates as of March 1, 2016.

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The following table sets forth the range of enterprise value as a multiple of fiscal year 2015 and 2016 estimated revenue and EBITDA utilized by BTIG in performing its analysis, which were derived from the selected publicly traded companies identified above, and the range of the enterprise values for CardConnect implied by this analysis.

	Range				Implied Valuation Range (in millions)
2015E Revenue	3.50x	-	4.32x	-	$431	-	$532
2016E Revenue	4.29x	-	4.50x		$630	-	$660
				-
2015E Adj. EBITDA	12.9x	-	13.2x		$426	-	$435
2016E Adj. EBITDA	12.7x	-	12.9x	-	$480	-	$488

BTIG compared the results of this analysis to the $429 million enterprise value of CardConnect implied by the Merger Consideration. The enterprise value of CardConnect implied by the Merger Consideration fell below the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial point of view.

BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to CardConnect’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to CardConnect. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Selected Precedent Transactions Analysis. BTIG reviewed and analyzed certain publicly available information for the following seven acquisitions among payment processing companies that were announced subsequent to September 2010, which disclosed valuation metrics and where the acquired company had an enterprise value greater than $200 million.

Announced Date	Target	Buyer	Implied Enterprise Value ($m)	Enterprise Value / LTM
				Revenue	EBITDA
01/26/16	TransFirst (1)	Total System Services	$2,350	1.59x	16.1x
12/15/15	Heartland Payment Systems	Global Payments	$4,300	1.66x	23.0x
09/15/14	Ezi Holdings	Global Payments	$268	2.23x	9.7x
05/12/14	Mercury Payment Systems (2)	Vantiv	$1,650	6.96x	17.7x
01/24/14	PayPros	Global Payments	$420	4.20x	NA
02/19/13	Netspend Holdings	Total System Services	$1,273	3.62x	13.2x
09/15/10	NPC Group (3)	Vantiv	$620	2.17x	8.1x

		Median		2.23x	14.7x
		Mean		3.21x	14.7x

(1)	TransFirst financial data as of September 30, 2015.
(2)	Mercury Payment Systems financial data as of December 31, 2013.
(3)	NPC Group financial data as of December 31, 2009.

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BTIG selected the precedent transactions based upon its experience and knowledge of companies in the industry. Although none of the transactions are directly comparable to the Merger, nor are any of the target companies directly comparable to CardConnect, BTIG selected transactions involving target companies with similar characteristics to the characteristics identified above in the comparable company analysis.

The following table sets forth the range of LTM Revenue and LTM EBITDA multiples utilized by BTIG in performing its analysis, which were derived from the selected business combinations identified above, and the range of the enterprise values for CardConnect implied by this analysis.

($ in millions)
	Range			Implied Valuation Range
LTM Revenue	2.23x	-	3.21x	$290	-	$416
LTM Adj. EBITDA	14.7x	-	14.7x	$508	-	$509

	Enterprise Value Reference Range			$399		$462

BTIG compared the results of this analysis to the $429 million enterprise value of CardConnect implied by the Merger Consideration. The enterprise value of CardConnect implied by the Merger Consideration fell within the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial point of view.

Because the market conditions, rationale, and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between CardConnect’s businesses, operations and prospects and those of the acquired companies above, BTIG believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, BTIG also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the CardConnect acquisition that could affect CardConnect’s acquisition value.

Discounted Cash Flow Analysis. BTIG utilized the financial projections and estimates regarding CardConnect prepared by CardConnect and supplied to BTIG by us, to perform a discounted cash flow analysis of CardConnect. The projections and estimates supplied to and utilized by BTIG are summarized below under “—Certain Projected Financial Information.” In conducting this analysis, BTIG assumed that CardConnect would perform in accordance with these projections and estimates. BTIG performed an analysis of the present value of the unlevered cash flows for fiscal year 2015 and cash flows that CardConnect’s management projected CardConnect will generate for the fiscal year 2016 through fiscal year 2019. BTIG utilized illustrative terminal values in the year 2019 based on a range of terminal multiples of 8.0x to 10.0x on projected fiscal years 2016 to 2019 EBITDA. BTIG discounted the cash flows projected for the specified period using discount rates ranging from 11.0% to 14.0%, reflecting estimates of CardConnect’s weighted average cost of capital. Using discount rates of 11.0% to 14.0% and terminal multiples of 8.0x to 10.0x, this analysis resulted in implied enterprise values for CardConnect ranging from $397 million to $525 million. BTIG compared the results of this analysis to the $429 million enterprise value of CardConnect implied by the Merger Consideration. The enterprise value of CardConnect implied by the Merger Consideration fell within the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial point of view.

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Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of BTIG’s Opinion, BTIG was of the opinion that, as of the date of BTIG’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of CardConnect equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

Miscellaneous

BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. BTIG or its affiliates may provide investment and corporate banking services to us and CardConnect and our respective affiliates in the future, for which BTIG or its affiliates may have received or will receive customary fees. BTIG provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of us or our affiliates for its own account and for the accounts of customers.

Certain Projected Financial Information

We and CardConnect do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with our board of directors’ evaluation of the Merger and BTIG’s financial analysis of CardConnect described under “—Description of Fairness Opinion of BTIG,” CardConnect management provided to us and BTIG CardConnect’s non-public, four-year internal financial forecasts regarding CardConnect’s anticipated future operations for fiscal 2016 through fiscal 2019 which incorporated the financial forecasts prepared by CardConnect management without any adjustment by our management. We have included summary information from such financial forecasts in the tables below to give our stockholders access to certain previously non-public information because such information was considered by our board of directors for purposes of evaluating the Merger and by BTIG for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Merger.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither our independent registered public accounting firm nor the independent registered public accounting firm of CardConnect has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of CardConnect included elsewhere in this proxy statement/prospectus relates to the historical financial information of CardConnect. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA, which is described in the footnote to the table below. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of us or CardConnect or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

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Considering that the special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

We and CardConnect do not generally publish our business plans and strategies or make external disclosures of our anticipated financial condition or results of operations. We and CardConnect have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither we, CardConnect nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of us, CardConnect or the combined company.

A summary of the financial forecast information regarding CardConnect’s anticipated future operations for fiscal years 2016 through 2019 provided to BTIG in connection with BTIG’s Opinion and related financial analyses is as follows:

	Projected
	2015	2016	2017	2018	2019
(dollars in millions)
Total Revenue	$497	$622	$786	$977	$1,190
Total Net Revenue	130	154	189	227	269
Adjusted EBITDA (1)	35	40	49	58	65

(1)	Adjusted EBITDA is a prospective financial measure that was not calculated in accordance with GAAP. Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back certain charges recorded each year, such as stock compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

Interests of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of the Merger, you should keep in mind that our board of directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	that our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

●	that our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

●	that our Sponsor, officers and certain of our directors paid an aggregate of $2,025,250 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

●	that our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by August 19, 2016;

●	if we are unable to complete a business combination by August 19, 2016, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

●	that our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by August 19, 2016;

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●	the continuation of Betsy Cohen as a director of the combined company; and

●	the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

Potential Purchases of Public Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or CardConnect, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable pay the cash consideration in the Merger and other amounts required under the Merger Agreement.

Total Shares of Company common to be Issued in the Merger

We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercises redemption rights, that an aggregate of 14,862,680 shares of our common stock will be issued to CardConnect stockholders as partial consideration in the Merger and that an aggregate of 480,544 shares of our common stock are issued pursuant to the Equity Financing, (1) our existing stockholders will hold in the aggregate approximately 47.2% of our outstanding common stock (34.4% held by our public stockholders and 12.8% held by the initial stockholders and Cantor), CardConnect’s former stockholders will hold approximately 51.1% of our outstanding common stock and the Equity Financing investor will hold approximately 1.7% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase our common stock that will be outstanding following the Merger, including any options to purchase CardConnect common stock that will be converted into options to purchase our common stock pursuant to the Merger Agreement, (2) any equity awards that may be issued under our proposed 2016 Omnibus Plan following the Merger, (3) any shares of Series A Preferred Stock that will be issued to the investor in our Equity Financing or any purchases of common stock that may be made by the investor in our Equity Financing pursuant to the Backstop Commitment or (4) up to 300,000 shares of our common stock that may be issued to the FTV Entities, at their election, in lieu of a portion of the cash consideration payable to them in the Merger (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). If any shares of our common stock are redeemed in connection with the Merger, or if the FTV Entities exercise their right to receive up to 300,000 shares of our common stock in lieu of a portion of Cash Merger Consideration payable to them, the percentage of outstanding our common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders and Cantor, by the former CardConnect stockholders and by the Equity Financing investor each will increase. If the Equity Financing investor purchases shares pursuant to the Backstop Commitment, the percentage of our common stock held by such investor will increase and the percentage of shares held by our public stockholders will decrease. If the actual facts are different than these assumptions (which is likely), the ownership percentages held our existing stockholders and by former CardConnect stockholders will each be different. See “Summary— Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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Sources and Uses for the Merger

The following table summarizes the sources and uses for funding the Merger.

Sources		Uses
(dollars in millions)
Debt Financing:		Cash Merger Consideration	$180
Senior Secured 1st Lien Term Loan	$100	Rollover Equity (3)	170
Senior Secured 2nd Lien Term Loan	40	Repayment of Existing CardConnect Revolving Credit Facility	62
Revolving Credit Facility ($30 million)(1)	—	Cash to Balance Sheet (4)	18.5
Trust Account(2)	100	Transaction Fees and Expenses (5)	17
Rollover Equity(3)	170
Equity Financing	37.5
Total Sources	$447.5	Total Uses	$447.5

(1)	No amounts from the revolving credit facility will be drawn to fund the Merger.

(2)	Assumes no redemptions of our public shares.

(3)	The value of the rollover equity is based on an assumed $10.00 per share value for our common stock. The value of the options issued to CardConnect stockholders as part of the rollover equity takes into account the exercise price of such options.
(4)	Includes (a) an estimated $2.1 million that will be used by the combined company to pay certain fees and expenses incurred by or on behalf of CardConnect in connection with the Merger and for which, pursuant to the Merger Agreement, we are not required to reimburse, or pay on behalf of, CardConnect, and (b) $7.5 million to be reserved by us for the payment of cash dividends on the Series A Preferred Stock issued in the Equity Financing.

(5)	Includes (i) $4.0 million in deferred underwriting commissions payable to Cantor, the underwriters in our IPO; (ii) an estimated $6.5 million in fees and expenses relating to the Debt Financing and the Equity Financing; (iii) an estimated $1.5 million in legal fees and expenses; and (iv) approximately $5.0 million of fees, costs and expenses (including financial advisory fees, regulatory fees, accounting fees, expenses incurred to file, print and mail this proxy statement/prospectus, fees for proxy solicitation services, and other professional fees and miscellaneous expenses) that were incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, either by or on our behalf, or by or on behalf of CardConnect and for which, pursuant to the Merger Agreement, we have agreed to reimburse or pay on behalf of CardConnect upon closing of the Merger.

Board of Directors of FinTech Following the Merger

Upon consummation of the Merger, our board of directors anticipates increasing its size from five to seven members. Betsy Z. Cohen will continue to serve on the board of directors following the Merger, and our remaining four incumbent directors, Walter Beach, Daniel Cohen, William Lamb and Shami Patel, have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Peter Burns, Toos Daruvala, Richard Garman, Jeffrey Shanahan, Ronald Taylor and Christopher Winship. See “Management Following the Merger” for additional information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Merger Agreement and subject to the approval of our stockholders as described in this proxy statement/prospectus, upon the closing of the Merger our charter will be amended to:

●	change our name to CardConnect Corp.;

●	increase the number of authorized shares of our common stock and preferred stock;

●	declassify the terms of our board of directors so that there will be only one class of directors without staggered terms of office, and make related changes; and

●	make additional changes, primarily to remove provisions of our charter applicable only to special purpose acquisition companies.

Name; Headquarters

The name of the combined company after the Merger will be CardConnect Corp. and our headquarters will be located in King of Prussia, Pennsylvania.

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Acquisition Financing

Debt Financing

Merger Sub has obtained commitment letters from BMO and Babson to provide in the aggregate up to $170 million of debt financing in connection with the Merger.

BMO Commitment Letter

The financing outlined in the BMO commitment letter consists of the following:

●	a $30 million senior secured first lien revolving credit facility, with a $10 million sublimit for issuance of standby letters of credit and a $5 million sublimit for swing line loans; and

●	a $100 million senior secured first lien term credit facility.

The BMO commitment letter permits Merger Sub to increase the first lien facilities by up to $35 million (less amounts obtained from the expansion feature under the Babson commitment letter), subject to customary restrictions and conditions to be included in the definitive credit agreements. The proceeds of the BMO facilities may be used to finance the acquisition of CardConnect, to refinance CardConnect’s existing debt, and to fund capital expenditures, working capital and permitted investments. The BMO facilities will be guaranteed by us.

The facilities will mature five years from the Merger closing date and will bear interest at rates based either on the three-month London Interbank Offered Rate, or LIBOR, plus a margin of between 2.00% and 3.50%, or, at our option, BMO’s base rate plus a margin of between 1.00% and 2.50%, depending upon the combined company’s total leverage ratios. The term loan portion of the BMO financing will amortize at the rate of 1.25% of the original outstanding principal amount of the term loan per quarter during the first two years of the loan, 1.975% of the original outstanding principal amount per quarter during the next two loan years, and 2.5% of the original outstanding principal amount per quarter during the fifth loan year.

Merger Sub may prepay the BMO facilities, without premium. The BMO facilities require mandatory prepayments, without premium, in the following amounts:

●	100% of the net cash proceeds of (i) sales of assets not in the ordinary course of business, (ii) sales of debt securities, (iii) casualty or condemnation events (subject to thresholds and exceptions to be determined, including permitted reinvestment periods) and

●	75% of “Excess Cash Flow,” a term to be defined in the definitive credit agreements.

The definitive credit agreements will contain covenants that are usual and customary for loans of this type, including affirmative and operational covenants and restrictive covenants regarding, among other matters, debt, liens, investments (including a $100 million aggregate limit on acquisitions in excess of $10 million during the term of the BMO facilities), mergers, dispositions and uses of cash (including payment of dividends and making distributions). The definitive credit agreements will also contain covenants requiring the combined company to maintain:

●	a minimum fixed charge coverage ratio of 1.25 to 1.00;

●	a maximum first lien leverage ratio of 3.50 to 1.00, reducing periodically until the ratio becomes 2.50 to 1.00 for quarters following June 30, 2018; and

●	A maximum total leverage ratio of 4.75 to 1.00, reducing periodically until the ratio becomes to 3.50 to 1.00 for quarters after June 30, 2019.

In general, the “fixed charge coverage ratio” is defined as the ratio of EBITDA (less unfinanced capital expenditures, cash taxes and restricted payments, as defined) to the sum of scheduled debt principal payments over the most recently ended four quarters; the “first lien leverage ratio” is defined as the ratio of senior secured debt (net of unrestricted cash not to exceed $5.0 million) to EBITDA for the four fiscal quarter period most recently ended; and the “total leverage ratio” is defined as the ratio of consolidated indebtedness (net of unrestricted cash not to exceed $5.0 million) to EBITDA for the four fiscal quarter period most recently ended, with EBITDA to be determined on a pro forma basis.

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The financing under the BMO facilities is conditioned upon completion of the Merger and other customary conditions, principally including the following:

●	the accuracy of the representations and warranties regarding CardConnect in the Merger Agreement, and the accuracy of specified representation to be included in the credit agreement regarding organizational power and authority, due authorization, no conflicts with Merger Sub’s charter or applicable law, solvency of FinTech and Merger Sub on a consolidated basis and related matters;

●	completion of all necessary loan documentation;

●	the first lien leverage ratio and total lien leverage ratio being less than 3.0x and 4.0x, respectively;

●	the structure of the Merger consideration and uses of funds in connection with the Merger being as set forth in this prospectus/proxy statement;

●	no material adverse effect (as defined) having occurred; and

●	compliance with Visa and MasterCard regulations.

The BMO commitment letter also requires that the funds from the Trust Account, together with the proceeds of the Debt Financing and the Equity Financing, be used to fund the payment of the Cash Merger Consideration, repay outstanding indebtedness under CardConnect’s existing credit facility, and pay the Transaction Expenses estimated at $17.0 million, and that the remaining funds be retained by the combined company. As a result, assuming that Transaction Expenses are $17.0 million, if any shares are redeemed by public stockholders in connection with the Merger we will be unable to complete the Debt Financing unless the lenders agree to waive this condition or the FTV Entities exercise their option to receive up to 300,000 shares of our common stock (to the extent shares are redeemed) in lieu of a portion of the Cash Merger Consideration payable to them.

The BMO commitment letter terminates on July 31, 2016, unless the parties agree to an extension.

Babson Commitment Letter

The financing outlined in the Babson commitment letter consists of a $40 million senior secured second lien term loan which has a $35 million expansion feature similar to, and coordinated with, the expansion feature of the BMO financing such that the maximum aggregate expansion for both the BMO and Babson financing cannot exceed $35 million. The proceeds may be used in the same manner as those of the BMO facilities. The Babson financing will also be guaranteed by us. The financing will mature six years from the Merger closing date and will bear interest at LIBOR plus 9.50% (with a LIBOR floor of 1.00%) or, at our option, the BMO Base Rate plus 10.50% (with a base rate floor of 2.00%). The Babson facilities do not amortize and may not be prepaid prior to the payment in full of the BMO facilities. If voluntary prepayments became permitted (following payment of the BMO facilities in full), there will be a prepayment fee of 2% of the outstanding loan amount during the first loan year, 1% of the outstanding loan amount in the second loan year and no prepayment fee thereafter. Mandatory prepayments are the same as under the BMO facilities but are conditioned on the prior repayment in full of the BMO facilities. The representations and covenants in the definitive Babson credit agreement will be the same as those for the BMO facilities, modified to reflect the second lien status of the Babson financing, except that the minimum fixed charge coverage ratio will be 1.00 to1.00, the maximum total leverage ratio will be 5.50 to 1.50, reducing periodically until it becomes 4.25 to 1.00 for quarters subsequent to June 30, 2019, and there will be no first lien leverage ratio requirement. The conditions to making the Babson financing will be the same as those for the BMO facilities. The Babson commitment letter terminates on July 31, 2016, unless the parties agree to an extension.

Equity Financing

We have entered into a securities purchase agreement with Falcon for the Equity Financing. The securities purchase agreement provides for the issuance to Falcon of 1,500,000 shares of our Series A Preferred Stock and 480,544 shares of our common stock for aggregate consideration of $37.5 million, of which $30.0 million will be used to pay a portion of the Cash Merger Consideration, repay CardConnect’s existing debt, pay transaction expenses and for general corporate purposes, and the remaining $7.5 million will be held by us in a separate account and used to fund the first two years of dividends on the Series A Preferred Stock. The number of shares of our common stock to be issued pursuant to the Equity Financing will be adjusted at closing so that the common stock issued represents 1.25% of our fully-diluted common stock after such issuance, calculated on a GAAP basis as described in the securities purchase agreement. The securities purchase agreement also provides for the Backstop Commitment, pursuant to which Falcon will purchase up to $5.0 million of our common stock from non-affiliated stockholders who have elected or intend to elect their redemption rights in connection with the Merger. The completion of the Equity Financing is subject to customary conditions including the fulfillment or waiver of the conditions to the closing of the Merger pursuant to the Merger Agreement. If we are unable to complete the financing with Falcon, and we cannot find alternative financing on acceptable terms, we will be unable to consummate the Merger.

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Series A Preferred Stock.

The Series A Preferred Stock will have an aggregate liquidation preference of $37.5 million plus all unpaid dividends. During the first two years following issuance, dividends will accrue at 11.43% per year, compounding quarterly, of which 10.0% will be payable in cash and 1.43% will be payable in connection with a redemption of the Series A Preferred Stock or a change of control (as defined below). Thereafter, dividends will accrue at 13.40% per annum, compounding quarterly, all of which will accrue and be payable in connection with a redemption of the accrue and Series A Preferred Stock or a change of control.

The Series A Preferred Stock will be redeemable, at Falcon’s option, beginning seven years following the date of issuance, which we refer to as the Mandatory Redemption Date, at a price equal to the then aggregate liquidation preference of the outstanding Series A Preferred Stock. We have the right, which we refer to as the Optional Redemption Right, to redeem the Series A Preferred Stock beginning three and a half years following the date of issuance. The redemption price, which we refer to as the Redemption Price, will be 102% of the liquidation preference if the redemption occurs during the first redemption year, 101% of the liquidation preference if the redemption occurs during the second redemption year, and 100% of the liquidation value thereafter.

The dividend rate for any Series A Preferred Stock not redeemed by us or Falcon following the Mandatory Redemption Date will increase by 1.0% Per annum, with the rate per annum being increased an additional 1.0% on the first day of each successive 180 day period thereafter. In addition, upon a “change of control” (as defined in the Certificate of Designation for the Series A Preferred Stock, which we refer to as the Certificate of Designation), if the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock request redemption of the Series A Preferred Stock, we must repurchase all outstanding Series A Preferred Stock at a price equal to the then-applicable Redemption Price, if any, for us to redeem the Series A Preferred Stock or, if the change of control occurs during the period when we are not permitted to exercise our Optional Redemption Right, at a price equal to the liquidation preference of the Series A Preferred Stock plus a “make whole” premium. The “make whole” premium is equal to the total value of the Series A Preferred Stock dividends that would otherwise have been payable during the period prior to the commencement of our Optional Redemption Right, discounted at the rate applicable to U.S. Treasury bills or notes of similar duration plus 50 basis points, plus 2.0%. As used in the Certificate of Designation, “change of control” means a sale, license or other disposition of all or substantially all of our assets, or a merger or consolidation in which our stockholders immediately prior to such transaction would beneficially own, directly or indirectly, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity, or certain changes in the composition of the board of directors of the combined company, or any change of control as defined in the loan agreements for the proposed term loan facilities.

The Series A Preferred Stock will be non-voting; however, the following actions will require the consent of 66 2/3% of the outstanding shares of Series A Preferred Stock:

●	Changes to our charter or bylaws that adversely affect the powers, preferences or rights of the Series A Preferred Stock.

●	Issuances of equity securities senior or parri passu to the Series A Preferred Stock, or any issuance of equity securities by any of our direct or indirect subsidiaries other than issuances to the combined company or a wholly-owned subsidiary of the combined company.

●

Reclassifications, alterations or amendments to any existing security of the combined company that is junior to the Series A Preferred Stock in a way that would make such security senior to, or parri passu with, the Series A Preferred Stock.

●	Paying distributions on, or redeeming, any capital stock of the combined company other than the Series A Preferred Stock, other than redemptions of common stock with up to $13.3 million of proceeds received by the combined company upon exercise of Converted Options.

●	Issuances of any debt security or the incurrence of indebtedness for borrowed money and capital leases, other than certain permitted indebtedness, that (a) would result in the ratio of the combined company’s indebtedness to its trailing 12 month adjusted EBITDA, on a pro forma basis, exceeding 6.0x for the first 12 months following the issuance of the Series A Preferred Stock, and exceeding 5.5x thereafter, or (b) includes terms that could prohibit the combined company from paying the cash dividends payable on the Series A Preferred Stock.

●	Affiliate transactions resulting in payments of more than $150,000 per year, subject to certain specified exceptions.

●	Changes in the combined company’s tax status.

●	Consummation of a change of control pursuant to which the consideration payable to the combined company’s stockholders would be allocated in a manner other than as set forth in the Certificate of Designation.

If any shares of Series A Preferred Stock are outstanding after the Mandatory Redemption date, or if at any time the ratio of the combined company’s total indebtedness (including for these purposes the liquidation preference of the then outstanding shares of Series A Preferred Stock less any accumulated dividends on the Series A Preferred Stock) to its trailing 12 month adjusted EBITDA exceeds 7.7x, the following additional corporate actions will require the consent of 66 2/3% of the outstanding shares of Series A Preferred Stock:

●	A sale, in one or more transactions, of in excess of 27.5% of the combined company’s consolidated net assets, except pursuant to a direct sale following foreclosure by lenders under the BMO facilities.

●	Voluntary filing for bankruptcy, reorganization, liquidation or other relief from creditors, other than as contemplated by the definitive agreements for the BMO facilities.

●	The issuance of equity securities below fair market value other than in an underwritten public offering or in a private placement in which at least a majority of the securities are purchased by persons or entities that are not affiliates of the combined company.

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If (1) on the Mandatory Redemption Date any shares of Series A Preferred Stock remain outstanding, (2) at any time, the ratio of the combined company’s indebtedness (including for this purpose, the liquidation preference of the Series A Preferred Stock) to its 12 month trailing EBITDA, on a pro forma basis, exceeds 7.7x, or (3) there is a payment or financial covenant default under the proposed senior term loan facilities, each of which we refer to as a Trigger Event, the dividend rate on the outstanding shares of Series A Preferred Stock will increase upon the occurrence of the Trigger Event by the greater of (A) any increase in the interest rate of the proposed second lien term loan credit facility or (B) 1.0%, with the rate per annum being increased an additional 1.0% on the first day of each successive 180 day period. Any such rate increase shall remain in effect until the default or Trigger Event has been cured, resolved or waived by the applicable party.

Backstop Commitment.

Falcon has agreed that, at our request, it will purchase up to $5.0 million shares of our common stock directly from our non-affiliated stockholders who elect or intend to elect to redeem their common stock in connection with the Merger. Falcon will be free to sell any shares purchased pursuant to the Backstop Commitment in the public markets following the Merger closing, subject to compliance with any applicable securities laws.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Merger.

Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. CardConnect will be considered the “acquirer” and FinTech will be treated as the “acquired” company for financial reporting purposes.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of April 30, 2016, this would have amounted to approximately $10.01 per public share. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of FinTech Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

It is a condition to closing under the Merger Agreement that funds in the trust account, together with the proceeds of the Debt Financing and the Equity Financing and cash on hand, will provide us with sufficient funds to consummate the Merger and pay all amounts required pursuant to the Merger Agreement. Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions. Assuming that actual Transaction Expenses are at least $17.0 million, if any shares are redeemed by public stockholders, we will have insufficient funds available to pay the Cash Merger Consideration and other amounts payable under the Merger Agreement unless we obtain additional financing or raise additional capital, the FTV Entities exercise their option to receive up to 300,000 shares of our common stock (to the extent shares are redeemed) in lieu of a portion of the Cash Merger Consideration payable to them, or the applicable conditions under the Debt Financing are waived by the Lenders (See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Acquisition Financing”). We have entered into a written agreement for the Backstop Commitment pursuant to which the investor in the Equity Financing has committed to purchase up to $5.0 million in shares of our commons stock from non-affiliated stockholders who have elected or intend to elect to redeem their shares in connection with the Merger, in order to help ensure that we will have sufficient funds to consummate the Merger.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of our common stock that elect to have their shares of our common stock redeemed for cash if the Merger is completed. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

●	banks or trusts,

●	tax-exempt organizations,

●	insurance companies,

●	dealers in securities or foreign currency,

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●	traders in securities who elect to apply a mark-to-market method of accounting,

●	pass-through entities and investors in such entities,

●	foreign persons,

●	U.S. expatriates,

●	regulated investment companies and real estate investment trusts,

●	broker-dealers,

●	holders liable for the alternative minimum tax,

●	holders that have a functional currency other than the U.S. dollar,

●	holders who received our common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

●	holders who hold our common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

This summary assumes that stockholders hold our common stock as capital assets, which generally means as property held for investment.

WE URGE HOLDERS OF OUR COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. FinTech Stockholders

This section is addressed to U.S. holders of our common stock that elect to have their shares of our common stock redeemed for cash as described in the section entitled “Special Meeting of FinTech Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner whose shares of our common stock are redeemed and is:

●	a citizen or resident of the U.S.;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Except as discussed in the following paragraph, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in our common stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Stockholders who hold different blocks of our common stock (generally, shares of our common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

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Cash received upon redemption will be treated as a distribution, however, if the redemption does not effect a meaningful reduction of the Redeeming U.S. Holder’s percentage ownership in us (including stock such Redeeming U.S. Holder is deemed to own under certain attribution rules). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the holder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in our common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. If, taking into account the effect of both redemptions by other stockholders and the issuance of shares of our common stock to CardConnect stockholders in connection with the Merger, the Redeeming U.S. Holder’s percentage ownership in us is reduced as a result of the redemption by more than 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Redeeming U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Redeeming U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

Holders of our common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Redeeming U.S. Holders who are individuals, estates or trusts may be required to pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of our common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. FinTech Stockholders

This section is addressed to non-U.S. holders of our common stock that elect to have their shares of our common stock redeemed for cash as described in the section entitled “Special Meeting of FinTech Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) whose shares of our common stock are redeemed and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its shares of our common stock redeemed will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. FinTech Stockholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, that are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of our common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares of our stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act, or FATCA, and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of our common stock.

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Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. holder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the IRS and other applicable requirements are met.

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year) or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of our common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares of our stock will be treated as a sale or as a distribution under the Code.

Vote Required for Approval

Along with approval of Proposal 2 and the NASDAQ Proposal, approval of this Merger Proposal is a condition to the completion of the Merger. If this Merger Proposal is not approved, the Merger will not take place. Approval of this Merger Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4, the NASDAQ Proposal, and the Incentive Plan Proposal. If Proposal 2 and the NASDAQ Proposal are not approved, this Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting of any adjournment or postponement thereof) and the Merger will not occur. Because Proposal 3, Proposal 4 and the Incentive Plan Proposal are conditions to closing under the Merger Agreement, if any of these proposals are not approved and we and CardConnect do not waive the applicable closing condition, the Merger will not occur

This Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock vote “FOR” the Merger Proposal.

As of the record date, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
MERGER PROPOSAL.

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PROPOSAL NO. 2—AUTHORIZATION TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL

Overview

There currently are 13,733,333 shares of our common stock issued and outstanding, consisting of 10,000,000 shares originally sold as part of units in our IPO, 3,433,333 founder shares that are held by our initial stockholders and 300,000 placement shares were sold as part of the placement units issued to our Sponsor and Cantor in the private placement consummated simultaneously with our IPO. There are currently no shares of our preferred stock issued and outstanding. In addition, there currently are 10,000,000 outstanding warrants to purchase shares of our common stock originally sold as part of units issued in our IPO and 300,000 placement warrants included in the placement units issued to our Sponsor and Cantor in the private placement.

In the Merger, we expect to issue as consideration payable to CardConnect stockholders an aggregate of (i) 14,862,680 shares of our common stock (which excludes up to 300,000 shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them) and (ii) options to purchase 3,462,839 shares of our common stock issuable on conversion of the Conversion Options to CardConnect stockholders. Simultaneously with the closing of the Merger, we also intend to reserve for issuance up to 3,796,296 shares of our common stock under the 2016 Omnibus Plan, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. If our stockholders exercise redemption rights in connection with the Merger resulting in a decrease in the number of our public shares outstanding prior to the Merger, the maximum number of shares issuable under the 2016 Omnibus Plan will be proportionately reduced. In connection with the Equity Financing we also intend to issue 1,500,000 shares of Series A Preferred Stock, and 480,544 shares of common stock. In order to ensure that we have sufficient authorized capital to complete the Merger and the Equity Financing, and for future issuances, including pursuant to the 2016 Omnibus Plan, our board of directors has approved, subject to stockholder approval, an amendment to our charter to increase the number of shares of our common stock and preferred stock from 30,000,0000 shares, consisting of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, to 210,000,000 shares, consisting of 200,000,000 shares of common stock, and 10,000,000 shares of preferred stock. This summary is qualified by reference to the complete text of the proposed amendment, which is included in our proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C . All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to increase the number of authorized shares of our common stock and preferred stock to provide shares which will be used to complete the Merger and for awards granted under the 2016 Omnibus Plan, and for future stock issuances. The shares available for future issuances would be issuable for any proper corporate purpose, including future acquisitions, the issuance of equity or convertible debt to raise capital, stock dividends or issuances under any future equity incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Assuming approval of this proposal, after taking into account the shares reserved for issuance in connection with the Merger and the Equity Financing and pursuant to the 2016 Omnibus Equity Compensation Plan, as described above, we would have up to approximately 153,364,308 authorized shares of common stock and 8,500,000 authorized shares of preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the Listing Rules of the NASDAQ Stock Market, which require stockholder approval for certain issuances of stock.

Our board of directors believes that the increase in authorized shares is desirable for us because it will provide us with sufficient shares to issue the Common Stock Merger Consideration to CardConnect stockholders to complete the Merger and to reserve shares for issuance under the Omnibus Plan. Our board of directors believes that it is important for us to have available for future issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility to issue shares in the future for corporate needs (including if needed as part of financing for future growth acquisitions), and in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

If stockholder approval is not obtained for this Proposal 2, we will not complete the Merger because stockholder approval of this Proposal 2 is a condition to completion of the Merger and because we do not currently have a sufficient number of authorized shares to consummate the Merger.

We do not have any arrangements, commitments or understandings to issue any shares of our capital stock except in connection with the Merger, the Equity Financing and the 2016 Omnibus Plan and our currently outstanding warrants.

While it may be deemed to have potential anti-takeover effects, this proposal to increase our authorized common stock and preferred stock is not prompted by any specific effort or takeover threat currently perceived by management.

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Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve Proposal 2.

Proposal 2 is conditioned upon the approval and completion of the Merger Proposal and the NASDAQ Proposal. If the Merger Proposal or the NASDAQ Proposal is not approved, this Proposal 2 will have no effect even if approved by our stockholders.

If Proposal 2 is not approved, the Merger will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
PROPOSAL 2.

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PROPOSAL NO. 3—DECLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Our charter provides that our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

Upon consummation of the Merger, our board of directors will increase its size from five to seven members. Betsy Cohen will continue to serve as a director following the Merger. The remaining four incumbent directors have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed members: Peter Burns, Toos Daruvala, Richard Garman, Jeffrey Shanahan, Ronald Taylor and Christopher Winship. See “Management Following the Merger” for additional information.

We are asking our stockholders to approve amendments to Article V of our charter, as provided in Annex C to this proxy statement/prospectus, to declassify our board of directors so that following the Merger there will be one class of directors without staggered terms of office, and to make certain related changes. If this proposal is approved by our stockholders, our charter will be amended to provide that from and after the date of the proposed charter our board shall consist of one class of directors only, whose term shall continue to the first annual meeting of stockholders following the date of the proposed charter, and, thereafter, all directors shall be elected annually and shall be elected for one year terms expiring at the next annual meeting of our stockholders. Specifically, if this proposal is approved, Sections 5.02(b), 5.02(c) and 5.05 of our charter will be amended to read as follows:

Section 5.02(b). Subject to Section 5.05 hereof, from and after the date of this Second Amended and Restated Certificate, the Board shall consist of one class of directors only, whose term shall continue until the first annual meeting of stockholders following the date hereof and until its successors are elected and qualified

●     Section 5.02(c). Subject to Section 5.05 hereof, a director shall hold office until the annual meeting next following his or her election or appointment and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

●     Section 5.05. Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate as the same may be further amended, or any Preferred Stock Designation.

This summary is qualified by reference to the complete text of the proposed amendments, which are included in our proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C.

In determining whether to submit to our stockholders a board declassification proposal, our board considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the board would be in the best interests of us and our stockholders.

Specifically, our board recognized that corporate governance standards have continued to evolve, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified structure may appear to reduce director accountability to stockholders, since such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Our board also recognized that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies.

Although our board believes that declassifying the board is in the best interests of us and our stockholders, the board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors.

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After considering the foregoing, our board believes that the amendments declassify the board under this proposal are in the best interests of us and our stockholders.

If this proposal approved, the proposed charter would become effective upon the filing of the proposed charter the Secretary of State of the State of Delaware, which we would file on the day of the closing of the Merger.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 3. Broker non-votes, abstentions or the failure to vote on this Proposal 3 will have the same effect as a vote “AGAINST” Proposal 3.

Proposal 3 is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If either of the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved, Proposal 3 will have no effect even if approved. Because stockholder approval of this Proposal 3 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 3 is not approved by our stockholders, the Merger will not occur unless we and CardConnect waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
PROPOSAL 3.

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PROPOSAL NO. 4—APPROVAL OF ADDITIONAL AMENDMENTS TO OUR CHARTER

IN CONNECTION WITH THE MERGER

Overview

Our stockholders are being asked to approve certain additional amendments to our charter to (i) change the combined company’s name to “CardConnect Corp.” and (ii) remove certain provisions of our charter related to our status as a special purpose acquisition company and make certain related changes. Pursuant to these amendments, Article IX of our charter will not be included in the proposed charter. Article IX of our charter sets forth various provisions related to our operations as a special purpose company prior to the consummation of an initial business combination. Pursuant to Section 9.01 of our charter, the provisions of Article IX that we are proposing to delete, are effective only until we consummate our initial business combination, which will be effected by the Merger. The following table sets forth a summary of the material differences between our charter and the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all stockholders to read the proposed charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Name	Our name is “FinTech Acquisition Corp.”	Our name is “CardConnect Corp.”

Purpose	Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon us by law and those incidental thereto, we possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.	Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Stockholder Action By Written Consent	Following our IPO, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.	Except as otherwise provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Duration of Existence	If we do not consummate an initial business combination within 18 months, we will cease all operations, liquidate the trust account and dissolve and liquidate.	Our duration is the default of perpetual existence under the DGCL.

Provisions Specific to a Special Purpose Acquisition Company	Article IX sets forth various provisions related to our operations as a special purpose acquisition company prior to the consummation of an initial business combination, including provisions relating to our trust account and distributions from our trust account, stockholder redemption rights in connection with an initial business combination,, stockholder approval of an initial business combination in certain circumstances, affiliate transactions in connection with an initial business combination and the minimum value of a target in an initial business combination.	Article IX is deleted in its entirety.

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Amendment to Certificate of Incorporation	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

In the judgment of our board of directors, the amendments to our charter set forth in this Proposal 3 are desirable for the following reasons:

●	Our board of directors believes the name of the combined company should reflect the Merger with CardConnect and operating business following the Merger.

●	Perpetual existence is the customary period of existence for corporations and our board of directors believes it is the most appropriate duration for the combined company.

●	The Article IX of our charter relates to our operations as a special purpose acquisition company prior to the consummation of our initial business combination and would not be applicable to the combined company after consummation of the Merger. Accordingly, this Article would serve no further purpose.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 4. Broker non-votes, abstentions or the failure to vote on this Proposal 4 will have the same effect as a vote “AGAINST” Proposal 4.

Proposal 4 is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, Proposal 4 will have no effect even if approved. Because stockholder approval of this Proposal 4 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Merger will not occur unless we and CardConnect waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
PROPOSAL 4.

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PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

We are proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules 5635(a) and (b). Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, based on CardConnect’s capitalization as of June 23, 2016 and assuming a closing date of July 26, 2016, we anticipate that we will issue to CardConnect stockholders as partial consideration in the Merger 14,862,680 shares of our common stock (which excludes up to 300,000 shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them), subject to adjustment as set forth in the Merger Agreement. See “The Merger Proposal—The Merger Agreement—Merger Consideration.” Because the number of shares of our common stock we anticipate issuing in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of FinTech, we are required to obtain stockholder approval of such issuances pursuant to NASDAQ Listing Rules 5635(a) and (b).

If the NASDAQ Proposal is adopted, assuming that 14,862,680 shares of our common stock (which excludes up to 300,000 shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them) are issued to CardConnect shareholders as partial consideration in the Merger, immediately following the closing of the Merger former CardConnect stockholders will hold 51.1% of our outstanding shares of common stock. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger, and does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger, any equity awards that may be issued under our proposed 2016 Omnibus Plan following the Merger, or any shares of Series A Preferred Stock that will be issued to the investor in our Equity Financing

Vote Required for Approval

The approval this NASDAQ Proposal requires the affirmative vote of holders of a majority of the total votes cast on this proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This proposal is conditioned on the approval of the Merger Proposal and Proposal 2.

Recommendation of the Board

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS “FOR” THE
APPROVAL OF THE NASDAQ PROPOSAL.

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PROPOSAL NO. 6—THE INCENTIVE PLAN PROPOSAL

Overview

Our board has unanimously approved the 2016 Omnibus Plan and has adopted the 2016 Omnibus Plan subject to the approval of our stockholders. The purpose of the 2016 Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to our growth and align the economic interests of such persons with those of our stockholders. We are seeking stockholder approval of the 2016 Omnibus Plan (i) so that the compensation attributable to grants under the 2016 Omnibus Plan may qualify for an exemption from the $1,000,000 deduction limit under section 162(m) of the Code (see the discussion of section 162(m) under “—Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to comply with NASDAQ Listing Rules.

Our board of directors believes that the approval of the 2016 Omnibus Plan by the stockholders will benefit the compensation structure and strategy of the combined company. The combined company’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and our board of directors has concluded that this would be enhanced by our ability to make grants under the 2016 Omnibus Plan. In addition, our board of directors believes that the interests of the combined company and stockholders will be advanced if the combined company can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in the combined company.

Set forth below is a summary of the material terms of the 2016 Omnibus Plan. This summary is qualified in its entirety by reference to the complete text of the 2016 Omnibus Equity Compensation Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. We urge our stockholders to read carefully the entire 2016 Omnibus Plan before voting on this proposal.

If approved by our stockholders, the 2016 Omnibus Plan will become effective upon the consummation of the Merger. If the Merger is consummated, Jeffrey Shanahan, CardConnect’s Chief Executive Officer and President, Charles Bernicker, CardConnect’s Chief Financial Officer, and Patrick Shanahan, CardConnect’s Chief Operating Officer, will be granted options to purchase 33.3%, 12.0% and 12.0%, respectively, of the shares reserved for issuance under the 2016 Omnibus Plan.

Summary of Material Terms of the 2016 Omnibus Plan

General. The 2016 Omnibus Plan provides that grants may be in any of the following forms:

●	incentive stock options (referred to as ISOs)

●	nonqualified stock options (referred to as (NQSOs)

●	stock appreciation rights (referred to as SARs)

●	stock units

●	performance shares

●	stock awards

●	dividend equivalents

●	other stock-based awards

The 2016 Omnibus Plan authorizes up to 3,796,296 shares of common stock for issuance, subject to adjustment as described below. If our stockholders exercise redemption rights in connection with the Merger resulting in a decrease in the number of our public shares outstanding prior to the Merger, the maximum number of shares issuable under the 2016 Omnibus Plan will be proportionately reduced. If and to the extent options and SARs granted under the 2016 Omnibus Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2016 Omnibus Plan. If any shares of common stock are withheld to pay the exercise price of an option or withheld for purposes of satisfying our minimum tax withholding obligations with respect to a grant, such shares will not be available for re-issuance under the 2016 Omnibus Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will not count against the share limits under the 2016 Omnibus Plan.

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The 2016 Omnibus Plan provides that the maximum aggregate number of shares of common stock with respect to which grants, other than dividend equivalents, may be made to any individual during any calendar year is 400,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the 2016 Omnibus Plan in excess of $250,000. The individual limits described in this paragraph shall apply without regard to whether the grants are to be paid in common stock or in cash; provided, however, that such individual limits shall not apply to the awards granted to Jeffrey Shanahan, Patrick Shanahan and Charles Bernicker in connection with the Merger and described in the employment agreement for each such individual. See “—Overview” for a description of these grants. All cash payments (other than dividend equivalents) shall equal the fair market value of the shares of common stock to which the cash payment relates.

If this proposal is approved, the 2016 Omnibus Plan will become effective on the date the Merger is consummated.

Administration. The 2016 Omnibus Plan is administered and interpreted by the Compensation Committee of our board of directors, except that our board of directors may make grants under the 2016 Omnibus Plan to our non-employee directors. The Administrator may delegate its authority under the 2016 Omnibus Plan, as appropriate, with respect to grants to persons who are not subject to Section 16 of the Exchange Act. References to the Administrator mean the Compensation Committee or our board of directors, including any delegates, as appropriate. The Administrator has the authority to (i) determine the individuals to whom grants will be made under the 2016 Omnibus Plan, (ii) determine the type, size and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the 2016 Omnibus Plan that set forth the specific terms and conditions for grants under the 2016 Omnibus Plan, and (vi) deal with any other matters arising under the 2016 Omnibus Plan. The determinations of the Administrator are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation. All of our employees and directors, as well as other persons who provide services to the combined company, will be eligible for grants under the 2016 Omnibus Plan.

Types of Awards.

Stock Options

The Administrator may grant options that are intended to qualify as incentive stock options within the meaning of section 422 of the Code (ISOs) or NQSOs that are not intended to so qualify or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2016 Omnibus Plan may receive a grant of NQSOs. Only employees of our company and certain of our subsidiaries may receive a grant of ISOs.

The Administrator fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the 2016 Omnibus Plan may not be less than the fair market value of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of our company or a subsidiary, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs for tax purposes.

The Administrator determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of our company or a subsidiary, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Administrator, in its sole discretion, which is specified in the grant letter. A grantee may pay the exercise price and any withholding taxes upon exercise of an option: (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of common stock having a fair market value on the date of exercise equal to the exercise price, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the grantee exercises the option through an irrevocable agreement with a registered broker and the payment is made in accordance with the procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law.

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SARs

The Administrator may grant SARs to anyone eligible to participate in the 2016 Omnibus Plan. SARs may be granted in connection with, or independently of, any option granted under the 2016 Omnibus Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. The base amount shall not be less than the fair market value of the common stock subject to the SARs on the date of grant. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator. The Administrator will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any options. SARs have a maximum term of ten years from the grant date. SARs may be exercised while the grantee is employed by or providing service to our company or within a specified period of time after termination of such employment or service.

Stock Units

The Administrator may grant stock units to anyone eligible to participate in the 2016 Omnibus Plan. Each stock unit provides the grantee with the right to receive a share of common stock or an amount based on the value of a share common stock at a future date. The Administrator determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, or under other circumstances, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Administrator. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator.

Performance Shares

The Administrator may grant performance shares to anyone eligible to participate in the 2016 Omnibus Plan. Each performance share provides the grantee with the right to receive a share of common stock or an amount based on the value of a share common stock, if specified performance goals are met. The Administrator determines the number of performance shares that will be granted, the performance goals and other conditions for payment of performance shares, the target amount that will be paid under a performance share based on the achievement of the performance goals, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator.

Stock Awards

The Administrator may grant stock awards to anyone eligible to participate in the 2016 Omnibus Plan. The Administrator may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Administrator will determine whether they will lapse over a period of time or according to such other criteria as the Administrator determines. The Administrator determines the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. The Administrator will determine to what extent and under what conditions grantees will have the right to vote shares of common stock and to receive dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a grantee’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Dividend Equivalents

The Administrator may grant dividend equivalents to anyone eligible to participate in the 2016 Omnibus Plan. Dividend equivalents may be granted in connection with any grants under the 2016 Omnibus Plan, other than options or SARs, and may be payable in cash or shares of common stock. Dividend equivalents may be paid currently or accrued as contingent cash obligations or converted to stock units, as determined by the Administrator. The terms and conditions of dividend equivalents are determined by the Administrator. Dividend equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

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Other Stock-Based Awards

The Administrator may grant other stock-based awards (which are awards other than options, SARs, stock units, performance shares, stock awards and dividend equivalents) under the 2016 Omnibus Plan. The Administrator may grant such other stock-based awards to anyone eligible to participate in the 2016 Omnibus Plan. These grants may be cash-based or based on, measured by or payable in shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for these grants will be determined by the Administrator.

Qualified Performance Based Compensation. The Administrator may make grants to employees of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards that are intended to meet the requirements of qualified performance based compensation under section 162(m) of the Code. The Administrator will establish in writing (i) the objective performance goals that must be met in order for the grants to vest or be payable, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the 2016 Omnibus Plan and the requirements of section 162(m) of the Code. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Administrator. The Administrator will establish in writing the performance goals that must be met either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed. The Committee may not increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: common stock price, earnings per share of common stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, revenue growth, assets under management, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee’s business unit or the performance of our company or our subsidiaries independently or as a whole, or a combination of the foregoing.

Deferrals. The Administrator may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the 2016 Omnibus Plan. The Administrator will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the 2016 Omnibus Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Administrator to reflect any increase or decrease in the number or kind of issued shares of common stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change of Control. If a change of control occurs where the combined company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In the event of a change of control, the Administrator may also take any of the following actions with respect to outstanding grants: (i) provide that all outstanding options and SARs will automatically accelerate and become fully exercisable, (ii) provide that the restrictions and conditions on all outstanding stock awards will immediately lapse, (iii) provide that grantees holding outstanding stock units, performance shares, dividend equivalents and other stock-based awards will receive payment in settlement of such award in an amount determined by the Administrator, (iv) require that grantees surrender their outstanding options and SARs in exchange for payment, in cash or shares of common stock as determined by the Administrator, in an amount equal to the amount (if any) by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, or (v) after giving grantees the opportunity to exercise their outstanding options and SARs, the Administrator may terminate any or all unexercised options and SARs at such time as the Administrator determines appropriate. The Administrator making the determinations following a change of control must be comprised of the same members as those on the Administrator immediately before the change of control.

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The Administrator making the foregoing determinations following a Change of Control must be comprised of the same persons who constitute the Administrator immediately before the Change of Control.

No Repricing of Options or SARs. Except in connection with a corporate transaction involving us (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without stockholder approval.

Amendment and Termination of the 2016 Omnibus Plan. Our board of directors may amend or terminate the 2016 Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2016 Omnibus Plan will terminate on the tenth anniversary of the closing date of the Merger, unless the 2016 Omnibus Plan is terminated earlier by our board of directors or is extended by our board of directors with the approval of the stockholders.

New Plan Benefits. Grants under the 2016 Omnibus Plan are discretionary, so it is currently not possible to predict the number of shares of common stock that will be granted or who will receive grants under the 2016 Omnibus Plan after the special meeting.

The last sales price of our common stock on June 23, 2016, was $10.01 per share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants under the 2016 Omnibus Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to grants under the 2016 Omnibus Plan. This discussion is intended for the information of stockholders considering how to vote at the special meeting and not as tax guidance to grantees in the 2016 Omnibus Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture under section 83(b) of the Code); (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held until the greater of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to grants to one of our top five officers, if and to the extent such compensation does not qualify as qualified performance-based compensation under section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same year, exceeds $1 million, and (iv) an award may be taxable to the recipient as ordinary income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers, other than the chief financial officer, in excess of $1,000,000 in any year. Compensation that qualifies as qualified performance based compensation is excluded from the $1,000,000 deduction cap, and therefore remains fully deductible by the corporation that pays it. Options and SARs are intended to meet the requirements of qualified performance based compensation. Stock units, performance shares, stock awards, dividend equivalents and other stock-based awards granted under the 2016 Omnibus Plan will only meet the requirements of qualified performance based compensation if the Administrator conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

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We have the right to require that grantees pay to us an amount necessary to satisfy our federal, state or local tax withholding obligations with respect to grants under the 2016 Omnibus Plan. We may withhold from amounts payable under the 2016 Omnibus Plan or other compensation an amount necessary to satisfy tax withholding obligations. The Administrator may permit a grantee to satisfy the withholding obligation by having shares withheld from payment of a grant, provided that the number of shares withheld does not exceed the minimum applicable tax withholding for federal, state and local tax liabilities. The Administrator may permit a grantee to satisfy our withholding obligation that exceeds the minimum applicable withholding rate by transferring to us previously acquired shares of common stock.

Effective Date; Term

The 2016 Omnibus Plan was adopted by our board of directors on April 29, 2016. No award will be granted under the 2016 Omnibus Plan on or after the tenth anniversary of the closing date of the Merger. Any award outstanding under the 2016 Omnibus Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

The affirmative vote of holders of a majority of the total votes cast on this proposal is required to approve the 2016 Omnibus Plan. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Incentive Plan Proposal is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, this proposal will have no effect even if approved. Because stockholder approval of this Incentive Plan Proposal is a condition to completion of the Merger under the Merger Agreement, if this proposal is not approved by our stockholders, the Merger will not occur unless we and CardConnect waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
INCENTIVE PLAN PROPOSAL.

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Material U.S. Federal Income Tax Consequences of the Merger

The following discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of CardConnect common or preferred stock. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

This discussion applies only to U.S. holders (as defined below) that hold their CardConnect common or preferred stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

●	banks or trusts,

●	tax-exempt organizations,

●	insurance companies,

●	dealers in securities or foreign currency,

●	traders in securities who elect to apply a mark-to-market method of accounting,

●	pass-through entities and investors in such entities,

●	foreign persons,

●	U.S. expatriates,

●	regulated investment companies and real estate investment trusts,

●	broker-dealers,

●	holders liable for the alternative minimum tax,

●	holders that have a functional currency other than the U.S. dollar,

●	holders who received their CardConnect common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

●	holders who hold CardConnect common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of CardConnect common or preferred stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 29, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their CardConnect common or preferred stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of CardConnect common or preferred stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the Merger to them.

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We urge each holder of CardConnect common or preferred stock to consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

U.S. Federal Income Tax Consequences of the Merger Generally

The following discussion regarding the U.S. federal income tax consequences of the Merger assumes that the Merger will be consummated as described in the Merger Agreement and this proxy statement/prospectus . The Merger is intended to be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the Merger will have the following U.S. federal income tax consequences.

If, pursuant to the Merger, a holder exchanges all of the shares of CardConnect common or preferred stock actually owned by it for a combination of our common stock and cash, the holder will recognize gain (but not loss) equal to the lesser of (i) the amount of cash consideration received in the Merger (excluding any cash received in lieu of a fractional share of our common stock), or (ii) the amount by which the cash consideration received in the Merger for the CardConnect common or preferred stock plus the stock consideration received in the Merger for the CardConnect common or preferred stock (based upon the fair market value of our common stock at the effective time of the Merger) exceeds the adjusted tax basis in the CardConnect common or preferred stock exchanged in the Merger. For this purpose, gain or loss must be calculated separately for each identifiable block of common or preferred stock in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. We urge holders to consult their tax advisors regarding the manner in which cash and our common stock should be allocated among different blocks of CardConnect common or preferred stock. Any recognized gain generally will be long-term capital gain if the holder’s holding period with respect to the CardConnect common or preferred stock surrendered is more than one year at the effective time of the Merger. If, however, the cash consideration received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits of CardConnect as calculated for U.S. federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate adjusted tax basis of our common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of CardConnect common or preferred stock for a combination of our common stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of CardConnect common or preferred stock surrendered for our common stock and cash, reduced by the amount of cash received by the holder pursuant to the Merger (excluding any cash received instead of a fractional share of our common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of our common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of CardConnect common or preferred stock surrendered.

Possible Treatment of Cash as a Dividend

Any gain recognized by a holder may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of CardConnect’s accumulated “earnings and profits.” In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Independent. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of CardConnect common or preferred stock solely for our common stock and then Independent immediately redeemed, which we refer to as the “deemed redemption,” a portion of our common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Independent. That determination requires a comparison of (1) the percentage of the outstanding stock of Independent that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Independent that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

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The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share.

A holder who receives cash instead of a fractional share of our common stock will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of CardConnect common or preferred stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of common stock or preferred stock is more than one year at the effective time of the Merger. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Dissenters

Upon the proper exercise of dissenters’ rights, a holder will exchange all of the shares of CardConnect common or preferred stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of CardConnect common or preferred stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the CardConnect common or preferred stock surrendered is more than one year. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of CardConnect common or preferred stock that are exchanged for shares of our common stock in the Merger or otherwise owns shares of our common stock actually or constructively after the Merger, the consequences to that holder may be similar to the consequences described above under the heading “—U.S. Federal Income Tax Consequences of the Merger Generally,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of CardConnect stock will be required to comply with certain reporting requirements. A CardConnect shareholder should be viewed as a “significant holder” if, immediately before the Merger, such holder held 5% or more, by vote or value, of the total outstanding CardConnect common and preferred stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the Merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of CardConnect common and preferred stock surrendered pursuant to the Merger (both as determined immediately before the surrender of shares), the date of the Merger, and the name and employer identification number of Independent and CardConnect, and the holder will be required to retain permanent records of these facts. We urge each holder of CardConnect common or preferred stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Information Reporting and Backup Withholding

Payments of cash pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. We urge holders of CardConnect common or preferred stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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INFORMATION ABOUT FINTECH

General

We are a blank check company formed in November 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets, which we refer to as our initial business combination. Prior to our entering into the Merger Agreement, we sought   to capitalize on the significant financial services, financial technology and banking experience and contacts of Daniel G. Cohen, our President and Chief Executive Officer and a director, Betsy Z. Cohen, our Chairman of the Board, and James J. McEntee, III, our Chief Financial Officer and Chief Operating Officer, and our board of directors to identify, evaluate and acquire a financial technology businesses, with particular emphasis on businesses that provide data processing; transactional and data security; rewards, loyalty, and consumer engagement platforms by which financial services engage their clients and market and provide services to them; digital marketing; and payment processing services.

On February 19, 2015, we sold 10,000,000 units in our IPO at $10.00 per unit generating gross proceeds of $100,000,000. Each unit consisted of one share of our common stock and one redeemable common stock purchase warrant. Simultaneously with the closing of the IPO, we consummated the sale of 300,000 placement units at a price of $10.00 per unit in the private placement to our Sponsor and Cantor, the underwriter for our IPO, generating gross proceeds of $3,000,000. Our initial stockholders hold an aggregate of 3,433,333 founder shares, all of which were issued in private placements prior to our IPO

Of the net proceeds of our IPO and the private placement, $100,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except for a portion of the interest income that may be released to us for working capital purposes or the payment of franchise taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by August 19, 2016. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of April 30, 2016, there was $100.1 million held in the trust account and $65,259 held outside the trust account available for working capital purposes. As of April 30, 2016, no funds had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the Merger. We intend to effect the Merger using cash held in our trust account, the proceeds of the proposed Debt Financing and Equity Financing and cash on hand. If any of the funds released from the trust account are not be used for payment of the Cash Merger Consideration, repayment of CardConnect’s indebtedness under its existing credit facility, to fund the fees and expenses relating to the Merger and other transactions contemplated by the Merger Agreement, or to fund redemptions of our common stock, they will be used for general corporate purposes of the combined company.

Selection of a Target Business and Structuring of our Initial Merger

NASDAQ rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our board is not independently able to determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, and that is reasonably acceptable to Cantor, with respect to fair market value and that such an initial business combination is fair to our stockholders from a financial point of view.

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Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Merger closing, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $100.1 million on April 30, 2016, the estimated per share redemption price would have been approximately $10.01.

Our initial stockholders and Cantor have waived their redemption rights with respect to their founder shares and placement shares in connection with the Merger, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Merger. All such shares held by our initial stockholders and Cantor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Merger. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the Merger, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of FinTech Stockholders—Redemption Rights and Procedures.” Unlike many other blank check companies, our public stockholders are not required to vote against the Merger in order to exercise redemption rights. If the Merger is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of common stock and will not receive payment for any shares they elected to redeem.

Our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Limitation on Redemption Rights

Notwithstanding the foregoing, our charter provides that a public stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have no full time employees and do not intend to have any full time employees prior to consummation of the Merger. Each of our executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Merger.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Betsy Z. Cohen*	74	Chairman of the Board of Directors
Daniel G. Cohen*	46	President, Chief Executive Officer and Director
James J. McEntee, III	58	Chief Financial Officer and Chief Operating Officer
Walter Beach	49	Director
Shami Patel	47	Director
William Lamb	76	Director

* Mr. Cohen is the son of Mrs. Cohen.

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Betsy Z. Cohen has served as a director since November 2013 and as Chairman of the Board since July 2014. She served as Chief Executive Officer of Bancorp and its wholly-owned subsidiary, Bancorp Bank, since September 2000 and Chairman of Bancorp Bank since November 2003, and resigned from these positions effective December 31, 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust (NYSE: RAS), a real estate investment trust, since its founding in August 1997, through her resignation as of December 31, 2010 and served as RAIT’s Chief Executive Officer from 1997 to 2006. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (NYSE: AET), an insurance company. Our board has determined that Mrs. Cohen’s extensive experience in the financial services industry generally, and the financial technology industry in particular, as well as extensive experience in operating financial services companies in a public company environment, qualifies her to serve as a member of our board of directors.

Daniel G. Cohen has served as a director since November 2013, as our President and Chief Executive Officer since August 2014, and previously served as our Executive Vice President from July 2014 through August 2014. He has been the Chairman of Bancorp and Chairman of the Executive Committee of Bancorp’s Board of Directors since its inception in 1999. Mr. Cohen is Vice-Chairman of Bancorp Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of Bancorp Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been Bancorp Bank’s Chief Executive Officer. Mr. Cohen has served as the President of Cohen & Company Financial Limited (formerly Euro DeKania Management Ltd.), a wholly owned subsidiary of IFMI (NYSE: IFMI), an investment firm specializing in credit-related fixed income investments, formerly Cohen & Company Inc., and Alesco Financial, Inc. (which merged into IFMI), investment firms specializing in credit-related fixed income investments, since September 2013. Mr. Cohen has also served since September 2013, as President and Chief Executive Officer of all businesses of IFMI, LLC arising out of or related to Europe. Mr. Cohen served as Chief Executive Officer and Chief Investment Officer of IFMI from December 2009 through September 2013, as their respective Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009. He is also Chairman of JVB Financial, a broker dealer subsidiary of IFMI. In addition, before its merger with Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC, an investment firm specializing in credit related fixed income investment, from 2001, as Chief Investment Officer from October 2008 and as Chief Executive Officer from December 2009. He previously served as Chief Executive Officer of RAIT from December 2006, when it merged with Taberna Realty Finance Trust, to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010. Mr. Cohen was Chairman of the Board of Trustees of Taberna Realty Finance Trust from its inception. Our board has determined that Mr. Cohen’s depth of experience in the financial services and financial technology industries, and experience serving in executive and board positions for financial services companies in a public company environment, qualifies him to serve as a member of our board of directors.

James J. McEntee, III has served as our Chief Financial Officer and Chief Operating Officer since August 2014. He has served as the Managing Principal of StBWell, LLC, an owner and operator of real estate, since June 2010. Mr. McEntee has been a director of both Bancorp and its wholly-owned subsidiary Bancorp Bank since September 2000 and a director of T-Rex Group, Inc., a provider of risk analytics software for investors in renewable energy, since November 2014. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of IFMI (a successor company to Cohen & Company) and was the Vice-Chairman and Co-Chief Operating Officer of JVB Financial through October 2013. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. Mr. McEntee has served since 2008 as a director of The Chester Fund, a nonprofit organization, and has served as its Chairman since July 2012.

Independent Directors

Walter T. Beach has served as a director since November 2014. He has been a director of both Bancorp and Bancorp Bank since 1999. Mr. Beach has been a Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. As research director, he was one of two major contributors to overall investment management. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE:RSO), a real estate investment trust, since 2005. Mr. Beach served as a director of Institutional Financial Markets, Inc. from December 2009 to September 2013. Our board has determined that Mr. Beach’s extensive experience in the financial services industry and as a member of the boards of various public companies qualifies him to serve as a member of our board of directors.

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William Lamb has served as a director since May 2015. Mr. Lamb has been a director of The Bancorp, Inc. and the Bank since 2004. Mr. Lamb currently serves as Chairman of Lamb McErlane PC and directs the firm's Post-Trial and Appellate Advocacy Group. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court and is the only former Pennsylvania Supreme Court Justice currently in practice. Mr. Lamb has been recognized as a Top 100 Pennsylvania Super Lawyer for appellate law and as a Pennsylvania Super Lawyer since 2005. Mr. Lamb previously served as director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in 1999. Since 2004, Mr. Lamb has been appointed to the President's Advisory Committee on the Arts, the Commonwealth of Pennsylvania's Court of Judicial Discipline, and the Pennsylvania Elections Reform Task Force. Our board has determined that Mr. Lamb’s experience as a director of public companies in the finance industry and significant legal experience with respect to business and financial matters qualified him to serve as a member of our board of directors.

Shami Patel has served as a director since November 2014. He has served as the Co-Head of the Venture Capital Team and General Partner of Pacific View Ventures, a division of Pacific View Asset Management, LLC, an investment advisory firm, since July 2014 and as the Vice Chairman of the Board of Golden Pacific Bancorp, Inc., a financial holding company that provides banking and other financial products and services, from October 2010 through January 1, 2015. He has served at Clean Pacific Ventures Management, LLC, a venture capital firm specializing in early stage investments, as a venture partner since February 2013. From September 2009 to November 2011, Mr. Patel was a partner at, and served on the Executive Committee of, Hexagon Securities, LLC, a credit focused investment bank and securities firm. From 2001 to August 2009, he served as Managing Director and Senior Partner at Cohen & Company, where he helped launch Alesco Financial, Inc., where he served as Chief Operating Officer and Chief Investment Officer from 2006 to 2009. From 1999 to 2000, he served as Chief Financial Officer for TRM Corporation (NASDAQ: TRMM), a consumer and financial services company. In 2000, he founded iATMglobal.net, a middleware software business where he served as Chief Executive Officer and which was sold to NCR Corporation in 2001. He served as Vice President of the West Coast Region for Sirrom Capital Corporation, a mezzanine finance fund, from 1998 to 1999. Prior to this he was in the business services group at Robertson Stephens, an investment banking firm from 1997 to 1998 and served as a strategy consultant in the energy group at Andersen Consulting from 1991 to 1993. Mr. Patel has served on the Board of the Duke University School of Law since 2011 and has been a Senior Lecturing Fellow since 2012 and a member of the Advisory Board of the Law and Entrepreneurship Program at Duke since 2013. Mr. Patel has also served on the Executive Committee of the Seven Hills School since 2010 and has been the Treasurer of the Board of Trustees since 2012. Our board has determined that Mr. Patel’s extensive experience in the financial services industry and both as an investor and operator of various private and public high growth companies qualifies him to serve as a member of our board of directors.

Director Independence

NASDAQ Listing Rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Beach, Lamb and Patel are independent directors under the NASDAQ rules and Rule 10A-3 of the Exchange Act

Number and Terms of Office of Officers and Directors

Under our charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. Our charter provides that the term of office of the first class of directors, consisting of Walter T. Beach and Shami Patel, will expire at our first annual meeting of stockholders and the term of office of the second class of directors, consisting of Betsy Z. Cohen, Daniel G. Cohen and William Lamb, will expire at the second annual meeting of stockholders. However, if the Merger is consummated, the proposed amendments to our proposed charter will declassify the board so that there will be one class of directors without staggered terms of office. See “Proposal No. 3—Declassification of the Board of Directors” for additional information.

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Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an audit committee.

During the fiscal year ended October 31, 2015, our board of directors passed six actions by unanimous written consent and held no meetings and our audit committee held three meetings. Each of our directors attended 100% of their respective committee meetings. We do not have a policy regarding director attendance at annual meetings, but encourage the directors to attend if possible.

Audit Committee

The rules of NASDAQ and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the board of directors, which consists of Messrs. Patel, Lamb and Beach, all of whom meet the independent director standard under NASDAQ’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Patel serves as Chairman of our audit committee.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing standards. The NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NASDAQ Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Patel satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

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Compensation Committee

We have established a compensation committee of the board of directors, which consists of Messrs. Beach and Patel, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Beach serves as Chairman of our compensation committee.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation, if any, of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating committee upon consummation of the Merger. At that time, our board of directors intends to adopt a charter for this committee. See “Management Following the Merger” for additional information. Prior to such time, our independent directors will address any nominations process, as required by NASDAQ.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws, a copy of which is attached as an exhibit to the registration statement of which this this proxy statement/prospectus forms a part. We will make a printed copy of our code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to us as follows: FinTech Acquisition Corp. 712, Fifth Avenue, 8th Floor, New York, NY, 10019 Attention: James J. McEntee, III.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC. Our officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file.

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Based solely upon a review of Forms 3 and Forms 4 furnished to us during the most recent fiscal year, and Forms 5 with respect to our most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed by our officers, directors, and security holders required to file the same during the fiscal year ended October 31, 2015, except that the Form 3 filed by William Lamb was not filed on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors has received any compensation (cash or non-cash) for services rendered. We will not pay compensation of any kind, including finder’s and consulting fees, to holders of founder shares, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the Merger other than (i) repayment of loans made to us by our Sponsor to cover offering-relating and organization expenses and (ii) repayment of the up to $750,000 in incremental loans which our Sponsor has committed to make to finance transaction costs in connection with the Merger (provided that, if we do not consummate the Merger and do not consummate another business combination prior to August 19, 2016, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account will be used for such repayment other than interest earned thereon). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, including the Merger. Our audit committee must approve all payments in excess of $5,000 to be made to any initial stockholder, our Sponsor, our directors and officers or our or their affiliates.

After the consummation of the Merger, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from the combined company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. For a discussion of our executive compensation arrangements after the closing of the Merger, please see the section entitled “Management Following the Merger.”

After the closing of the Merger, Betsy Cohen will continue to serve as one of our directors. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Walter Beach, Chair

Shami Patel

Independent Auditors’ Fees

The firm of Marcum LLP, which we refer to as Marcum, acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. Marcum also currently acts as CardConnect’s independent registered public accounting firm and will act as the independent registered public accounting firm for the combined company after closing of the Merger.

Audit Fees

During the years ended October 31, 2015 and 2014, audit fees for our independent registered public accounting firm were $60,156 and $54,260, respectively. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum LLP in connection with regulatory filings.

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Audit-Related Fees

We did not receive audit-related services that are not reported as audit fees for the years ended October 31, 2015 and 2014.

Tax Fees

During the years ended October 31, 2015 and 2014, our independent registered public accounting firm did not render any tax services to us.

All Other Fees

During the years ended October 31, 2015 and 2014, there were no fees billed for services provided by our independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since our audit committee was not formed until February 2015, the audit committee did not pre-approve any of the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. Our audit committee, on at least an annual basis, reviews audit and non-audit services performed by Marcum as well as the fees charged by Marcum for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees provided subsequent to February 2015 were pre-approved.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

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FINTECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “FinTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to FinTech Acquisition Corp.

Overview

We are a blank check company incorporated on November 1, 2013 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to use cash from the proceeds of our IPO and the private placement, our capital stock, debt or a combination of cash, stock and debt to effectuate our initial business combination. We have until August 19, 2016 to consummate our initial business combination. If we do not consummate the Merger or another an business combination by August 19, 2016, we will distribute the aggregate amount then on deposit in the trust account pro rata to our public shareholders and cease all operations except for the purposes of winding up our affairs.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “FinTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to FinTech Acquisition Corp.

Results of Operations

We have neither engaged in any operations nor generated any revenues as of April 30, 2016. Our only activities from inception to April 30, 2016 have been organizational activities, preparation for and consummation of our IPO and activities to identify and evaluate potential target businesses and activities in connection with the pending Merger. We do not expect to generate any operating revenues prior to the completion of our initial business combination, of which there can be no assurance.

Upon the consummation of our IPO on February 19, 2015, we deposited $100,000,000 of the gross proceeds of our IPO and private placement into the trust account. Funds in the trust account are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds investing solely in U.S. treasuries and meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act. Following our IPO, and prior to the proposed Merger, we have generated, and expect to continue to generate, non-operating income in the form of interest income on cash and cash equivalents held in the trust account. We expect to incur increased operating expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses relating to an initial business combination.

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For the three and six months ended April 30, 2016, we had net income of $422,481 and $344,412, respectively, which consist of operating costs of $647,024 and $745,103, respectively, offset by a $1,000,000 gain from the reduction in the deferred underwriting fee payable, $18,330 and $28,231, respectively, of interest income on the trust account and $51,175 and $61,284, respectively, of unrealized gains on marketable securities held in the trust account for the three and six month periods. Operating costs include professional fees related to target identification and due diligence expenses, insurance expense and other operating costs. This compares with a net loss of $6,152 and $12,926, respectively, for the three and six months ended April 30, 2015, which consist of operating costs of $34,078 and 40,852, respectively, offset by $27,926 of interest income on the trust account for each of the three and six month periods. Operating costs include professional fees, insurance expense and other operating costs.

For the year ended October 31, 2015, we had a net loss of $243,607, which consists of operating costs of $228,649 and an unrealized loss on securities held in the trust account of $49,804, offset by $34,846 of interest income on the trust account. Costs include professional fees, insurance expense and other operating costs. This compares with a net loss of $28,589 for the year ended October 31, 2014, mainly comprised of professional fees.

Liquidity and Capital Resources

Until the consummation of our IPO on February 19, 2015, our only source of liquidity was the sale of 3,933,333 founder shares to our Sponsor and certain of our initial stockholders for an aggregate purchase price of $25,250, and monies loaned to us by our Sponsor to fund organizational costs and expenses in connection with our IPO. As of April 30, 2016, all such loans from our Sponsor have been repaid.

Following our IPO, the Sponsor committed to loan us funds from time to time of up to a maximum of $750,000 to finance transaction costs in connection with an initial business combination and for working capital requirements following our IPO. As of April 30, 2016, the Sponsor has advanced $285,000 pursuant to this loan. In May 2016, the Sponsor advanced us an additional $100,000. See Part I, Item 1, Note 5 to our Condensed Financial Statements - Related Party Transactions, for a description of the terms of this loan.

On February 19, 2015, we issued 10,000,000 of our units in our IPO at a price of $10.00 per unit generating gross proceeds of $100,000,000. Simultaneously with the closing of our IPO, we sold an aggregate of 300,000 placement units in the private placement for an aggregate purchase price of $3,000,000, or $10.00 per unit, to our Sponsor (200,000 units) and Cantor (100,000 units), the underwriter for our IPO, pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. Each placement unit consists of one share of our common stock and a placement warrant to purchase one share of common stock at an exercise price of $12.00 per share, subject to adjustment. Following our IPO, $100,000,000 of the gross proceeds of our IPO and the private placement were placed into the trust account.

As of April 30, 2016, we had cash of $65,259 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of April 30, 2016, we had accounts payable and accrued expenses of $361,758, primarily representing amounts owed to certain service providers and advisors who have advised us on matters related to the Merger and other potential business combinations. We have entered into a fee arrangement with our legal counsel pursuant to which certain fees incurred by us in connection with a potential business combination will be deferred and become payable only if we consummate such potential business combination. If the potential business combination does not occur, the amount of fees to be paid, if any, will be agreed upon between us and the law firm in light of all the facts and circumstances at that point in time. As of April 30, 2016, the amount of these contingent fees was approximately $729,000. We are unable to determine the amount of legal fees to be paid if a business combination is not consummated at this time. To the extent the Merger or another potential business combination is consummated, we anticipate incurring a significant amount of additional costs. There can be no assurances that we will complete the Merger or any other business combination. At April 30, 2016, we had $125,000 of deferred legal fees payable relating to the IPO, of which only $75,000 will be paid if we do not consummate a business combination, and $4,000,000 of deferred underwriting fees, which are payable only if we consummate a business combination. The deferred underwriting fees are held in the trust account (see Part I, Item 1, Note 6 to our Condensed Financial Statements - Commitments and Contingencies).

As of April 30, 2016, we had cash and marketable securities held in the trust account of $100,074,557 (including approximately $63,000 of interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us for working capital purposes and to pay taxes or any dissolution expenses. Through April 30, 2016, we did not withdraw any funds from the interest earned on the trust account.

For the six months ended April 30, 2016, cash used in operating activities was $372,832, consisting primarily of net income of $344,412, a $1,000,000 gain on the reduction of deferred underwriting fee payable, an unrealized gain on marketable securities held in the trust account of $61,284 and interest earned on the cash and marketable securities held in the trust account of $28,231. Changes in working capital provided $372,271 of cash for operating activities. For the six months ended April 30, 2015, cash used in operating activities was $159,953, consisting primarily of a net loss of $12,926 and interest earned on the cash and marketable securities held in the trust account of $27,926. Changes in working capital used $119,101 of cash in operating activities, primarily for payments of our directors and officers insurance policy, accounting fees, and other operating expenses.

We intend to use substantially all of the funds held in the trust account to complete our initial business combination. We may withdraw interest on funds held in the trust account for working capital purposes, the payment of taxes or dissolution expenses, if any. We do not expect the interest earned on the amount in the trust account to be sufficient to pay our income and franchise taxes. If we use our equity or debt securities as consideration for our initial business combination, or we do not use all of the funds released from the trust account for payment of such consideration, we may apply the excess funds for general corporate purposes, including for maintenance or expansion of operations of acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating the initial business combination, including loans made to us by our Sponsor to fund an initial business combination, or for working capital (see Note 5 to our Condensed Financial Statements - Related Party Transactions included elsewhere in this proxy statement/prospectus). Funds held in the trust account may also be used to fund the redemption of common stock as described in Note 1 to our Condensed Financial Statements - Description of Organization and Business Operations included elsewhere in this proxy statement/prospectus.

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We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, pay for travel expenditures, structure, negotiate and complete a business combination, pay taxes to the extent the interest earned on the trust account is not sufficient to pay our tax and for working capital purposes.

Off-balance sheet financing arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Significant Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following significant accounting policy:

Common stock subject to possible redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

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INFORMATION ABOUT CARDCONNECT

Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to CardConnect and its consolidated subsidiaries.

Company Overview

We are a provider of payment processing solutions to merchants throughout the United States. Our secure, proprietary platform allows us to provide payment solutions, superior customer support and first-rate tools for our distribution partners and merchants. Our solutions and services enable distribution partners to effectively manage their business and for merchants to securely accept electronic payments.

We sell our solutions through distribution partners which consist primarily of independent sales organizations and our direct sales staff. We have built our diverse network of over 1,000 distribution partners by offering industry leading tools and exceptional partner support since CardConnect was founded in 2006. Our distribution partners act as a consistent and predictable source of merchant accounts. We believe this offering has led to loyal distribution partners and increased partner retention. Our distribution channels are comprised of:

●	Independent Sales Organizations. We support independent sales organizations and sales agents who operate in a self-sufficient manner utilizing our products and sales automation tools to secure merchant relationships.

●	Direct Sales Staff. Our direct sales staff is segmented and either targets SMB merchants or Enterprise customers.

●	Integrated Software Vendors. Our integrated software vendors are software companies that partner with us to provide payment services to their customer base.

We combine our secure platform, solutions and distribution strategy to provide Merchant Acquiring services and Enterprise services to small and mid-sized merchants and larger businesses. We served over 60,000 merchants and processed over $17 billion in bankcard transaction volume in 2015. We generate revenues from the fees charged to merchants for card-based processing services and other services fees. We also generate revenues by selling our technology solutions. Our revenues are recurring in nature because they are generated from our merchants’ sales and merchants are under multi-year contracts. Our efficient distribution strategy and proprietary platform drive scale and allow us to generate strong profit margins. Our revenue for the years ended December 31, 2015, 2014 and 2013 was $458.6 million, $390.0 million and $348.9 million, respectively, representing a 14.7% compound annual growth rate over the period. Our net revenue for the years ended December 31, 2015, 2014 and 2013 was $120.6 million, $106.3 million and $97.7 million, respectively, representing a 11.1% compound annual growth rate over the period.

We were founded in 2006 as Financial Transaction Services, LLC. In September 2010, we merged into FTS Holding Corp. in connection with the sale of a controlling interest in our company to the FTV Entities. We are incorporated under the laws of the State of Delaware.

Merchant Acquiring Services

Our primary business is to provide Merchant Acquiring services to merchants throughout the United States. Merchant Acquiring services involves providing end-to-end electronic payment processing services to merchants by facilitating the exchange of information and funds between them and cardholders' financial institutions. To accomplish this, we undertake, or facilitate with third parties, merchant set-up and training, transaction authorization, settlement, merchant funding, merchant assistance and support, and risk management. Our card-accepting customers are primarily SMB merchants.

SMB merchants often lack the resources and sophistication to address the complex payments landscape. As a result, merchants often rely on independent sales organizations or software vendors to provide payments solutions. For merchants utilizing software providers for important business services, we provide an integrated solution that utilizes our proprietary gateway. In addition, our platform provides merchants multiple benefits, including account management, a single source for payment processing data and reporting, and a marketplace for add-on functionality. These capabilities allow us to provide an enhanced experience for our merchants.

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Our partner focused distribution strategy allows us to efficiently access the large pool of SMB merchants in the United States. In 2015, we served over 60,000 SMB merchants across many industries that are well dispersed across the country. Our merchant base lacks concentration, with no single merchant accounting for more than 1.0% of our revenue during 2015. For the years ended December 31, 2015, 2014 and 2013, revenue includes $453.3 million, $387.3 million and $347.2 million, respectively, of revenue related to Merchant Acquiring services, including Merchant Acquiring service fees paid by our Enterprise customers.

Enterprise Services

We also provide services to Enterprise customers that primarily utilize sophisticated Enterprise Resource Planning (“ERP”) systems to manage their businesses. These services are primarily ERP integration services utilizing our secure hosted payment gateway, and also include secure, point-to-point encryption (“P2PE”) payment terminals and acceptance devices. We also provide Merchant Acquiring services to certain of our Enterprise customers.

Our hosted payment gateway is enabled through the robust ERP middleware that we have developed internally. This solution benefits Enterprise customers in several different capacities including:

●	Addresses ERP payment needs. Our solution supports a variety of payment card streams and addresses ERP payment needs in several payment function areas, including authorizations, reversals and/or split deliveries, settlement, automated reconciliation and security.

●	Cost reduction. Our solution removes ERP systems from Payment Card Industry (“PCI”) scope, considerably reducing operational and third-party expenses while protecting cardholder data.

●	Information integration. Our solution integrates information flow between the ERP system and various points of customer interaction and ensures encryption for sensitive payment data travelling externally.

Enterprise customers are often concerned about securing sensitive cardholder data and faced with the potential risks associated with a data breach. Our proprietary tokenization and encryption technology offering mitigates these risks by encrypting sensitive card data for both card present and card not present transactions. Our tokenization technology and off-site vault keeps our Enterprise customers’ information private and out of their ERP systems. The tokens are “smart” and will comply with data integrity checks performed by various ERP systems, while encrypted card numbers are stored in a 100% PCI compliant environment. We believe that our solutions have become increasingly important as data breaches have become more prevalent and visible in the marketplace.

We believe we are an industry leader in card-present P2PE systems. Our solution for securing card present transactions includes secure, P2PE payment terminals and acceptance devices. P2PE provides for the encryption of sensitive card data upon swipe or card data input. This data is instantly encrypted, which secures cardholder data at the point of entry.

Our secure hosted payment gateway and P2PE offering create a compelling value proposition that enables us to sell into the Enterprise market. We sell our Enterprise services primarily through a division of our direct sales staff focused exclusively on our Enterprise customers. Revenues from our Enterprise services are largely driven by recurring fees charged for ERP integration and hosting services and recurring P2PE device fees. For the years ended December 31, 2015, 2014 and 2013, revenue includes $3.6 million, $2.4 million and $1.6 million, respectively, of revenue related to Enterprise services, excluding Merchant Acquiring service fees paid by our Enterprise customers.

Acquisitions

On October 31, 2015, we purchased certain assets and assumed certain liabilities of Vanco Payment Solutions, Inc. (“Vanco”), a provider of card-based payment processing services.

On November 26, 2012, we acquired Dependable Payment Processing, Inc. and Discount Payment Processing, Inc., a provider of card-based payment processing services.

On July 13, 2012, we acquired Marathon Solutions, Inc. (“Marathon”), a provider of card-based payment processing services.

On March 7, 2012, we acquired Charge Card Systems, Inc., a provider of card-based payment processing services.

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On February 14, 2012 we acquired Princeton Payment Solutions, Inc., a technology provider of payment security and gateway services.

For more information regarding our acquisitions, see Note 3 to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Business Structure

Our Merchant Acquiring revenue is recurring in nature, as we typically enter into five-year service contracts with our merchants. Our Merchant Acquiring revenue is generated primarily from payment processing fees, which is comprised of a fee equal to a percentage of the dollar amount of each transaction we process, which we refer to as a Merchant Acquiring service fee. We make mandatory payments of interchange fees to the card issuer through the card networks and dues, assessments and other network fees to Visa, MasterCard, American Express and Discover. Our Merchant Acquiring revenue is largely driven by the Visa and MasterCard volume processed by our merchants. We also realize card processing revenues from processing transactions for our merchants accepting American Express and from processing Discover transactions.

Providing Merchant Acquiring services requires us to closely coordinate with a number of industry participants that provide the services and infrastructure necessary to allow merchants to access and use the card payments ecosystem. These participants consist of merchant acquirers, third-party processors, sponsor banks, payment card networks (card associations), and issuing banks. Within this ecosystem, CardConnect serves as a merchant acquirer, acting as the touch point for the merchant to the payments ecosystem. The definitions and diagram below outline this payment ecosystem and the economics for a typical payment processing transaction for a $100 retail transaction.

●	Merchant – accepts payment from the cardholder.

●

Merchant Acquirer – provides payment processing services to the merchant, enabling the merchant to accept payments from cardholders. Merchant acquirers own the merchant relationships. To provide these services, merchant acquirers undertake, or facilitate with third parties, merchant set-up and training, transaction authorization, settlement, merchant funding, merchant assistance and support, and risk management.

●	Third-Party Processors – provider authorization and settlement services that facilitate the flow of payment information through the card networks to the issuing bank. We utilize two third-party processors with agreements in effect through December 2021 and November 2020, which automatically renew for consecutive two-year terms.

●	Sponsor Bank – provides settlement and funding services that enable merchant acquirers to settle funds between cardholders and merchants. We utilize two sponsor banks with agreements in effect through December 2021 and October 2020, which automatically renew for consecutive two-year terms. Our sponsorship agreements with the sponsor banks require, among other things, that we abide by the bylaws and regulations of the card networks.

●	Card Networks – providers of the infrastructure for card payment information to flow between the sponsor bank and the issuing bank. Card networks establish rules and regulations for participants in the payments ecosystem, including merchant acquirers and issuing banks. We are contractually obligated to abide by the card networks’ rule and regulations under our contractual agreements with sponsor banks.

●	Issuing Banks – financial institutions that issue the cardholder’s payment card and which are required to complete the card transaction in accordance with the terms of the cardholder agreement.

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Our Merchant Base

Our merchants vary in size and span various industries. We focus on merchants that we believe present relatively low risk, as their consumers are generally present and the products or services are generally delivered at the time the transaction is processed.

The following table summarizes bankcard volume by industry for the year ended December 31, 2015.

The number of our active SMB merchants located across the United States was 48,400, 38,059 and 37,948 as of December 31, 2015, 2014 and 2013, respectively. An active SMB merchant is a merchant that has processed transactions in the relevant period. We grow the number of active SMB merchants through various distribution channels, which include our partnerships with independent sales organizations, integrated software vendors and direct sales efforts. We also grow the number of active SMB merchants through acquisitions of complementary businesses. In 2015, we added approximately 6,400 of our active SMB merchants through the Vanco acquisition.

Merchant attrition is expected in the Merchant Acquiring industry in the ordinary course of business. We experience attrition in bankcard volume as a result of several factors, including business closures, transfers of merchants' accounts to our competitors and account closures that we initiate due to heightened credit risks.

No single merchant accounted for more than 1.0% of our revenue during 2015, and our top 25 merchants represented 4.8% of our revenue during 2015. In 2015, approximately 82% of our revenue came from merchants we added in 2014 and earlier.

For the year ended December 31, 2015, merchants located in the following states represented the largest percentages of our bankcard processing volume: New York represented 10%, California represented 10%, Florida represented 7%, Pennsylvania represented 7%, Texas represented 6% and Illinois represented 6%. No other state represented more than 5% of our total bankcard processing volume. Our geographic concentration tends to reflect the states with the highest economic activity, as well as certain states where we have stronger distribution partners. This industry and geographic diversification makes us less sensitive to changing economic conditions in any particular industry or region. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.

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The following graphic summarizes our bankcard volume by state for the year ended December 31, 2015.

Our Solutions

We provide a comprehensive set of products and services to our merchants and distribution partners. Our offerings are designed to support the payments needs of any potential merchant. We have a flexible and open platform where our products and capabilities are simple to mix, match and, most importantly, integrate into the merchant’s current environment.

Payments Solutions for Distribution Partners

CoPilot	Distribution Partner Management	●	Residual / commission reporting
		●	Communication – account alerts, marketing and industry updates
		●	Portfolio management
		●	Sub-agent performance reporting

	Merchant Enrollment	●	Lead management
		●	Digital Merchant Application
		●	Online E-Signature
		●	Automated underwriting & Approval Process
		●	Application status tracking

	Product Enrollment	●	Easy enrollment for CardConnect Product Suite
		●	Self Service and Activation

	Customer Support	●	Account reconciliation
		●	Statement review
		●	Online ticketing management
		●	Customer retention
		●	Collections / ACH reject recovery
		●	Risk monitoring

	Commission Processing	●	In depth reporting with summary and line item detail
		●	Provide agents flexible commission system for sub-agents calculation & payment
		●	Multiple agents with unique pricing schedules per account

	Data Management	●	Processor residual reconciliation
		●	Exception reporting
		●	Multi-source data aggregation and standardization
		●	Flexible user driven data mapping

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Payments Solutions for Merchants and Enterprise Customers

CardPointe	●	Allows merchants to manage their account and view all payment processing data in one place with robust reporting and account alerts
●	A self-service marketplace provides access add-on products and features, including: Virtual Terminal, CardPointe Terminal, CardPointe Mobile App, Recurring Billing, ACH/eCheck and out-of-box integrations

	●	PCI Compliance Management via integration with Trustwave
	●	Accessible via a browser or using a native iOS/Android app

SMB Gateway & Application	●	Developer-friendly API making payment integration easy
Programming Interface (“API”)	●	Rich library of gateway features, including account updater, PIN-less debit, and 3-D Secure
	●	API includes use of all proprietary payment security processes, including P2PE for card-present and tokenization for card-not-present transactions
	●	Gateway usage provides merchants with real-time, full transaction lifecycle reporting in CardPointe

CardSecure	●	Patented tokenization and PCI validated P2PE application provide payment security for card present and card not present environments
	●	Delivers instant PCI compliance to merchants who integrate CardSecure into all sales channels

ERP Middleware	●	Integrates information flow between ERP system, various points of sale / customer interaction, and processor / banking system
	●	Ensures encryption for sensitive payment data travelling externally
	●	Tokenizes all payment related data within merchant network/systems
	●	Automates the reconciliation of card-to-receipts

Our Technology

Our technology consists of a secure payments platform for SMB and Enterprise solutions. A powerful, feature-rich payment gateway and patented payment security technology – tokenization and P2PE – establish the foundation of our platform. We offer a comprehensive online merchant portal, virtual terminal, mobile app, APIs and additional technology products to our SMB merchants. For the Enterprise market, we integrate payment acceptance, security and reconciliations into ERPs such as Oracle, SAP and JD Edwards. In addition to this customer-facing technology, we also support an extensive network of independent sales organizations with an online merchant and residual management system.

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CoPilot — Our customer management system is used by our distribution partners and our internal operational staff. This online portfolio management tool provides automated customer onboarding, product enrollment, a digital merchant application, customer service ticketing, risk monitoring, residual payment calculation and commission processing. This system is critical to optimizing our operational efficiencies and provides a scalable platform to attract quality distribution partners.

CardPointe — Our core payments system provides a single location for merchant account management, including transaction processing, full transaction-lifecycle management, custom reporting and product enrollment. The CardPointe system extends a variety of value-add products, including:

●	CardPointe App – a native iOS and Android app that includes all the key benefits of the online, browser-based application. Merchants can process both card-present and card-not-present transactions via our virtual terminal, while receiving in depth transaction and funding reporting.

●	CardPointe Terminal – we built a retail terminal device application that runs on third party terminals and is integrated through our payment gateway. This integrated terminal secures transactions at the point of entry, with our proprietary encryption technology. This terminal also supports EMV cards and NFC standards, while providing cost-saving interchange optimization capabilities. Additionally, the terminal is integrated to the CardPointe system so merchants can view and manage transactions instantly, and create customer profiles from any transaction.

●	Virtual Terminal – our virtual terminal allows our SMB merchants to process transactions directly from an online and mobile application and is compatible with USB and mobile payment devices. For recurring transactions, extensive support of billing plans is included.

●	eCommerce Solutions – our out-of-box shopping cart, accounting software integrations and proprietary hosted payment pages, cover an extensive array of merchants’ eCommerce needs.

CardConnect Gateway & APIs – We have developed a secure payment gateway that facilitates payment acceptance in both card present and card not present environments. We have integrated and certified our payment gateway with numerous third-party processors. Our payment architecture allows us to continually add new connections and capabilities. Our payment gateway facilitates authorizations, settlement and funding from the third party processor to the customer. Customers can leverage our payment gateway and transaction security features with a variety of developer-friendly APIs.

CardSecure Tokenization and Point-to-Point Encryption – With the critical need to secure payment card information, we developed industry leading and patented encryption and tokenization solutions that have been scaled to protect our entire customer base. These solutions have been recognized and validated by the PCI Council, the organization established by the payment networks to set payment security standards. These security solutions simplify the PCI compliance requirements for our merchants, while allowing us to securely interact with the third party processor.

Industry Overview

The payment processing industry provides merchants with credit, debit, gift and loyalty card and other payment processing services, along with related information services. The industry continues to grow as a result of wider merchant acceptance, increased consumer use of bankcards and advances in payment processing and telecommunications technology. The proliferation of bankcards has made the acceptance of bankcard payments a virtual necessity for many businesses, regardless of size, in order to remain competitive. This increased use of bankcards and prepaid cards, payment processing via smart phones, enhanced technology initiatives, efficiencies derived from economies of scale and the availability of more sophisticated products and services to all market segments has resulted in a highly competitive and specialized industry.

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SMB merchants' payment processing needs generally are served by a large number of smaller payment processors, including banks and independent sales organizations, that generally procure most of the payment processing services they offer from large payment processors. It is difficult, however, for banks and independent sales organizations to customize payment processing services for the SMB merchant on a cost-effective basis or to provide sophisticated value-added services.

Services to the SMB merchant market historically have been characterized by basic payment processing without the availability of the more customized and sophisticated processing, information-based services or customer service that are offered to large merchants. The continued growth in bankcard transactions is expected to cause SMB merchants to increasingly value sophisticated payment processing and information services similar to those provided to large merchants.

Key Trends Impacting SMB Merchants

The following are key trends impacting SMB merchants:

●	Shift to Integrated POS—SMB merchants are increasingly using software to manage everyday business functions such as inventory management, customer engagement and loyalty. SMB merchants now look to merchant acquirers who can integrate seamlessly with these software providers to simplify their business operations. We believe merchant acquirers that can effectively support these bundled solutions will have the most success attracting and retaining SMB merchants.

●	Adoption of New Technologies—Cloud-based computing and software-as-a-service delivery models are lowering the costs and complexity of technology. As a result, SMB merchants are looking for new technologies, including mobile and tablet-based solutions delivered by applications, to make use of sophisticated payment offerings that were previously not accessible to them. We believe merchant acquirers need to be able to offer new, complementary technology solutions that can effectively leverage data and new applications seamlessly and conveniently.

●	Utilization of Value-Added Services—SMB merchants looking to grow and expand their business are adopting and promoting their own rewards and loyalty programs. They are also demanding more sophisticated tools to analyze the data collected from their payment transactions to utilize business intelligence and more effectively manage their operations. We believe merchant acquirers that have the technology to provide these value-added services through a flexible integrated platform that can integrate these solutions will be able to capitalize on the growth of these high-margin offerings.

●	Need for Multi-Channel Commerce—As commerce trends continue to evolve, SMB merchants are increasingly looking for multi-channel solutions which enable them to sell their goods and services at their brick and mortar locations, on the Internet or remotely via mobile devices, such as smart phones and tablets, on a single integrated platform provided by a single vendor. To meet this demand, we believe merchant acquirers can gain a competitive advantage by offering a payment gateway that provides a single point of access for POS, e-commerce and mobile commerce capabilities at an affordable price.

●	Demand for Greater Security—Merchants continue to face new security challenges as the electronic payments industry continues to grow in size and complexity. With the evolution of more payment channels, access devices and card types, we believe that maintaining the integrity of the payment system has never been more challenging or more critical for merchant acquirers. In addition, new initiatives by the payment networks to shift from magnetic stripe to chip-enabled cards, using the EMV technology standard, will lead many SMB merchants to upgrade their legacy POS hardware, including IPOS. As a result, merchant acquirers will need to have the technical capabilities, expertise and partnerships to deploy new security solutions and safely integrate with new solutions.

●	New Industry Adoption—We believe that industries such as healthcare, education and government, as well as other industries, will continue to see higher transaction volume growth as migration from paper-based payments to electronic payments continues. These industries often utilize software with embedded payment processing technology tailored specifically for their business type. Merchant acquirers will need to possess the industry and business expertise to deliver targeted POS and online processing solutions to these industries that seamlessly integrate into their existing business management software.

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Our Sales and Distribution

Merchant Acquiring Services

Our strategy for acquiring SMB merchant relationships is to leverage our distribution partners, which consist primarily of independent sales organizations, integrated software vendors and our direct sales staff. Our distribution partners act as a consistent and predictable source of SMB merchant accounts. Through our products and solutions, we believe we provide first-rate service for our partners to support their referred merchants. We believe our focus on offering industry leading tools and partner support has led to loyal distribution partners and increased partner retention.

Independent Sales Organizations. We primarily support independent sales organizations with products and tools that enable them to secure SMB merchant relationships. A majority of our independent sales organizations leverage the CardConnect brand while marketing Merchant Acquiring services. We provide valuable back office support, training and the tools necessary for independent sales organizations to manage their business.

Direct Sales Staff. Our direct sales staff primarily sells to association-based SMB merchants through telesales efforts. Associations are typically industry trade groups that have a loyal and trusted relationship with their members. We work with these associations to offer merchant services as a benefit to its members, and create a marketing plan to market our products and services to the members of the association.

Integrated Software Vendors. Our integrated software vendors are software companies that partner with us to provide payment services to their merchant base. These software based partners integrate their business management software into our platform which provides a consolidated solution for merchants, which we believe leads to increased retention. We are establishing positions in several industries, including not-for-profit and event management.

Our SMB marketing strategy is to promote our brand and generate demand for our products and solutions that target distribution partners and SMB merchants. Our distribution partners, primarily independent sales organizations and integrated software vendors, market their own businesses in order to refer merchant accounts for which they receive commissions. Our primary SMB marketing activities include:

●	Presence and participation in payments conferences, tradeshows and industry events to create brand awareness and recruit new distribution partners;

●	Website development that educates prospective partners and merchants;

●	Press and industry relations to garner third-party validation and generate positive coverage;

●	Multi-channel advertising; and

●	Webinars that we host, featuring our employees and product offering.

Enterprise Services

We provide services to Enterprise customers that primarily utilize sophisticated ERP systems to manage their businesses. We sell these services with a direct sales staff focused exclusively on these prospective Enterprise customers. This direct sales staff is comprised of several sales personnel located throughout the United States and is supported by our marketing efforts. These solutions provide integration and hosting for payment acceptance, security and reconciliations into ERP systems. Our focus has been to solely provide these solutions for Oracle, SAP and JD Edwards ERP systems.

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Our Enterprise marketing strategy is to promote our brand and generate demand for our Enterprise services offerings. We use a variety of marketing efforts across traditional and social media channels to target prospective Enterprise customers. Our primary Enterprise marketing activities include:

●	Presence and participation in ERP user conferences, tradeshows and industry events to create brand awareness;

●	Website development that educates prospective customers through product information, blogs and white papers;

●	Digital advertising through social media channels, such as LinkedIn and Twitter;

●	Search engine marketing and advertising optimized for ERP customers;

●	Email marketing campaign with high quality content on ERP payments;

●	Press and industry relations to garner third-party validation and generate positive coverage; and

●	Customer testimonials.

Our Operations

Our Operations division is designed to maximize the efficiency of supporting the needs of all merchants and distribution partners. Our Technology division is structured to rapidly enhance and effectively maintain our products and services.

Business Operations

Our Operations division is designed to maximize the efficiency of supporting the needs of all merchants and distribution partners. Our Technology division is structured to rapidly enhance and effectively maintain our products and services.

Merchant Onboarding. Our underwriting and onboarding process leverages both our third-party processors’ systems and our proprietary customer management system, CoPilot, to activate new merchants timely and efficiently. Our distribution partners are also provided access to CoPilot to ensure transparency and consistency in this process and to track the progress of each merchant application.  CoPilot provides real-time workflow and status updates to both the merchant and the distribution partner from submission to full account activation.

Merchant Support. Our merchant support is available from phone, email and web inquiries. All inquiries are managed through CoPilot and provide both our partners and merchants with tracking and visibility into each merchant interaction with our team. Our support offerings are available 24/7 and focus on educating our merchants and distribution partners on our solutions and services.

Risk and Underwriting. Our credit underwriting and risk management function is designed to prevent and detect fraud and credit risk exposure, while helping to ensure our merchants and distribution partners remain profitable. We adhere to sponsor bank guidelines and card brand rules and regulations in underwriting and fraud, including monitoring of merchant transactions, volumes, chargebacks, and customer disputes.

Partner Support. Our partner support function provides our distribution partners with comprehensive support for our solutions, products and services to enable them to attract new merchants and support existing merchants. Distribution partners have access to our comprehensive online support center that details our products, our operational procedures and industry guidelines.

Technology Operations

Network & Security. Our network and security function ensures that our systems are secure and fully operational while meeting industry and PCI security standards.

Information Management. Our information management function manages the acceptance, processing and storage of all transaction, customer and partner data interfacing between our systems and third parties. Our executive management team and employees utilize information made available through analytics constructed by our information management capabilities.

SMB Product Development. Our SMB product development function manages the development and deployment of our SMB merchant product suite, primarily including CardPointe and CoPilot.

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Enterprise Development & Integration. Our Enterprise development and integration function manages our Enterprise services solutions. Enterprise integrations are executed with knowledge of secure payment processing in certain ERP systems, primarily Oracle, SAP and JD Edwards. Our project managers ensure that our implementations and solutions do not alter our Enterprise customer’s existing ERP environment.

Technical Support. Our technical support function is responsible for technical inquires on our Merchant Acquiring and Enterprise services products. This staff provides 24/7 support with phone, email and web inquiries all managed through our automated CoPilot ticketing system.

Security, Disaster Recovery and Back-up Systems

In the course of our operations, we maintain a large database of information relating to our merchants and their transactions, and large amounts of card information across our network. We maintain a high level of security to attempt to protect the information of our merchants and their customers. We update our network and operating system security releases and virus definitions, and have engaged a third party to regularly test our systems for vulnerability to unauthorized access. Further, we encrypt the cardholder numbers and merchant data that are stored in our databases using what we believe are the strongest commercially available encryption methods.

We have a dedicated team responsible for security incident response. This team develops, maintains, tests and verifies our Incident Response Plan. The primary function of this team is to react and respond to intrusions, denial of service, data leakage, malware, vandalism, and many other events that could potentially jeopardize data availability, integrity, and confidentiality. This team is responsible for investigating and reporting on any and all malicious activity in and around our information systems. In addition to handling security incidents, the incident response team continually educates themselves and the company on information security matters.

Disaster recovery is built in to our infrastructure through our hosting provider. Our hosting provider has locations in Philadelphia, Pennsylvania and St. Louis, Missouri that are configured and operating in parallel with each other to immediately replicate all data and application updates. We monitor the availability of services in each site, and if one becomes unavailable, all traffic is automatically switched to the other site. This duplicate processing capability ensures uninterrupted transaction processing during maintenance windows and other times processing may be interrupted in one data center.

Third Party Processors and Sponsor Banks

In the course of facilitating bankcard processing services, we rely on third parties to provide or supplement these services, which primarily include authorization, settlement and funding services.

We utilize FirstData and TSYS to provide authorization and settlement services. As of December 31, 2015, 98% and 2% of our bankcard volume was processed through FirstData and TSYS, respectively. Each merchant’s internal payment acceptance infrastructure dictates which third party processor will be utilized.

Our processing agreement with FirstData (the “FirstData Agreement”) was entered into in April 2012, amended in October 2015, and is in effect through December 2021 and automatically renews for successive two-year terms unless either party provides written notice of non-renewal to the other party.

In connection with the Vanco acquisition in October 2015, we entered into a processing agreement with TSYS and assumed the processing arrangements that were in place with existing Vanco merchants (collectively, the “TSYS Agreement”). The TSYS Agreement is effective through November 2020 and automatically renews for consecutive two-year terms unless either party provides written notice of non-renewal to the other party.

We utilize Wells Fargo Bank and Synovus Bank to provide settlement and funding services for our merchants. Additionally, we adhere to the underwriting guidelines provided by the sponsor bank. Because we are not a ''member bank'' as defined by Visa and MasterCard, in order to process and settle these bankcard transactions for our merchants, we have entered into sponsorship agreements with member banks. Visa and MasterCard rules restrict us from performing funds settlement or accessing merchant settlement funds and require that these funds be in the possession of the member bank until the merchant is funded.

Our sponsorship agreements enable us to route Visa and MasterCard bankcard transactions under the member bank's control and bank identification numbers to clear credit and signature debit bankcard transactions through Visa and MasterCard. Our sponsorship agreements also enable us to settle funds between cardholders and merchants by delivering funding files to the member bank, which in turn transfers settlement funds to the merchants' bank accounts. These restrictions place the settlement assets and liabilities under the control of the member bank.

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Our sponsorship agreements with the member banks require, among other things, that we abide by the bylaws and regulations of the Visa and MasterCard networks. If we were to breach these sponsorship agreements, the sponsor banks can terminate the agreement and, under the terms of the agreement, we would have 180 days to identify an alternative sponsor bank. As of December 31, 2015, we have not been notified of any such issues by our sponsor banks, Visa or MasterCard. See “Risk Factors—Risk Factors Related to CardConnect—We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process electronic payment transactions. If these sponsorships are terminated and we are not able to secure new bank sponsors, we will not be able to conduct our business.”

The sponsorship agreement with Wells Fargo Bank is for a five-year term expiring in December 2021 and will automatically renew for successive two-year periods unless either party provides three months written notice of non-renewal to the other party. The sponsorship agreement with Synovus Bank is for a five-year term expiring on October 8, 2020 and will automatically renew for successive two-year periods unless either party provides six months written notice of non-renewal to the other party. Wells Fargo Bank sponsors transactions for FirstData and Synovus Bank sponsors transactions for TSYS.

Merchant and Transaction Risk Management

We focus on low-risk merchants and have developed systems and procedures designed to minimize our exposure to potential merchant losses. We have established merchant bases in industries that we believe present relatively low risks as the customers are generally present and the products or services are generally delivered at the time the transaction is processed. These industries include restaurants, brick-and-mortar retailers, professional service providers, auto repair and others. See “—Business Structure—Our Merchant Base.”

Effective risk management helps us minimize merchant losses relating to chargebacks, reject losses and merchant fraud for the mutual benefit of our merchants and ourselves. We believe our knowledge and experience in dealing with attempted fraud has resulted in our development and implementation of effective risk management and fraud prevention systems and procedures for the types of fraud discussed in this section. The card brand networks generally allow chargebacks up to four months after the later of the date the transaction is processed or the delivery of the product or service to the cardholder. If the merchant incurring the chargeback is unable to fund the refund to the card issuing bank, we are required to do so. In 2015, 2014 and 2013, we experienced merchant losses of $1.5 million, $1.9 million and $1.3 million, respectively, or 0.9 basis points, 1.3 basis points and 1.0 basis points, respectively, on total bankcard dollar volumes processed of $17.1 billion, $14.7 billion and $13.2 billion, respectively.

Underwriting of Our Merchants. New applications are submitted to our credit underwriting department for review and consideration. The credit underwriting department performs a number of verification and credit related checks on all applicants. As part of the underwriting process, credit risk exposure is calculated based on the nature of business, requested volume, transaction size, industry. non-delivery of services or goods and dispute levels. This becomes a primary factor used when deciding whether to accept or reject a merchant account. Pricing, transaction thresholds, processing history and/or the financial condition of the applicant/business are reviewed during this process. As a condition of approval, cash or non-cash collateral may also be a requirement. These reviews and conditions are documented and help to assist the risk management team in the ongoing monitoring of merchant transactions and volume.

Depending upon their experience level, our underwriting staff is assigned a signing authority equal to an established credit risk exposure amount. This allows them to render autonomous decisions on new applications based on exposure, but to also include adjusting transaction and volume thresholds, establishing funding delays, and/or requesting cash or non-cash collateral. These levels are set by management and appropriate concurrence sign offs are required for approval based upon the credit risk exposure of each application. Our sponsor banks review and approve our merchant underwriting policies and procedures to ensure compliance with all card brand operating rules and regulations.

Risk Management /Merchant Monitoring. We rely on third-party and internal reporting to identify and monitor credit/fraud risk. Our systems compile daily and historical merchant activity in a number of customized reports. The risk management team reviews all unusual activity, which may include average ticket, rolling volume levels, refund and chargeback levels as well as authorization history. Merchant parameters are utilized in order to identifying suspicious processing activity. Risk management tools and reporting are reviewed daily in order to suspend unusual merchant processing activity. All accounts with suspended funds are investigated daily and the risk management team decides if any transactions should be held for further review. This allows us to minimize credit and fraud risk by providing time to formally review the processing with the merchant, the customers and or the issuing banks. Validating merchant activity is a daily process within risk management. Certain merchants may require special monitoring and periodic internal reviews may be completed. We also have engaged a web crawling solution that scans all merchant websites for content and adherence to card brand rules and regulations.

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Investigation and Loss Prevention. If a merchant exceeds the parameters established by our underwriting and/or risk management staff or is found to have violated card brand operating rules or the terms of our merchant agreement, one of our team members will identify and document the incident. The review will include the actions taken to reduce our exposure to loss and the exposure of our merchant. These actions may include requesting additional transaction information, withholding or diverting funds, verifying delivery of merchandise or even deactivating the merchant account. The financial condition of the business may also be considered during these investigations.

Collateral. We require some of our merchants to establish cash or non-cash collateral which may include certificates of deposit, letters of credit, rolling merchant reserves or upfront cash. This collateral is utilized in order to offset potential credit or fraud risk liability that we may incur. We hold such cash deposits or letters of credit for as long as we are exposed to a loss resulting from a merchant's payment processing activity.

Our Competition

We compete with a variety of merchant acquirers that have different business models, go-to-market strategies and technical capabilities. We believe the most significant competitive factors in our markets are: (1) economics, including fees charged to merchants and commission payouts to distribution partners; (2) product offering, including emerging technologies and development by other participants in the payments ecosystem; (3) service, including product functionality, value-added solutions and strong customer support for both distribution partners and merchants; and (4) trust, including a strong reputation for quality service and trusted distribution partners. Our competitors range from large and well established companies to smaller, earlier-stage business. See “Risk Factors—Risks relating to CardConnects’ Business—The payment processing industry is highly competitive and such competition is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we must pay to our distribution partners, and as a result, our profit margins.”

Government Regulation

We operate in an increasingly complex legal and regulatory environment. Our business and the products and services that we offer are subject to a variety of federal, state and local laws and regulations and the rules and standards of the payment networks that we utilize to provide our electronic payment services, as more fully described below.

Dodd-Frank Act

The Dodd-Frank Act and the related rules and regulations have resulted in significant changes to the regulation of the financial services industry. Changes impacting the electronic payments industry include providing merchants with the ability to set minimum dollar amounts for the acceptance of credit cards and to offer discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers. New rules also contain certain prohibitions on payment network exclusivity and merchant routing restrictions of debit card transactions. Additionally, the Durbin Amendment to the Dodd-Frank Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the “CFPB”), which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System because it is systemically important to the U.S. financial system. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.

Payment Network Rules and Standards

Payment networks establish their own rules and standards that allocate responsibilities among the payment networks and their participants. These rules and standards, including the PCI DSS, govern a variety of areas including how consumers and merchants may use their cards, data security and allocation of liability for certain acts or omissions including liability in the event of a data breach. The payment networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants, or to serve the strategic initiatives of the networks and may impose additional costs and expenses on or be disadvantageous to certain participants. Participants are subject to audit by the payment networks to ensure compliance with applicable rules and standards. The networks may fine, penalize or suspend the registration of participants for certain acts or omissions or the failure of the participants to comply with applicable rules and standards.

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An example of a recent standard is EMV, which is mandated by Visa, MasterCard, American Express and Discover. This mandate sets new requirements and technical standards, including requiring IPOS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and set new rules for data handling and security. Processors and merchants that do not comply with the mandate or do not use systems that are EMV compliant risk fines and liability for fraud-related losses. We have invested significant resources to ensure our systems’ compliance with the mandate, and to assist our merchants in becoming compliant by the applicable deadlines.

To provide our electronic payments services, we must be registered either indirectly or directly as service providers with the payment networks that we utilize. Because we are not a bank, we are not eligible for membership in certain payment networks, including Visa and MasterCard, and are therefore unable to directly access these networks. The operating regulations of certain payment networks, including Visa and MasterCard, require us to be sponsored by a member bank as a service provider. We are registered with certain payment networks, including Visa and MasterCard, through Wells Fargo and Synovus Bank. The agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices including our solicitation, application and qualification procedures for merchants and the terms of our agreements with merchants. We are registered directly as service providers with Discover, American Express and certain other networks. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transaction processed by us using the Automated Clearing House Network.

In December 2013, the U.S. District Court for the Eastern District of New York issued a final order approving a definitive class settlement agreement resolving the plaintiffs’ claims in a merchant class multi-district interchange litigation against Visa, MasterCard and the named member banks. Among other terms, the settlement agreement provides for the modification of Visa’s and MasterCard’s rules to allow merchants to impose a surcharge on credit card transactions at the POS under certain conditions, to accept Visa or MasterCard credit or debit cards at some but not all of a merchant’s stores and to offer discounts to customers who make payments through methods that carry lower fees than Visa or MasterCard credit or debit cards. This provision or other provisions in the final settlement agreement, which has been appealed by certain plaintiffs, could ultimately result in decreased use of credit cards, demands for lower fees for our services or have other adverse impacts that are not readily known and that we may not know for some time.

Privacy and Information Security Regulations

We provide services that may be subject to privacy laws and regulations of a variety of jurisdictions. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Our business may also be subject to the Fair Credit Reporting Act, which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities who take adverse action based on information obtained from credit reporting agencies. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that possess data.

Anti-Money Laundering and Counter-Terrorism Regulation

Our business is subject to U.S. federal anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, or “BSA.” The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records. We are also subject to certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), that prohibit or restrict transactions to or from or dealings with specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers and terrorists or terrorist organizations. Similar anti-money laundering, counter-terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address related legal and regulatory requirements and developments.

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Unfair or Deceptive Acts or Practices

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices, or UDAP. In addition, the UDAP and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants, and in some cases may subject us, as the merchant’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and the states attorneys general have authority to take action against non-banks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Indirect Regulatory Requirements

A number of our clients are financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Office of the Comptroller of the Currency and other agencies responsible for regulating financial institutions. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients and us overall. The banking agencies, including the Office of the Comptroller of the Currency, have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We expect to expend significant resources on an ongoing basis in an effort to assist our clients in meeting their legal requirements.

Banking Regulations

We are considered by the Federal Financial Institutions Examination Council to be a technology service provider (“TSP”) based on the services we provide to financial institutions. As a TSP, we are subject to audits by an interagency group consisting of the Federal Reserve System, FDIC, and the Office of the Comptroller of the Currency.

Other Regulation

We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as account balances that are due to a distribution partner or merchant following discontinuation of its relationship with us. The Housing Assistance Tax Act of 2008 requires certain merchant acquiring entities and third-party settlement organizations to provide information returns for each calendar year with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements.

The foregoing is not an exhaustive list of the laws and regulations to which we are subject and the regulatory framework governing our business is changing continuously. See “Risk Factors—Risks Related to CardConnect’s Business—We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations.”

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Our Intellectual Property

We have developed a payments platform that includes many instances of proprietary software, code sets, work flows and algorithms. It is our practice to enter into confidentiality, non-disclosure, and invention assignment agreements with our employees and contractors, and into confidentiality and non-disclosure agreements with other third parties, in order to limit access to, and disclosure and use of, our confidential information and proprietary technology. In addition to these contractual measures, we also rely on a combination of trademarks, copyrights, registered domain names, and patent rights to help protect the CardConnect brand and our other intellectual property.

As of June 2016, we have two patents for tokenization, which relates to our payment security solution, CardSecure. We also have ten active trademarks and one additional pending trademark that pertain to company, product names and logos. We intend to file additional patent applications as we innovate through our research and development efforts, and to pursue additional patent protection to the extent we deem it beneficial and cost-effective. We also own a number of domain names including cardconnect.com and cardpointe.com.

Our Employees

As of December 31, 2015, we employed 152 employees, consisting of 57 operations employees, 45 IT employees, 40 sales employees, and 10 general and administrative employees. None of our employees is represented by a labor union and we have experienced no work stoppages. We consider our employee relations to be good.

Our Facilities

We maintain several offices across the United States, all of which we lease.

Our office locations include:

●	Corporate headquarters in King of Prussia, Pennsylvania with approximately 27,207 leased square feet;

●	Data management in Lone Tree, Colorado with approximately 1,230 leased square feet; and

●	Telesales office in Overland Park, Kansas with approximately 6,735 leased square feet.

We lease several small facilities for sales and operations. Our current facilities meet our employee base and can accommodate our currently contemplated growth. We believe that we will be able to obtain suitable additional facilities on commercially reasonable term to meet any needs.

Legal Proceedings

We are currently not a party to any legal proceedings that would be expected to have a material adverse effect on our business or financial condition. From time to time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

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Executive Officers

Set forth below is certain information regarding the current executive officers of CardConnect:

Name	Age	Position
Jeffrey Shanahan*	38	Chief Executive Officer, President and Director
Charles Bernicker	51	Chief Financial Officer
Patrick Shanahan*	31	Chief Operating Officer
Abraham Marciano	39	Chief Information Officer
Robert Nathan	37	Executive Vice President – Integrated Solutions
Angelo Grecco	37	Executive Vice President –Business Development

*Jeffrey Shanahan and Patrick Shanahan are brothers.

Jeffrey Shanahan has served as CardConnect’s Chief Executive Officer since February 2014 and as CardConnect’s President since August 2006. Mr. Shanahan also has been a member of CardConnect’s board of directors since February 2008. Prior to joining CardConnect, Mr. Shanahan was employed as a Management Consultant for Booz Allen Hamilton (“Booz Allen”), a management and technology consulting firm, and Cap Gemini, S.A., a multinational management consulting firm, where his responsibilities included project management, analysis of regulatory compliance, and case management system implementations, pricing policy development, business case development and SAP process/systems analysis and testing. Mr. Shanahan is a graduate of the Pennsylvania State University with a degree in Management Science and Information Systems.

Charles Bernicker has served as CardConnect’s Chief Financial Officer since July 2012.  Prior to joining CardConnect, Mr. Bernicker served as an Executive Director of Heartland Payment Systems (NYSE: HPY) (“Heartland”) from June 2010 until July 2012 where he was responsible for corporate and business development.  Prior to his employment with Heartland, Mr. Bernicker held senior leadership positions with both Bank of America, a banking and financial services corporation, and TD Bank, a U.S. national bank, where he focused on bank operations related to issuing processing, merchant processing and loss prevention, served as a member of the Card Operations and Risk Executive Council for Visa, Inc. (USA), a financial services company, and prior to that was a member of the audit group in the Philadelphia office of Ernst & Young, LLP.  Mr. Bernicker holds a bachelor’s degree in accounting from the University of Delaware.

Patrick Shanahan has served as CardConnect’s Chief Operating Officer since August 2011, where he is responsible for operational efficiencies of customer enrollment, customer support, partner solutions, underwriting and risk management. Mr. Shanahan manages strategic partner relationships, integration of company acquisitions and internal development efforts.  From 2008 to July 2011, Mr. Shanahan served as Director of Operations for CardConnect. Prior to joining CardConnect, Mr. Shanahan was a management consultant for Booz Allen where he consulted on information technology projects for the federal government.  Mr. Shanahan holds a bachelor’s degree in Political Science from the Pennsylvania State University.

Abraham Marciano has served as CardConnect’s Chief Information Officer since April 2016.  Prior to joining CardConnect, Mr. Marciano served as Head of Business Integration & Operations at Braintree, a next generation payments company acquired by PayPal Holdings Inc. (NASDAQ: PYPL) (“PayPal”) from October 2014 until April 2016 where he was responsible for all business and operations integration activities resulting from the PayPal acquisition.  Prior to his employment with PayPal, Mr. Marciano held senior leadership positions with eBay Enterprise, (NASDAQ: EBAY), where he was responsible for leading the delivery of an emerging enterprise e-commerce platform and technical portfolio management for the entire customer base. Mr. Marciano holds a MBA from the University of Virginia, Darden School of Business.

Robert Nathan has served as CardConnect’s Executive Vice President – Integrated Solutions since October 2014 and is responsible for leading CardConnect’s integrated payments initiative and overseeing the strategic growth of technology and core product offerings.   From August 2011 through October 2014 he served as CardConnect’s Chief Technology Officer and from March 2010 through August 2011 he served as CardConnect’s Chief Operating Officer.  Prior to joining CardConnect, Mr. Nathan led business recovery and technology integration projects with PricewaterhouseCoopers, LLP, a provider of audit and assurance, tax and consulting services, and with FTI Consulting, Inc., a business advisory firm. In these roles he advised debtors in Chapter 11 restructurings, provided expertise in data analytics and information management and implemented operational improvements for clients across multiple industries. Mr. Nathan is a graduate of Indiana University’s Kelley School of Business and holds a degree in Computer Information Systems, Business Process Management and Operations Management.

Angelo Grecco has served as CardConnect’s Executive Vice President – Business Development since May 2007. Prior to joining CardConnect, Mr. Grecco founded and previously served as President of Allied Bancard, LLC, a provider of administrative serves for merchant payment processing programs, which was acquired by CardConnect in May 2007, and served as VP of Operations at Allied Merchant Services, Inc., a full service credit and debit card processing company, where he managed the day-to-day needs of the company’s agents and merchants. Mr. Grecco is a graduate of Indiana University with a degree in Business Management.

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Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “Named Executive Officers” for the year ended December 31, 2015, include Jeffrey Shanahan, our President and Chief Executive Officer, Charles Bernicker and Patrick Shanahan, our two most highly compensated executive officers other than Mr. Shanahan who were serving as executive officers as of December 31, 2015 (collectively, the “Named Executive Officers”).

Our compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. We believe our executive compensation program must be competitive in order to attract and retain executive officers. We seek to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, stock options and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances. Upon closing of the Merger, the Named Executive Officers will enter into amended and restated employment agreements with the combined company upon terms substantially similar to the terms currently governing their employment with us. See “Management Following the Merger—Officer and Director Compensation Following the Merger—Amended and Restated Employment Agreements” for a description of the material terms of these amended and restated employment agreements.

Our board of directors has historically determined all of the components of compensation of our executive officers. As we transition from a private company to a publicly-traded company, the combined company will evaluate its compensation program as circumstances require. As part of the ongoing evaluation, it is expected that the compensation committee of the combined company will apply CardConnect’s policies and philosophies described above.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2014 and 2015 for the Named Executive Officers.

Summary Compensation Table

						Nonequity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)		Total ($)

Jeffrey Shanahan	2015	$500,262	$-	$-	$-	$300,000	$-	$27,313	(1)	$827,574
President and CEO	2014	$500,260	$-	$-	$-	$200,000	$-	$20,956	(1)	$721,215

Charles Bernicker	2015	$350,262	$-	$-	$-	$125,000	$-	$25,399	(2)	$500,661
Chief Financial Officer	2014	$333,593	$-	$-	$-	$75,000	$-	$22,517	(2)	$431,110

Patrick Shanahan	2015	$350,262	$-	$-	$-	$100,000	$-	$17,065	(3)	$467,327
Chief Operating Officer	2014	$309,010	$-	$-	$-	$50,000	$-	$14,997	(3)	$374,007

(1)	For 2015, Mr. Shanahan received $11,501 and $15,811 related to health insurance benefits and 401(k) matching contributions, respectively. For 2014, Mr. Shanahan received $10,342 and $10,614 related to health insurance benefits and 401(k) matching contributions, respectively.

(2)	For 2015, Mr. Bernicker received $11,501 and $13,897 related to health insurance benefits and 401(k) matching contributions, respectively. For 2014, Mr. Bernicker received $10,003 and $12,513 related to health insurance benefits and 401(k) matching contributions, respectively.

(3)	For 2015, Mr. Shanahan received $4,928 and $12,138 related to health insurance benefits and 401(k) matching contributions, respectively. For 2014, Mr. Shanahan received $3,354 and $11,643 related to health insurance benefits and 401(k) matching contributions.

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Salaries

The Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Non-Equity Incentive Bonuses

Our Named Executive Officers were eligible to receive cash bonuses based on a budgeted pool of funds depending on achievement of certain performance targets and financial metrics at the discretion of our board of directors. For each of 2015 and 2014, our Named Executive Officers received 100% of the bonuses based on the pool set aside for our Named Executive Officers.

Option Awards

Historically, we have awarded options to officers and employees, including certain of the Named Executive Officers. No option grants were awarded to the Named Executive Officers in 2014 or 2015. Stock options vest quarterly over a four-year period, 25% upon the first anniversary of the grant date, 50% upon the second anniversary of the grant date, 75% upon the third anniversary of the grant date and 100% upon the fourth anniversary of the grant date. Upon the consummation of a change of control, any unvested portion of the option will vest and become exercisable in full.

Upon consummation of the Merger, a portion of these options will be exchanged for a portion of Cash Merger Consideration, and the remainder will be assumed by the combined company and will be converted into stock options to acquire common stock of the combined company. See “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options” for a description of the treatment of such options in connection with the Merger.

Employment Agreements

The Named Executive Officers are party to employment agreements with us. Upon closing of the Merger, the Named Executive Officers will enter into amended and restated employment agreements with the combined company upon terms substantially similar to the terms currently governing their employment with us. See “Management Following the Merger—Officer and Director Compensation Following the Merger—Amended and Restated Employment Agreements” for a description of the material terms of these amended and restated employment agreements

Equity Awards

The following table summarizes, for each of the Named Executive Officers, the number of shares of CardConnect common stock underlying outstanding stock options held as of December 31, 2015.

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Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name and Principal Position	Option Grant Date	# Securities Underlying Unexercised Options (#) Exercisable (1)	# Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: # Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# Shares or Units of Stock that have not vested (#)	Market Value # Share or Units of Stock that have not vested ($)	# Unearned Shares, Units or Other Rights that have not vested (#)	Payout Value of Unearned Shares, Units or other Rights that have not vested ($)

Jeffrey Shanahan	9/15/2010	763,500	-	-	$2.39	9/15/2020	-	$-	-	$-
President and CEO	3/26/2012	187,500	12,500	-	$4.58	3/26/2022	-	$-	-	$-

Charles Bernicker Chief Financial Officer	7/19/2012	325,000	75,000	-	$4.45	7/19/2022	-	$-	-	$-

Patrick Shanahan	9/15/2010	137,200	-	-	$2.39	9/15/2020	-	$-	-	$-
Chief Operating Officer	10/7/2011	145,000	-	-	$4.65	10/7/2021	-	$-	-	$-
	6/7/2012	65,625	9,375	-	$4.55	6/7/2022	-	$-	-	$-
	10/23/2013	25,000	25,000	-	$4.73	10/23/2023	-	$-	-	$-

(1)	Stock options vest quarterly over a four-year period, 25% upon the first anniversary of the grant date, 50% upon the second anniversary of the grant date, 75% upon the third anniversary of the grant date and 100% upon the fourth anniversary of the grant date. See “—FTS Holding Corporation 2010 Stock Option Plan—Option Awards” for more information.

FTS Holding Corporation 2010 Stock Option Plan

On September 15, 2010, we adopted the FTS Holding Corporation 2010 Stock Option Plan (the “CardConnect Option Plan”). The CardConnect Option Plan is administered by our board of directors, but may be administered by a committee of one or more directors as may be designated by our board of directors. Options may be granted under the plan to our executives and other key employees, directors and consultants. In addition to our board of directors, our President and Chief Executive Officer has the authority to grant awards to employees, directors or consultants providing services to the Company or any of its subsidiaries, subject to the terms and limitations of the plan. The board of directors may designate an option under the plan as an incentive stock option or a non-qualified stock option at the time the grant is made, provided that an option may be designated as an incentive stock option only if the applicable participant is an employee of CardConnect on the date of grant.

Our board, board committee or Chief Executive Officer will determine the number of shares of CardConnect common stock with respect to which options may be granted under the CardConnect Option Plan, which will not exceed 5,200,000 shares of common stock in the aggregate, subject to adjustment as set forth in the CardConnect Option Plan. Our board or board committee will determine the conditions upon which the options will vest and all other limitations, restrictions and conditions relating to the options. Our board or board committee will determine the term of each option granted under the CardConnect Option Plan, which will not exceed ten years from the date of grant. In addition, the board of directors may add specific terms and conditions to each option agreement, subject to the general terms and conditions of the CardConnect Option Plan. The exercise price per share may not be less than 100% of the fair market value of the common stock on the date of grant.

No participant may be granted incentive stock options under the plan that would result in incentive stock options to purchase shares of CardConnect’s common stock with an aggregate fair market value (measured on the date of grant) of more than $100,000 first becoming exercisable by the participant in any one calendar year. The exercise price of each incentive stock option will be equal to or greater than the fair market value of the common stock subject to the incentive stock option as of the date of grant of the incentive stock option, provided that no incentive stock option can be granted to any person who, at the time the option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of CardConnect, unless at the time the incentive stock option is granted the exercise price is at least one hundred ten percent (110%) of the fair market value of CardConnect’s common stock subject to the incentive stock option and the incentive stock option by its terms is not exercisable for more than five (5) years from the date of grant.

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Optionholders do not have any voting or other rights as a CardConnect stockholder with respect to any shares issuable upon exercise of an option until exercise of the option and the holder becomes the holder of record of such shares of CardConnect common stock. Options may not be transferred other than by will or the laws of descent and distribution, and may only be exercised by the participant’s beneficiary.

Except as otherwise provided in an option agreement, if a participant’s employment with us is terminated, all of the participant’s unvested options will expire and be forfeited. If a participant dies or becomes subject to a disability, the portion of the participant’s option that is vested will expire on the first anniversary of the date of death or disability, but in no event after its expiration date. If a participant retires with the approval of the board, the portion of the participant’s option that is vested will expire 90 days after the date of retirement, but in no event after its expiration date. If a participant’s employment is terminated other than for cause, the portion of the participant’s option that is vested will expire 90 days after the date of termination, but in no event after is expiration date. Under all other circumstances, any portion of a participant’s option that is vested and exercisable on a participant’s termination date will expire and be forfeited on such participant’s termination date.

In the event of a change of control (as defined in the CardConnect Option Plan), our board or board committee may provide that all options outstanding on the date of the change in control that have not previously vested or terminated under the terms of the applicable award agreement shall be immediately and fully vested and exercisable. “Change of control” is defined in the CardConnect Option Plan to include the consummation of any transaction in connection with which seventy-five percent (75%) or more of CardConnect’s common stock beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by CardConnect’s stockholders immediately prior to such transaction is disposed of and no longer held by those stockholders.

The CardConnect Option Plan contains restrictive covenants applicable to all participants, including an agreement not to compete, solicit clients or customers or solicit our employees for a period of 12 months following termination of employment.

Our board or board committee may amend, suspend or terminate the CardConnect Option Plan in any manner, provided that no such amendment, suspension or termination may impair the rights of participants under outstanding options without the consent of the affected participants. No options may be granted under the CardConnect Option Plan after September 15, 2020.

Post-Retirement Benefits

401(k) Plan

We maintain a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees. The 401(k) plan is available on the same terms to all of our U.S. employees, including the Named Executive Officers. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices. Subject to certain limitations, we match a participant’s contributions to the 401(k) plan. The company match, which is also applicable to the Named Executive Officers, is 100% for the first 3% and 50% for the next 2%. All contributions under the plan are fully vested.

Director Compensation

No directors received compensation for their services as director for the year ended December 31, 2015.

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CARDCONNECT’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical Financial Information of CardConnect” and CardConnect’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements about CardConnect’s business, operations and industry that involve risks and uncertainties, such as statements regarding CardConnect’s plans, objectives, expectations and intentions. CardConnect’s future results and financial condition may differ materially from those currently anticipated by CardConnect as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to CardConnect and its consolidated subsidiaries. Certain amounts in this section may not foot due to rounding.

Overview

General

Our primary business is to provide Merchant Acquiring services to merchants throughout the United States. Merchant Acquiring services involves providing end-to-end electronic payment processing services to merchants by facilitating the exchange of information and funds between them and cardholders' financial institutions. To accomplish this, we undertake, or facilitate with third parties, merchant set-up and training, transaction authorization, settlement, merchant funding, merchant assistance and support, and risk management. We also provide integrated payment solutions utilizing our proprietary payment gateway. Our card-accepting customers are primarily SMB merchants.

We also provide services to Enterprise customers that primarily utilize sophisticated ERP systems to manage their businesses. These services are primarily ERP integration services utilizing our secure hosted payment gateway, and also include secure, P2PE payment terminals and acceptance devices. We also provide Merchant Acquiring services to certain of our Enterprise customers.

How we Assess the Performance of our Business

Merchant Acquiring Services

We use bankcard volume, number of active SMB merchants and same store sales to measure the performance of our Merchant Acquiring services.

Our total bankcard volume for the years ended December 31, 2015, 2014 and 2013 was $17.1 billion, $14.7 billion and $13.2 billion, respectively, representing a compound annual growth rate of 13.9% over the period. Our total bankcard volume for the three months ended March 31, 2016 and 2015 was $4.9 billion and $3.8 billion, respectively, representing a period to period growth rate of 29.8%.

An active SMB merchant is a merchant that has processed transactions in the relevant period. The number of our active SMB merchants located across the United States was 48,400, 38,059 and 37,948 as of December 31, 2015, 2014 and 2013, respectively, representing a compound annual growth rate of 12.9% over the period. The number of our active SMB merchants located across the United States was 49,853 and 38,582 as of March 31, 2016 and 2015, respectively, representing a period to period growth rate of 29.2%. Bankcard volume reflects the addition of new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the year. We grow the number of active SMB merchants through various distribution channels, which include independent sales organizations, integrated software vendors and our direct sales staff. We also grow the number of active SMB merchants through acquisitions of complementary businesses. For the year ended December 31, 2015, we added approximately 6,400 of our active SMB merchants through the Vanco acquisition.

We measure same store sales of existing merchants as the change in card processing volume for all card merchants that were processing with us for the same period in the prior year. Same store sales of existing merchants results from the combination of the increasing or decreasing use by consumers of bankcards for the purchase of goods and services at the POS, and sales growth experienced by our retained SMB merchants. Historically, our same store sales experience has tracked with the overall economic conditions in the industries we serve. The following table compares our same store sales growth during the first quarter of 2016 and fiscal years 2015, 2014 and 2013:

Same Store Sales of Existing Merchants	2016	2015	2014	2013
First Quarter	0.5%	6.7%	5.6%	3.8%
Second Quarter	-	5.2%	4.4%	8.7%
Third Quarter	-	4.2%	7.8%	6.5%
Fourth Quarter	-	2.1%	8.5%	7.0%
Full Year	-	4.5%	6.6%	6.7%

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Merchant attrition is expected in the Merchant Acquiring industry in the ordinary course of business. We experience attrition in bankcard volume as a result of several factors, including business closures, transfers of merchants' accounts to our competitors and account closures that we initiate due to heightened credit risks. We measure bankcard volume attrition relative to all merchants that were processing with us in the same period in the prior year. During the year ended December 31, 2015, we experienced 19.7% attrition in our bankcard volume compared to attrition of 20.0% and 20.5% for the years ended December 31, 2014 and 2013, respectively. During the three months ended March 31, 2016, we experienced 22.0% attrition in our bankcard volume compared to attrition of 18.7% for the three months ended March 31, 2015.

Our Merchant Acquiring revenue is recurring in nature, as we typically enter into five-year service contracts with our merchants. Our Merchant Acquiring revenue is generated primarily from payment processing fees, which are a combination of a fee equal to a percentage of the dollar amount of each transaction we process plus a flat fee per transaction. We make mandatory payments of interchange fees to the card issuer through the card networks and pay dues, assessments and other network fees to Visa, MasterCard, American Express and Discover. Our Merchant Acquiring revenue is largely driven by the Visa and MasterCard volume processed by our merchants. We also realize card processing revenues from processing transactions for our merchants accepting American Express and from processing Discover transactions.

Enterprise Services

Revenues from our Enterprise services are largely driven by recurring fees charged for ERP integration and hosting services, and recurring P2PE device fees. For the years ended December 31, 2015, 2014 and 2013, revenue includes $3.6 million, $2.4 million and $1.6 million, respectively, of revenue related to Enterprise services. For the three months ended March 31, 2016 and 2015, revenue includes $1.1 million and $0.8 million, respectively, of revenue related to Enterprise services.

Recent Events

On March 7, 2016 we entered into the Merger Agreement as described in “Proposal No. 1—The Merger Proposal—The Merger Agreement” for additional information.

Acquisitions

On October 31, 2015, we purchased certain assets and assumed certain liabilities of Vanco, a provider of card-based payment processing services, for cash of $24 million. The purchase was funded primarily with borrowings under our $65.0 million credit facility. The asset purchase added over 8,000 merchants to our business.

On July 1, 2013, we acquired Smartpay, LLC, a provider of an online billing solution, for cash of $1.1 million. The purchase was funded from operating cash flows.

On July 13, 2012, we acquired Marathon, a provider of card-based payment processing services. In 2013 and 2014, we paid $4.7 million and $255.5 thousand, respectively, in contingent consideration relating to the acquisition.

On November 26, 2012, we acquired Dependable Payment Processing, Inc. and Discount Payment Processing, Inc. In 2014 and 2015, we paid $909.1 thousand and $3.7 million, respectively, in contingent consideration relating to the acquisition.

The results of operations of these acquired businesses have been included in our financial statements since the applicable acquisition date. For more information regarding these transactions, see Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Components of Revenues and Expenses

Revenues

Revenue. Revenue consists of card processing fees charged to merchants for card-based processing services. We charge merchants various rates for our services, which depend upon various factors including the type of bankcard, card brand, the merchant’s charge volume, the merchant’s industry and the merchant’s risk profile. Fees principally consist of bankcard volume and transaction fees, which are a percentage of the dollar amount of each credit or debit transaction and fixed transaction fees. We also generate card processing revenues by charging merchants a variety of service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, and fees for other miscellaneous services, including handling chargebacks. We also generate revenues by selling our technology solutions, which include hardware and software products, maintenance, and professional installation and training services.

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Interchange and pass-through. Interchange and pass-through consists of interchange fees, dues and assessment, debit network fees and other pass-through costs. We expect interchange and pass-through to increase proportionately as a percentage of revenue.

Expenses

Cost of services. Cost of services consists of commissions to our distribution partners and internal sales staff and other third-party processing costs attributable to payment processing and related services to merchants. Cost of services also includes merchant supplies and service expenses.

General and administrative. General and administrative expenses include salaries and other employment costs, professional services, rent and utilities and other operating costs.

Stock-based compensation. Stock-based compensation reflects the amortization of the estimated fair value of share-based awards. We recognize stock-based compensation as an expense on a straight-line basis over the requisite service period, which is generally the vesting period.

Depreciation and amortization of intangibles. Depreciation expense consists of depreciation on our investments in property, equipment and computer hardware and software, and our amortization of acquired intangible assets and internally developed software. Depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset. Amortization expense for acquired intangible assets is recognized using a proportional cash flow method. Amortization expense for internally developed software is recognized over the estimated useful life of the asset.

Interest expense, net. Our interest expense consists of interest on our outstanding indebtedness under our revolving credit facility.

Factors Affecting CardConnect’s Business and Results of Operations

A number of factors impact our business, result of operations and financial condition including:

●	the amount and mix of volume being processed;

●	the demand for our products and services;

●	our ability to attract and retain distribution partners and merchants on reasonable terms;

●	our ability to attract and obtain Enterprise customers;

●	our ability to capitalize on recent acquisitions and identify and complete future acquisitions;

●	general economic conditions and consumer spending trends; and

●	the emergence of new technologies and payment types.

Increases in payment network fees and other related costs have not historically had a material effect on the growth of our business or results of our operations as such costs are generally passed through to our merchants.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the three months ended March 31, 2016 and 2015, (ii) the years ended December 31, 2015 and 2014 and (iii) the years ended December 31, 2014 and 2013. We have derived this data from our quarterly and annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

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Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

The following table shows certain income statement data for the periods indicated:

	Three Months Ended March 31,		Change
	2016	2015	Amount	%
(dollars in thousands)
Revenue	$130,057	$101,080	$28,977	28.7%
Interchange and pass-through	95,575	73,820	21,755	29.5%
Net Revenue	34,481	27,260	7,222	26.5%

Cost of services (exclusive of depreciation and amortization shown separately below)	20,293	15,791	4,502	28.5%
General and administrative	6,688	5,153	1,534	29.8%
Stock-based compensation	458	461	(3)	(0.7%)
Depreciation	422	282	140	49.9%
Amortization of intangibles	5,159	4,419	740	16.8%
Total expenses	33,020	26,106	6,913	26.5%
Income (loss) from operations	1,462	1,153	308	26.8%

Other expense:
Interest expense, net	(420)	(271)	(149)	54.8%
Other, net	(45)	(44)	(1)	3.2%
Total other expense	(465)	(315)	(150)	47.7%

Income before income tax provision	997	838	158	18.9%
Provision for income taxes	(74)	(487)	413	(84.9%)
Net income	$923	$351	$572	162.7%

Revenue

Revenue increased $29.0 million, or 28.7%, from $101.1 million for the three months ended March 31, 2015 to $130.1 million for the three months ended March 31, 2016. This increase was driven by increased bankcard volume of $1.1 billion, or 29.8%. The growth in bankcard volume consisted of bankcard volume from new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the same period. See “Overview” and “How we Assess the Performance of our Business.”

Interchange and Pass-through

Interchange and pass-through increased $21.8 million, or 29.5%, from $73.8 million for the three months ended March 31, 2015 to $95.6 million for the three months ended March 31, 2016. This increase was driven by increased bankcard volume as discussed above.

Net Revenue

Net revenue increased $7.2 million, or 26.5%, from $27.3 million for the three months ended March 31, 2015 to $34.5 million for the three months ended March 31, 2016. This increase was driven by increased bankcard volume of $1.1 billion, or 29.8%. The growth in bankcard volume consisted of bankcard volume from new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the same period. See “Overview” and “How we Assess the Performance of our Business.

Cost of Services

Cost of services increased $4.5 million, or 28.5%, from $15.8 million for the three months ended March 31, 2015 to $20.3 million in for the three months ended March 31, 2016. This increase was driven by increased bankcard volume resulting in increased commissions paid to our distribution partners and direct sales staff of $2.6 million and increased third-party processing costs of $1.0 million.

General and Administrative Expenses

General and administrative expenses increased $1.5 million, or 29.8%, from $5.2 million for the three months ended March 31, 2015 to $6.7 million for the three months ended March 31, 2016. This increase was driven by an increase in employment costs of $1.1 million due to an increase in headcount.

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Stock-based Compensation

Stock-based compensation decreased $3.0 thousand from $461.0 thousand for the three months ended March 31, 2015 to $458.0 thousand for the three months ended March 31, 2016. This decrease was driven by the vesting of our 2011 grants in 2015 of $57.5 thousand, 2015 fair value adjustments of stock options of $26.2 thousand and forfeitures of $18.5 thousand, partially offset by additional stock options granted in 2016 of $99.2 thousand.

Depreciation and Amortization

Depreciation and amortization increased $880.0 thousand, or 18.7%, from $4.7 million for the three months ended March 31, 2015 to $5.6 million for the three months ended March 31, 2016. This increase was driven by amortization of intangible assets acquired in the Vanco acquisition of $797.0 thousand.

Provision for Income Taxes

The provision for income taxes decreased $413 thousand, or 84.9%, from $487.0 thousand for the three months ended March 31, 2015 to $73.7 thousand for the three months ended March 31, 2016. The effective tax rates were 7.4% and 58.1% for the three months ended March 31, 2016 and 2015, respectively. The effective rate for the three months ended March 31, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.2%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 5.4% and 2.3%, respectively. The effective rate for the three months ended March 31, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table shows certain income statement data for the periods indicated:

	Year ended December 31,	Year ended December 31,	Change
	2015	2014	Amount	%
(dollars in thousands)
Revenue	$458,648	$389,985	$68,663	17.6%
Interchange and pass-through	338,005	283,669	54,336	19.2%
Net Revenue	120,643	106,316	14,327	13.5%

Cost of services (exclusive of depreciation and amortization shown separately below)	71,072	62,273	8,799	14.1%
General and administrative	23,480	24,062	(583)	(2.4%)
Stock-based compensation	1,887	1,908	(21)	(1.1%)
Depreciation	1,188	870	317	36.5%
Amortization of intangibles	19,175	18,544	630	3.4%
Change in contingent earnout obligations	-	771	(771)	(100.0%)
Total expenses	116,801	108,429	8,372	7.7%
Income (loss) from operations	3,842	(2,113)	5,955	(281.8%)

Other expense:
Interest expense, net	(1,204)	(1,153)	(51)	4.4%
Other, net	(81)	(146)	64	(44.2%)
Total other expense	(1,285)	(1,299)	14	(1.1%)

Income (loss) before income tax provision	2,556	(3,412)	5,969	(174.9%)
Provision for income taxes	(1,384)	(8,598)	7,215	(83.9%)
Net income (loss)	$1,172	$(12,011)	$13,183	(109.8%)

Revenue

Revenue increased $68.7 million, or 17.6%, from $390.0 million in 2014 to $458.6 million in 2015. This increase was driven by increased bankcard volume of $2.4 billion, or 16.4%. The growth in bankcard volume consisted of bankcard volume from new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the year. See “Overview” and “How we Assess the Performance of our Business.”

Interchange and Pass-through

Interchange and pass-through increased $54.3 million, or 19.2%, from $283.7 million in 2014 to $338.0 million in 2015. This increase was driven by increased bankcard volume as discussed above.

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Net Revenue

Net revenue increased $14.3 million, or 13.5%, from $106.3 million in 2014 to $120.6 million in 2015. This increase was driven by increased bankcard volume of $2.4 billion, or 16.4%, due to growth in volume from new merchants and same store sales by existing merchants, partially offset by merchants who attrited in the same period. See “Overview” and “How we Assess the Performance of our Business.”

Cost of Services

Cost of services increased $8.8 million, or 14.1%, from $62.3 million in 2014 to $71.1 million in 2015. This increase was driven by increased bankcard volume resulting in increased commissions paid to our distribution partners and direct sales staff of $6.1 million, an increase in merchant supplies and services expenses of $1.9 million and increased third-party processing costs of $902.1 thousand.

General and Administrative Expenses

General and administrative expenses decreased $582.8 thousand, or 2.4%, from $24.1 million in 2014 to $23.5 million in 2015. This decrease was driven by a decrease in employment costs of $1.7 million, partially offset by increased other operating expenses of $1.2 million. The decrease in employment costs reflects severance expense of $384.1 thousand in 2015, compared to $3.4 million in 2014, which was primarily related to the departure of our then Chief Executive Officer.

Stock-based Compensation

Stock-based compensation decreased $21.2 thousand from $1.9 million in 2014 to $1.9 million in 2015. This decrease was driven by the vesting of our 2010 and 2011 grants in 2014 and 2015, respectively, of $427.7 thousand and forfeitures of $23.9 thousand, partially offset by fair value adjustments of stock options of $205.3 thousand, the full-year impact of stock options granted in 2014 of $134.8 thousand and additional stock options granted in 2015 of $90.2 thousand.

Depreciation and Amortization

Depreciation and amortization increased $947.9 thousand, or 4.9%, from $19.4 million in 2014 to $20.4 million in 2015. This increase was driven by amortization of intangible assets acquired in the Vanco acquisition of $441.6 thousand in 2015.

Provision for Income Taxes

The provision for income taxes decreased $7.2 million, or 83.9%, from $8.6 million in 2014 to $1.4 million in 2015. The effective tax rates were 54.1% and (252.0)% for the years ended December 31, 2015 and 2014, respectively. The effective rate for 2015 differs from the federal statutory rate primarily due to an increase in the valuation allowance, which increased our effective tax rate by 16.7%. The effective rate for 2014 differs from the federal statutory rate primarily due to recording a valuation allowance against our deferred tax assets, which increased our effective tax rate by 294.0% in 2014.

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Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table shows certain income statement data for the periods indicated:

	Year ended December 31,		Change
	2014	2013	Amount	%
(dollars in thousands)
Revenue	$389,985	$348,905	$41,080	11.8%
Interchange and pass-through	283,669	251,185	32,484	12.9%
Net Revenue	106,316	97,720	8,596	8.8%

Cost of services (exclusive of depreciation and amortization shown separately below)	62,273	59,076	3,197	5.4%
General and administrative	24,062	19,003	5,060	26.6%
Stock-based compensation	1,908	1,563	345	22.0%
Depreciation	870	684	186	27.2%
Amortization of intangibles	18,544	19,406	(862)	(4.4%)
Change in contingent earnout obligations	771	(25)	795	(3,239.9%)
Total expenses	108,429	99,707	8,721	8.7%
Income (loss) from operations	(2,113)	(1,988)	(126)	6.3%

Other expense:
Interest expense, net	(1,153)	(1,304)	151	(11.6%)
Other, net	(146)	(173)	28	(16.0%)
Total other expense	(1,299)	(1,478)	178	(12.1%)

Income (loss) before income tax provision	(3,412)	(3,465)	53	(1.5%)
Provision for income taxes	(8,598)	1,313	(9,911)	(755.0%)
Net income (loss)	$(12,011)	$(2,152)	$(9,859)	458.0%

Revenue

Revenue increased $41.1 million, or 11.8%, from $348.9 million in 2013 to $390.0 million in 2014. This increase was driven by increased bankcard volume of $1.5 billion, or 11.5%. See “Overview” and “How we Assess the Performance of our Business.”

Interchange and Pass-through

Interchange and pass-through increased $32.5 million, or 12.9%, from $251.2 million in 2013 to $283.7 million in 2014. This increase was driven by increased bankcard volume.

Net Revenue

Net revenue increased $8.6 million, or 8.8%, from $97.7 million in 2013 to $106.3 million in 2014. This increase was driven by increased bankcard volume of $1.5 billion, or 11.5%, due to growth in volume from new merchants and same store sales by existing merchants, partially offset by merchants who attrited in the same period. See “Overview” and “How we Assess the Performance of our Business.”

Cost of Services

Costs of services increased $3.2 million, or 5.4%, from $59.1 million in 2013 to $62.3 million in 2014. This increase was driven by increased bankcard volume resulting in increased commissions paid to our distribution partners and direct sales staff of $3.4 million and an increase in merchant supplies and services expenses of $1.1 million, partially offset by decreased third-party processing costs of $1.3 million.

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General and Administrative Expenses

General and administrative expenses increased $5.1 million, or 26.6%, from $19.0 million in 2013 to $24.1 million in 2014. This increase was driven by an increase in employment costs of $4.6 million and an increase in rent and utilities of $862.7 thousand, partially offset by a decrease in professional services of $1.0 million. The increase in employment costs reflects severance expense of $3.4 million in 2014, compared to $107.6 thousand in 2013, and an increase in headcount. The increase in rent and utilities in 2014 reflects additional space leased at our King of Prussia, PA location. The decrease in professional services reflects decreased legal expense resulting from a 2013 settled legal matter.

Stock-based Compensation

Stock-based compensation increased $344.6 thousand, or 22.0%, from $1.6 million in 2013 to $1.9 million in 2014. This increase was driven by the full-year impact of stock options granted in 2013 of $295.8 thousand and stock options granted in 2014 of $51.0 thousand.

Depreciation and Amortization

Depreciation and amortization decreased $675.6 thousand, or 3.4%, from $20.1 million in 2013 to $19.4 million in 2014. This decrease was driven by a $1.8 million decrease in amortization of acquisition related intangible assets, partially offset by a $952.0 thousand increase in amortization of our internally developed software and website development.

Provision for Income Taxes

The provision for income taxes increased $9.9 million, from a benefit of $1.3 million in 2013 to an expense of $8.6 million in 2014. The effective tax rates were (252.0)% and 37.9% for the years ended December 31, 2014 and 2013, respectively. The effective rate for 2014 differs from the federal statutory rate primarily due to our recording a $10.0 million valuation allowance against our deferred tax assets in 2014, which increased our effective tax rate by 294.0%. The effective rate for 2013 differs from the federal statutory rate primarily due to tax credits and state income taxes, which increased our effective tax rate by 3.4% and 2.1%, respectively. These benefits were partially offset by a liability for unrecognized tax benefits of 1.8%.

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Selected Quarterly Results of Operations

The following tables set forth unaudited quarterly statement of income data for all quarters of 2014 and 2015. We have prepared the statement of income data for each of these quarters on the same basis as the audited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of our management, each statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements included elsewhere in this proxy statement/prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
(dollars in thousands)
Revenue	$88,841	$98,906	$100,187	$102,051
Interchange and pass-through	63,631	71,954	73,186	74,898
Net Revenue	25,211	26,952	27,000	27,153

Cost of services (exclusive of depreciation and amortization shown separately below)	14,480	15,974	15,954	15,866
General and administrative	6,616	5,557	5,264	6,625
Stock-based compensation	554	480	465	409
Depreciation	218	223	170	259
Amortization of intangibles	4,927	4,341	4,726	4,551
Change in contingent earnout obligations	–	–	–	771
Total Expenses	26,795	26,574	26,578	28,481
Income (loss) from operations	(1,584)	(378)	422	(1,329)

Other expense:
Interest expense, net	(315)	(266)	(293)	(280)
Other, net	(16)	(63)	(50)	(15)
Total other expense	(331)	(329)	(343)	(296)

Income (loss) before income tax provision	(1,916)	49	79	(1,624)
Provision for income taxes	666	(17)	(58)	(9,190)
Net income (loss)	$(1,249)	$32	$21	$(10,814)

	Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
(dollars in thousands)
Revenue	$101,080	$112,165	$117,861	$127,542
Interchange and pass-through	73,820	82,795	86,785	94,605
Net Revenue	27,260	29,371	31,075	32,937

Cost of services (exclusive of depreciation and amortization shown separately below)	15,791	16,816	18,661	19,804
General and administrative	5,153	5,520	5,829	6,977
Stock-based compensation	461	462	462	502
Depreciation	282	307	293	305
Amortization of intangibles	4,419	4,974	5,055	4,727
Change in contingent earnout obligations	–	–	–	–
Total Expenses	26,106	28,080	30,299	32,315
Income (loss) from operations	1,153	1,291	776	622

Other expense:
Interest expense, net	(271)	(299)	(274)	(360)
Other, net	(44)	(110)	(20)	92
Total other expense	(315)	(408)	(294)	(268)

Income (loss) before income tax provision	838	882	482	354
Provision for income taxes	(487)	(512)	(315)	(69)
Net income (loss)	$351	$370	$166	$285

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Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and recognition of non-transaction based fees. Historically, our revenues have been strongest in our third and fourth quarters, and weakest in our first quarter. Some variability results from seasonal retail events and the number of business days in a month or quarter. Operating expenses do not typically fluctuate seasonally.

Liquidity and Capital Resources

Liquidity and capital resource management is a process focused on providing the funding we need to meet our short and long-term cash and working capital needs. We have used our funding sources to build our merchant portfolio, our technology solutions, and to make acquisitions with the expectation that these investments will generate cash flows sufficient to cover our working capital needs and other anticipated needs for capital.

Our principal uses of cash are to pay commissions to our distribution partners and internal sales staff, residual buyouts and distribution partner advances, operating expenses, income taxes and interest expense, invest in our technology infrastructure and fund acquisitions.

Our working capital, defined as current assets less current liabilities, was positive by $9.7 million, $8.1 million and $3.5 million at March 31, 2016, December 31, 2015 and 2014, respectively. The increase in working capital was driven by growth in our merchant base. At March 31, 2016, we had cash and cash equivalents totaling $4.3 million compared to $3.6 million and $1.2 million at December 31, 2015 and December 31, 2014, respectively. These balances do not include restricted cash, which reflects amounts due to merchants for processing-related cash in transit and collateral of $1.5 million, $1.6 million and $190.7 thousand at March 31, 2016, December 31, 2015 and December 31, 2014, respectively.

Our long-term debt represents the outstanding balance under our revolving credit facility, which we have historically used to fund acquisitions and for general corporate purposes. In addition to borrowings under our revolving credit facility, we fund our cash needs primarily with cash flows from our operating activities. We believe that our current cash and investment balances and cash generated from operations will provide sufficient liquidity to meet our anticipated needs for operating capital for at least the next twelve months.

The following tables reflect the changes in cash flows for the comparative periods.

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

	Three Months Ended March 31,
	2015	2016
(dollars in thousands)
Net cash provided by (used in):
Operating activities	$6,153	$5,468
Investing activities	(1,557)	(3,203)
Financing activities	(4,675)	(1,576)
Net change in cash and cash equivalents	$(80)	$689

Cash Flow Provided By Operating Activities.

We reported net cash provided by operating activities of $5.5 million for the three months ended March 31, 2016, compared to $6.2 million for the three months ended March 31, 2015.

Cash provided by operating activities for the three months ended March 31, 2016 reflects net income as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation. Additionally, the net cash provided for the three months ended March 31, 2016 reflects decreases in accrued expenses of $1.1 million and processing liabilities of $348.3 thousand, and increases in other receivables of $375.6 thousand and other prepaid expenses of $303.0 thousand. These uses of cash were partially offset by decreases in accounts receivable and processing assets of $306.3 thousand and $229.7 thousand, respectively.

Cash provided by operating activities for the three months ended March 31, 2015 reflects net income as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation. Additionally, the net cash provided for the three months ended March 31, 2015 reflects an increase in accounts payable of $748.4 thousand, and decreases in prepaid income taxes and accounts receivable of $514.7 thousand and $453.3 thousand, respectively. These sources of cash were partially offset by decreases in accrued expenses of $548.8 thousand and residuals payable of $223.6 thousand, and an increase in prepaid expenses of $332.4 thousand.

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Cash Flow Used In Investing Activities.

Net cash used in investing activities was $3.2 million for the three months ended March 31, 2016 and $1.6 million for the three months ended March 31, 2015.

Cash flows used in investing activities for the three months ended March 31, 2016 reflect funding of residual buy outs of $2.3 million and additions to our internally developed software of $714.6 thousand.

Cash flows used in investing activities for the three months ended March 31, 2015 reflects purchases of property and equipment and leasehold improvements of $763.3 thousand and additions to our internally developed software of $666.8 thousand.

Cash Flow Used In Financing Activities.

Net cash used in financing activities was $1.6 million for the three months ended March 31, 2016 and $4.7 million for the three months ended March 31, 2015.

Cash flows used in financing activities for the three months ended March 31, 2016 reflect pre-payments under our revolving credit facility of $2.0 million.

Cash flows of used in financing activities for the three months ended March 31, 2015 reflect payment of contingent consideration of $3.7 million in connection with prior acquisitions, the purchase of treasury stock of $2.7 million from our non-executive chairman and pre-payments under our revolving credit facility of $2.0 million. These uses of cash were partially offset by borrowings under our revolving credit facility of $3.7 million.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014 and Year Ended December 31, 2013

	Fiscal Year Ended December 31,
	2013	2014	2015
(dollars in thousands)
Net cash provided by (used in):
Operating activities	$18,232	$19,683	$20,071
Investing activities	(14,317)	(9,998)	(37,171)
Financing activities	(4,288)	(8,784)	19,517
Net change in cash and cash equivalents	$(373)	$901	$2,417

Cash Flow Provided By Operating Activities.

We reported net cash provided by operating activities of $20.1 million in 2015, compared to $19.7 million in 2014 and $18.2 million in 2013.

Cash provided by operating activities in 2015 reflects net income as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation. Additionally, the net cash provided for 2015 reflects increases in accounts receivable and other receivables of $6.8 million, partially offset by increases in accounts payable and residuals payable of $3.1 million.

Cash provided by operating activities in 2014 reflects a net loss as adjusted for non-cash operating items including depreciation and amortization, deferred tax expense and stock-based compensation. Additionally, the net cash provided for 2014 reflects increases in accrued expenses and residuals payable of $1.2 million and a decrease in prepaid income taxes of $755.0 thousand.

Cash provided by operating activities in 2013 reflects a net loss as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation, partially offset by a deferred tax benefit. Additionally, the net cash provided for 2013 reflects an increase in accounts receivable of $1.5 million, partially offset by a decrease in other receivables of $846.8 thousand.

Cash Flow Used In Investing Activities.

Net cash used in investing activities was $37.2 million for 2015, $10.0 million for 2014 and $14.3 million for 2013.

Cash flows used in investing activities in 2015 reflect the acquisition, net of cash acquired, of Vanco for $22.7 million, funding of residual buy outs of $6.8 million, purchases of property and equipment and leasehold improvements of $4.8 million, and additions to our internally developed software of $2.6 million.

Cash flows used in investing activities in 2014 reflects funding of residual buy outs of $4.8 million, additions to our internally developed software of $3.0 million and purchases of property and equipment of $1.1 million.

Cash flows used in investing activities in 2013 reflect advances to related parties of $3.0 million, advances to sales agents net of repayments of $2.1 million, funding of residual buy outs of $3.6 million, additions to our internally developed software of $2.9 million, purchases of property and equipment of $1.4 million and the acquisition of Smartpay, LLC for $1.1 million.

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Cash Flow Provided By (Used In) Financing Activities.

Net cash provided by financing activities was $19.5 million in 2015, compared to net cash used in financing activities of $8.8 million in 2014 and $4.3 million in 2013.

Cash flows provided by financing activities in 2015 reflect borrowings of $33.2 million under our revolving credit facility partially offset by pre-payments under our revolving credit facility of $10.0 million, payment of contingent consideration of $3.7 million and the purchase of treasury stock of $2.7 million from our non-executive chairman.

Cash flows of used in financing activities in 2014 reflect pre-payments under our revolving credit facility of $9.0 million and payment of contingent consideration of $909.1 thousand. These decreases were partially offset by borrowings under our revolving credit facility of $1.1 million.

Cash flows used in financing activities in 2013 reflect payment of contingent consideration of $4.2 million and pre-payments of $2.0 million on our revolving credit facility. These decreases were partially offset by borrowings of $2.0 million under our revolving credit facility.

Revolving Credit Facility

We are party to a Credit Agreement dated July 12, 2012, as amended, with Bank of America, N.A., as administrative agent, and another lender party thereto. The Credit Agreement provides for a revolving credit facility with a maximum borrowing of $65.0 million and is secured by substantially all of our assets. The revolving credit facility matures August 30, 2017. The revolving credit facility includes a $1.0 million sublimit for the issuance of standby letters of credit and a $5.0 million sublimit for swingline loans. Borrowings under the revolving credit facility bear an interest rate equal to the BBA LIBOR Daily Floating Rate plus an applicable margin ranging from 200 to 275 basis points. The applicable margin for the revolving credit facility is predicated on the Credit Agreement’s leverage covenant. Borrowings under the swingline loans bear an interest rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (c) the BBA LIBOR Daily Floating Rate plus 1.00%, plus an applicable margin ranging from 100 to 175 basis points. The applicable margin for the swingline loans in predicated on the Credit Agreement’s leverage covenant.

We had $58.0 million outstanding under our revolving credit facility and $6.9 million available under our revolving credit facility as of March 31, 2016. As of March 31, 2016, we had two outstanding standby letters of credit totaling $134.0 thousand which were issued in connection with two of our lease agreements and no swingline loans outstanding.

The Credit Agreement contains covenants which include: maintenance of certain leverage and fixed charge coverage ratios; limitations on our capital expenditures and our ability to enter into business combinations and asset sales; and certain other financial and non-financial covenants. We were in compliance with these covenants as of March 31, 2016.

Debt Financing in connection with the Merger

In connection with the consummation of the Merger, we expect to repay and terminate our existing revolving credit facility.  In addition, the combined company expects to enter into the Debt Financing, the borrowings under which will be used to, among other things, refinance our indebtedness under our existing revolving credit facility, pay transaction fees and expenses, pay a portion of the cash consideration in the Merger and use for general corporate purposes.  The Debt Financing of the combined company is comprised of the following facilities: (i) a $30 million senior secured revolving credit facility, with a $10 million sublimit for issuance of standby letters of credit and a $5 million sublimit for swingline loans, (ii) a $100 million senior secured first lien term credit facility; and (iii) a $40 million senior secured second lien term loan, which has a $35 million expansion feature.  For more information regarding the Debt Financing, see “Proposal No. 1—The Merger Proposal—Acquisition Financing—Debt Financing.”

Contractual Obligations

The card brand networks generally allow chargebacks up to four months after the later of the date the transaction is processed or the delivery of the product or service to the cardholder. If the merchant incurring the chargeback is unable to fund the refund to the card issuing bank, we are required to do so. In 2015, 2014 and 2013, we experienced merchant losses of $1.5 million, $1.9 million and $1.3 million, respectively, or 0.9 basis points, 1.3 basis points and 1.0 basis points, respectively, on total bankcard dollar volumes processed of $17.1 billion, $14.7 billion and $13.2 billion, respectively. These losses are included in cost of services in our consolidated statements of operations.

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The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2015. The following table does not give effect to the Merger and related transactions.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 Years	More than 5 years
(dollars in thousands)
Processing minimums (a)	$15,375	$9,755	$2,570	$3,050	$—
Facility leases	13,676	1,801	3,507	3,268	5,099
Revolving Credit Facility	59,965	—	59,965	—	—
	$89,016	$11,556	$66,042	$6,318	$5,099

(a)	We have agreements with our third-party processors to provide to us, on a non-exclusive basis, payment processing and transmittal, transaction authorization and data capture services, and access to various reporting tools. Our agreements with third-party processors require us to submit a minimum annual number of transactions or volume for processing. If we submit a number of transactions or volume that is lower than the minimum, we are required to pay the third-party processors the fees that they would have received if we had submitted the required minimum number or volume of transactions.

Unrecognized Tax Benefits.

At March 31, 2016, we had gross tax-effected unrecognized tax benefits of $221.6 thousand. As of March 31, 2016, we were unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority, therefore the unrecognized tax benefits have been excluded from the above contractual obligations table.

Off-Balance Sheet Arrangements

We have not entered into any transactions with third parties or unconsolidated entities whereby we have financial guarantees, subordinated retained interest, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities or other obligations other than for chargebacks.

Summary of Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Our critical accounting policies are described below.

Estimates

The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue from card processing at the time merchant transactions are processed on a gross basis equal to the full amount of the discount charged to the merchant because we are the primary obligor and have latitude in establishing price.

We recognize revenue from discount and other fees related to payment transactions at the time the merchants’ transactions are processed.

We recognize revenues from sales of our technology solutions when they are realized or realizable and earned. We consider revenue realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware, software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence (“VSOE”) of selling price, if available, third party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE or selling price nor TPE is available. We establish ESP, based on our judgment, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, we determine allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.

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In multiple element arrangements where more-than-incidental software deliverables are included, we applied the residual method to determine the amount of software license revenues to be recognized. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. We allocate the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by VSOE, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established.

Accounts Receivable

Accounts receivable consists primarily of amounts due from merchants for Merchant Acquiring service fees net of interchange fees, monthly statement fees, and other merchant revenue, as required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-20, Offsetting, on transactions processed during the month ending on the balance sheet date. In addition to receivables for transaction fees we charge our merchants for processing transactions. Accounts receivable also includes amounts resulting from our practice of advancing interchange fees to most of our merchants during the month. Accounts receivable are typically received within 30 days following the end of each month. Accounts receivable also includes amounts due from sales of our technology solutions.

Goodwill

Goodwill represents the excess of acquisition costs over the fair values of net assets acquired in business combinations. We apply the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (ASC 350) in accounting for its goodwill. We test goodwill for impairment at least annually in the fourth quarter and between annual tests if an event occurs or changes in circumstances suggest a potential decline in the fair value of the reporting unit. Significant judgment is involved in determining whether an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others: a significant decline in expected future cash flows; a significant adverse change in in the business climate; unanticipated competition; and slower growth rates.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, sustained decrease in our share price, and other relevant entity-specific events. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a two-step quantitative test for that reporting unit. In the first step, the fair value of each reporting unit is compared to the reporting unit's carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit's goodwill is then compared to the actual carrying value of the goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized for the difference.

Significant estimates and assumptions are used in our goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Our assessment of qualitative factors involves significant judgments about expected future business performance and general market conditions. In a quantitative assessment, the fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses, and requires us to make estimates and assumptions regarding discount rates, growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.

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We have determined that we have two reporting units, card processing services and technology solution services. As of March 31, 2016, we performed a quantitative assessment for each of our reporting units. Based on the quantitative assessment of our reporting units, we determined that the goodwill for the reporting units was not impaired and no adjustment was necessary.

Intangible Assets

Intangible assets primarily include merchant and agent relationships, residual buyouts, employment agreements, a service contract, tradenames, internally developed software, and website development costs. Intangible assets, acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. After the fair value of all separately identifiable assets has been estimated in a business combination, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

Residual buyouts represent the right to not have to pay a residual to an independent sales agent related to certain future transactions of the agent’s referred merchants. Residual buyout intangible assets are recorded at cost as of the date of acquisition. Employment agreements represent the estimated values of non-solicit and non-compete agreements entered into in business combinations. Trade name intangibles represent the estimated values of trade names acquired in business combinations. Merchant relationships represent the estimated values of card processing revenues acquired in business combinations. Agent relationships represent the estimated values of revenues to be generated from sales agents acquired in business combinations. Service contract intangibles primarily represent the estimated value of the amended and restated merchant processing agreement with First Data Merchant Services Corporation. Technology intangibles represent the estimated values of software, to be sold or licensed, acquired in business combinations.

We amortizes finite-lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of our customer-related intangible assets approximate the expected distribution of cash flows generated from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement. The assets are amortized over their estimated useful lives, which range from 1 to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets, to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include reductions in underlying operating cash flows or increases in attrition rates from estimates. To the extent the estimated cash flows exceed the carrying value, no impairment is necessary. If the estimated cash flows are less than the carrying value, an impairment charge is recorded.

We capitalize software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. These costs include salaries and related employee benefits. Amortization of internally developed software and website development costs is recorded on a straight-line basis over an estimated useful life of three years. This useful life is consistent with the time period over which we believe we will obtain economic benefit for these assets.

Stock-Based Compensation

We account for grants of stock options to employees in accordance with ASC 718, Compensation – Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based payments issued to non-employees are recorded at their fair values, and are revalued quarterly as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC 505, Equity.

The value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The option pricing model requires the input of highly subjective assumptions, including the grant date fair value of our stock, expected volatility and risk-free interest rates. To determine the grant date fair value of our stock we engage an outside consultant to prepare a valuation of the stock price on an annual basis, using information provided by our management and information obtained from private and public sources. When an observable transaction occurs near the grant date of an option award, such as the purchase of treasury stock, we will use the observable price to estimate the grant date fair value of the options. We use an expected volatility based on the historical volatilities of a group of guideline companies and expected life of its stock options based on historical data. Stock based payments to non-employees are recognized at fair value on the date of grant and re-measured at each subsequent reporting date through the settlement of the instrument. The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates.

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Income Taxes

We account for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize a valuation allowance if, based on the weight of available evidence regarding future taxable income, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Regarding the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, we follow a two-step process prescribed by GAAP. The first step for evaluating a tax position involves determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefits as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We classify interest and penalties on tax liabilities on the consolidated statements of income as components of other expenses.

Accounting for Preferred Stock

The Series A Convertible Preferred stock does not represent a legal obligation under which its holders have creditor rights in bankruptcy, and, as such, the instrument is not required to be classified as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. Accordingly, the preferred shares are reported as equity on the consolidated balance sheets and are deemed more akin to an equity host instrument.

Fair Value Measurements

We account for fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 –	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active exchange markets.

Recent Accounting Pronouncements

In May 2014, the FASB issued guidance on revenue from contracts with customers, which requires an entity to recognize revenue from the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance addresses in particular contracts with more than one performance obligation as well as the accounting for some costs to obtain or fulfill a contract with a customer and provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. On July 9, 2015, the FASB voted to approve a one-year deferral of the effective date. This made the new guidance effective December 15, 2017 for annual reporting periods beginning after that date. The FASB also approved early adoption of the standard, but not before the original effective date which was for reporting periods beginning after December 15, 2016. We have not yet selected a transition method and are currently assessing the impact the adoption of this guidance will have on our consolidated financial statements and disclosures.

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In February 2015, the FASB issued amendments to the current consolidation guidance. The amendments affect both the variable interest entity and voting interest entity consolidation models. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. The new guidance is not expected to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued guidance on debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. In August 2015, the FASB issued updated guidance to clarify that an entity may elect to present debt issuance costs related to a line-of-credit arrangement as an asset, regardless of whether or not there are any outstanding borrowings on the line-of-credit arrangement. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance should be applied on a retrospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on our consolidated financial statements.

In July 2015, the FASB issued guidance to more clearly articulate the requirements for the subsequent measurement of inventory and related disclosures. The new guidance clarifies the basis for measuring inventory at the lower of cost and net realizable value. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance should be applied on a prospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on our consolidated financial statements.

In August 2015, the FASB issued guidance that clarified the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. Such costs may be presented in the balance sheet as an asset and subsequently amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The new guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. Earlier adoption is permitted for financial statements that have not been previously issued. This new guidance is not expected to have a material impact on our consolidated financial statements.

In September 2015, the FASB issued guidance to simplify the accounting for measurement-period adjustments for business combinations. The new guidance eliminates the requirement to retrospectively account for adjustments made to provisional amounts recognized in a business combination. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2015. Early adoption is permitted. The new guidance should be applied on a prospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on our consolidated financial statements.

In November 2015, the FASB issued guidance to simplify the balance sheet classification of deferred taxes. The new guidance requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance can be applied on either a prospective or retrospective basis. We have elected to early adopt this guidance and apply it on a prospective basis in 2015. Adoption of this ASU resulted in a reclassification of our net current deferred tax asset to the net long-term deferred tax liability in our Consolidated Balance Sheet as of December 31, 2015. No prior periods were retrospectively adjusted.

In February 2016, the FASB issued guidance that requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2018. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We have not yet determined the effect of the adoption of this standard on our consolidated financial statements.

In March 2016, the FASB issued guidance that simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. We have not yet determined the effect of the adoption of this standard on our consolidated financial statements.

In March 2016, the FASB issued guidance that clarifies the principal versus agent implementation guidance in ASC 606 – Revenue from Contracts with Customers. This guidance clarifies the unit of account to be used in principal versus agent assessments and emphasizes that a principal obtains control of a good or service that it then transfers to the customer. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2017. Early adoption is permitted for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. CardConnect has not yet determined the effect of the adoption of this standard on CardConnect’s financial position, results of operations and related disclosures.

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Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Qualitative and Quantitative Disclosure about Market Risk

Interest rate risk

Our revolving credit facility bears interest at a variable rate based on LIBOR plus a fixed margin. As of March 31, 2016, we had $58.0 million in outstanding borrowings under our revolving credit facility. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of March 31, 2016 would have increased or decreased cash interest expense on our indebtedness by approximately $580.0 thousand per annum.

Foreign exchange risk

Invoices for our services are denominated in U.S. dollars. We do not expect our future operating results to be significantly affected by foreign currency transaction risk.

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MANAGEMENT FOLLOWING THE MERGER

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger

Upon consummation of the Merger, our board of directors will increase its size from five to seven members. Betsy Cohen will continue to serve as a director following the Merger. The remaining four incumbent directors, Daniel Cohen, Walter Beach, Shami Patel and William Lamb, have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Peter Burns, Toos Daruvala, Richard Garman, Jeffrey Shanahan, Ronald Taylor and Christopher Winship. Richard Garman will serve as the Chairman of the Board. See “—Executive Officers and Board of Directors” for these individuals’ biographical information.

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “CardConnect Corp.” following the Merger:

Name	Age	Position
Jeffrey Shanahan	38	Chief Executive Officer, President and Director
Charles Bernicker	51	Chief Financial Officer
Patrick Shanahan	31	Chief Operating Officer
Abraham Marciano	39	Chief Information Officer
Robert Nathan	37	Executive Vice President – Integrated Solutions
Angelo Grecco	37	Executive Vice President – Business Development
Peter Burns	71	Director
Betsy Z. Cohen	74	Director
Toos Daruvala	60	Director
Richard Garman	59	Chairman of the Board
Ronald Taylor	72	Director
Christopher Winship	41	Director

Directors

Peter Burns served from April 2009 through his retirement in April 2016 part time as Senior Payments Advisor at Heartland Payment Systems Inc., where he works with the company’s chief executive officer on industry policy issues and internal strategies. He also serves as a director of Barclays Bank Delaware, where he has served on the board and as chair of its audit committee since 2010. In the not for profit arena he has served on the board of directors of Clarifi, a regional financial counseling agency, since 2009. From 2000 to 2009 he served as vice president and founding director of the Payment Cards Center of the Federal Reserve Bank of Philadelphia (the “Center”). He was responsible for the establishment of the Center and its development as a source of expertise and policy insight on issues related to consumer credit and payments. He continues to serve on the Center’s industry advisory council. From 1996 to 2000 he was managing director of the Financial Institutions Center at the University of Pennsylvania's Wharton School. Mr. Burns has an extensive background in the financial services industry, having held a number of senior management positions during a 25-year career with CoreStates Financial Corporation and its predecessor, The Philadelphia National Bank. Mr. Burns received an AB degree from Lehigh University and an MBA in Finance from the University of Chicago's Booth School of Business. Our board of directors has determined that Mr. Burns is qualified to serve on our board of directors because of his extensive business expertise in the financial industry and experience in both management and director positions.

Betsy Z. Cohen’s biographical information is set forth in the section entitled “Information About FinTech—Management.” Our board has determined that Mrs. Cohen’s extensive experience in the financial services industry generally, and the financial technology industry in particular, as well as extensive experience in operating financial services companies in a public company environment, qualifies her to serve as a member of our board of directors.

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Toos Daruvala has been a Senior Advisor and Director Emeritus of McKinsey & Company (“McKinsey”), a management consulting firm, since December 2015. From June 2011 until his retirement in December 2015, he led McKinsey’s risk management practice in the Americas, and prior to that he led McKinsey’s banking and securities practice in the Americas from 2005 to May 2011. During his career at McKinsey, Mr. Daruvala advised a broad range of financial institutions on matters of corporate strategy, operational performance improvement and organization effectiveness.  Mr. Daruvala is a member of the Advisory Board of the Ross School of Business at the University of Michigan and the Board of the New York Philharmonic, and serves on the Board of Directors and the Governance Committee, and is the chairman of the Risk Committee, for The Royal Bank of Canada (NYSE: RY). He is an Executive-in-Residence at the Columbia Business School. Mr. Daruvala holds a Master of Business Administration from the University of Michigan and a Bachelors of Technology in Electrical Engineering from the Indian Institute of Technology. Our board has determined that that Mr. Daruvala’s breadth of experience with the banking and financial services industry, and his knowledge of risk management, qualifies him to serve on our board of directors.

Richard Garman has been a director of CardConnect and has served on CardConnect’s compensation committee since September 2010 and has been a Managing Partner at FTV Capital, a growth equity investment firm that focuses on enterprise technology/services, financial services and payments/transaction processing, since September 2004 and a Partner at FTV Capital from 1999 through September 2004. Prior to joining FTV Capital, Mr. Garman served from 1995 to 1999 as President and Chief Executive Officer of Electronic Payment Services, Inc., a merchant processing solutions and card payment services provider, and prior to that held executive positions with First Financial Management Corp. and First Data Management Company, companies that provide information and card processing services. He has served as a director and on the compensation committee of Catalyst Repository Systems, Inc. since September 2010, of Cedar Capital since January 2015, of Company.com Corp. since July 2010, of InvestCloud, LLC since September 2015, of StoneEagle, LLC since February 2016 and of Swan Global Investments, LLC since December 2014. Mr. Garman received a B.S. in Accounting and Finance from Southwest Missouri State University and an M.B.A. from Oklahoma City University. Our board has determined that that Mr. Garman’s extensive and in depth experience in the financial technology and services industry, qualifies him to serve on our board of directors.

Jeffrey Shanahan’s biographical information is set forth in the section entitled “Information About CardConnect— Executive Officers.” Our board has determined that Mr. Shanahan’s extensive experience in the financial services industry generally, and specifically in the payment processing sector, as well as extensive experience in operating and advising financial services companies, qualifies him to serve as a member of our board of directors.

Ronald L. Taylor has been a Director of DeVry Education Group Inc. (NYSE: DV) (“Devry Group”) since November 1987 and has served as a Senior Advisor to DeVry Group since November 2006.  In July 2004 he became DeVry Group’s Chief Executive Officer and served in that capacity until November 2006. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer of Devry Group, he was President and Chief Operating Officer of Devry Group. In 1973 Mr. Taylor co-founded Keller Graduate School of Management and was its President and Chief Operating Officer from 1981 to 1987 and its Chief Operating Officer from 1973 until 1981. For over thirty-five years, Mr. Taylor served as a consultant/evaluator for the Higher Learning Commission. Mr. Taylor is a former member of the Board of Trustees of the North Central Association of Colleges and Schools and the Higher Learning Commission. Mr. Taylor also currently serves as a director of Adeptus Health Inc. (NYSE: ADPT), where he has served on the board of directors since December 2011 and is a member of its audit committee and compensation committee.  Mr. Taylor also serves on the board of directors of each of Fusion Education Group, Ross University School of Medicine and Ross University School of Veterinary Medicine.  Mr. Taylor received his undergraduate degree, cum laude, in government and international relations from Harvard University, and his master’s degree in business administration from Stanford University. Our board has determined that Mr. Taylor’s experience as a director of public companies in the finance industry and significant experience with respect to business and financial matters qualified him to serve as a member of our board of directors.

Christopher Winship has served as a director of CardConnect and has served as on CardConnect’s audit committee and compensation committee since September 2010, and has been a Partner and Managing Member of FTV Management Company, an affiliate of FTV Capital, since March 2008. Prior to joining FTV in 1999, Chris served as an Associate and Principal at FTV Capital where he joined in 1999 and prior to joining FTV he served as a Financial Analyst with Salomon Smith Barney's Media and Telecommunication Group. He has served as a director of WePay, Inc. since May 2015, of Clearent LLC since April 2015, of Vindicia, Inc. since January 2015, of Credorax Inc. since July 2013, of Empyrean Benefit Solutions, Inc. since February 2013, of CashStar, Inc. since September 2011 and of StoneEagle, LLC since February 2016.  Mr. Winship has a B.A. in Government from Dartmouth College. Our board has determined that Mr. Winship’s extensive experience in the financial services and transaction processing industries both as an investor and board advisor of various private high growth companies qualifies him to serve on our board of directors.

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Executive Officers

Charles Bernicker’s biographical information is set forth in the section entitled “Information About CardConnect— Executive Officers.”

Abraham Marciano’s biographical information is set forth in the section entitled “Information About CardConnect— Executive Officers.”

Angelo Grecco’s biographical information is set forth in the section entitled “Information About CardConnect—Executive Officers.”

Robert Nathan’s biographical information is set forth in the section entitled “Information About CardConnect— Executive Officers.”

Director Independence

NASDAQ Listing Rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that all directors other than Mr. Shanahan are independent directors under the NASDAQ rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with FinTech and will have with the combined company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

In accordance with our charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed elsewhere in this proxy statement/prospectus, in connection with the Merger, if Proposal 3 is approved, our board of directors will be declassified so that there will be only one class of directed without staggered terms of office. See “Proposal No. 3. Declassification of the Board of Directors” for more information.

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an Audit Committee and a Compensation Committee, and, following the closing of the Merger, will also consist of a Nominating and Corporate Governance Committee. See “Information About FinTech—Management—Board of Directors and Committees” for a description of the duties of the Audit Committee and the Compensation Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

Upon consummation of the Merger, our Audit Committee will consist of Messrs. Burns, Taylor and Daruvala, with Mr. Burns serving as the Chairman. We believe that Messrs. Burns, Taylor and Daruvala meet the independent director standards for audit committee members under NASDAQ’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing standards. The NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the combined company will be required to certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Burns satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC

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The written charter for the Audit Committee will be available on the combined company’s website at www.cardconnect.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Compensation Committee

Upon consummation of the Merger, our Compensation Committee will consist of Messrs. Taylor and Winship and Mrs. Cohen, with Mr. Taylor serving as the Chair. Our board has determined that each member of the Compensation Committee is independent for purposes of serving on our Compensation Committee, as determined in accordance with applicable NASDAQ listing rules and Rule 10C promulgated under the Exchange Act. The written charter for the Compensation Committee will be available on this website at www.cardconnect.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

Upon consummation of the Merger, our Compensation Committee will consist of Messrs. Taylor and Winship and Mrs. Cohen, with Mr. Taylor serving as the Chair.  Mrs. Cohen is an Initial Shareholder and owns founder shares and an interest in our Sponsor.  For a description of the transactions between us and Mrs. Cohen, see Note 5 to our Condensed Financial Statements—Related Party Transactions included elsewhere in this proxy statement/prospectus.  Apart from these transactions, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act.  No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Corporate Governance and Nominating Committee

Effective upon consummation of the Merger, the board of directors of the combined company will establish a Nominating and Corporate Governance Committee. The duties of the Nominating and Corporate Governance Committee will include, but not be limited to:

●	Determining the qualifications, qualities, skills, and other expertise required to be a director and developing and recommending to the board for approval, criteria to be considered in selecting nominees for director;

●	Identifying and screening individuals qualified to become directors, consistent with the criteria determined by the committee, and considering director candidates recommended by stockholders pursuant to the procedures set forth in the combined company’s organizational documents and described in the combined company’s proxy statement;

●	Selecting and recommending to the board the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;

●	Overseeing corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the documents, policies and procedures in the combined company’s corporate governance framework;

●	Developing and recommending to the board for approval standards for determining whether a director has a relationship with the combined company that would impair his or her independence;

●	Reviewing and discussing with management disclosure of the combined company’s corporate governance practices, including information regarding the operations of the committee and other board committees, director independence and the director nominations process, and recommending that this disclosure be included in the combined company’s proxy statement or annual report on Form 10-K, as applicable;

●	Monitoring compliance with the combined company’s code of business conduct and ethics, investigating any alleged breach or violation of such code, enforcing the provisions of such code and reviewing such code periodically and recommending any changes to the board;

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●	Developing and recommending to the board for approval an officer succession plan, reviewing the succession plan periodically with management of the combined company, developing and evaluating potential candidates for executive positions and recommending to the board any changes to, and any candidates for succession under, the succession plan;

●	Administer annual performance evaluations of the board and all of its committees;

●	Determining the form and amount of director compensation and to conduct an annual review of director compensation; and

●	Undertaking any other duties as may be delegated by the board.

When established, the Nominating and Corporate Governance Committee will consist of Messrs. Garman, Taylor and Daruvala and Mrs. Cohen, with Mrs. Cohen serving as the Chair. Each member of the Nominating and Corporate Governance Committee will be independent under the applicable NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act. The Nominating and Corporate Governance Committee will have a written charter, which is attached to this proxy statement/prospectus as Annex E, and which will be available on the combined company’s website at www.cardconnect.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Code of Conduct and Ethics

Our current code of conduct and ethics will continue to apply to our directors, officers and employees following the Merger in accordance with applicable federal securities laws, a copy of which will be available on the combined company’s website at www.cardconnect.com. The combined company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Merger, requests for a printed copy may be directed to: CardConnect Corp. 1000 Continental Drive, Suite 300, King of Prussia, PA 19406, Attention: Secretary.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the combined company’s website at www.cardconnect.com. The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Merger

Overview

Following the closing of the Merger, we expect the combined company to adopt an executive compensation program that is consistent with CardConnect’s existing compensation policies and philosophies, which are designed to align compensation with CardConnect’s business objectives and the creation of stockholder value, while enabling CardConnect to attract, motivate and retain individuals who contribute to the long-term success of CardConnect. See “Information About CardConnect—Executive Compensation—Overview”

CardConnect’s compensation policies and philosophies are designed to align compensation with CardConnect’s business objectives and the creation of stockholder value, while enabling CardConnect to attract, motivate and retain individuals who contribute to the long-term success of CardConnect. CardConnect believes its executive compensation program must be competitive in order to attract and retain executive officers. CardConnect seeks to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Decisions on the executive compensation program will be made by a Compensation Committee of the board of directors, which will consist of Betsy Cohen and Ronald Taylor following the closing of the Merger. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of stock-based awards. We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will develop formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of compensation.

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Base Salary

We expect that our Named Executive Officers’ base salaries in effect prior to the Merger will continue as described under “Information about CardConnect — Executive Compensation,” and be reviewed annually by the Compensation Committee based upon advice and counsel of its advisors.

Annual Bonuses

We expect that the combined company will use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of their amended and restated employment agreements. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers.

Stock-Based Awards

We expect the combined company to use stock-based awards to reward long-term performance of the Named Executive Officers. CardConnect believes that stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the 2016 Omnibus Plan, which has been adopted by our board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the 2016 Stock Option and Incentive Plan, please see “Proposal No. 6 — The Incentive Plan Proposal—Summary of the Material Terms of the 2016 Omnibus Plan.”

Other Compensation

We expect the combined company to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. We also expect the combined company to continue to provide its Named Executive Officers long-term disability insurance subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the combined company and its stockholders.

Amended and Restated Employment Agreements

Each of the Named Executive Officers is a party to an employment agreement with CardConnect. Upon closing of the Merger, the Named Executive Officers will enter into amended and restated employment agreements with the combined company upon terms substantially similar to the terms currently governing their employment with CardConnect. The following summary sets forth the material terms of these amended and restated employment agreements.

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Jeffrey Shanahan

The amended and restated employment agreement with Jeffrey Shanahan provides that Mr. Shanahan will serve as the President and Chief Executive Officer of the combined company and its subsidiaries. The initial term of Mr. Shanahan’s employment period will extend for five years and thereafter automatically renews for additional one-year periods unless either party notifies the other that it does not wish to renew the agreement no later than sixty (60) days prior to the end of the current term. Mr. Shanahan’s base salary is set at $500,000 per year, and is subject to increase from time to time as approved by the combined company’s compensation committee.

Subject to continued employment, Mr. Shanahan will be eligible to receive an annual bonus based on the combined company’s performance, as measured by the combined company’s achievement of certain target(s) approved by the combined company's compensation committee. Mr. Shanahan’s target annual bonus will not be less than 60% of his base salary. Following consummation of the Merger, Mr. Shanahan will be granted nonqualified stock options pursuant to the 2016 Omnibus Plan to purchase a number of shares of our common stock equal to 33.3% of the total shares authorized for issuance under the 2016 Omnibus Plan. Such options will vest and become exercisable in four annual installments beginning on the first anniversary of the date of Mr. Shanahan’s amended and restated employment agreement, except that the options will become fully vested and exercisable (a) if Mr. Shanahan’s employment period is terminated by the combined company without “cause” or by Mr. Shanahan with “good reason,” each as defined below, or (b) upon a “change of control,” as defined in the 2016 Omnibus Plan.

If Mr. Shanahan’s employment period is terminated by the combined company without cause or by Mr. Shanahan with good reason, Mr. Shanahan is entitled to receive:

●	the prorated portion of his base salary and annual bonus through the termination date; and

●	continued base salary payments and medical benefits for 24 months following termination.

If Mr. Shanahan’s employment is terminated for any reason, he is subject to certain restrictive covenants including ongoing confidentiality and non-disclosure covenants, and non-compete and non-solicitation covenants and a prohibition on hiring employees of the combined company during the 24 months following termination

Following the closing of the Merger, the combined company will reimburse Mr. Shanahan for up to $20,000 of documented legal fees and expenses of Mr. Shanahan’s counsel in connection with preparation of his amended and restated employment agreement

For purposes of the amended and restated employment agreements for each of Jeffrey Shanahan, Charles Bernicker and Patrick Shanahan, the following definitions apply:

“Cause” means with respect to executive one or more of the following: (i) the conviction of, or plea of no contest by, executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the combined company’s board of directors that such event has occurred and merits termination of the executive’s employment pursuant to his employment agreement, (ii) the commission of any other act or omission by executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to the combined company, its subsidiaries or any of their respective business relationships, (iii) executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to the combined company or any of its subsidiaries or which compromises the integrity and reputation of executive, the combined company or any of its subsidiaries, (iv) executive’s failure to substantially perform material duties as reasonably directed by any officer so authorized or by the combined company’s board of directors in accordance with his employment agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) executive’s willful act or omission aiding or abetting a competitor of the combined company or any of its subsidiaries to the material disadvantage or detriment of the combined company or its subsidiaries, (vi) executive’s willful failure to comply in all material respects with the combined company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to the combined company’s business operations, (vii) executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to the combined company or any of its subsidiaries, or (viii) any other material breach by executive of the executive’s employment agreement which is not cured to the reasonable satisfaction of the combined company’s board of directors within thirty (30) days after written notice thereof to executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of executive shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith or without reasonable belief that executive’s action or omission was in the best interests of the combined company.

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“Good reason” means if executive resigns from employment with the combined company prior to the end of executive’s employment period as a result of one or more of the following reasons: (i) any material breach by the combined company of executive’s employment agreement including a reduction in executive’s base salary or target annual bonus opportunity or a material reduction in executive’s employee benefits in the aggregate under his employment agreement, (ii) a material reduction or diminution of executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “good reason” unless executive gives the combined company written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “good reason,” and the combined company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of executive’s employment period for cause will preclude executive’s resignation with good reason.

Charles B. Bernicker

The amended and restated employment agreement with Charles B. Bernicker provides that Mr. Bernicker will serve Chief Financial Officer of the combined company and its subsidiaries. The initial term of Mr. Bernicker’s employment period will extend for five years and thereafter automatically renews for additional one-year periods unless either party notifies the other that it does not wish to renew the agreement no later than sixty (60) days prior to the end of the current term. Mr. Bernicker’s base salary is set at $300,000 per year, and is subject to increase from time to time as approved by the combined company’s compensation committee.

Subject to continued employment, Mr. Bernicker will be eligible to receive an annual bonus based on the combined company’s performance, as measured by the combined company’s achievement of certain target(s) approved by the combined company's compensation committee. Mr. Bernicker’s target yearly bonus will not be less than 35% of his base salary. Following consummation of the Merger, Mr. Bernicker will be granted nonqualified stock options pursuant to the 2016 Omnibus Plan to purchase a number of shares of our common stock equal to 12% of the total shares authorized for issuance under the 2016 Omnibus Plan. Such options will vest and become exercisable in four annual installments beginning on the first anniversary of the date of Mr. Bernicker’s amended and restated employment agreement, except that the options will become fully vested and exercisable (a) if Mr. Bernicker’s employment period is terminated by the combined company without cause or by Mr. Bernicker with good reason or (b) upon a “change of control,” as defined in the 2016 Omnibus Plan.

If Mr. Bernicker’s employment period is terminated by the combined company without cause or by Mr. Bernicker with good reason, Mr. Bernicker is entitled to receive:

●	the prorated portion of his base salary and yearly bonus through the termination date; and

●	continued base salary payments and medical benefits for 12 months following termination.

If Mr. Bernicker’s employment is terminated for any reason, he is subject to certain restrictive covenants including ongoing confidentiality and non-disclosure covenants, and non-compete and non-solicitation covenants and a prohibition on hiring employees of the combined company during the 12 months following termination.

Patrick Shanahan

The amended and restated employment agreement with Patrick Shanahan provides that Mr. Shanahan will serve Chief Operating Officer of the combined company and its subsidiaries. The initial term of Mr. Shanahan’s employment period will extend for five years and thereafter automatically renews for additional one-year periods unless either party notifies the other that it does not wish to renew the agreement no later than sixty (60) days prior to the end of the current term. Mr. Shanahan’s base salary is set at $300,000 per year, and is subject to increase from time to time as approved by the combined company’s compensation committee.

Subject to continued employment, Mr. Shanahan will be eligible to receive an annual bonus based on the combined company’s performance, as measured by the combined company’s achievement of certain target(s) approved by the combined company's compensation committee. Mr. Shanahan’s target yearly bonus will not be less than 35% of his base salary. Following consummation of the Merger, Mr. Shanahan will be granted nonqualified stock options pursuant to the 2016 Omnibus Plan to purchase a number of shares of our common stock equal to 12% of the total shares authorized for issuance under the 2016 Omnibus Plan. Such options will vest and become exercisable in four annual installments beginning on the first anniversary of the date of Mr. Shanahan’s amended and restated employment agreement, except that the options will become fully vested and exercisable (a) if Mr. Shanahan’s employment period is terminated by the combined company without cause or by Mr. Shanahan with good reason or (b) upon a “change of control,” as defined in the 2016 Omnibus Plan.

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If Mr. Shanahan’s employment period is terminated by the combined company without cause or by Mr. Shanahan with good reason, Mr. Shanahan is entitled to receive:

●	the prorated portion of his base salary and yearly bonus through the termination date; and

●	continued base salary payments and medical benefits for 12 months following termination.

If Mr. Shanahan’s employment is terminated for any reason, he is subject to certain restrictive covenants including ongoing confidentiality and non-disclosure covenants, and non-compete and non-solicitation covenants and a prohibition on hiring employees of the combined company during the 12 months following termination.

Director Compensation

We expect that the non-employee directors of the combined company will receive an annual retainer of $30,000 paid in cash and $70,000 paid in equity in connection with their services on the board. We expect that each non-employee director serving as a chair of a committee of the board of the combined company will also receive an additional fee of $5,000 paid in cash on an annual basis.

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DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of our securities following the Merger assuming that the proposed charter is approved by our stockholders. The proposed charter is described in “Proposal No. 2—Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3—Declassification of the Board of Directors” and “Proposal No. 4—Approval of Additional Amendments to Current Charter in Connection with the Merger.” The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the proposed charter, a copy of which is attached as Annex C to this proxy statement/prospectus. We urge you to read our proposed charter in its entirety for a complete description of the rights and preferences of our securities following the Merger.

Authorized and Outstanding Stock

The proposed charter will authorize the issuance of 210,000,000 shares, consisting of 200,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value, of which 1,500,000 shares will be designated as Series A Preferred Stock.

As of the record date for the special meeting, there were 13,733,333 shares of our common stock outstanding. No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus. We expect to issue 14,862,680 shares of our common stock as partial consideration in the Merger (which excludes up to 300,000 shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them), and to issue 1,500,000 shares of Series A Preferred Stock and 480,544 shares of our common stock pursuant to the Equity Financing.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Preferred Stock

Our proposed charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Series A Preferred Stock

For a description of the terms of our Series A Preferred Stock, see “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Equity Financing.”

Founder Shares and Placement Shares

The founder shares and placement shares are each identical to our shares of common stock and holders of founder shares or placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions and (ii) each holder of founder shares and placement units has waived his, her or its redemption rights with respect to his, her or its founder shares and placement shares, (A) in connection with the consummation of the Merger, and (B) if we fail to consummate the Merger our another initial business combination by, or if we liquidate prior to, August 19, 2016. To the extent holders of founder shares or placement units transfer any of these securities, such transferees will agree, as a condition to such transfer, to waive these same redemption rights and be subject to the applicable transfer restrictions. Holders of founder shares have agreed to vote their founder shares, placement shares and any public shares held by them in favor of approval of the Merger Proposal.

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Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing on the later of February 19, 2016 or 30 days after the consummation of our initial business combination. The warrants will expire five years after the consummation of our initial business combination, at 5:00 p.m., New York time, or earlier upon our failure to consummate a business combination by August 19, 2016 or redemption of our common stock or our liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the warrant holder will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption therefrom is not available. We will use our best efforts to cause the post-effective amendment or new registration statement the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we agree to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 60th business day following the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of our warrants exercising on a cashless basis would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

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We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $12.00 warrant exercise price after the redemption notice is issued.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

If, at any time while the warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the warrants would have received if such holder had exercised his or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

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The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants and Loan Warrants

Our Sponsor and Cantor Fitzgerald hold an aggregate of 300,000 placement warrants. In addition, working capital loans by our Sponsor may be converted into warrants of the combined company at a price of $0.75 per warrant (a maximum of 1,000,000 warrants if the full $750,000 is loaned and that amount is converted into warrants). The placement and loan warrants are identical to the public warrants, except that, if held by our Sponsor, Cantor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the consummation of our initial business combination. In addition, for as long as the placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after February 12, 2020.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. Further, we expect that the definitive agreements for the Debt Financing and Equity Financing will limit our ability to declare dividends.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, we had 13,733,333 shares of our common stock outstanding. Of these shares, the 10,000,000 shares of common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 3,433,333 founder shares and 300,000 placement shares and placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering. Similarly, the shares of our common stock we issue pursuant to the Equity Financing in connection with the Merger will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement/prospectus, there are 10,300,000 warrants to purchase our common stock outstanding, consisting of 10,000,000 public warrants originally sold as part of units in our IPO and 300,000 placement warrants in the private placement. We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants. See “—Registration Rights” below for additional information.

Registration Rights

Holders of our founder shares and placement units (including the underlying securities) and any warrants that may be issued upon conversion of working capital loans made to us by our Sponsor, have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions—FinTech Related Person Transactions.”

We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the warrants included in our IPO units within 15 business days of the closing of the Merger, and to cause the registration statement to become effective within 60 business days of the closing of the Merger, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the public warrants expire or are redeemed and, the date on which all of the public warrants have been exercised.

Upon closing of the Merger we will also enter into the Registration Rights Agreement pursuant to which CardConnect stockholders will be granted registration rights with respect to shares of our common stock as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Registration Rights Agreement.”

Quotation of Securities

We have applied to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “CCN” and “CCNW,” respectively, upon the closing of the Merger.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 23, 2016 (prior to the Merger) and the expected beneficial ownership of our common stock immediately following consummation of the Merger by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or expected to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our current Named Executive Officers and directors;

●	each person who will become a Named Executive Officer or a director of the combined company upon consummation of the Merger;

●	all of our current executive officers and directors as a group; and

●	all of the combined company’s executive officers and directors as a group after the consummation of the Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of our common stock prior to the Merger is based on 13,733,333 shares of common stock issued and outstanding as of June 23, 2016.

The expected beneficial ownership of our common stock following the Merger is based on an expected 29,076,557 shares of common stock issued and outstanding following the Merger, which assumes that (i) none of our public shares are redeemed by our public stockholders in connection with the Merger and the FTV Entities do not exercise their right to elect to receive up to 300,000 shares of our common stock in lieu of a portion of the Cash Merger Consideration payable to them, (ii) 14,862,680 shares of our common stock are issued as consideration in the Merger and (iii) 480,544 shares of our common stock are issued in the Equity Financing. If public shares are redeemed in connection with the Merger, the beneficial ownership percentages following the Merger set forth in the table below will be higher.

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Unless otherwise indicated in footnotes to the table, each person listed has sole voting and investment power with respect to the securities owned by such person.

	Prior to the Merger			Following the Merger
Name and Address of Beneficial Owners	Number of Shares		Percentage	Number of Shares		Percentage
Directors and Executive Officers Pre-Merger:(1)
Walter T. Beach	-		-	142,180	(2)	*
Betsy Z. Cohen	357,881		2.6%	387,588	(3)	1.3%
Daniel G. Cohen	2,913,587	(4)	21.2%	3,093,587	(5)	10.6%
William Lamb	-		-	28,436	(6)	*
James J. McEntee, III	87,288		*	128,395	(7)	*
Shami Patel	90,000		*	90,000		*
All directors and executive officers as a group (pre-Merger) (six individuals) (2)	3,448,756		25.1%	3,919,894		13.3%

Directors, Nominees and Executive Officers Post-Merger:(8)
Charles Bernicker	-		-	267,834	(9)	*
Peter Burns	-		-	-		-
Betsy Cohen	357,881		2.6%	387,588	(3)	1.3%
Richard Garman	-		-	10,262,428	(10)	34.9%
Abraham Marciano	-		-	-		-
Jeffrey Shanahan	3,633,333	(11)	26.5%	1,018,899	(12)	3.4%
Patrick Shanahan	-		-	314,501	(13)	1.1%
Ronald Taylor	-		-	-		-
Christopher Winship	-		-	10,262,428	(14)	34.9%
Toos Daravula	-		-	-		-
All directors and executive officers as a group (post-Merger) (13 individuals)	3,991,214		29.1%	12,765,427		41.5%

Five Percent Holders:
FinTech Investor Holdings, LLC	2,297,825		16.7%	2,497,825	(15)	8.5%
Davidson Kempner Capital Management, LP (16)	990,000		7.2%	990,000		3.4%
JMB Capital Partners Master Fund, L.P. (17)	1,000,000		7.3%	1,000,000		3.4%
Wellington Management Group LLP	999,590	(18)	7.3%	1,519,180	(19)	5.1%
Angelo, Gordon & Co., L.P.	750,000	(20)	5.5%	770,000	(21)	2.6%
TD Asset Management Inc. (22)	986,400		7.2%	986,400		3.4%
AQR Capital Management LLC (23)	890,000		6.5%	890,000		3.1%
Polar Asset Management Partners Inc. (24)	1,489,488		10.8%	1,489,488		5.1%
FTV Entities (25)	-		-	10,262,428		34.9%
Brian Shanahan (26)	-		-	2,283,569		7.7%
Parties to Voting Agreement (11)	3,633,333		26.5%	-		-
Parties to Shareholder Agreement (27)	-		-	18,794,477		59.2%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the directors and executive officers prior to the Merger is 712 Fifth Avenue, 8th Floor, New York, New York 10019. Each of the directors and officers are party to the Voting Agreement, pursuant to which they have appointed Jeffrey Shanahan their proxy to vote their shares of common stock and, as a result, share voting power with Mr. Shanahan over such shares prior to the Merger. The Voting Agreement and proxy appointed to Mr. Shanahan thereunder will terminate upon closing of the Merger.

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(2)	Includes 92,180 shares and warrants to purchase 50,000 shares held by our Sponsor which, pursuant to the Sponsor’s operating agreement, which we refer to as the Sponsor Operating Agreement, our Sponsor must distribute to Mr. Beach within 60 days following the Merger.

(3)	Includes 29,707 shares held by our Sponsor which, pursuant to the Sponsor Operating Agreement, our Sponsor must distribute to Mrs. Cohen within 60 days following the Merger.

(4)	Includes 2,297,825 shares held by our Sponsor. Mr. Cohen is the managing member of our Sponsor, shares voting and investment power over shares held by our Sponsor and disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Includes 357,881 shares held by DGC Family FinTech Trust for which Mr. Cohen may be deemed to be a beneficial owner. Mr. Cohen’s children are the beneficiaries of DGC Family FinTech Trust.

(5)	Includes 2,297,825 shares and warrants to purchase 200,000 shares held by our Sponsor; our Sponsor is obligated under the Sponsor Operating Agreement to distribute 619,565 of these shares and all 200,000 warrants to its members within 60 days following the Merger. Of the shares and warrants distributed by our Sponsor, Mr. Cohen will receive 131,105 shares and warrants to purchase 55,000 shares, and the DGC Family FinTech Trust will receive 29,708 shares. Also includes 357,881 shares held by the DGC Family FinTech Trust. Excludes 20,000 shares held by Daniel Cohen that Mr. Cohen has agreed to transfer to Wellington within 60 days following the Merger. Includes 125,000 shares that Mr. Cohen has agreed to transfer to Wellington upon closing of the Merger only if Wellington fulfills certain specified conditions. See footnote 4 above for a description of Mr. Cohen’s relationship to our Sponsor and to the DGC Family FinTech Trust.

(6)	Includes 18,436 shares and warrants to purchase 10,000 shares held by our Sponsor which, pursuant to the Sponsor Operating Agreement, our Sponsor must distribute to Mr. Lamb within 60 days following the Merger.

(7)	Includes 31,107 shares and warrants to purchase 10,000 shares held by our Sponsor which, pursuant to the Sponsor Operating Agreement, our Sponsor must distribute to Mr. McEntee within 60 days following the Merger.

(8)	Unless otherwise noted, the business address of each of the directors and executive officers post-Merger is 1000 Continental Drive, Suite 300, King of Prussia, Pennsylvania 19406.

(9)	Represents options to purchase 268,623 shares exercisable within 60 days following the Merger to be granted as partial consideration in the Merger. The number of options to be granted as consideration in the Merger is subject to adjustment as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Merger Consideration.”

(10)	Includes 9,167,143 shares, 497,053 shares and 298,231 shares held directly by FTVentures III, L.P., FTVentures III-N, L.P. and FTVentures III-T, L.P., respectively. Includes up to 300,000 additional shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). FTVentures Management III, L.L.C. (“FTVentures”) is the general partner of the FTV Entities. Richard N. Garman, Brad E. Bernstein, David A. Haynes, Chris H. Winship, James C. Hale and Robert A. Huret, as the managing members (the “Managing Members”) of FTVentures acting by a majority vote, share voting and dispositive power over the limited liability company interests in the FTV Entities held directly by FTVentures, and therefore share an indirect beneficial interest in our common stock held directly by the FTV Entities. The Managing Members hereby disclaim beneficial ownership of any shares of our common stock except to the extent of their pecuniary interest therein. The address for the FTV Entities, FTVentures and the Managing Members is c/o FTV Capital, 555 California St, Suite 2900, San Francisco, CA 94104.

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(11)	Represents shares held by each of the other parties to the Voting Agreement for which Mr. Shanahan has been appointed a proxy. Mr. Shanahan disclaims beneficial ownership of these shares. The Voting Agreement will terminate upon closing of the Merger and following the Merger the parties to the Voting Agreement will no longer be a “group” for beneficial ownership reporting purposes.

(12)	Includes 370,455 shares and options to purchase 649,420 shares exercisable within 60 days following the Merger to be granted as partial consideration in the Merger. The number of shares and options to be granted as consideration in the Merger is subject to adjustment as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Merger Consideration”

(13)	Includes 41,390 shares and options to purchase 273,467 shares exercisable within 60 days following the Merger to be granted as partial consideration in the Merger. The number of shares and options to be granted as consideration in the Merger is subject to adjustment as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Merger Consideration”

(14)	Includes 9,167,143 shares, 497,053 shares and 298,231 shares held directly by FTVentures III, L.P., FTVentures III-N, L.P. and FTVentures III-T, L.P., respectively. Includes up to 300,000 additional shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). See footnote 10 above for additional information regarding these entities and Mr. Winship’s relationship to these entities.

(15)	Includes 619,565 shares and 200,000 warrants that our Sponsor will be required to distribute to its members within 60 days following the Merger pursuant to the Sponsor Operating Agreement. Our Sponsor shares voting and dispositive power over these shares with Daniel Cohen, the managing member of our Sponsor. Assumes that the Sponsor does not convert any portion of its outstanding loan to the Company into warrants. See “Certain Relationships and Related Transactions—FinTech Related Person Transactions—Loan from Sponsor” for additional information regarding this loan and the warrants that may be issued at the Sponsor’s option upon repayment of the loan. The business address of our Sponsor is 712 Fifth Ave, 8th Floor, New York, New York 10019.

(16)	Based on information contained in a Schedule 13G filed on February 20, 2015, Davidson Kemper Capital Management, L.P. (“DKCM”) shares voting and investment power with the following entities and persons: Davidson Kempner Partners (“DKP”) (196,515 shares); Davidson Kempner Institutional Partners, L.P. (“DKIP”) (403,920 shares); Davidson Kempner International, Ltd. (“DKIL”) (389,565 shares); Thomas L. Kempner, Jr (990,000 shares); and Robert J. Brivio, Jr. (990,000 shares). DKCM is the investment manager to each of DKP, DKIP and DKIL. Messrs. Kempner and Brivio, through their involvement DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of each reporting person is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(17)	Based on information contained in a Schedule 13G filed on February 23, 2015, JMB Capital Partners Master Fund L.P. (“JMB”) shares voting and dispositive power with Smithwood Advisers, L.P. (“Smithwood Advisers”), Smithwood General Partners, LLC (“Smithwood GP”), Smithwood Partners, LLC (“Smithwood Partners”) and Jonathan Brooks. Mr. Brooks is (a) the managing member of Smithwood Partners, which is the general partner of JMB and (b) the controlling owner and managing member of Smithwood GP, which is the general partner of Smithwood Advisers, which is JMB’s investment advisor. Each of Smithwood Advisers, Smithwood GP, Smithwood Partners and Mr. Brooks disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The business address of each reporting person is c/o Smithwood Advisers, L.P., 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA 90067.

(18)	Based on information contained in a Schedule 13D filed on April 7, 2016, filed by (i) Wellington Management Group LLP, a Massachusetts limited liability partnership (“WMG”), (ii) Wellington Group Holdings LLP, a Delaware limited liability partnership (“WGH”), (iii) Wellington Investment Advisors Holdings LLP, a Delaware limited liability partnership (“WIAH”) and (iv) Wellington Management Company LLP, a Delaware limited liability partnership (“Wellington Management”), these securities were acquired by investment advisory clients (“Clients”) of Wellington Management, with Wellington Management making the investment decision on behalf of the Clients. The Clients may be considered to be affiliates of each other and of Wellington Management. Each of the Clients used its own assets to acquire the securities, which in some cases may have included funds borrowed in the ordinary course in margin accounts. As an investment adviser, Wellington Management may be deemed to beneficially own the shares that are held by its Clients. WIAH is the direct parent of Wellington Management and, accordingly, may be deemed to beneficially own the shares held by such Clients. WGH is the direct parent of WIAH and, accordingly, may be deemed to beneficially own the shares held by such Clients. WMG is the direct parent of WGH and, accordingly, may be deemed to beneficially own the shares held by such Clients. Each of WMG, WGH, WIAH and Wellington Management share voting and dispositive power over the shares beneficially owned by such entities. The business address of each reporting person is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

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(19)	Based on information contained in a Schedule 13D filed on April 7, 2016, filed by WMG, EGH, WIAH and Wellington Management. See footnote 19 for a description of the relationship between the reporting persons. Includes warrants to purchase 499,590 shares exercisable within 60 days following the Merger. Includes 20,000 shares held by Daniel Cohen that Mr. Cohen has agreed to transfer to Wellington within 60 days following the Merger.

(20)	Based on information contained in a Schedule 13G filed on February 16, 2016, by Angelo, Gordon & Co., L.P. ("Angelo, Gordon") and Michael L. Gordon, the managing member of JAMG LLC, which is the general Partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon. Mr. Gordon is also the chief executive officer of Angelo, Gordon. Mr. Gordon shares voting and investment power over these shares with Angelo, Gordon. The business address of each reporting person is 245 Park Avenue, New York, New York 10167.

(21)	Based on information contained in a Schedule 13G filed on February 16, 2016, by Angelo, Gordon and Michael L. Gordon. See footnote 20 above for a description of the relationship between the reporting persons. Includes 20,000 shares held by our Sponsor which, pursuant to the Sponsor Operating Agreement, our Sponsor is required to distribute to Angelo Gordon within 60 days of the Merger closing.

(22)	Based on information contained in a Schedule 13G filed on February 12, 2016, by TD Asset Management Inc. (“TDAM”) and TDAM USA Inc. (“TDAM USA”). Each of TDAM and TDAM USA is a wholly-owned subsidiary of TD Bank Financial Group. TDAM has sole voting and investment power over 985,000 shares and has shared voting and investment power with TDAM USA over 1,400 shares. The business address of each reporting person is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.

(23)	Based on information contained in a Schedule 13G filed on February 16, 2016, by AQR Capital Management Holdings, LLC and its wholly-owned subsidiary AQR Capital Management, LLC. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds the shares being reported. The reporting persons share voting and investment power over these shares. The business address of each reporting person is Two Greenwich Plaza, Greenwich, CT 06830.

(24)	Based on information contained in a Schedule 13G/A filed on April 18, 2016 by Polar Asset Management Partners Inc. The business address of the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(25)	Includes 9,167,143 shares, 497,053 shares and 298,231 shares held directly by FTVentures III, L.P., FTVentures III-N, L.P. and FTVentures III-T, L.P., respectively. Includes up to 300,000 additional shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No. 1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options”). See footnote 10 above for additional information regarding these entities.

(26)	Includes 1,819,158 shares and options to purchase 466,346 shares exercisable within 60 days following the Merger to be granted as partial consideration in the Merger. The number of shares and options to be granted as consideration in the Merger is subject to adjustment as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Merger Consideration”

(27)	Includes shares held by each of the parties to the Shareholders Agreement. The Shareholders Agreement will be effective upon closing of the Merger. See “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Shareholders Agreement” for additional information. Includes 200 warrants and options to purchase 2,451,762 shares of our common stock that are exercisable within 60 days following the closing of the Merger. Includes 300,000 shares that the FTV Entities may elect to receive in lieu of a portion of the Cash Merger Consideration payable to them (see “Proposal No.1 The Merger Proposal—The Merger Agreement—Merger Consideration—Common Stock Merger Consideration and Treatment of Options.”)

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FinTech Related Person Transactions

Founder Shares and Placement Units

On November 1, 2013, we issued an aggregate of 112 founder shares to Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Frank Mastrangelo and James J. McEntee, III for an aggregate purchase price of $112; on July 2, 2014, we issued an aggregate of 3,916,555 founder shares to such persons and our Sponsor for an aggregate purchase price of $24,888; and, on January 12, 2015, we issued 16,666 founder shares to our Sponsor for an aggregate purchase price of $250. On March 29, 2015, the underwriter’s overallotment option for our IPO expired without being exercised and certain of the initial stockholders, pursuant to a written agreement us, forfeited an aggregate of 500,000 founder shares. On February 12, 2016, Daniel Cohen transferred 90,000 of his founder shares to Shami Patel, a director of FinTech, and 10,000 founder shares to Alan Joseph Ferraro, a consultant to FinTech.

The founder shares are identical to the shares of our common stock included in the units sold in our IPO, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) the initial stockholders have waived their redemption rights with respect to their founder shares (i) in connection with the consummation of a business combination, including the Merger, (ii) if we fail to consummate a business combination by August 19, 2016 and (iii) upon our liquidation prior to August 19, 2016. The initial stockholders have also agreed to vote their founder shares, any public shares they hold, and in the case of the Sponsor, the 200,000 shares included in the Sponsor’s placement units (as defined below), in favor of the Merger.

The initial stockholders have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of a business combination, (ii) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iii) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iv) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination and (v) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination or earlier, in any case, if, following a business combination, the Company engages in a subsequent transaction (1) resulting in our shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which we are the surviving entity.

 The Sponsor purchased 200,000 placement units at a price of $10.00 per unit for an aggregate purchase price of $2.0 million, in the private placement consummated in connection with our IPO. The placement units include one share of our common stock and one placement warrant to purchase one share of our common stock at an exercise price of $12.00. The placement warrants are identical to the warrants included in the units sold in our IPO, except that if held by our Sponsor, Cantor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. There are e no redemption rights or liquidating distributions with respect to the Founder Shares, placement shares or warrants, which will expire worthless if we do not complete the Merger or another initial business combination.

Loan from our Sponsor

 Prior to our IPO, in order to finance organizational costs and other costs relating to our IPO, our Sponsor committed to loan us funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of March 31, 2015 or the consummation of our IPO. We repaid an aggregate of $139,211 loans to the Sponsor upon the consummation of our IPO or shortly thereafter.

In order to finance transaction costs in connection with an initial business combination, the Sponsor has committed to loan us funds as may be required, to a maximum of $750,000. As of April 30, 2016, the Sponsor had advanced $285,000 to us under this loan, and in May 2016, the Sponsor advanced an additional $100,000 under this loan. If we consummate a business combination, including the Merger, we will repay such loaned amounts. If we do not consummate the Merger or another a business combination by August 19, 2016, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment, other than interest income earned thereon. If such funds are insufficient to repay the full amount loaned, the unpaid amounts would be forgiven. Any part or all of such loans may be converted into warrants at $0.75 per warrant (a maximum of 1,000,000 warrants if the full $750,000 is loaned and that amount is converted into warrants) of the combined company at the option of the lender. The warrants would be identical to the placement warrants.

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Registration Rights

The holders of founder shares, placement units (including securities contained therein) and warrants that may be issued upon conversion of loans made by our Sponsor have the right to require us to register under the Securities Act a sale of any our securities held by them pursuant to the registration rights agreement entered into concurrently with the closing of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands. In addition, these holders will have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.

Upon closing of the Merger we will also enter into the Registration Rights Agreement pursuant to which CardConnect stockholders will be granted registration rights with respect to shares of our common stock as described under “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Registration Rights Agreement.”

Letter Agreement

At closing of the Merger we will enter into the Letter Agreement with certain of the CardConnect stockholders and certain of our existing stockholders, which we refer to as the Letter Agreement, pursuant to which (i) the stockholders party thereto will agree not to sell, transfer or otherwise dispose of any of their our common stock for a period of 180 days following the consummation of the Merger, subject to certain significant exceptions, and (ii) certain of our existing stockholders will agree to waive certain registration rights they received in connection with our IPO.

Shareholders Agreement

At closing we will enter into the Shareholders Agreement with certain of the CardConnect stockholders and certain of our existing stockholders pursuant to which such stockholders will receive certain director nominee designation rights and will agree to vote for the director nominees designated under the agreement. The stockholders will cease to have any continuing director designation rights under the Shareholders Agreement if their respective ownership of our common stock is at any time less than 5% of our total outstanding common stock. For additional information see “Proposal No. 1—The Merger Proposal—The Merger Agreement—Additional Agreements—Shareholders Agreement.”

CardConnect Related Person Transactions

Transition, Employment and General Release Agreement

On February 14, 2014, CardConnect entered into a transition, employment and general release agreement (the “Transition Agreement”) with Brian Shanahan, the then Chief Executive Officer of CardConnect’s predecessor, Financial Transaction Services, LLC. Pursuant to the agreement, Mr. Shanahan (1) resigned from his position as Chief Executive Officer, (2) was appointed Non-Executive Chairman of CardConnect’s board of directors, (3)  entered into an amended and restated employment agreement with CardConnect to transfer his employment from Financial Transaction Services, LLC to CardConnect for consideration of $1.0 million, which was paid in February, 2014 and (4) received additional payments of $500,000 each in June and September, 2014, and a payment of $950,000 in December, 2014. Additionally, CardConnect was required to make donations to two charitable organizations on behalf of Mr. Shanahan, totaling $250,000, which were paid in January, 2014.

Loans to Brian Shanahan

On March 23, 2013, CardConnect issued Brian Shanahan, its then Chief Executive Officer, and current non-executive chairman, a non-negotiable, non-interest bearing promissory note in an initial principal amount of $1.5 million, which was amended in June 2013 to increase the principal amount of $1.7 million. The March 23, 2013 note matures on the earlier of (i) the date CardConnect sells all or substantially all of its assets, merges, or is otherwise acquired or (ii) March 31, 2018. On September 25, 2013, CardConnect issued Mr. Shanahan a non-negotiable, non-interest bearing promissory note in the principal amount of $2.0 million. The September 25, 2013 note matures on the earlier of (i) the date CardConnect sells all or substantially all of its assets, merges, or is otherwise acquired or (ii) June 30, 2015. Interest on these notes accrues at a rate per annum equal to the greater of (i) two percent or (ii) the mid-term applicable federal rate. As of December 31, 2015, $2.45 million in principal amount remains outstanding under these notes. The notes will be repaid in full upon closing of the Merger.

In connection with relocating its corporate headquarters, CardConnect provided Mr. Shanahan a loan to assist with the purchase of a new residence. Interest on the loan accrues semiannually at the then-applicable Federal Short-Term Rate. The loan is forgiven by CardConnect in 36 equal monthly installments beginning the first month following the funding date. If CardConnect terminates Mr. Shanahan without cause, then the outstanding principal amount and any unpaid interest accrued will be forgiven. If CardConnect terminates Mr. Shanahan for cause, or he voluntarily terminates his employment, then the outstanding principal amount and any unpaid interest accrued shall become due immediately. As of December 31, 2015, the outstanding balance of the loan is $116,887. The loan will be repaid in full upon consummation of the Merger.

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Loan to Jeffrey Shanahan

On May 9, 2013, CardConnect issued its then President, and current Chief Executive Officer, Jeffrey Shanahan a non-negotiable promissory note in the amount of $500,000. The note was subsequently amended to increase the principal amount to $1.25 million. The note matures on the earlier of (i) the date CardConnect sells all or substantially all of its assets, merges, or is otherwise acquired or (ii) March 31, 2018 and bears interest at a rate of the greater of 2.0% or an applicable federal rate. As of December 31, 2015, the outstanding principal balance of the note was $1.25 million. The note will be repaid in full upon closing of the Merger.

Independent Contractor Agreement with Sales Agents

On January 16, 2013, CardConnect entered into an independent contractor agreement with a sales agent, Integrated Transactions, LLC (“Integrated”), a company founded and controlled by Michael Shanahan, the brother of CardConnect’s Chief Executive Officer, Jeffrey Shanahan, and director, Brian Shanahan. In connection with the agreement, CardConnect provided Integrated a $250,000 revolving line of credit note. The note matures in August 2016 and bears interest rate of 5.0%. If certain performance targets are met, either 50% or 100% of the outstanding loan balance shall be forgiven. On May 9, 2014, the note was amended to extend the repayment to 25 months after the effective date of the original note. As of December 31, 2015, the outstanding loan balance is $237,693. CardConnect expects the sales agent to achieve the performance target to forgive 50% of the outstanding balance and has accrued a reserve of $125,000 at December 31, 2014.

On October 13, 2014, CardConnect entered into an independent contractor agreement with a sales agent, Bill Bernicker, who is the brother of CardConnect’s Chief Financial Officer, Charles Bernicker. In connection with the agreement, CardConnect provided a $200,000 revolving line of credit note to Mr. Bernicker. Mr. Bernicker may draw down a maximum of $15,000 per month for the time period of 12 months after the effective date. The note matures in November 2018, and is subject to an interest rate of 5.0%, which begins accruing one year after the effective date of the note. Payments commence 25 months after the effective date of the note and the outstanding balance will be paid in 24 monthly installments. If certain performance targets are met within 24 months of the effective date, either 50% or 100% of the outstanding loan balance shall be forgiven. As of December 31, 2015, the outstanding loan balance was $170,000.

During 2015, CardConnect entered into residual buyout agreements with Integrated. Total consideration under these agreements was $560,000, of which $352,209 was paid in cash by CardConnect and $207,791 provided for the repayment of all outstanding loan balances owed by Integrated.

Contract with Trustwave

CardConnect relies on Trustwave Holdings, Inc. (“Trustwave”) to provide certain Payment Card Industry compliance services. Richard Garman, a non-executive director of CardConnect, is also a non-executive director of Trustwave. During the years ended December 31, 2015, 2014 and 2013 CardConnect recorded expenses of $647,302, $632,626 and $456,056, respectively, for these services. At December 31, 2015 amounts due to Trustwave totaled $128,655.

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Stock Repurchase

On February 26 2015, CardConnect purchased 540,000 outstanding shares of its common stock from its then non-executive chairman, Brian Shanahan, for $2.7 million.

Management Carve Out Agreements

CardConnect has entered into management carve-out agreements with certain of its employees providing for payments to such persons upon a change in control.  Pursuant to such management carve out agreements, Brian Shanahan, CardConnect’s non-executive chairman, Jeffrey Shanahan, CardConnect’s Chief Executive Officer, Patrick Shanahan, CardConnect’s Chief Operating Officer and Angelo Grecco, CardConnect’s Executive Vice President of Sales, will receive $5,505,000, $1,250,000,  $329,150 and $254,240, respectively, upon closing of the Merger.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Financial Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The Chief Financial Officer will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

FinTech

Price Range of FinTech Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols “FNTCU,” “FNTC” and “FNTCW,” respectively. Our units commenced public trading on February 12, 2015, our common stock and warrants each commenced separate public trading on April 6, 2015.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

Quarter Ended	Units		Common Stock		Warrants
	Low	High	Low	High	Low	High
April 30, 2015	$9.97	$11.00	$9.70	$9.70	$0.34	$0.40
July 31, 2015	$9.99	$10.67	$9.75	$10.00	$0.30	$0.69
October 31, 2015	$9.96	$10.08	$9.75	$9.82	$0.29	$0.40
January 31, 2016	$9.96	$10.20	$9.51	$9.95	$0.32	$0.45
April 30, 2016	$10.00	$11.50	$9.73	$11.00	$0.25	$0.86

On March 6, 2016, the trading date before the public announcement of the Merger, the closing price of our units, common stock and warrants was at $10.20, $9.73 and $0.40, respectively. The closing price of our units, common stock and warrants on June 23, 2016, June 23, 2016 and June 23, 2016, respectively, the most recent date each of these securities was traded, was $10.65, $10.01 and $0.75, respectively.

Holders

On June 23, 2016, the numbers of record holders of our common stock, units and warrants were nine, three and one, respectively, not including beneficial holders whose securities are held in street name.

Dividend Policy of FinTech

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger.

CardConnect

Price Range of CardConnect Securities

Historical market price information regarding CardConnect is not provided because there is no public market for CardConnect’s common or preferred stock.

CardConnect did not pay any dividends to its preferred or common stockholders during three months ended March 31, 2016 or the year ended December 31, 2015. As of the date of this proxy statement/prospectus, the number of record holders of CardConnect’s preferred stock and common stock was three and 27, respectively.

Combined Company

Dividend Policy

Following completion of the Merger, our board of directors will consider whether or not to institute a dividend policy. It is presently intended that the combined company retain its earnings for use in business operations and, accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. In addition, the terms of the Debt Financing and the Equity Financing will include restrictions on our ability to pay dividends.

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LEGAL MATTERS

Ledgewood PC will provide an opinion for FinTech Acquisition Corp. regarding the validity of the common stock issued in connection with the Merger, the U.S. federal income tax advice relating to the redemption of common stock in connection with the merger and as to certain federal income tax consequences of the Merger.

EXPERTS

The financial statements of FinTech Acquisition Corp. as of October 31, 2015 and 2014, and for the years ended October 31, 2015 and 2014, and the financial statements of FTS Holding Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Merger is completed, Marcum LLP will audit the financial statements of the combined company for its 2016 fiscal year.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at (215) 701-9602 and 712 Fifth Ave., 8th Floor, New York, New York 10019.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2017 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2017 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FinTech’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

James J. McEntee, III

FinTech Acquisition Corp.

712 Fifth Ave., 8th Floor,

New York, New York

Tel: (215) 701-9602

Email: jmcentee@fintechacquisition.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Stockholders, please call toll free: (800) 662-5200

Banks and Brokerage Firms, please call collect: (203) 658-9400

If you are a stockholder of FinTech and would like to request documents, please do so by [●], 2016, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to FinTech has been supplied by FinTech, and all such information relating to CardConnect has been supplied by CardConnect. Information provided by either FinTech or CardConnect does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FinTech for the special meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or CardConnect that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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189

FINTECH ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2016	October 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$65,259	$153,091
Prepaid expenses	61,248	71,761
Total Current Assets	126,507	224,852

Cash and securities held in Trust Account	100,074,557	99,985,042
TOTAL ASSETS	$100,201,064	$100,209,894

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses	$361,758	$-
Promissory note – related party	285,000	-
Total Current Liabilities	646,758	-

Deferred underwriting fees	4,000,000	5,000,000
Deferred legal fees payable	125,000	125,000
Total Liabilities	4,771,758	5,125,000

Commitments and Contingencies
Common stock subject to possible redemption, 9,036,193 and 9,009,837 shares at conversion value as of April 30, 2016 and October 31, 2015, respectively	90,429,305	90,084,893

Stockholders' Equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 25,000,000 shares authorized; 4,697,140 and 4,723,496 shares issued and outstanding (excluding 9,036,193 and 9,009,837 shares subject to possible redemption) as of April 30, 2016 and October 31, 2015, respectively	4,697	4,723
Additional paid-in capital	4,923,088	5,267,474
Retained earnings (Accumulated deficit)	72,216	(272,196)
Total Stockholders' Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,201,064	$100,209,894

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-1

FINTECH ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015

Operating costs	$647,024	$34,078	$745,103	$40,852
Loss from operations	(647,024)	(34,078)	(745,103)	(40,852)

Other income:
Gain on reduction of deferred underwriting fee payable	1,000,000	-	1,000,000	-
Unrealized gain on marketable securities held in Trust Account	51,175	-	61,284	-
Interest income	18,330	27,926	28,231	27,926
Net Income (Loss)	$422,481	$(6,152)	$344,412	$(12,926)

Weighted average shares outstanding, basic and diluted (1)	4,733,106	4,430,501	4,728,248	3,916,932

Basic and diluted net income (loss) per common share	$0.09	$(0.00)	$0.07	$(0.00)

(1)	Excludes an aggregate of up to 9,036,193 and 9,031,557 shares subject to redemption at April 30, 2016 and 2015, respectively.

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-2

FINTECH ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended April 30,
	2016	2015

Cash Flows from Operating Activities:
Net income (loss)	$344,412	$(12,926)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on reduction of deferred underwriting fee payable	(1,000,000)	-
Unrealized gain on marketable securities held in Trust Account	(61,284)	-
Interest earned on cash and marketable securities held in Trust Account	(28,231)	(27,926)
Changes in operating assets and liabilities:
Prepaid expenses	10,513	(98,318)
Accounts payable and accrued expenses	361,758	(20,783)
Net cash used in operating activities	(372,832)	(159,953)

Cash Flows from Investing Activities:
Investment of cash and marketable securities held in Trust Account	-	(100,000,000)
Net cash used in investing activities	-	(100,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	-	250
Proceeds from sale of Units, net of underwriting discounts paid	-	98,000,000
Proceeds from sale of Placements Units	-	3,000,000
Payment of offering costs	-	(434,441)
Proceeds from promissory note – related party	285,000	-
Loan from Sponsor	-	42,948
Repayment of loan from Sponsor	-	(139,211)
Net cash provided by financing activities	285,000	100,469,546

Net Change in Cash and Cash Equivalents	(87,832)	309,593
Cash and Cash Equivalents - Beginning	153,091	4,738
Cash and Cash Equivalents - Ending	$65,259	$314,331

Noncash Financing Activities:
Change in value of common stock subject to possible redemption	$344,412	$-
Payment of offering costs pursuant to loan from Sponsor	$-	$70,969
Deferred underwriting fees	$-	$5,000,000
Deferred legal fees	$-	$125,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-3

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on November 1, 2013. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (a “Business Combination”). The Company has one wholly-owned subsidiary, FinTech Merger Sub, Inc., which was incorporated in Delaware on January 14, 2016.

The Company has neither engaged in any operations nor generated significant revenue to date. All activity through April 30, 2016 related to the Company’s formation, its Initial Public Offering, which is described below, and identifying and evaluating a target company for a Business Combination and activities in connection with the pending acquisition of FTS Holding Corporation (“FTS”) described in Note 7.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on February 12, 2015. The Company consummated the Initial Public Offering of 10,000,000 units (“Units”) at $10.00 per Unit on February 19, 2015, generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Units (the “Placement Units”) at a price of $10.00 per Unit in a private placement to FinTech Investor Holdings, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), the underwriter for the Initial Public Offering, generating gross proceeds of $3,000,000, which is described in Note 4.

Transaction costs amounted to $7,668,160, inclusive of $2,000,000 of underwriting fees, $5,000,000 of deferred underwriting fees payable, and $668,160 of Initial Public Offering costs. As described in Note 6, the $5,000,000 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by August 19, 2016. In April 2016, the Company and Cantor Fitzgerald agreed to reduce the deferred underwriting fee payable to $4,000,000. As described in Note 6, payment of $50,000 of the deferred legal fees payable is also contingent upon the consummation of a Business Combination by August 19, 2016. At April 30, 2016, $65,259 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes.

Following the closing of the Initial Public Offering on February 19, 2015, an amount of $100,000,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Units was placed in a trust account (“Trust Account”) and is invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less; the funds may also be invested in any open ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the 1940 Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds held in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Placements Units, although substantially all of the net proceeds have been and are intended to be applied generally toward consummating a Business Combination. The Company’s Units are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is equal to at least 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company may not submit a proposed initial Business Combination for shareholder approval, unless required by law or stock exchange listing requirements. The Company expects to proceed with a Business Combination if it is approved by the board of directors. If the Company is required to seek shareholder approval in connection with a Business Combination, the Company will proceed with a Business Combination only if a majority of the outstanding shares are voted in favor of the Business Combination. In connection with such a vote, the Company will provide its stockholders with the opportunity to redeem their shares of the Company’s common stock, $0.001 par value (“Common Stock”), upon the consummation of an initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to the Company, divided by the number of then outstanding shares of common stock that were sold as part of the Units in the Initial Public Offering. The per-share amount to be distributed to investors who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company’s officers and directors, and the Sponsor, Daniel Cohen, Betsy Cohen, Frank Mastrangelo, James J. McEntee and DGC Family FinTech Trust (together the “Initial Shareholders”), have agreed, if the Company is required to seek shareholder approval of its Business Combination, to vote shares held by them in favor of approving a Business Combination.

F-4

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

The Company has until August 19, 2016 to consummate a Business Combination. If the Company is unable to consummate a Business Combination by August 19, 2016, the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including any portion of the interest earned thereon which was not previously used for working capital or to pay dissolution expenses or taxes, pro rata to the public shareholders by way of redemption of the public shares (which redemption would completely extinguish such holders’ rights as shareholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation.

The Initial Shareholders and Cantor Fitzgerald have agreed to waive their redemption rights with respect to the Founder Shares (as defined in Note 5 below) and the shares underlying the Placement Units (i) in connection with the consummation of a Business Combination, (ii) if the Company fails to consummate a Business Combination by August 19, 2016 and (iii) upon the Company’s liquidation prior to August 19, 2016. The Initial Shareholders have also agreed to waive their redemption rights with respect to any public shares acquired in or after the Initial Public Offering in connection with a Business Combination. However, the Initial Shareholders will be entitled to redemption rights with respect to public shares if the Company fails to consummate a Business Combination or liquidates by August 19, 2016, and Cantor Fitzgerald will have the same redemption rights as a public stockholder with respect to any public shares it acquires in or after the Initial Public Offering. Cantor Fitzgerald has also agreed to waive its rights to its deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination by August 19, 2016 and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, he may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and it does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to any shares held in excess of an aggregate of 20% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the requirements of Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended October 31, 2015 contained in the Company’s Annual Report on Form 10-K filed with the SEC on January 26, 2016.

F-5

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

The interim results for the six months ended April 30, 2016 are not necessarily indicative of the results to be expected for the year ending October 31, 2016 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimates, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of April 30, 2016.

Cash and marketable securities held in Trust Account

The amounts held in the Trust Account are classified as trading securities and, therefore, unrealized gains and losses are included in the current period condensed consolidated statements of operations. As of April 30, 2016, cash and marketable securities held in the Trust Account consisted of $100,074,557 in United States Treasury Bills with a maturity date of 180 days or less.

F-6

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. The Company’s Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at April 30, 2016 and October 31, 2015, the Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of April 30, 2016, there were no amounts accrued for interest and penalties and there were no unrecognized tax benefits. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by various taxing authorities. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per common share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Shares of Common Stock subject to possible redemption at April 30, 2016 and 2015 have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Weighted average shares as of April 30, 2015 exclude an aggregate of 500,000 shares of Common Stock that were forfeited by certain of the Company’s Initial Shareholders on March 29, 2015. The Company has not considered the effect of warrants to purchase 10,300,000 shares of Common Stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per common share is the same as basic income (loss) per common share for the period.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account at a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At April 30, 2016, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amount represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.

F-7

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

3. INITIAL PUBLIC OFFERING

On February 19, 2015, the Company sold 10,000,000 Units in its Initial Public Offering. Each Unit consists of one share of the Company’s Common Stock and one redeemable common stock purchase warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $12.00 (see Note 8).

4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, the Sponsor and Cantor Fitzgerald purchased 300,000 Placement Units (200,000 Placement Units by the Sponsor and 100,000 Placement Units by Cantor Fitzgerald), each consisting of one share of Common Stock (each a “Placement Share”) and one warrant (each, a “Placement Warrant”) to purchase one share of Common Stock exercisable at $12.00 per share, at a price of $10.00 per unit in a private placement. The total purchase price for the Placement Units was $3,000,000. There are no redemption rights or rights to liquidating distributions from the Trust Account with respect to the Placement Shares or Placement Warrants.

The Placement Units and their component securities are the same as the Units sold in the Initial Public Offering and their component securities except that they are not transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions, and the Placement Warrants are not redeemable so long as they are held by the Sponsor, Cantor Fitzgerald or their permitted transferees.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 1, 2013, the Company issued an aggregate of 112 shares of Common Stock to certain of the Initial Shareholders for an aggregate purchase price of $112; on July 2, 2014, the Company issued an aggregate of 3,916,555 shares of Common Stock to certain of the Initial Shareholders for an aggregate purchase price of $24,888; and, on January 12, 2015, the Company issued 16,666 shares of Common Stock to the Sponsor for an aggregate purchase price of $250 (collectively, the “Founder Shares”). On March 29, 2015, the underwriter’s overallotment option expired without being exercised, and the Initial Shareholders, pursuant to a written agreement with the Company, forfeited an aggregate of 500,000 Founder Shares.

The Founder Shares are identical to the shares of Common Stock included in the Units sold in the Initial Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (2) the Initial Shareholders have waived their redemption rights with respect to their Founder Shares (i) in connection with the consummation of a Business Combination, (ii) if the Company fails to consummate a Business Combination by August 19, 2016 and (iii) upon the Company’s liquidation prior to August 19, 2016. If the Company submits an initial Business Combination to the Company’s public shareholders for a vote, the Initial Shareholders have agreed to vote their Founder Shares, any public shares they hold, and in the case of the Sponsor, its Placement Shares, in favor of such Business Combination.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of a Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company engages in a subsequent transaction (1) resulting in the Company’s shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of the Company’s board of directors or management team in which the Company is the surviving entity.

The Initial Shareholders and holders of Placement Units are entitled to registration rights as described in Note 6.

F-8

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

Loan from Sponsor

In order to finance transaction costs in connection with an initial Business Combination, the Sponsor has committed to loan the Company funds as may be required, to a maximum of $750,000. If the Company consummates a Business Combination, the Company will repay such loaned amounts. If the Company does not consummate a Business Combination, the Company may use a portion of any working capital held outside the Trust Account to repay such loaned amounts; however, no proceeds from the Trust Account may be used for such repayment, other than interest income earned thereon. If such funds are insufficient to repay the full amount loaned, the unpaid amounts would be forgiven. Any part or all of such loans may be convertible into additional warrants at $0.75 per warrant (a maximum of 1,000,000 warrants if the full $750,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of the lender. The warrants would be identical to the Placement Warrants, as described in Note 8. As of April 30, 2016, the Sponsor advanced the Company $285,000 pursuant to this loan, which is classified as promissory note – related party in the accompanying condensed consolidated balance sheets.  In May 2016, the Sponsor advanced the Company an additional $100,000.

6. COMMITMENTS & CONTINGENCIES

Contingent Transaction Fee Arrangement

The Company has entered into a fee arrangement with its legal counsel pursuant to which certain legal fees incurred by the Company in connection with a potential Business Combination will be deferred and become payable only if the Company consummates such potential Business Combination. If the potential Business Combination does not occur, the amount of fees to be paid, if any, will be agreed upon between the Company and the law firm in light of all the facts and circumstances at that point in time. As of April 30, 2016, the amount of these contingent fees was approximately $729,000. Management is unable to determine the amount of legal fees to be paid if a Business Combination is not consummated at this time. To the extent the Merger or another Business Combination is consummated, the Company anticipates incurring a significant amount of additional costs. There can be no assurances that the Company will complete the Merger or any other Business Combination.

Financial Advisory Agreement

In November 2015, the Company entered into an agreement with a financial advisor (“Piper Jaffray”) pursuant to which Piper Jaffray would act as the exclusive financial advisor to the Company in connection with the pending acquisition of FTS. In connection with the agreement, the Company is required to pay Piper Jaffray $50,000 upon execution of the agreement, $50,000 upon the execution of a letter of intent or similar document; and the lesser of (a) $3,500,000 or (b) 1% of the total value ascribed to all of the equity interests in FTS, payable upon the closing of the Merger. To the extent that a definitive agreement is reached but the Merger does not close and the Company is paid a break-up fee, Piper Jaffray shall be paid 50% of the break-up fee paid to the Company up to $2,000,000. As of April 30, 2016, the Company has recorded $100,000 in advisory expenses related to this agreement, which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Registration Rights

Pursuant to a registration rights agreement entered into on February 12, 2015, the holders of the Founder Shares, as well as the holders of the Placement Units (and any underlying securities) and any warrants that may be issued upon conversion of working capital loans made to the Company by the Sponsor, are entitled to registration rights. The holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses of filing any such registration statements.

The Company has also granted certain registration rights with respect to the Public Warrants and Placement Warrants, as described in Note 8.

Underwriting Agreement

The underwriters received an underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of five percent (5.0%) of the gross proceeds of the Initial Public Offering; however, the deferred fee will be payable only if the Company completes a Business Combination. If payable, the deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In April 2016, the Company and the underwriters agreed to reduce the deferred underwriting fee to four percent (4.0%), or $4,000,000. Accordingly, as of April 30, 2016, the Company recorded a $1,000,000 reduction in deferred underwriting fees, with a corresponding credit recorded to gain on the reduction of deferred underwriting fee payable in the accompanying consolidated statement of operations.

Deferred Legal Fees

The Company has committed to pay its attorneys a deferred legal fee of $125,000 upon the consummation of a Business Combination for services performed in connection with the Initial Public Offering. If no Business Combination is consummated within 18 months of the completion of the Initial Public Offering, the Company will only be obligated to pay $75,000 of such fees, and its attorneys have agreed to waive $50,000 of the $125,000 deferred legal fee.

F-9

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

7. MERGER AGREEMENT

On March 7, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FinTech Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and FTS, which provides for the acquisition of FTS by the Company pursuant to the proposed merger of FTS with and into Merger Sub (the “Merger”).

As a result of the Merger, (i) each outstanding share of FTS Series A Preferred Stock (“FTS Series A Stock”) and each outstanding share of FTS common stock (“FTS Common Stock”) will convert into the right to receive a combination of cash and shares of Common Stock, and (ii) a portion of outstanding options to purchase shares of FTS Common Stock (“FTS Options”) will be cancelled in exchange for the right to receive a cash payment, and the remaining outstanding FTS Options shall be converted into options to receive Common Stock, in each case as calculated pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, the aggregate consideration to be paid to FTS equity holders will consist of an amount in cash equal to $180,000,000 plus the amount of Excess Cash (as defined in the Merger Agreement) and $170,000,000 in shares of Common Stock, subject to adjustment in accordance with the terms of the Merger Agreement.

Each of FTS, the Company and Merger Sub have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of the Company, Merger Sub and FTS will not survive the closing of the Merger.

The Merger Agreement provides that, upon consummation of the Merger, the Company will enter into a registration rights agreement, shareholders agreement, a letter agreement and employment agreements.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Merger be approved by the Company’s stockholders and FTS’s stockholders; (ii) there has been no material adverse effect with respect to FTS since the date of the Merger Agreement; (iii) the organizational documents of the Company will be amended and restated as described in the Merger Agreement principally to change the name of the Company, increase the authorized number of shares of Common Stock and declassify the Company’s board of directors; and (iv) the Company and Merger Sub will have received the proceeds of the Debt Financing and Equity Financing (each as defined in the Merger Agreement).The Merger Agreement may be terminated at any time prior to the consummation of the Merger (whether before or after the required Company and FTS stockholder votes have been obtained) by mutual written consent of the Company and FTS and in certain other limited circumstances, including if the Merger has not been consummated by July 31, 2016.

8. STOCKHOLDERS’ EQUITY

Preferred Stock - The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share in one or more series. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At April 30, 2016, there were no preferred shares outstanding.

Common Stock - The Company is authorized to issue 25,000,000 shares of Common Stock with a par value of $0.001 per share. Holders of Common Stock are entitled to one vote for each common share. At April 30, 2016, there were 4,697,140 shares of Common Stock issued and outstanding (excluding 9,036,193 shares of Common Stock subject to possible redemption).

Warrants - The Company did not register the shares of Common Stock issuable upon exercise of the Public Warrants. However, the Company has agreed to use its best efforts to file a registration statement with respect to the Common Stock issuable upon exercise of the Public Warrants within 15 business days of the closing of a Business Combination, and to cause the registration statement to become effective within 60 business days of the closing of a Business Combination, to maintain a current prospectus relating to those shares of Common Stock until the earlier of the date the Public Warrants expire or are redeemed and, the date on which all of the Public Warrants have been exercised, and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available.

Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $12.00 and will become exercisable on the later of (a) 30 days after the consummation of a Business Combination, or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants expire five years after the consummation of a Business Combination or earlier upon redemption or liquidation. On the exercise of any Public Warrant, the Public Warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

F-10

FINTECH ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2016

(Unaudited)

The Public Warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days’ prior written notice after the Public Warrants become exercisable, only in the event that the last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given. The Company will not redeem the Public Warrants, and the Public Warrants will not be exercisable on a “cashless basis,” unless an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Common Stock is available. However, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants has not been declared effective by the 60th business day following the closing of the Company’s initial Business Combination, warrant holders may exercise the Public Warrants on a cashless basis until such time as there is an effective registration statement. If the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, the Company’s Board of Directors will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Placement Warrants are the same as the Public Warrants underlying the Units sold in the Initial Public Offering, except that Placement Warrants are not transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions, are exercisable for cash (even if a registration statement covering the Common Stock issuable upon exercise of such Placement Warrants is not effective) or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the Sponsor, Cantor Fitzgerald, or their permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor Fitzgerald, or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below the warrant exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company does not complete a Business Combination in the 18 month period, the warrants may expire worthless.

9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at April 30, 2016 and October 31, 2015, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	April 30, 2016	October 31, 2015
Assets:
Cash and securities held in Trust Account	1	$100,074,557	$99,985,042

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are filed for potential recognition or disclosure. Other than as described in Note 5, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-11

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the Board of Directors and Shareholders

of FinTech Acquisition Corp.

We have audited the accompanying balance sheets of FinTech Acquisition Corp. (the “Company”) as of October 31, 2015 and 2014 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FinTech Acquisition Corp. as of October 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 26, 2016

F-12

FINTECH ACQUISITION CORP.

BALANCE SHEETS

	October 31
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$153,091	$4,738
Prepaid expenses	71,761	-
Total Current Assets	224,852	4,738

Cash and securities held in Trust Account	99,985,042	-
Deferred offering costs	-	221,225
TOTAL ASSETS	$100,209,894	$225,963

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$-	$20,783
Loan from sponsor	-	25,294
Accrued offering costs	-	183,475
Total Current Liabilities	-	229,552
Deferred underwriting fees	5,000,000	-
Deferred legal fees payable	125,000	-
Total Liabilities	5,125,000	229,552

Commitments and Contingencies
Common stock subject to possible redemption, 9,009,837 and 0 shares at redemption value as of October 31, 2015 and 2014, respectively	90,084,893	-

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value; 5,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 25,000,000 shares authorized; 4,723,496 and 3,916,667 shares issued and outstanding (excluding 9,009,837 and 0 shares subject to possible redemption) as of October 31, 2015 and 2014, respectively	4,723	3,917
Additional paid-in capital	5,267,474	21,083
Accumulated deficit	(272,196)	(28,589)
Total Stockholders' Equity (Deficit)	5,000,001	(3,589)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$100,209,894	$225,963

The accompanying notes are an integral part of the financial statements.

F-13

FINTECH ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended October 31,
	2015	2014

Operating costs	$228,649	$28,589
Loss from operations	(228,649)	(28,589)

Other income:
Unrealized loss on securities held in Trust Account	(49,804)	-
Interest income	34,846	-
Net Loss	$(243,607)	$(28,589)

Weighted average shares outstanding, basic and diluted	4,316,202	3,416,667

Basic and diluted net loss per common share	$(0.06)	$(0.01)

The accompanying notes are an integral part of the financial statements.

F-14

FINTECH ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED OCTOBER 31, 2015 AND 2014

	Common Stock		Additional Paid-	Accumulated	Total Stockholders' Equity
	Shares	Amount	in Capital	Deficit	(Deficit)
Balance – November 1, 2013	-	$-	$-	$-	$-

Issuance of common stock to initial shareholders	3,916,667	3,917	21,083	-	25,000

Net loss	-	-	-	(28,589)	(28,589)

Balance – October 31, 2014	3,916,667	$3,917	$21,083	$(28,589)	$(3,589)

Issuance of common stock to Sponsor	16,666	16	234	-	250

Sale of 10,000,000 Units, net of underwriters discount and offering expenses	10,000,000	10,000	92,321,840	-	92,331,840

Sale of 300,000 Placement Units	300,000	300	2,999,700	-	3,000,000

Forfeiture of 500,000 shares of common stock due to underwriter not exercising its over-allotment option	(500,000)	(500)	500	-	-

Common stock subject to redemption	(9,009,837)	(9,010)	(90,075,883)	-	(90,084,893)

Net loss	-	-	-	(243,607)	(243,607)

Balance - October 31, 2015	4,723,496	$4,723	$5,267,474	$(272,196)	$5,000,001

The accompanying notes are an integral part of the financial statements.

F-15

FINTECH ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Years Ended October 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(243,607)	$(28,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss on securities held in Trust Account	49,804	-
Interest earned on cash and securities held in Trust Account	(34,846)	-
Changes in operating assets and liabilities:
Prepaid expenses	(71,761)	-
Accounts payable and accrued expenses	(20,783)	20,783
Net cash used in operating activities	(321,193)	(7,806)

Cash Flows from Investing Activities:
Investment of cash and securities held in trust	(100,000,000)	-
Net cash used in investing activities	(100,000,000)	-

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	250	25,000
Proceeds from sale of Units, net of underwriting discounts paid	98,000,000	-
Proceeds from sale of Placement Units	3,000,000	-
Payment of offering costs	(434,441)	(20,000)
Loan from Sponsor	42,948	7,544
Repayment of loan from Sponsor	(139,211)	-
Net cash provided by financing activities	100,469,546	12,544

Net Change in Cash and Cash Equivalents	148,353	4,738
Cash and Cash Equivalents - Beginning	4,738	-
Cash and Cash Equivalents - Ending	$153,091	$4,738

Noncash Financing Activities:
Payment of offering costs pursuant to loan from Sponsor	$70,969	$17,750
Deferred underwriting fees	$5,000,000	$-
Deferred legal fees	$125,000	$-
Deferred offering costs included in accrued offering costs	$-	$183,475

The accompanying notes are an integral part of the financial statements.

F-16

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on November 1, 2013. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (a “Business Combination”).

The Company has neither engaged in any operations nor generated significant revenue to date. All activity through October 31, 2015 related to the Company’s formation, its Initial Public Offering, which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on February 12, 2015. The Company consummated the Initial Public Offering of 10,000,000 units (“Units”) at $10.00 per Unit on February 19, 2015, generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Units (the “Placement Units”) at a price of $10.00 per Unit in a private placement to FinTech Investor Holdings, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), the underwriter for the Initial Public Offering, generating gross proceeds of $3,000,000, which is described in Note 4.

Transaction costs amounted to $7,668,160, inclusive of $2,000,000 of underwriting fees, $5,000,000 of deferred underwriting fees payable, and $668,160 of Initial Public Offering costs. As described in Note 6, the $5,000,000 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by August 19, 2016. As described in Note 6, payment of $50,000 of the deferred legal fees payable is also contingent upon the consummation of a Business Combination by August 19, 2016. At October 31, 2015, $153,091 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes.

Following the closing of the Initial Public Offering on February 19, 2015, an amount of $100,000,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Units was placed in a trust account (“Trust Account”) and is invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less; the funds may also be invested in any open ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the 1940 Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds held in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Placements Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Units are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is equal to at least 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

F-17

The Company may not submit a proposed initial Business Combination for shareholder approval, unless required by law or stock exchange listing requirements. The Company expects to proceed with a Business Combination if it is approved by the board of directors. If the Company is required to seek shareholder approval in connection with a Business Combination, the Company will proceed with a Business Combination only if a majority of the outstanding shares are voted in favor of the Business Combination. In connection with such a vote, the Company will provide its stockholders with the opportunity to redeem their shares of the Company’s common stock, $0.001 par value (“Common Stock”), upon the consummation of an initial Business Combination at a per-share price (initially $10.00 per share), payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to the Company, divided by the number of then outstanding shares of common stock that were sold as part of the Units in the Initial Public Offering. The per-share amount to be distributed to investors who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 . The Company’s officers and directors, and the Sponsor, Daniel Cohen, Betsy Cohen, Frank Mastrangelo, James J. McEntee and DGC Family FinTech Trust (together the “Initial Shareholders”), have agreed, if the Company is required to seek shareholder approval of its Business Combination, to vote shares held by them in favor of approving a Business Combination.

The Company has until August 19, 2016 to consummate a Business Combination. If the Company is unable to consummate a Business Combination by August 19, 2016, the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including any portion of the interest earned thereon which was not previously used for working capital or to pay dissolution expenses or taxes, pro rata to the public shareholders by way of redemption of the public shares (which redemption would completely extinguish such holders’ rights as shareholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation.

The Initial Shareholders and Cantor Fitzgerald have agreed to waive their redemption rights with respect to the Founder Shares (as defined in Note 5 below) and the shares underlying the Placement Units (i) in connection with the consummation of a Business Combination, (ii) if the Company fails to consummate a Business Combination by August 19, 2016 and (iii) upon the Company’s liquidation prior to August 19, 2016. The Initial Shareholders have also agreed to waive their redemption rights with respect to any public shares acquired in or after the Initial Public Offering in connection with a Business Combination. However, the Initial Shareholders will be entitled to redemption rights with respect to public shares if the Company fails to consummate a Business Combination or liquidates by August 19, 2016, and Cantor Fitzgerald will have the same redemption rights as a public stockholder with respect to any public shares it acquires in or after the Initial Public Offering. Cantor Fitzgerald has also agreed to waive its rights to its deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination by August 19, 2016 and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, he may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and it does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to any shares held in excess of an aggregate of 20% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares “FOR” or “AGAINST” a Business Combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are prepared in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

F-18

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimates, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of October 31, 2015 and 2014.

Cash and securities held in Trust Account

At October 31, 2015, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. The Company’s Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at October 31, 2015, the Common Stock subject to possible redemption in the amount of $90,084,893 (or 9,009,837 shares) is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Deferred offering costs

Deferred offering costs consisted principally of legal, accounting and underwriting costs incurred through the balance sheet date that were directly related to the Initial Public Offering. Offering costs amounting to $7,668,160 were charged to stockholder’s equity upon completion of the Initial Public Offering.

F-19

Net loss per common share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Shares of Common Stock subject to possible redemption at October 31, 2015 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At October 31, 2015 and 2014, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. The Company has not considered the effect of warrants to purchase shares of Common Stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of October 31, 2015 and 2014, there were no amounts accrued for interest and penalties and there were no unrecognized tax benefits. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by various taxing authorities. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account at a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At October 31, 2015 and 2014, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amount represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

3. INITIAL PUBLIC OFFERING

On February 19, 2015, the Company sold 10,000,000 Units in its Initial Public Offering. Each Unit consists of one share of the Company’s Common Stock and one redeemable common stock purchase warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $12.00 (see Note 7).

F-20

4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, the Sponsor and Cantor Fitzgerald purchased 300,000 Placement Units (200,000 Placement Units by the Sponsor and 100,000 Placement Units by Cantor Fitzgerald), each consisting of one share of Common Stock (each a “Placement Share”) and one warrant (each, a “Placement Warrant”) to purchase one share of Common Stock exercisable at $12.00 per share, at a price of $10.00 per unit in a private placement. The total purchase price for the Placement Units was $3,000,000. There are no redemption rights or rights to liquidating distributions from the Trust Account with respect to the Placement Shares or Placement Warrants.

The Placement Units and their component securities are the same as the Units sold in the Initial Public Offering and their component securities except that they are not transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions, and the Placement Warrants are not redeemable so long as they are held by the Sponsor, Cantor Fitzgerald or their permitted transferees.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 1, 2013, the Company issued an aggregate of 112 shares of Common Stock to certain of the Initial Shareholders for an aggregate purchase price of $112; on July 2, 2014, the Company issued an aggregate of 3,916,555 shares of Common Stock to certain of the Initial Shareholders for an aggregate purchase price of $24,888; and, on January 12, 2015, the Company issued 16,666 shares of Common Stock to the Sponsor for an aggregate purchase price of $250 (collectively, the “Founder Shares”). On March 29, 2015, the underwriter’s overallotment option expired without being exercised, and the Initial Shareholders, pursuant to a written agreement with the Company, forfeited an aggregate of 500,000 Founder Shares.

The Founder Shares are identical to the shares of Common Stock included in the Units sold in the Initial Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (2) the Initial Shareholders have waived their redemption rights with respect to their Founder Shares (i) in connection with the consummation of a Business Combination, (ii) if the Company fails to consummate a Business Combination by August 19, 2016 and (iii) upon the Company’s liquidation prior to August 19, 2016. If the Company submits an initial Business Combination to the Company’s public shareholders for a vote, the Initial Shareholders have agreed to vote their Founder Shares, any public shares they hold and, in the case of the Sponsor, its Placement Shares, in favor of such Business Combination.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of a Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Company’s Common Stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company engages in a subsequent transaction (1) resulting in the Company’s shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of the Company’s board of directors or management team in which the Company is the surviving entity.

The Initial Shareholders and holders of Placement Units are entitled to registration rights as described in Note 6.

Loan from Sponsor

In order to finance organizational costs and other costs relating to the Initial Public Offering, the Sponsor committed to loan the Company funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of March 31, 2015 or the consummation of the Initial Public Offering. An aggregate of $139,211 loans were repaid to the Sponsor upon the consummation of the Initial Public Offering or shortly thereafter. At October 31, 2015, no amounts were due to the Sponsor.

F-21

In order to finance transaction costs in connection with an initial Business Combination, the Sponsor has committed to loan the Company funds as may be required, to a maximum of $750,000. If the Company consummates a Business Combination, the Company will repay such loaned amounts. If the Company does not consummate a Business Combination, the Company may use a portion of any working capital held outside the Trust Account to repay such loaned amounts; however, no proceeds from the Trust Account may be used for such repayment, other than interest income earned thereon. If such funds are insufficient to repay the full amount loaned, the unpaid amounts would be forgiven. Any part or all of such loans may be convertible into additional warrants at $0.75 per warrant (a maximum of 1,000,000 warrants if the full $750,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of the lender. The warrants would be identical to the Placement Warrants.

6. COMMITMENTS & CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on February 12, 2015, the holders of the Founder Shares, as well as the holders of the Placement Units (and any underlying securities) and any warrants that may be issued upon conversion of working capital loans made to the Company by the Sponsor, are entitled to registration rights. The holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act . In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company . The Company will bear the expenses of filing any such registration statements.

The Company has also granted certain registration rights with respect to the Public Warrants and Placement Warrants, as described in Note 7.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover the overallotments at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters’ overallotment expired on March 29, 2015 and was not exercised.

The underwriters received an underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of five percent (5.0%) of the gross proceeds of the Initial Public Offering; however, the deferred fee will be payable only if the Company completes a Business Combination. If payable, the deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company has committed to pay its attorneys a deferred legal fee of $125,000 upon the consummation of a Business Combination for services performed in connection with the Initial Public Offering. If no Business Combination is consummated by August 19, 2016, the Company will only be obligated to pay $75,000 of such fees, and its attorneys have agreed to waive $50,000 of the $125,000 deferred legal fee.

7. STOCKHOLDERS’ EQUITY

Preferred Stock - The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share in one or more series. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At October 31, 2015, there were no preferred shares outstanding.

Common Stock - The Company is authorized to issue 25,000,000 shares of Common Stock with a par value of $0.001 per share. Holders of Common Stock are entitled to one vote for each common share. As a result of the expiration of the underwriter’s over-allotment option without exercise, on March 29, 2015, the Initial Shareholders forfeited an aggregate of 500,000 Founder Shares. At October 31, 2015, there were 4,723,496 shares of Common Stock issued and outstanding (excluding 9,009,837 shares of Common Stock subject to possible redemption).

F-22

As of April 6, 2015, holders of the Company’s Units were able to separately trade the Common Stock and warrants included in the Units. Those Units not separated continue to trade on NASDAQ under the symbol “FNTCU” and each of the underlying shares of Common Stock and warrants trade on NASDAQ under the symbols “FNTC” and “FNTCW,” respectively.

Warrants - The Company did not register the shares of Common Stock issuable upon exercise of the Public Warrants. However, the Company has agreed to use its best efforts to file a registration statement with respect to the Common Stock issuable upon exercise of the Public Warrants within 15 business days of the closing of a Business Combination, and to cause the registration statement to become effective within 60 business days of the closing of a Business Combination, to maintain a current prospectus relating to those shares of Common Stock until the earlier of the date the Public Warrants expire or are redeemed and, the date on which all of the Public Warrants have been exercised, and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available.

Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $12.00 and will become exercisable on the later of (a) 30 days after the consummation of a Business Combination, or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants expire five years after the consummation of a Business Combination or earlier upon redemption or liquidation. On the exercise of any Public Warrant, the Public Warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Public Warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days’ prior written notice after the Public Warrants become exercisable, only in the event that the last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given. The Company will not redeem the Public Warrants, and the Public Warrants will not be exercisable on a “cashless basis,” unless an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Common Stock is available. However, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants has not been declared effective by the 60th business day following the closing of the Company’s initial Business Combination, warrant holders may exercise the Public Warrants on a cashless basis until such time as there is an effective registration statement. If the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, the Company’s Board of Directors will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Placement Warrants are the same as the Public Warrants underlying the Units sold in the Initial Public Offering, except that Placement Warrants are not transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions, are exercisable for cash (even if a registration statement covering the Common Stock issuable upon exercise of such Placement Warrants is not effective) or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the Sponsor, Cantor Fitzgerald, or their permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor Fitzgerald, or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below the warrant exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company does not complete a Business Combination by August 19, 2016, the warrants may expire worthless.

F-23

FTS Holding Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$4,263,194	$3,574,661
Restricted cash	1,485,146	1,603,783
Accounts receivable	15,364,031	15,670,324
Processing assets	6,699,870	6,929,522
Other receivables	1,822,544	1,659,588
Related-party receivables	128,247	145,367
Prepaid income taxes	264,762	168,522
Other prepaid expenses	845,824	542,827
Other current assets	1,141,739	1,248,805
Total current assets	32,015,357	31,543,399

Property and equipment, net	6,029,597	6,109,009

Other assets:
Long-term related-party receivables	4,140,000	4,140,000
Long-term other receivables	603,196	621,844
Goodwill	40,241,161	40,241,161
Intangible assets, net	60,947,216	63,013,832
Long-term other assets	278,269	242,373
Total assets	$144,254,796	$145,911,618

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,064,038	$2,897,056
Residuals payable	5,514,865	5,642,386
Processing liabilities	8,185,015	8,533,305
Settlement obligation	2,971,035	2,691,569
Accrued expenses	1,222,650	2,247,030
Deferred revenue	1,317,560	1,382,099
Total current liabilities	22,275,163	23,393,445

Long-term liabilities:
Accrued expenses	1,994,671	2,059,011
Long-term debt	57,964,989	59,964,989
Deferred tax liability	1,787,216	1,787,216
Total long-term liabilities	61,746,876	63,811,216

Total liabilities	84,022,039	87,204,661

Commitments and contingencies (Note 13)	–	–

Stockholders’ equity:
Preferred Series A stock, par value $0.0001; 20,365,000 shares authorized; 20,364,981 shares issued and outstanding, liquidation value $48,611,210	2,037	2,037
Common stock, par value $0.0001; 36,000,000 shares authorized; 9,290,259 and 9,259,634 shares issued at March 31, 2016 and December 31, 2015, respectively; 8,608,721 and 8,578,096 outstanding at March 31, 2016 and December 31, 2015, respectively	929	926
Additional paid-in capital	89,304,317	88,701,536
Accumulated deficit	(25,991,057)	(26,914,073)
Less: Treasury stock of 681,538 common shares	(3,083,469)	(3,083,469)
Total stockholders’ equity	60,232,757	58,706,957

Total liabilities and stockholders’ equity	$144,254,796	$145,911,618

The accompanying notes are an integral part of these consolidated financial statements.

F-24

FTS Holding Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2016	2015

Revenue	$130,056,651	101,079,638
Interchange and pass-through	95,575,274	73,820,057
Net Revenue	34,481,377	27,259,581

Cost of services (exclusive of depreciation and amortization shown separately below)	20,292,846	15,790,885
General and administrative	7,145,793	5,614,451
Depreciation	421,816	282,112
Amortization of intangibles	5,159,200	4,418,882
Total expenses	33,019,655	26,106,330
Income from operations	1,461,722	1,153,251

Other expense:
Interest expense, net	(420,066)	(271,372)
Other, net	(44,940)	(43,538)
Total other expense	(465,006)	(314,910)

Income before income tax provision	996,716	838,341
Provision for income taxes	(73,700)	(486,982)
Net income	$923,016	351,359

The accompanying notes are an integral part of these consolidated financial statements.

F-25

FTS Holding Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,	March 31
	2016	2015
Operating activities
Net income	923,016	351,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,581,016	4,700,993
Stock-based compensation expense	458,011	461,047
Related-party loan forgiveness	16,800	-
Relocation loan forgiveness	-	59,856
Changes in operating assets and liabilities:
Restricted cash	118,637	(425,009)
Accounts receivable	306,293	453,325
Processing assets	229,652	-
Other receivables	(375,628)	88,107
Other prepaid expenses	(302,997)	(332,403)
Other current assets	71,170	(102,391)
Accounts payable	166,982	748,444
Residuals payable	(127,521)	(223,590)
Processing liabilities	(348,290)	425,009
Prepaid income taxes	(96,240)	514,740
Accrued expenses	(1,088,720)	(548,801)
Deferred revenue	(64,539)	(18,062)
Net cash provided by operating activities	5,467,642	6,152,624

Investing activities
Change in ISO advances	151,320	(4,273)
Purchases of property and equipment	(342,404)	(763,321)
Purchases of merchant portfolios and residual buyouts	(2,298,000)	(122,000)
Payments from (advances to) related parties	320	(800)
Additions to internally developed software	(714,584)	(666,826)
Net cash used in investing activities	(3,203,348)	(1,557,220)

Financing activities
Net change in settlement obligation	279,466	-
Borrowings on long-term debt	-	3,700,000
Payments on long-term debt	(2,000,000)	(2,000,000)
Purchase of treasury stock	-	(2,700,000)
Proceeds from stock options exercised	144,773	-
Payment of contingent consideration	-	(3,675,000)
Net cash used in financing activities	(1,575,761)	(4,675,000)

Net increase (decrease) in cash and cash equivalents	688,533	(79,596)
Cash and cash equivalents at beginning of year	3,574,661	1,157,567
Cash and cash equivalents at end of year	4,263,194	1,077,971

Supplemental disclosure of cash flow information:
Cash paid for interest	$(402,739)	$(252,036)
Cash paid for income taxes, net of refunds	$(180,000)	$30,524

The accompanying notes are an integral part of these consolidated financial statements.

F-26

FTS Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

March 31, 2016

1. Company Description, Operations, and Basis of Presentation

Company Description and Operations

FTS Holding Corporation (“FTS”) is a holding company that does not have any operations or material assets other than the direct ownership of CardConnect, LLC (“CardConnect”). Prior to January 14, 2015, CardConnect’s legal name was Financial Transaction Services, LLC, which had been doing business as CardConnect since April 2013.

CardConnect, a Delaware limited liability company, is a provider of card-based payment processing services. CardConnect facilitates the exchange of information and funds between merchants’ and cardholders’ financial institutions by providing electronic payment processing services to merchants, including transaction authorization and electronic draft capture, transaction clearing and settlement, merchant accounting and support, and risk management. CardConnect also offers a broad range of technology solutions, including software, services and peripherals.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for fair presentation of the consolidated financial statements of FTS and its subsidiaries as of March 31, 2016 and 2015. The results of operations for the three months ended March 31, 2016 and 2015 are not necessarily indicative of the operating results for the full year. It is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and related disclosures for the years ended December 31, 2015, 2014 and 2013 included in this Form S-4 filed with the Securities and Exchange Commission (“SEC”) on May 5, 2016, as amended.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FTS and its wholly owned subsidiary, CardConnect. All significant intercompany accounts and transactions have been eliminated in consolidation. Collectively, the consolidated group is referred to as “CardConnect.”

3. Income Taxes

CardConnect's tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter CardConnect updates its estimate of the annual effective tax rate, and if CardConnect's estimated tax rate changes, it makes a cumulative adjustment in that period.

The provision for income taxes for the three months ended March 31, 2016 and 2015 and the resulting effective tax rates were as follows:

	Three Months Ended March 31,
	2016	2015

Provision for income taxes	$73,700	$486,982
Effective tax rate	7.4%	58.1%

The effective rate for the three months ended March 31, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.2%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 5.4% and 2.3%, respectively. The effective rate for the three months ended March 31, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively.

CardConnect regularly evaluates its tax positions for additional unrecognized tax benefits and associated interest and penalties, if applicable. There are many factors that are considered when evaluating these tax positions including: interpretation of tax laws, recent tax litigation on a position, past audit or examination history, and subjective estimates and assumptions, which have been deemed reasonable by management. CardConnect does not expect any material changes to unrecognized tax benefits in the next twelve months. At March 31, 2016 and 2015, the reserve for unrecognized tax benefits related to uncertain tax positions was $221,584 and $116,258, respectively.

F-27

4. Commitments and Contingencies

CardConnect is party to a contract with First Data Merchant Services Corporation (“FDMS”), under which FDMS provides services related to transaction processing and transmittal, transaction authorization, and data capture and access to reporting tools. The contract expires on December 31, 2021, with successive renewal options of two years. CardConnect is required to pay minimum services fees equal to 70% of the prior year’s services fees paid to FDMS. The minimum services fee to be paid to FDMS in 2016 is $8,725,735.

CardConnect is party to a contract with TSYS Acquiring Solutions, LLC (“TSYS”), under which TSYS provides merchant authorization, accounting and clearing services. The contract expires on October 31, 2020, with successive renewal options of two years. CardConnect is required to pay minimum services fees each month of the contract equal to the greater of the contractually agreed upon amount for each processing year or 70% of the average monthly volume over the last three months of the prior processing year. The minimum services fees to be paid to TSYS in 2016, 2017, 2018, 2019 and 2020 are $1,209,477, $1,220,000, $1,350,000, $1,550,000 and $1,500,000, respectively.

CardConnect is involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business. CardConnect has considered all such ordinary course legal proceedings in formulating its disclosures and assessments. In the opinion of CardConnect, based on consultations with outside counsel, material losses are not considered reasonably possible in connection with these ordinary course legal proceedings.

CardConnect leases office equipment and office space under operating agreements expiring through 2023. Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement. Substantially all of the leases require CardConnect to pay maintenance, insurance, and property taxes. Future minimum lease payments for all non-cancelable leases for the remainder of 2016 and the next five fiscal years are as follows:

For the Fiscal Year Ending December 31,
2016	$1,352,126
2017	1,766,850
2018	1,740,587
2019	1,647,248
2020	1,620,416
2021	1,659,409
Thereafter	3,439,881
$13,226,517

5. Segments

CardConnect's core business is providing Merchant Acquiring Services to Small and Medium sized Businesses ("SMB"). CardConnect also provides services to larger Enterprise customers that primarily utilize sophisticated Enterprise Resource Planning ("ERP") systems to manage their business. These services are primarily ERP integration services utilizing CardConnect’s secure hosted payment gateway, and may also include secure, point-to-point encryption ("P2PE") payment terminals and acceptance devices. CardConnect also provides Merchant Acquiring services to certain of its Enterprise customers. Merchant Acquiring services provided to both SMB and Enterprise customers are aggregated for financial reporting purposes in the Merchant Acquiring segment, as they both provide processing services related to bankcard transactions, exhibit similar economic characteristics, and share the same systems to provide services. The Enterprise Services business activity does not meet applicable materiality thresholds for separate segment disclosure but is included as the primary component of an "all other" category under GAAP as set forth below. The other category also includes corporate overhead expenses and non-recurring changes unrelated to Merchant Acquiring Services and Enterprise Services.

	For the Three Months Ended March 31,
	2016	2015
Revenue
Merchant Acquiring Services	$128,128,199	$100,260,860
Other	1,928,452	818,778
	$130,056,651	$101,079,638

Income / (loss) from operations
Merchant Acquiring Services	$1,680,387	$1,608,142
Other	(218,665)	(454,891)
	$1,461,722	$1,153,251

Cost of services (exclusive of depreciation and amortization)
Merchant Acquiring Services	$19,614,680	$15,708,465
Other	678,166	82,420
	$20,292,846	$15,790,885

General and administrative
Merchant Acquiring Services	$5,763,992	$4,564,013
Other	1,381,801	1,050,438
	$7,145,793	$5,614,451

Amortization expense
Merchant Acquiring Services	$5,111,175	$4,361,610
Other	48,025	57,272
	$5,159,200	$4,418,882

Interest expense, net
Merchant Acquiring Services	$420,666	$271,372
Other	-	-
	$420,666	$271,372

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of FTS Holding Corporation

We have audited the accompanying consolidated balance sheets of FTS Holding Corporation and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2015, 2014, and 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTS Holding Corporation and Subsidiaries, as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years ended December 31, 2015, 2014, and 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

May 4, 2016

F-29

FTS Holding Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$3,574,661	$1,157,567
Restricted cash	1,603,783	190,715
Accounts receivable	15,670,324	10,172,585
Processing assets	6,929,522	–
Other receivables	1,659,588	960,770
Related-party receivables	145,367	325,470
Prepaid income taxes	168,522	1,444,964
Other prepaid expenses	542,827	516,148
Other current assets	1,248,805	500,694
Deferred tax asset	–	111,749
Total current assets	31,543,399	15,380,662

Property and equipment, net	6,109,009	2,531,221

Other assets:
Long-term related-party receivables	4,140,000	3,675,000
Long-term other receivables	621,844	462,289
Goodwill	40,241,161	31,481,161
Intangible assets, net	63,013,832	57,161,316
Long-term other assets	242,373	275,842
Total assets	$145,911,618	$110,967,491

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,897,056	$781,706
Residuals payable	5,642,386	4,644,566
Processing liabilities	8,533,305	190,715
Settlement obligation	2,691,569	–
Accrued expenses	2,247,030	1,713,761
Deferred revenue	1,382,099	857,040
Contingent consideration	–	3,675,000
Total current liabilities	23,393,445	11,862,788

Long-term liabilities:
Accrued expenses	2,059,011	1,791,641
Long-term debt	59,964,989	36,764,989
Deferred tax liability	1,787,216	2,200,123
Total long-term liabilities	63,811,216	40,756,753

Total liabilities	87,204,661	52,619,541

Commitments and contingencies (Note 13)	–	–

Stockholders’ equity:
Preferred Series A stock, par value $0.0001; 20,365,000 shares authorized; 20,364,981 shares issued and outstanding, liquidation value $48,611,210	2,037	2,037
Common stock, par value $0.0001; 36,000,000 shares authorized; 9,259,634 shares issued; 8,578,096 and 9,118,096 outstanding at December 31, 2015 and 2014, respectively	926	926
Additional paid-in capital	88,701,536	86,815,013
Accumulated deficit	(26,914,073)	(28,086,557)
Less: Treasury stock of 681,538 and 141,538 common shares at December 31, 2015 and 2014, respectively	(3,083,469)	(383,469)
Total stockholders’ equity	58,706,957	58,347,950

Total liabilities and stockholders’ equity	$145,911,618	$110,967,491

The accompanying notes are an integral part of these consolidated financial statements.

F-30

FTS Holding Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014	2013

Revenue	$458,647,940	$389,984,773	$348,904,726
Interchange and pass-through	338,005,409	283,669,202	251,184,948
Net Revenue	120,642,531	106,315,571	97,719,778

Cost of services (exclusive of depreciation and amortization shown separately below)	71,072,379	62,273,307	59,075,982
General and administrative	25,366,084	25,970,058	20,565,760
Depreciation	1,187,567	870,136	684,188
Amortization of intangibles	19,174,968	18,544,472	19,405,973
Change in contingent earnout obligations	–	770,854	(24,550)
Total expenses	116,800,998	108,428,827	99,707,353
Income (loss) from operations	3,841,533	(2,113,256)	(1,987,575)

Other expense:
Interest expense, net	(1,203,948)	(1,153,448)	(1,304,160)
Other, net	(81,324)	(145,702)	(173,384)
Total other expense	(1,285,272)	(1,299,150)	(1,477,544)

Income (loss) before income tax provision	2,556,261	(3,412,406)	(3,465,119)
Provision for income taxes	(1,383,777)	(8,598,495)	1,312,796
Net income (loss)	$1,172,484	$(12,010,901)	$(2,152,323)

The accompanying notes are an integral part of these consolidated financial statements.

F-31

FTS Holding Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Preferred Stock – Series A		Common Stock		Additional Paid-In	Accumulated	Treasury	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Equity

Balances, December 31, 2012	20,364,981	$2,037	9,086,688	$921	$83,104,664	$(13,923,333)	(283,794)	$68,900,495
Common stock issued	–	–	42,350	4	199,680	–	–	199,684
Stock-based compensation	–	–	–	–	1,563,124	–	–	1,563,124
Repurchase of common stock	–	–	(19,157)	–	–	–	(99,675)	(99,675)
Net loss	–	–	–	–	–	(2,152,323)	–	(2,152,323)
Balances, December 31, 2013	20,364,981	2,037	9,109,881	925	84,867,468	(16,075,656)	(383,469)	68,411,305
Common stock issued	–	–	8,215	1	39,843	–	–	39,844
Stock-based compensation	–	–	–	–	1,907,702	–	–	1,907,702
Net loss	–	–	–	–	–	(12,010,901)	–	(12,010,901)
Balances, December 31, 2014	20,364,981	$2,037	9,118,096	$926	$86,815,013	$(28,086,557)	$(383,469)	$58,347,950
Stock-based compensation	–	–	–	–	1,886,523	–	–	1,886,523
Repurchase of common stock	–	–	(540,000)	–	–	–	(2,700,000)	(2,700,000)
Net income	–	–	–	–	–	1,172,484	–	1,172,484
Balances, December 31, 2015	20,364,981	2,037	8,578,096	926	88,701,536	(26,914,073)	(3,083,469)	58,706,957

The accompanying notes are an integral part of these consolidated financial statements.

F-32

FTS Holding Corporation and Subsidiaries

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net income (loss)	$1,172,484	$(12,010,901)	$(2,152,323)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Change in fair value of contingent consideration, net	-	770,854	(24,550)
Depreciation and amortization	20,362,535	19,414,608	20,090,161
Stock-based compensation expense	1,886,523	1,907,702	1,563,124
Relocation loan forgiveness	152,583	331,550	393,601
Agent advance forgiveness	-	153,479	156,395
Deferred taxes	(301,157)	7,888,807	(2,105,803)
Amortization of deferred loan fees	-	-	80,668
Loss on disposal of assets	26,835	279,854	233,076
Common stock issued for services	-	28,750	-
Changes in operating assets and liabilities:
Restricted cash	(1,413,068)	-	-
Accounts receivable	(5,497,739)	(182,365)	(1,475,018)
Processing assets	(6,929,522)	-	-
Other receivables	(1,334,172)	(183,086)	846,803
Other prepaid expenses	(26,679)	(124,653)	3,369
Other current assets	(714,642)	(125,910)	(1,726)
Accounts payable	2,115,350	506	395,482
Residuals payable	997,820	456,764	483,020
Processing liabilities	6,971,979	-	-
Prepaid income taxes	1,276,442	755,433	(229,334)
Contingent consideration paid in excess of acquisition date fair value	-	(255,518)	(495,047)
Accrued expenses	800,639	727,182	36,674
Deferred revenue	525,059	(150,387)	433,237
Net cash provided by operating activities	20,071,270	19,682,669	18,231,809

Investing activities
Change ISO advances	293,248	(264,573)	(2,050,362)
Purchases of property and equipment	(4,765,355)	(1,114,498)	(1,369,452)
Purchases of merchant portfolios and residual buyouts	(6,779,396)	(4,792,843)	(3,552,786)
Acquisitions, net of $1,345,370, - and - cash acquired	(22,654,630)	-	(1,120,000)
Consideration paid for service contracts	(200,000)	(100,000)	(300,000)
Advances to related parties	(437,480)	(706,000)	(3,025,000)
Additions to internally developed software	(2,627,132)	(3,019,956)	(2,899,347)
Net cash used in investing activities	(37,170,745)	(9,997,870)	(14,316,947)

Financing activities
Net change in settlement obligation	2,691,569	–	–
Borrowings on long-term debt	33,200,000	1,125,000	2,000,000
Payments on long-term debt	(10,000,000)	(9,000,000)	(2,000,000)
Purchase of treasury stock	(2,700,000)	–	(99,675)
Payment of contingent consideration	(3,675,000)	(909,075)	(4,188,361)
Net cash provided by (used in) financing activities	19,516,569	(8,784,075)	(4,288,036)

Net increase (decrease) in cash and cash equivalents	2,417,094	900,724	(373,174)
Cash and cash equivalents at beginning of year	1,157,567	256,843	630,017
Cash and cash equivalents at end of year	$3,574,661	$1,157,567	$256,843

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,142,310	$1,132,939	$1,245,424
Cash paid for income taxes, net of refunds	$294,599	$(9,545)	$1,020,602

Supplemental disclosure of non-cash investing and financing activity:
Change in ISO advances	$(207,291)	$(400,000)	$(1,813,333)
Purchases of merchant portfolios and residual buyouts	$207,291	$411,094	$2,432,172
Common stock issued for services	$-	$(11,094)	$(199,684)

The accompanying notes are an integral part of these consolidated financial statements.

F-33

FTS Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015

1. Company Description, Operations, and Basis of Presentation

Company Description and Operations

FTS Holding Corporation (“FTS”) is a holding company that does not have any operations or material assets other than the direct ownership of CardConnect, LLC (“CardConnect”). Prior to January 14, 2015, CardConnect’s legal name was Financial Transaction Services, LLC, which had been doing business as CardConnect since April 2013.

CardConnect, a Delaware limited liability company, is a provider of card-based payment processing services. CardConnect facilitates the exchange of information and funds between merchants’ and cardholders’ financial institutions by providing electronic payment processing services to merchants, including transaction authorization and electronic draft capture, transaction clearing and settlement, merchant accounting and support, and risk management. CardConnect also offers a broad range of technology solutions, including software, services and peripherals.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FTS Holding Corporation and its wholly owned subsidiary, CardConnect. All significant intercompany accounts and transactions have been eliminated in consolidation. Collectively, the consolidated group is referred to as “CardConnect.”

Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include, but are not limited to, the value of purchase consideration of acquisitions, goodwill and intangible asset impairment review, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of stock-based compensation and in the calculation of income taxes, and certain tax assets and liabilities as well as the related valuation allowances. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue

Card processing revenues are generated by CardConnect from fees charged to merchants for card-based processing services. Merchants are charged various rates, which are dependent upon various factors including the type of bankcard, card brand, merchant charge volume, the merchant’s industry and the merchant’s risk profile. Fees principally consist of discount fees, which are a percentage of the dollar amount of each credit or debit transaction and transaction fees, which are fixed per transaction. Card processing revenues are also derived from a variety of service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, and fees for other miscellaneous services, including handling chargebacks. Discount and other fees related to payment transactions are recognized as revenue at the time the merchants’ transactions are processed.

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Card processing revenues are recognized at the time merchant transactions are processed on a gross basis equal to the full amount of the discount charged to the merchant as CardConnect is the primary obligor and has latitude in establishing price. Interchange and pass-through includes interchange fees paid to card-issuing banks and assessments paid to payment card associations. Interchange fees are set by Visa and MasterCard based on transaction processing volume and are recognized at the time merchant transactions are processed.

Revenues from sales of CardConnect’s technology solutions are recognized when they are realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware, software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence (“VSOE”) of selling price, if available, third party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE or selling price nor TPE is available. CardConnect establishes ESP, based on the judgment of CardConnect’s management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, CardConnect determines allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.

In multiple element arrangements where more-than-incidental software deliverables are included, CardConnect applied the residual method to determine the amount of software license revenues to be recognized. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. CardConnect allocates the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by VSOE, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established. These amounts are included in deferred revenue in the consolidated balance sheets.

Cost of Services

Cost of services primarily consists of residual payments to independent sales organizations. The residual payments represent commissions paid to sales groups based upon a percentage of the net revenues generated from merchant referrals. Cost of services also includes merchant supplies and service expenses, bank processing costs and other third-party processing costs directly attributable to payment processing and related services to merchants.

Cash and Cash Equivalents

For purposes of reporting cash flows, CardConnect considers cash on hand, checking accounts, and savings accounts to be cash and cash equivalents. At times, the balances in these accounts may exceed federally insured limits. Cash equivalents are defined as financial instruments readily transferrable into cash with a maturity less than 90 days.

Restricted Cash

Restricted cash consists of processing-related cash collected from bankcard networks that has not been funded to CardConnect’s merchants and merchant deposits. Processing-related cash is generally paid to CardConnect’s merchants within two business days. Merchant deposits are funds held from merchants to offset potential chargebacks, adjustments, and fees. The timing of the payment of these fees is generally within one year.

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Accounts Receivable

Accounts receivable consists primarily of amounts due from merchants for discount fees net of interchange fees, monthly statement fees and other merchant revenue, as required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-20, Offsetting, on transactions processed during the month ending on the balance sheet date. In addition to receivables for transaction fees CardConnect charges its merchants for processing transactions, accounts receivable includes amounts resulting from CardConnect's practice of advancing interchange fees to most of its merchants during the month. Accounts receivable are typically received within 30 days following the end of each month. Accounts receivable also includes amounts due from sales of CardConnect’s technology solutions. Management has determined an allowance for doubtful accounts is not necessary as of December 31, 2015 and 2014.

Processing Assets

Processing assets consists of amounts due from the bankcard networks. These amounts are recovered the next business day following the date of processing the transaction.

Inventory

Inventory consists primarily of Point-of-Sale (“POS”) terminal equipment held for sale and is valued at the lower of cost or market price. Inventory was $993,595 and $222,529 at December 31, 2015 and 2014, respectively, and is included in other current assets on the consolidated balance sheets.

Property and Equipment

Expenditures for new long-lived assets and expenditures which extend the useful lives of existing long-lived assets are capitalized at cost. Property and equipment are recorded at cost less accumulated depreciation and are depreciated over the estimated useful lives of the assets using the straight-line method, except for leasehold improvements, which are depreciated over the shorter of the estimated useful lives of the assets or the lease term. CardConnect provides depreciation over the estimated useful lives of assets, principally using the straight-line method, as follows:

Furniture and fixtures	3 to 5 years
Computer hardware and software	3 to 5 years
Leasehold improvements	5 to 8 years
Equipment	5 to 6 years
Leasing equipment	5 years

Depreciation for tax purposes is provided using various accelerated methods. Fully depreciated assets are removed from the accounts when they are no longer in service.

Tenant improvement allowances are deferred and amortized on a straight-line basis over the life of the lease agreement as a reduction to rent expense. Repairs and maintenance, which do not extend the useful lives of the applicable assets, are charged to expense as incurred.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $54,364, $42,549 and $89,168 for the years ended December 31, 2015, 2014 and 2013, respectively.

Goodwill

Goodwill represents the excess of acquisition costs over the fair values of net assets acquired in business combinations. CardConnect applies the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (ASC 350) in accounting for its goodwill. CardConnect tests goodwill for impairment at least annually in the fourth quarter and between annual tests if an event occurs or changes in circumstances suggest a potential decline in the fair value of the reporting unit. A significant amount of judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others: a significant decline in expected future cash flows; a significant adverse change in in the business climate; unanticipated competition; and slower growth rates.

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CardConnect has the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors CardConnect considers in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of CardConnect’s reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, sustained decrease in our share price, and other relevant entity-specific events. If CardConnect determines not to perform the qualitative assessment or if it determines, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, then CardConnect performs a two-step quantitative test for that reporting unit. In the first step, the fair value of each reporting unit is compared to the reporting unit's carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit's goodwill is then compared to the actual carrying value of the goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized for the difference.

Significant estimates and assumptions are used in CardConnect's goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. CardConnect's assessment of qualitative factors involves significant judgments about expected future business performance and general market conditions. In a quantitative assessment, the fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses, and requires us to make estimates and assumptions regarding discount rates, growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.

CardConnect has determined that it has two reporting units, card processing services and technology solution services. As of December 31, 2015 and 2014, CardConnect performed a quantitative assessment for each of its reporting units. Based on the quantitative assessment of its reporting units, CardConnect determined that the goodwill for the reporting units was not impaired and no adjustment was necessary.

Intangible Assets

Intangible assets primarily include residual buyouts, employment agreements, merchant and agent relationships, a service contract, tradenames, internally developed software, and website development costs. Intangible assets, which have been acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. After the fair value of all separately identifiable assets has been estimated in a business combination, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

Residual buyouts represent the right to not have to pay a residual to an independent sales agent related to certain future transactions of the agent’s referred merchants. Residual buyout intangible assets are recorded at cost as of the date of acquisition. Employment agreements represent the estimated values of non-solicit and non-compete agreements entered into in business combinations. Trade name intangibles represent the estimated values of trade names acquired in business combinations. Merchant relationships represent the estimated values of card processing revenues acquired in business combinations. Agent relationships represent the estimated values of revenues to be generated from sales agents acquired in business combinations. Service contract intangibles primarily represent the estimated value of the amended and restated merchant processing agreement with First Data Merchant Services Corporation. Technology intangibles represent the estimated values of software, to be sold or licensed, acquired in business combinations.

F-37

CardConnect amortizes finite-lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of CardConnect’s customer-related intangible assets approximate the expected distribution of cash flows generated from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement. The assets are amortized over their estimated useful lives, which range from 1 to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets, to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include reductions in underlying operating cash flows or increases in attrition rates from estimates. To the extent the estimated cash flows exceed the carrying value, no impairment is necessary. If the estimated cash flows are less than the carrying value, an impairment charge is recorded. Refer to Note 5 for discussion of impairment recorded in 2015, 2014 and 2013.

CardConnect capitalizes software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. These costs include salaries and related employee benefits. Internally developed software and website development costs capitalized during 2015, 2014 and 2013 totaled $2,627,131, $3,019,956 and $2,899,347, respectively. Amortization of internally developed software and website development costs is recorded on a straight-line basis over an estimated useful life of three years. This useful life is consistent with the time period over which CardConnect believes it will obtain economic benefit for these assets. Amortization expense relating to these costs totaled $2,591,185, $1,798,432 and $846,417 in 2015, 2014 and 2013, respectively. The total unamortized development costs at December 31, 2015 and 2014 were $4,973,387 and $4,964,275, respectively.

Total intangible asset amortization expense was $19,175,055, $18,511,139 and $19,405,973 for the years ended December 31, 2015, 2014 and 2013, respectively.

Other Receivables

Other receivables are primarily loans to independent contractors or sales organizations who board merchants onto the CardConnect system in order to fund the growth of these contractors’ businesses. Amounts are payable with interest to CardConnect. The term of these loans normally does not exceed two years and the loan agreements typically include certain performance covenants. Under the terms of the agreements, CardConnect preserves the right to hold residual payments due to the contractors in the event that the covenants are not met. Based on the provisions of these arrangements and historical experience, no reserve has been recorded for uncollectible amounts.

Stock-Based Compensation

CardConnect accounts for grants of stock options to employees in accordance with ASC 718, Compensation – Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based payments issued to non-employees are recorded at their fair values, are revalued quarterly as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC 505, Equity.

The value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The option pricing model requires the input of highly subjective assumptions, including the grant date fair value of FTS stock, expected volatility and risk-free interest rates. To determine the grant date fair value of FTS stock CardConnect engages an outside consultant to prepare a valuation of the stock price on an annual basis, using information provided by CardConnect’s management and information obtained from private and public sources. When an observable transaction occurs near the grant date of an option award, such as the purchase of treasury stock, CardConnect will use the observable price to estimate the grant date fair value of the options. CardConnect uses an expected volatility based on the historical volatilities of a group of guideline companies and expected life of its stock options based on historical data. Stock based payments to non-employees are recognized at fair value on the date of grant and re-measured at each subsequent reporting date through the settlement of the instrument. The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates.

Income Taxes

CardConnect accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. CardConnect recognizes a valuation allowance if, based on the weight of available evidence regarding future taxable income, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

F-38

Regarding the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, CardConnect follows a two-step process prescribed by GAAP. The first step for evaluating a tax position involves determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefits as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. CardConnect classifies any interest and penalties on tax liabilities on the consolidated statements of income as components of other expenses.

Processing Liabilities

Processing liabilities primarily reflect the differences arising between the amounts CardConnect receives from the bankcard networks and the amounts funded to CardConnect’s merchants. Such differences arise from timing differences, merchant reserves and chargeback processing. Except for merchant reserves, the amounts are generally paid within two business days.

Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant’s services. These disputes may not be resolved in the merchant’s favor, and, in some cases, the transaction is “charged back” to the merchant. The purchase price is then refunded by the merchant to the cardholder through the respective card-issuing bank. However, in the case of merchant insolvency, bankruptcy or other nonpayment, CardConnect may be liable for any such charges disputed by cardholders. CardConnect maintains a deposit from certain merchants as an offset to potential contingent liabilities that are the responsibility of such merchants The merchant reserve balance as of December 31, 2015 and 2014 totaled $422,876 and $190,715, respectively.

Accounting for Preferred Stock

The Series A Convertible Preferred stock does not represent a legal obligation under which its holders have creditor rights in bankruptcy, and, as such, the instrument is not required to be classified as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. Accordingly, the preferred shares are reported as equity on the consolidated balance sheets and are deemed more akin to an equity host instrument.

Fair Value Measurements

CardConnect accounts for fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 –	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active exchange markets.

The carrying value of CardConnect’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, processing assets and liabilities, prepaid expenses, other assets, accounts payable, residuals payable, settlement obligation, accrued expenses, deferred revenue and contingent consideration approximated their fair values as of December 31, 2015 and 2014, because of the relatively short maturity dates on these instruments. The carrying amount of debt approximates fair value as of December 31, 2015 and 2014, because interest rates on these instruments approximate market interest rates.

F-39

The following table sets forth a summary of the change in fair value of CardConnect’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	December 31,
	2015	2014

Beginning balance	$-	$4,068,739
Change in fair value of contingent cash consideration, net	-	770,854
Contingent cash consideration paid	-	(1,164,593)
Transfers out of Level 3		(3,675,000)
Total	$-	$-

In 2014, CardConnect transferred the contingent cash consideration out of Level 3 as this was a contractually agreed upon amount and was paid in February, 2015.

Business Combinations

Business acquisitions have been recorded using the acquisition method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. After the purchase price has been allocated, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

The operating results of each acquisition are included in the consolidated statements of operations from the dates of each acquisition.

Related Parties

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-dealing markets may not exist. A description of related-party transactions are provided in Note 14.

Recent Accounting Pronouncements

In May 2014, the FASB issued guidance on revenue from contracts with customers, which requires an entity to recognize revenue from the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance addresses in particular contracts with more than one performance obligation as well as the accounting for certain costs to obtain or fulfill a contract with a customer and provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. On July 9, 2015, the FASB voted to approve a one-year deferral of the effective date. This made the new guidance effective December 15, 2017 for annual reporting periods beginning after that date. The FASB also approved early adoption of the standard, but not before the original effective date which was for reporting periods beginning after December 15, 2016. CardConnect has not yet selected a transition method and is currently assessing the impact the adoption of this guidance will have on CardConnect's financial position, results of operations and related disclosures.

In February 2015, the FASB issued amendments to the current consolidation guidance. The amendments affect both the variable interest entity and voting interest entity consolidation models. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. The new guidance is not expected to have a material impact on the CardConnect’s financial position, results of operations and related disclosures.

F-40

In April 2015, the FASB issued guidance on debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. In August 2015, the FASB issued updated guidance to clarify that an entity may elect to present debt issuance costs related to a line-of-credit arrangement as an asset, regardless of whether or not there are any outstanding borrowings on the line-of-credit arrangement. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance should be applied on a retrospective basis. The effect of this update is not expected to have a material effect on CardConnect’s financial position, results of operations and related disclosures.

In April 2015, the FASB issued guidance that defines specific criteria entities must apply to determine if a cloud computing arrangement includes an in-substance software license. The new guidance clarifies that software licenses included in a cloud computing software should be accounted for in the same manner as other software licenses. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2015. Early adoption is permitted. The new guidance can be applied on either a prospective or retrospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on CardConnect’s disclosures financial position, results of operations and related disclosures.

In July 2015, the FASB issued guidance to more clearly articulate the requirements for the subsequent measurement of inventory and related disclosures. The new guidance clarifies the basis for measuring inventory at the lower of cost and net realizable value. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance should be applied on a prospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on CardConnect’s financial position, results of operations and related disclosures.

In September 2015, the FASB issued guidance to simplify the accounting for measurement-period adjustments for business combinations. The new guidance eliminates the requirement to retrospectively account for adjustments made to provisional amounts recognized in a business combination. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2015. Early adoption is permitted. The new guidance should be applied on a prospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on CardConnect’s financial position, results of operations and related disclosures.

In November 2015, the FASB issued guidance to simplify the balance sheet classification of deferred taxes. The new guidance requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance can be applied on either a prospective or retrospective basis. CardConnect has elected to early adopt this guidance and apply it on a prospective basis in 2015. Adoption of this ASU resulted in a reclassification of our net current deferred tax asset to the net long-term deferred tax liability in our consolidated balance sheets as of December 31, 2015. No prior periods were retrospectively adjusted.

In February 2016, the FASB issued guidance that requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2018. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. CardConnect has not yet determined the effect of the adoption of this standard on CardConnect’s financial position, results of operations and related disclosures.

In March 2016, the FASB issued guidance that simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. CardConnect has not yet determined the effect of the adoption of this standard on CardConnect’s financial position, results of operations and related disclosures.

In March 2016, the FASB issued guidance that clarifies the principal versus agent implementation guidance in ASC 606 – Revenue from Contracts with Customers. This guidance clarifies the unit of account to be used in principal versus agent assessments and emphasizes that a principal obtains control of a good or service that it then transfers to the customer. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2017. Early adoption is permitted for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. CardConnect has not yet determined the effect of the adoption of this standard on CardConnect’s financial position, results of operations and related disclosures.

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3. Acquisitions

In the years ended December 31, 2015, 2014 and 2013, CardConnect acquired the following businesses and intangible assets described below:

Residual Buyouts

From time to time, CardConnect acquires future commission streams from new and existing sales agents in exchange for an up-front cash payment. For new sales agents, this results in an increase in overall gross volume to CardConnect, and new merchants from these agents which are boarded onto the CardConnect processing platforms. For existing sales agents, this results in an immediate increase in revenues as CardConnect acquires the future portfolio residual stream and is no longer required to compensate the agent on the acquired merchants. The residual buyouts are treated as asset acquisitions, resulting in recording a residual buyout intangible asset at cost on the date of acquisition. These assets are generally being amortized using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are expected to be utilized over their estimated useful lives of one to eight years. The weighted-average amortization period for all residual buyouts is four years. Acquisition costs related to these transactions, which are typically immaterial in nature, are expensed as incurred and recorded in general and administrative expenses.

A summary of residual buyouts for the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015	2014	2013

Cash payments	$6,779,396	$4,672,000	$3,636,354
Advance repayments	207,791	400,000	2,163,333
Contingent payments	-	120,844	81,098
Stock awards	-	11,094	199,687
Purchase price adjustments	-	-	(95,515)
Total consideration	$6,987,187	$5,203,938	$5,984,957

Business Combinations

Vanco Payment Solutions

On October 31, 2015, CardConnect purchased certain assets and assumed certain liabilities of Vanco Payment Solutions, Inc. (“Vanco”) for cash consideration of $24,000,000. FTS expensed $203,529 of acquisition costs associated with this transaction, which are recorded as general and administrative expense in the accompanying consolidated statement of operations for the year ended December 31.

The allocation of the Vanco purchase price and the estimated fair market values of the Vanco assets acquired and liabilities assumed are as follows:

Restricted cash	$1,345,370
Other receivables	25,241
Merchant relationships	8,820,000
Agent relationships	6,080,000
Noncompete agreements	340,000
Goodwill	8,760,000
Total assets acquired	$25,370,611

Processing liabilities	1,370,611
Net assets acquired	$24,000,000

The goodwill associated with the acquisition is deductible for tax purposes. The merchant relationship intangible asset has an estimated amortization period of seven years. The agent relationship intangible asset has an estimated amortization period of eleven years. The noncompete agreement has an estimated amortization period of five years. The weighted-average amortization period for all intangibles acquired is nine years.

The assets CardConnect purchased and liabilities assumed from Vanco do not represent a stand-alone entity.Vanco has never had separate audited financial statements prepared for these assets and liabilities, and distinct accounts needed to present the full financial statements of the portion of Vanco acquired by CardConnect have not been maintained. Therefore, CardConnect concluded it was impracticable to disclose pro forma revenue and earnings, in accordance with ASC 805, Business Combinations.

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Smartpay, LLC

On July 1, 2013, CardConnect acquired Smartpay, LLC for cash of $1,120,000. CardConnect expensed $192,546 of acquisition costs associated with this transaction, which are recorded as general and administrative expense in the accompanying consolidated statements of operations.

Intangible assets and goodwill related to the acquisition are as follows:

Technology	$833,300
Noncompete agreements	19,800
Nonsolicit agreements	9,800
Trade name	3,100
Goodwill	254,000
$1,120,000

The goodwill associated with the acquisition is deductible for tax purposes. The technology intangible asset has an estimated amortization period of seven years. The noncompete agreement has an estimated amortization period of three years. The nonsolicit agreement has an estimated amortization period of seven years. The trade name intangible has an estimated amortization period of eight years. The weighted-average amortization period for all intangibles acquired is seven years.

Marathon Solutions, Inc.

On July 13, 2012, CardConnect acquired Marathon Solutions, Inc. The transaction included contingent consideration with an estimated fair value of $4,188,361 which was accrued on the acquisition date and is payable based upon operational performance during the first, second and third 12 month periods after closing. In 2013, CardConnect paid $4,683,409 in contingent consideration, of which $495,048 is included in operating expenses on the consolidated statements of earnings. On September 19, 2013, the asset purchase agreement was amended, which modified the terms of the potential contingent consideration to be paid in 2014 and 2015. As a result, CardConnect accrued a contingent liability, which was included in operating expenses on the consolidated statements of income, with an estimated fair value of $2,476,410 on the amendment date. In 2014, CardConnect paid $255,518 in contingent consideration. On December 1, 2014, the asset purchase agreement was amended, which eliminated the potential contingent consideration for the third 12 month period after closing. As a result, CardConnect reduced its contingent liability by $2,220,892, which is included in operating expenses on the consolidated statements of operations.

Dependable Payment Processing, Inc. / Discount Payment Processing, Inc.

On November 26, 2012, CardConnect acquired Dependable Payment Processing, Inc. and Discount Payment Processing, Inc (collectively, “DPP”). The transaction included contingent consideration with an estimated fair value of $4,588,337, which was accrued on the acquisition date and payable based upon operational performance during the first and second 12 month periods after closing. At December 31, 2013, CardConnect re-evaluated the expected operational performance of DPP and, as a result, reduced its contingent liability by $2,996,008, which is included in operating expenses on the consolidated statements of earnings. In 2014, CardConnect paid $909,075 in contingent consideration earned for the first 12 month period after closing. In 2014, contingent consideration of $3,675,000 was earned for the second 12 month period after closing, of which $2,991,747 is included in operating expenses on the consolidated statements of operations. The contingent consideration was paid in February, 2015.

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4. Property and Equipment

A summary of property and equipment, net as of December 31, 2015 and 2014 is as follows:

	December 31,
	2015	2014

Leasehold improvements	$3,195,291	$573,350
Equipment	409,601	160,106
Leasing equipment	777,804	773,187
Computer hardware and software	3,140,243	2,004,802
Furniture and fixtures	1,573,542	819,681
	9,096,481	4,331,126
Less accumulated depreciation	(2,987,472)	(1,799,905)
Total property and equipment, net	$6,109,009	$2,531,221

Depreciation expense was $1,187,567, $870,136 and $684,188 for the years ended December 31, 2015, 2014 and 2013, respectively.

5. Intangible Assets and Goodwill

Intangible assets and goodwill consisted of the following as of December 31, 2015:

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
Finite-lived intangible assets:
Residual buyouts	$37,703,359	$(25,017,382)	$12,685,977	1 to 14 years – proportional cash flow
Employment agreement	5,815,000	(4,002,952)	1,812,048	1 to 7 years – proportional cash flow
Trade name	1,079,100	(940,787)	138,313	6 years – proportional cash flow
Merchant relationships	34,863,500	(19,046,022)	15,817,478	6 to 7 years – proportional cash flow
Agent relationships	28,835,000	(9,367,772)	19,467,228	11 years – proportional cash flow
Service contract	18,600,000	(12,009,413)	6,590,587	1 to 5 years – proportional cash flow
Internally developed software	8,122,872	(3,247,935)	4,874,937	1 to 4 years – straight line
Technology	2,881,700	(1,352,886)	1,528,814	5 to 7 years – proportional cash flow
Website development	547,008	(448,558)	98,450	3 years – straight line
Total finite-lived intangible assets	138,447,539	(75,433,707)	63,013,832

Indefinite-lived intangible assets:	40,241,161	-	40,241,161
Goodwill
Total identifiable intangible assets and goodwill	$178,688,700	$(75,433,707)	$103,254,993

Refer to Note 2 for discussion of the amortization method of finite-lived intangible assets.

Intangible assets and goodwill consisted of the following as of December 31, 2014:

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
Finite-lived intangible assets:
Residual buyouts	$30,716,172	$(19,464,088)	$11,252,084	2 to 8 years – proportional cash flow
Employment agreement	5,475,000	(2,394,025)	3,080,975	2 to 8 years – proportional cash flow
Trade name	1,079,100	(904,559)	174,541	7 years – proportional cash flow
Merchant relationships	26,043,500	(15,305,958)	10,737,542	7 years – proportional cash flow
Agent relationships	22,755,000	(6,664,504)	16,090,496	12 years – proportional cash flow
Service contract	18,400,000	(9,504,563)	8,895,437	2 to 6 years – proportional cash flow
Internally developed software	6,818,160	(2,116,555)	4,701,605	1 to 4 years – straight line
Technology	2,881,700	(915,734)	1,965,966	6 to 8 years – proportional cash flow
Website development	491,958	(229,288)	262,670	3 years – straight line
Total finite-lived intangible assets	114,660,590	(57,499,274)	57,161,316

Indefinite-lived intangible assets:
Goodwill	31,481,161	-	31,481,161
Total identifiable intangible assets and goodwill	$146,141,751	$(57,499,274)	$88,642,477

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At December 31, 2015, 2014 and 2013, CardConnect evaluated the expected remaining cash flows of the residual buyouts and recorded an impairment of $0, $25,730 and $1,095,004, respectively. The impairment is recorded as amortization expense in the consolidated statements of operations.

At December 31, 2015, the estimated future amortization expense of aggregate finite-lived intangible assets is as follows:

Years ending December 31:
2016	$19,965,784
2017	13,619,625
2018	9,614,423
2019	5,985,262
2020	3,960,064
Thereafter	9,868,674
$63,013,832

The change in the carrying amount of goodwill for the years ended December 31, 2015, 2014 and 2013, is as follows:

Balance at January 1, 2013	$31,227,161
Acquisitions	254,000
Balance at December 31, 2013	31,481,161
Acquisitions	-
Balance at December 31, 2014	31,481,161
Acquisitions	8,760,000
Balance at December 31, 2014	$40,241,161

6. Borrowings

Borrowings at December 31, 2015 and 2014, were as follows:

	Weighted-Average		December 31,
	Interest Rate	Maturity	2015	2014
Credit facility:
Revolving credit facility	2.42%	8/30/2017	$59,964,989	$36,764,989
Less current portion			–	–
Total long-term debt			$59,964,989	$36,764,989

On July 12, 2012, CardConnect entered into a credit agreement with two financial institutions that provided a revolving credit facility with maximum borrowings of $50,000,000. The revolving credit facility includes a $1 million sublimit for the issuance of standby letters of credit and a $5 million sublimit for swingline loans. On August 29, 2014, CardConnect amended its credit agreement to increase the maximum borrowing under its revolving credit facility to $65,000,000 and extend the maturity date to August 30, 2017. The amendment also modified the terms of certain covenants.

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Borrowings under the revolving credit facility bear an interest rate equal to the BBA LIBOR Daily Floating Rate plus an applicable margin ranging from 200 to 275 basis points. Borrowings under the swingline loans bear an interest rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the BBA LIBOR Daily Floating Rate plus 1.00%, plus an applicable margin ranging from 100 to 175 basis points. The applicable margin for both the revolving credit facility and the swingline loans is predicated on the credit agreement’s leverage covenant.

At December 31, 2015, CardConnect had two outstanding standby letters of credit totaling $134,443, which were issued in connection with two of CardConnect’s lease agreements.

▪	Covenants

Pursuant to its revolving credit agreement, FTS is required to comply with certain financial covenants, including a maximum Leverage Ratio of 2.5 to 1 and a Fixed Charge Coverage Ratio of not less than 1.3 to 1 (each as defined in the credit agreement), and capital expenditures may not exceed $2,000,000. FTS was in compliance with these financial covenants at December 31, 2015, except that capital expenditures exceeded $2,000,000, and CardConnect obtained a waiver letter from the lenders under the credit facility. CardConnect’s debt covenants also require CardConnect to provide audited financials to the lenders under the credit facility by June 14 of each calendar year.

7. Stock Options

On September 15, 2010, the Board of Directors approved the FTS Holding Corporation 2010 Stock Option Plan (the “Plan”). All employees and directors of CardConnect or any affiliate that the Board, in its sole discretion, may designate from time to time are eligible to participate in the Plan. Under the Plan, FTS may issue up to 5,200,000 shares. The exercise price of each option is determined by the Board of Directors and must be equal to or greater than the fair market value of FTS’s common stock on the grant date. Options to purchase shares vest and become exercisable at such time or times and/or upon the occurrence of such events as may be determined by the Board. No option will be exercisable after the expiration of ten years or, in certain cases, five years from the date of grant.

The weighted-average assumptions used and fair value of options are as follows:

	December 31,
	2015	2014	2013

Risk-free interest rate	1.56%	1.78%	1.55%
Expected dividend yield	–	–	–
Expected volatility	36.1	42.1	42.0
Expected life in years	6.25	6.25	6.25
Fair value	$4.29	$2.75	$2.01

As of December 31, 2015, options to purchase 4,189,036 shares were vested and exercisable and had a weighted-average exercise price of $3.55, a weighted-average remaining contractual term of six years, and an aggregate intrinsic value of $21,319,175. As of December 31, 2015 and 2014, there was $3,056,081 and $2,956,322, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. Those costs are expected to be recognized over a weighted-average period of three years.

Compensation costs recognized during the years ended December 31, 2015, 2014 and 2013, totaled $1,886,523, $1,907,702 and $1,563,124, respectively.

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Stock option activity in the Plan during 2013, 2014 and 2015 was as follows :

	Options	Weighted-Average Exercise Price	Weighted-Average Contractual Term

Outstanding at January 1, 2013	3,881,500	$3.47	8.55
Granted	848,500	4.69	9.83
Forfeited	(32,500)	4.52	–
Outstanding at December 31, 2013	4,697,500	$3.66	7.92
Granted	270,000	4.84	9.87
Forfeited	(37,000)	4.55	–
Outstanding at December 31, 2014	4,930,500	3.72	7.17
Granted	370,500	5.70	9.75
Forfeited	(101,000)	4.73	–
Outstanding at December 31, 2015	5,200,000	$3.84	6.28

Exercisable at December 31, 2015	4,189,036	$3.55	5.76

As of December 31, 2015, options outstanding had an aggregate intrinsic value of $24,961,224.

Activity in the Plan’s non-vested shares as of December 31, 2013, 2014 and 2015 was as follows:

Non-vested Shares	Options	Weighted-Average Grant Date Fair Value

Non-vested at December 31, 2012	2,796,525	$1.66
Granted	848,500	2.01
Vested	(1,372,082)	1.57
Forfeited	(32,500)	1.98
Non-vested at December 31, 2013	2,240,443	1.85
Granted	270,000	2.75
Vested	(1,031,445)	1.77
Forfeited	(37,000)	1.99
Non-vested at December 31, 2014	1,441,998	2.20
Granted	370,500	4.29
Vested	(700,534)	2.42
Forfeited	(101,000)	5.06
Non-vested at December 31, 2015	1,010,964	$3.09

8. Defined Contribution Plan

CardConnect established a defined contribution savings plan covering substantially all of CardConnect’s employees. The plan provides tax-deferred amounts for each participant, consisting of employee elective contributions, employer matching and discretionary employer contributions. Total expense recognized in connection the plan for the years ended December 31, 2015, 2014 and 2013 was $320,120, $350,519 and $206,753, respectively, and is included in general and administrative expenses in the consolidated statements of operations.

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9. Preferred Stock

FTS’s Articles of Incorporation authorized the issuance of 20,365,000 shares of $.0001 par value Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive dividends, as and if declared by the Board of Directors. Dividends on each share of the Series A Convertible Preferred Stock accrue on a daily basis at an annual rate of 8%, compounded and accumulated quarterly from the date of issuance, on the Series A liquidation value plus all accumulated and unpaid dividends. The amount of cumulative preferred dividends in arrears at December 31, 2015 totaled $22,085,999.

The Series A Convertible Preferred Stock is convertible into common stock. The conversion rate is determined by multiplying the number of shares to be converted by the Series A liquidation value ($2.387) and dividing that result by the Series A conversion price then in effect determined in accordance with FTS’s Articles of Incorporation.

In the event of the liquidation or dissolution of CardConnect, the holders of the Series A Convertible Preferred Stock are entitled to receive an amount in cash equal to the greater of (a) the sum of the Series A liquidation value of all shares of Series A Convertible Preferred Stock plus all accrued and unpaid dividends, whether or not declared, and (b) the amount such holder would be entitled to receive upon liquidation, dissolution, or winding up of CardConnect if all outstanding shares of Series A Convertible Preferred Stock were converted into common stock immediately prior to such liquidation event.

If upon a liquidation event the assets of CardConnect available for distribution are insufficient to pay the holders of the Series A Convertible Preferred Stock the full amount as to which they are entitled, then the entire assets available to be distributed to the holders of the Series A Convertible Preferred Stock and the holders of common stock shall be distributed ratably to all holders of Series A Convertible Preferred Stock prior to any distributions to common stockholders.

10. Treasury Stock

During 2015, CardConnect purchased 540,000 outstanding shares of common stock from a related party for $2,700,000 (see Note 14). During 2013, CardConnect purchased 19,157 outstanding shares of common stock from a former employee for $99,675. The transactions were accounted for under the cost method.

11. Income Taxes

The provision for income taxes and liabilities for the years ended December 31, 2015 and 2014, included the following:

	2015	2014
Current:
Federal	$1,428,089	$622,633
State	256,845	87,055
Total current	1,684,934	709,688

Deferred:
Federal	(238,993)	7,202,253
State	(62,164)	686,554
Total deferred	(301,157)	7,888,807
Total	$1,383,777	$8,598,495

F-48

A reconciliation of U.S. income tax computed at the statutory rate and to the effective tax rate for the year ended December 31, 2015, is as follows:

Statutory rate:	34.00%
Increase (decrease) in taxes resulting from the following:
State income taxes net of federal tax benefit	2.48
Tax credits	(4.43)
Liability for unrecognized tax benefits	2.93
Nondeductible expenses and other	1.27
Valuation allowance	16.69
Other	1.19
Total	54.13%

The net deferred tax liability was comprised of the following at December 31, 2015 and 2014:

	2015	2014
Deferred tax assets:
Finite-lived intangible assets	$9,138,653	$8,261,803
Indefinite-lived intangible assets	575,661	1,638,564
Stock-based compensation	2,711,579	2,011,047
Reserves and other accrued expenses	708,768	681,517
Other	69,333	41,442
Gross deferred tax assets	13,203,994	12,634,373
Valuation allowance	(10,458,857)	(10,032,291)

Deferred tax liabilities:
Finite-lived intangible assets	(1,857,212)	(1,854,751)
Indefinite-lived intangible assets	(1,787,215)	(2,088,374)
Depreciation	(887,926)	(747,330)
Gross deferred tax liabilities	(4,532,353)	(4,690,455)
Net deferred tax liability	$(1,787,216)	$(2,088,373)

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2015 and 2014, a valuation allowance of $10,458,857 and $10,032,291, respectively, has been recorded.

CardConnect accounts for income taxes in accordance with FASB ASC 740, Income Taxes. FASB ASC 740 clarifies the accounting and reporting for uncertainties in income tax law by prescribing a comprehensive model for the financial statement recognition, measurement, presentations, and disclosure for uncertain tax positions taken or expected to be taken in income tax returns.

The liability for total gross unrecognized tax benefits was $221,584, $116,258 and $94,591 of which $144,029, $75,568 and $61,484 as of December 31, 2015, 2014 and 2013, respectively, would affect CardConnect's effective tax rate. CardConnect does not expect any significant changes within the next twelve months in its unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2015, 2014, and 2013 is as follows:

	December 31,
	2015	2014	2013

Beginning of year balance	$116,258	$94,591	$–
Increases in prior period tax positions	–	–	–
Decreases in prior period tax positions	(3,213)	(32,413)	–
Increases in current period tax positions	108,539	54,080	94,591
Decreases relating to settlements	–	–	–
Decreases relating to statutes of limitations	–	–	–
End of year balance	$221,584	$116,258	$94,591

F-49

CardConnect records interest as a component of income tax expense. CardConnect's income tax provision included $6,379 of expense (net of a federal tax benefit of $3,796), $3,505 of expense (net of a federal tax benefit of $2,091) and $0 of expense (net of a federal tax benefit of $0) related to interest for the years ended December 31, 2015, 2014 and 2013, respectively. Such expense brought the balance of accrued interest to $15,771, $5,596 and $0 at December 31, 2015, 2014 and 2013, respectively. The statute of limitations for CardConnect’s income tax returns is generally three years and CardConnect’s income tax returns are closed to examination through 2011.

12. Lease Obligations

CardConnect leases office equipment and office space under operating agreements expiring through 2023. Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement. Substantially all of the leases require CardConnect to pay maintenance, insurance, and property taxes. Future minimum lease payments for all non-cancelable leases as of December 31, 2015 were as follows:

Years ending December 31:
2016	$1,801,224
2017	1,766,850
2018	1,740,587
2019	1,647,248
2020	1,620,416
Thereafter	5,099,290
$13,675,615

Rental expense charged to operations for leased facilities and office equipment was $1,885,091, $1,823,798 and $977,238 for the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, minimum rentals to be received in the future under non-cancelable subleases were $4,158,177.

CardConnect vacated its leased premises at Canonsburg, PA on February 14, 2014, in connection with the transition, employment and general release agreement disclosed in Note 14. CardConnect accounted for its “Cease-Use Liability” in accordance with ASC 420 - Exit or Disposal Cost Obligations.

13. Commitments and Contingencies

CardConnect is party to a contract with First Data Merchant Services Corporation (“FDMS”), under which FDMS provides services related to transaction processing and transmittal, transaction authorization, and data capture and access to reporting tools. The contract expires on December 31, 2021, with successive renewal options of two years. CardConnect is required to pay minimum services fees equal to 70% of the prior year’s services fees paid to FDMS. The minimum services fees to be paid to FDMS in 2016 is $8,725,735. Approximately 98% of CardConnect’s revenues are processed by FDMS.

CardConnect is party to a contract with TSYS Acquiring Solutions, LLC (“TSYS”), under which TSYS provides merchant authorization, accounting and clearing services. The contract expires on October 31, 2020, with successive renewal options of two years. CardConnect is required to pay minimum services fees each month of the contract equal to the greater of the contractually agreed upon amount for each processing year or 70% of the average monthly volume over the last three months of the prior processing year. The minimum services fees to be paid to TSYS in 2016, 2017, 2018, 2019 and 2020 are $1,209,477, $1,220,000, $1,350,000, $1,550,000 and $1,500,000, respectively. In consideration of CardConnect executing the contract, TSYS provided CardConnect with a one-time signing incentive in the amount of $250,000. CardConnect amortizes the signing incentive as a reduction of cost of services over the contract term of five years.

CardConnect is involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business. CardConnect has considered all such ordinary course legal proceedings in formulating its disclosures and assessments. In the opinion of CardConnect, based on consultations with outside counsel, material losses are not considered reasonably possible in connection with these ordinary course legal proceedings.

F-50

14. Related-Party Transactions

On February 14, 2014, CardConnect entered into a transition, employment and general release agreement with its then Chief Executive Officer (the “Executive”). Under the terms of the agreement, the Executive resigned his positions as Chief Executive Officer of FTS Holding Corporation and Financial Transaction Services, LLC, and was appointed Non-Executive Chairman of the Board of FTS Holding Corporation. CardConnect and the Executive entered into an amended and restated employment agreement where the Executive’s employment was transferred from Financial Transaction Services, LLC to FTS Holding Corporation for consideration of $1,000,000, which was paid in February, 2014. The Executive received additional payments of $500,000 each in June and September, 2014, and a payment of $950,000 in December, 2014. CardConnect was also required to make donations to two organizations, totaling $250,000, which were paid in January, 2014.

On March 21, 2013, the Executive was provided a line of credit by CardConnect in the amount of $1.5 million. The line of credit has a maturity date of (i) the earlier of March 31, 2018, and (ii) the date of sale of CardConnect. The line of credit is subject to an interest rate of the greater of 2.0% or an applicable federal rate. On June 18, 2013, the line of credit provided to the Executive was amended to increase the principal amount to $1.7 million. On September 25, 2013, CardConnect provided a non-negotiable promissory note to the Executive in the amount $2,000,000. The note had an original maturity date of the earlier of (i) three business days prior to the date CardConnect sells all or substantially all of its assets, merges or is otherwise acquired or (ii) June 30, 2015. In connection with the transition, employment and general release agreement, the maturity date was amended to the earlier of (i) the date CardConnect sells all or substantially all of its assets, merges or is otherwise acquired and (ii) March 31, 2018.

On February 26 2015, CardConnect purchased 540,000 outstanding shares of common stock from the Executive for $2,700,000.

On May 9, 2013, the then President, and current Chief Executive Officer (the “CEO”), of CardConnect was provided a non-negotiable promissory note by CardConnect in the amount of $500,000. The note has a maturity date of (i) the earlier of March 31, 2018, and (ii) the date of sale of CardConnect. The note is subject to an interest rate of the greater of 2.0% or an applicable federal rate. On June 12, 2013, the note was amended to increase the principal amount to $650,000. On July 7, 2014, the note was amended to increase the principal amount to $950,000. On June 11, 2015, the note was amended to increase the principal amount to $1,250,000.

As of December 31, 2015 and 2014, the outstanding principal balance of these loans was $3,700,000 and $3,375,000, respectively, and is classified as related-party receivables on the consolidated balance sheets.

On October 13, 2014, CardConnect entered into an independent contractor agreement with a sales agent who is a related party. In connection with the agreement, CardConnect provided a $200,000 revolving line of credit note to the sales agent. The sales agent may draw down a maximum of $15,000 per month for the time period of 12 months after the effective date. The note matures in November, 2018, and is subject to an interest rate of 5.0%, which begins accruing one year after the effective date of the note. Payments commence 25 months after the effective date of the note and the outstanding balance will be paid in 24 monthly installments. If certain performance targets are met within 24 months of the effective date, either 50% or 100% of the outstanding loan balance shall be forgiven. As of December 31, 2015 and 2014, the outstanding loan balance was $170,000 and $25,000, respectively.

On January 16, 2013, CardConnect entered into an independent contractor agreement with a sales agent who is a related party. In connection with the agreement, CardConnect provided a $250,000 revolving line of credit note to the sales agent. The note matures in August, 2016, and is subject to an interest rate of 5.0%, which begins accruing one year after the effective date of the note. Payments commence 19 months after the effective date of the note and the outstanding balance will be paid in 24 monthly installments. If certain performance targets are met, either 50% or 100% of the outstanding loan balance shall be forgiven. On May 9, 2014, the note was amended to extend the repayment to 25 months after the effective date of the original note. As of December 31, 2014, the outstanding loan balance was $237,693 and CardConnect accrued a reserve of $125,000 as the sales agent was expected to achieve the performance target to forgive 50% of the outstanding balance. During 2015, $125,000 of the outstanding balance was forgiven and the remaining balance was repaid, primarily through a residual buyout. During 2015, CardConnect entered into residual buyout agreements with the independent contractor. Total consideration under these agreements was $560,000, of which $352,209 was paid in cash to the independent contractor and $207,791 repaid all outstanding loan balances.

F-51

In connection with CardConnect relocating its corporate headquarters during 2012, CardConnect provided certain employees with loans to assist with the purchase of new residences. Interest on the loans accrues semi-annually on the unpaid principal balance at the then-applicable Federal Short-Term Rate. The loans are being forgiven by CardConnect in 36 equal monthly installments beginning the first month following the funding date. If CardConnect terminates the employee without cause, then the outstanding principal amount and any unpaid interest accrued will be forgiven. If CardConnect terminates the employee with cause, or the employee voluntarily terminates his/her employment, then the outstanding principal amount and any unpaid interest accrued shall become due immediately. As of December 31, 2015 and 2014, the outstanding principal balance of these loans was $116,887 and $269,470, respectively, and is classified as related-party receivables on the consolidated balance sheets. The balance of relocation loans forgiven was $152,583, $331,550 and $393,601 for the years ended December 31, 2015, 2014 and 2013, respectively. No relocation loans were provided to CardConnect employees during 2015 and 2014.

On March 6, 2012, CardConnect entered into Management Carve-Out Agreements with certain of its executive officers providing for payments to such executives upon a change in control. Pursuant to the agreement, CardConnect’s CEO, Chief Operating Officer, Executive Vice President of Sales and a CardConnect director will receive $1,250,000, $329,150, $254,240 and $5,505,000, respectively, upon closing of the Merger disclosed in Note 15.

CardConnect relies on Trustwave Holdings, Inc. (“Trustwave”) to provide certain PCI compliance services. A non-executive director of FTS is also a non-executive director of Trustwave. For the years ended December 31, 2015, 2014 and 2013, CardConnect recorded expenses of $647,302, $632,626 and $456,056, respectively, for these services. At December 31, 2015 and 2014, amounts due to Trustwave totaled $128,655 and $50,916, respectively.

15. Subsequent Events

Management’s practice is to evaluate subsequent events through the date for which their approval regarding issuance of the consolidated financial statements is granted.

On March 7, 2016, CardConnect entered into an Agreement and Plan of Merger (the "Merger Agreement") with FinTech Acquisition Corp. (the "Company") and FinTech Merger Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), which provides for the acquisition of CardConnect by the Company pursuant to the proposed merger of CardConnect with and into Merger Sub (the "Merger"). As a result of the Merger, (i) each outstanding share of FTS Series A Preferred Stock ("FTS Series A Stock") and each outstanding share of FTS common stock ("FTS Common Stock") will convert into the right to receive a combination of cash and shares of the Company's common stock ("Company Common Stock"), and (ii) a portion of outstanding options to purchase shares of FTS Common Stock ("FTS Options") will be cancelled in exchange for the right to receive a cash payment, and the remaining outstanding FTS Options shall be converted into options to receive Company Common Stock, in each case as calculated pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, the aggregate consideration to be paid to FTS equity holders will consist of an amount in cash equal to $180,000,000 plus the amount of Excess Cash (as defined in the Merger Agreement) and $170,000,000 in shares of Company Common Stock, subject to adjustment in accordance with the terms of the Merger Agreement.

Subsequent events were evaluated through May 4, 2016, which is the date the consolidated financial statements were available to be issued.

16. Segment

CardConnect's core business is providing Merchant Acquiring Services to Small and Medium sized Businesses ("SMB"). CardConnect also provides services to larger Enterprise customers that primarily utilize sophisticated Enterprise Resource Planning ("ERP") systems to manage their business. These services are primarily ERP integration services utilizing our secure hosted payment gateway, and may also include secure, point-to-point encryption ("P2PE") payment terminals and acceptance devices. CardConnect also provides Merchant Acquiring services to certain of its Enterprise customers. Merchant Acquiring services provided to both SMB and Enterprise customers are aggregated for financial reporting purposes in the Merchant Acquiring segment, as they both provide processing services related to bankcard transactions, exhibit similar economic characteristics, and share the same systems to provide services. The Enterprise Services business activity does not meet applicable materiality thresholds for separate segment disclosure but is included as the primary component of an "all other" category under GAAP as set forth below. The other category also includes corporate overhead expenses and non-recurring changes unrelated to Merchant Acquiring Services and Enterprise Services.

	Year Ended December 31,
	2015	2014	2013
Revenue
Merchant Acquiring Services	$453,286,973	$387,329,552	$347,245,142
Other	5,360,967	2,655,221	1,659,584
	$458,647,940	$389,984,773	$348,904,726

Income / (loss) from operations
Merchant Acquiring Services	$6,398,571	$3,767,650	$601,439
Other	(2,557,038)	(5,880,906)	(2,589,014)
	$3,841,533	$(2,113,256)	$(1,987,575)

Cost of services (exclusive of depreciation and amortization)
Merchant Acquiring Services	$69,156,607	$62,144,357	$58,809,717
Other	1,915,772	128,950	266,265
	$71,072,379	$62,273,307	$59,075,982

General and administrative
Merchant Acquiring Services	$19,815,058	$18,018,744	$16,800,336
Other	5,551,026	7,951,314	3,765,424
	25,366,084	25,970,058	20,565,760

Amortization expense
Merchant Acquiring Services	$18,945,882	$18,315,386	$19,368,987
Other	229,086	229,086	36,986
	$19,174,968	$18,544,472	$19,405,973
Interest expense, net
Merchant Acquiring Services	$1,203,948	$1,153,448	$1,304,160
Other	-	-	-
	$1,203,948	$1,153,448	$1,304,160

	As of December 31,
	2015	2014
Assets
Merchant Acquiring Services	$140,164,642	$105,267,315
Other	5,746,976	5,700,176
	$145,911,618	$110,967,491

F-52

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides for that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

The consolidated financial statements of FinTech Acquisition Corp. as of December 31, 2014 and 2015, and for the each of the years ended October 31, 2014 and 2015 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of FTS Holding Corporation as of December 31, 2014 and 2015, and for each of the years ended December 31, 2013, 2014 and 2015 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to the registration statement, which index to exhibits is incorporated herein by reference.

II-1

EXHIBIT INDEX

Exhibit No.	Description

2.1(a)	Agreement and Plan of Merger, dated March 7, 2016, between the Company, FinTech Merger Sub, Inc. and FTS Holding Corporation (included as Annex A to the proxy statement/prospectus).

2.1(b)	Amendment No. 1, dated June 24, 2016, to Agreement and Plan of Merger, dated March 7, 2016, among the Company, FinTech Merger Sub, Inc. and FTS Holding Corporation

3.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 12, 2015. (1)

3.2	Form of Second Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus).

3.3	Amended and Restated Bylaws. (1)

3.4	Form of Second Amended and Restated Bylaws. (1)

4.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.

4.1	Specimen Unit Certificate. (1)

4.2	Specimen Common Stock Certificate. (1)

4.3	Specimen Warrant Certificate (included in Exhibit 4.4).

4.4	Warrant Agreement, dated February 12, 2015, between Continental Stock Transfer & Trust Company and the Company. (1)

5.1	Opinion of Ledgewood P.C. (1)

8.1	Opinion of Ledgewood P.C. regarding tax matters(1)

10.1	Letter Agreement, dated February 12, 2015, by and between the Company and Cantor Fitzgerald & Co. (1)

10.2	Letter Agreement, dated February 12, 2015, by and among the Company and certain security holders, officers and directors of the Company. (1)

10.3	Investment Management Trust Account Agreement, dated February 12, 2015, between Continental Stock Transfer & Trust Company and the Company. (1)

10.4	Registration Rights Agreement, dated February 12, 2015, between the Company and certain security holders. (1)

10.5	Loan Commitment Agreement, dated February 12, 2015, by and between the Company and FinTech Investor Holdings, LLC. (1)

10.6	Promissory Note between the Company and FinTech Investor Holdings, LLC. (1)

10.7	Form of Indemnity Agreement. (1)

10.8	Amended and Restated Placement Unit Subscription Agreement dated January 12, 2015 with Cantor Fitzgerald & Co. (1)

10.9	Amended and Restated Placement Unit Subscription Agreement dated January 12, 2015 with FinTech Investor Holdings, LLC. (1)

10.10	Promissory Note for loan to FinTech Investor Holdings, LLC. (1)

10.11	Form of Voting Agreement by and among the Company, certain stockholders of the Company and certain stockholders of CardConnect (included in Annex A to the proxy statement/prospectus)

II-2

10.12	Form of Letter Agreement by and among the Company, certain stockholders of the Company and stockholders of CardConnect (included in Annex A to the proxy statement/prospectus)

10.13	Form of Registration Rights Agreement by and among the Company and certain stockholders of CardConnect (included in Annex A to the proxy statement/prospectus)

10.14	Form of Amended and Restated Employment Agreement with Jeffrey Shanahan (1)

10.15	Form of Amended and Restated Employment Agreement with Charles Bernicker (1)

10.16	Form of Amended and Restated Employment Agreement with Patrick Shanahan (1)

10.17	Form of Amended and Restated Employment Agreement with Robert Nathan (1)

10.18	Form of Employment Agreement with Angelo Grecco (1)

10.19	Form of Amended and Restated Employment Agreement with Abraham Marciano (1)

10.20	Form of CardConnect Corp. 2016 Omnibus Equity Incentive Plan (included as Annex D to the proxy statement/prospectus)

10.21	Securities Purchase Agreement, dated June 23, 2016, between the Company and Falcon Strategic Partners V, LP

14.1	Code of Business Conduct and Ethics. (1)

21.1	Subsidiaries of the Registrant (1)

23.1	Consent of Marcum LLP

23.2	Consent of Ledgewood P.C. (included in Exhibit 5.1)

23.3	Consent of BTIG, LLC

24.1	Power of Attorney (included on the signature page to the initial filing of the Registration Statement)

99.1	Audit Committee Charter (1)

99.2	Compensation Committee Charter

99.3	Form of Nominating and Corporate Governance Committee Charter (included as Annex E to the proxy statement/prospectus)

99.4	Form of Proxy Card (1)

(1)      Previously filed

*        To be filed by amendment

II-3

Item 22.	Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-4

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of June, 2016.

FINTECH ACQUISITION CORP.

By:	/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer, President and Director
(Principal Executive Officer)

FINTECH ACQUISITION CORP.

By:	/s/ James J. McEntee, III
James J. McEntee, III
Chief Financial Officer and Chief Operating Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Daniel G. Cohen	President, Chief Executive Officer and Director	June 24, 2016
Daniel G. Cohen	(Principal Executive Officer)

/s/ James J. McEntee, III	Chief Financial Officer and Chief Operating Officer	June 24, 2016
James J. McEntee, III	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	June 24, 2016
Betsy Z. Cohen

*	Director	June 24, 2016
Walter T. Beach

*	Director	June 24, 2016
William Lamb

*	Director	June 24, 2016
Shami Patel

* By:	/s/ James J. McEntee, III	Attorney-in-fact	June 24, 2016
James J. McEntee, III

II-6

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FINTECH ACQUISITION CORP.,

FINTECH MERGER SUB, INC.,

and

FTS HOLDING CORPORATION

Dated as of March 7, 2016

Page-i

Page-ii

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Merger Sub Bylaws
Exhibit C	Form of Merger Sub Certificate of Incorporation

Page-iii

Annexes

Annex A	Stockholder Allocation
Annex B-1	Form of Employment Agreement (Jeff Shanahan)
Annex B-2	Form of Employment Agreement (Patrick Shanahan)
Annex B-3	Form of Employment Agreement (Chuck Bernicker)
Annex B-4	Form of Employment Agreement (Scott Dowty)
Annex B-5	Form of Employment Agreement (Robert Nathan)
Annex B-6	Form of Employment Agreement (Rush Taggart)
Annex B-7	Form of Employment Agreement (Gerald Grecco)
Annex C	Form of Letter Agreement
Annex D	Form of Registration Rights Agreement
Annex E	Form of Stockholder Agreement
Annex F	Form of Voting Agreement

Page-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 7, 2016, by and among FINTECH ACQUISITION CORP., a Delaware corporation (“Parent”), FINTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FTS HOLDING CORPORATION, a Delaware corporation (“FTS” or “Seller”).

WHEREAS, Seller and its subsidiaries are engaged in the business of providing card-based payment processing services;

WHEREAS, the parties intend to effect the merger of FTS with and into Merger Sub, with Merger Sub continuing as the surviving entity following such merger (such merger being herein called the “Merger”);

WHEREAS, the respective boards of directors or other equivalent governing bodies of Parent, Merger Sub and Seller have approved the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement to the stockholders of Parent for their approval and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent; and

WHEREAS, the board of directors of Seller has (i) approved the Seller Charter Amendment in accordance with the Seller Charter Documents and (ii) shall seek to obtain, in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “DGCL”), a written consent of Seller’s stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article 1

CERTAIN DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2015 Financial Statements” has the meaning set forth in Section 6.1(b).

“Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Adverse Financing Conditions” has the meaning set forth in Section 6.13(a).

Annex-A-1

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and Seller and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger.

“Alternative Financing” has the meaning set forth in Section 6.13(a).

“Ancillary Agreements” means the Employment Agreements, the Registration Rights Agreement, the Letter Agreement, the Stockholder Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5.

“Balance Sheet” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Seller Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Seller Entity or under which such Seller Entity has any liability, including on account of any ERISA Affiliate.

“Business” shall mean the business of the Seller Entities collectively as of the date hereof; and references to “business of the Seller”, “Seller’s business” or phrases of similar import shall be deemed to refer to the business of the Seller Entities collectively as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Card Association Registrations” has the meaning set forth in Section 4.30.

“Cash Merger Consideration” means One Hundred and Eighty million dollars ($180,000,000) plus the Excess Cash less the amount of the Seller Non-Reimbursable Expenses.

“Certificate of Merger” has the meaning set forth in Section 2.2.

Annex-A-2

“Certificates” has the meaning set forth in Section 2.11(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means an aggregate of 17,000,000 shares of Parent Common Stock less the Converted Option Share Equivalent Number.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Converted Options” means the FTS Options that are converted into options to purchase shares of Parent Common Stock in accordance with Section 2.10.

“Converted Option Share Equivalent Number” means that number of shares of Parent Common Stock equal to the quotient of (a) the aggregate economic value expressed in dollars of all of the Converted Options (taking into account the value of the Merger Consideration allocable in respect of an FTS Common Share and the applicable exercise price of each of the Converted Options) determined in a manner consistent with Annex A hereto, divided by (b) Ten Dollars ($10.00).

“Debt Financing” has the meaning set forth in Section 5.12.

“Definitive Financing Agreements” has the meaning set forth in Section 6.13(a).

“DGCL” has the meaning set forth in the preamble.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“D&O Tail Policy” has the meaning set forth in Section 6.7.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” means the employment agreements with Jeff Shanahan, Patrick Shanahan, Chuck Bernicker, Scott Dowty, Robert Nathan, Rush Taggart and Gerald Grecco, each in substantially the form attached hereto as Annexes B-1 through B-7, respectively.

“Employment Contracts” has the meaning set forth in Section 4.24.

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“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions pursuant to applicable securities law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Equity Award Exchange Ratio” means, with respect to each FTS Option, the quotient obtained by dividing (a) (x) the Merger Consideration per FTS Common Share, expressed in dollars (assuming that each share of Common Stock Merger Consideration is valued at $10.00 per share) minus (y) the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time, by (b) (x) Ten Dollars ($10.00) minus (y) the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time.

“Equity Offering” has the meaning set forth in Section 6.13(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Seller entity under Section 414 of the Code.

“Excess Cash” means the aggregate amount, as determined in good faith by Seller’s executive management team, of the cash and cash equivalents of Seller and its Subsidiaries in excess of Five Hundred Thousand dollars ($500,000), excluding any cash or cash equivalents of Seller and its Subsidiaries that are restricted as to withdrawal or general use whether by contract or otherwise, are designated for expenditure in the acquisition or construction of noncurrent assets, or are segregated for use with respect to an existing liability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” has the meaning set forth in Section 6.13(b).

“FTS” has the meaning set forth in the preamble.

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“FTS Cashout Options” means those FTS Options outstanding immediately prior to the Effective Time that are, as of the Effective Time, to be cancelled pursuant to Section 2.10 and receive cash in consideration of such cancellation. The percentage of the FTS Options that will constitute FTS Cashout Options shall be equal to the quotient of (i) the Cash Merger Consideration allocable at Closing in respect of a share of FTS Common Stock held by any holder other than an FTV Entity, divided by (ii) the value of the Merger Consideration allocable at Closing in respect of an FTS Common Share held by any holder other than an FTV Entity. It is currently anticipated that such percentage will be approximately 31.2% (i.e., depending on the date of the Closing approximately 31.2% of the FTS Options will constitute FTS Cashout Options and the remainder of the FTS Options will constitute Converted Options); however, this percentage will be determinable only immediately prior to the Closing and the anticipated percentage shall be adjusted prior to Closing to take into account, among other things, the amount of accrued dividends/yield on the FTS Series A Shares through the Closing Date.

“FTS Common Shares” means the common stock, par value $0.0001 per share, of FTS.

“FTS Option” means each option to purchase FTS Common Shares that is outstanding under the FTS Option Plan.

“FTS Option Plan” means the FTS Holding Corporation 2010 Stock Option Plan.

“FTS Optionholder” means a holder of FTS Options.

“FTS Series A Shares” means the Series A preferred stock, par value $0.0001 per share, of FTS.

“FTS Shares” means the FTS Common Shares and FTS Series A Shares.

“FTV Entities” means FTVENTURES III, L.P., FTVENTURES III-N, L.P. and FTVENTURES III-T, L.P.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction or decree entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“Healthcare Reform Law” has the meaning set forth in Section 4.18(d).

“Indebtedness” means, without duplication and with respect to the Seller Entities, all (a) indebtedness for borrowed money (excluding any inter-company obligations for borrowed money and any trade payables); (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by any Seller Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 4.5.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“Interim Financials” has the meaning set forth in Section 4.5.

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“ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Law” means any law, statute, ordinance, regulation, rule or regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Seller Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Seller Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Lender” has the meaning set forth in Section 5.12.

“Letter Agreement” shall mean an agreement among each of the Stockholders and Parent in substantially the form attached hereto as Annex C providing for certain restrictions on transfer applicable to the shares of Parent Common Stock issued as Common Stock Merger Consideration.

“Letter of Transmittal” has the meaning set forth in Section 2.11.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, operations or assets of the Seller, or (b) the ability of the Seller or Parent, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Seller Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof, (iv) any failure of the Seller Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which any Seller Entity conducts the Business.

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“Material Contracts” has the meaning set forth in Section 4.14.

“Member Bank” has the meaning set forth in Section 4.30

“Merchant” means any customer for whom a Seller Entity presently provides, processing or other electronic payment, credit or debit card related products, systems or services.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Minority Vote” means at least a majority of the outstanding FTS Common Shares and FTS Series A Shares voting together as a single class, with the FTS Series A Shares voting on an as converted to common basis, excluding any FTS Shares held by the FTV Entities and their respective Affiliates.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble.

“Parent Charter Amendment” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Costs” means the sum of (i) the Parent Transaction Expenses, (ii) all costs, fees and expenses incurred in connection with the review, negotiation, execution and consummation of the Equity Offering, and (iii) all costs, fees and expenses incurred in connection with the review, negotiation, execution and consummation of the Debt Financing, excluding any costs and expenses incurred by and reimbursed to (x) the Lenders pursuant to the Debt Commitment Letter or (y) the lenders of any Alternative Financing pursuant to any debt commitment letters for such Alternative Financing.

“Parent Equity Compensation Plan” has the meaning set forth in Section 6.8(b).

“Parent SEC Documents” has the meaning set forth in Section 5.6.

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

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“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses incurred by or on behalf of Parent in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and the preparation, filing, printing and distribution of the Proxy Statement, including the fees and expenses of legal counsel, accountants, financial advisors, proxy solicitors, and other representatives and consultants and due diligence and “road show” investor presentation (including travel-related) costs, fees and expenses.

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“Payoff Letter” has the meaning set forth in Section 6.14.

“Payoff Payments” means (i) the repayment of Repaid Indebtedness as provided in Section 3.2 and (ii) the Reimbursable Transaction Expenses payment as provided in Section 3.2 and Section 9.5.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller Entities and for which adequate reserves have been established in accordance with GAAP, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which a Seller Entity is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business, and (g) Encumbrances granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Potential Round Lot Holders” has the meaning set forth in Section 2.6.

“Press Release” has the meaning set forth in Section 6.9.

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“Prospectus” has the meaning set forth in Section 6.10.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Referral Partner” means person or entity that refers prospective new merchants to any Seller Entity.

“Registration Rights Agreement” means a registration rights agreement among Parent and the FTV Entities in substantially the form attached hereto as Annex D.

“Reimbursable Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of FTS on or before Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, but excluding the fees payable to Financial Technology Partners, L.P.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” has the meaning set forth in Section 6.10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Board” means the board of directors of the Seller.

“Seller Board Recommendation” has the meaning set forth in Section 4.2(b).

“Seller Charter Amendment” has the meaning set forth in Section 6.19.

“Seller Charter Documents” has the meaning set forth in Section 4.3.

“Seller Credit Agreement” has the meaning set forth in Section 6.14.

“Seller Entities” means, collectively, FTS and its Subsidiaries.

“Seller Intellectual Property” means all Intellectual Property that is owned by any Seller Entity.

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“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Seller Entity is a party, beneficiary or otherwise bound.

“Seller IP Registrations” means all Seller Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Jeff Shanahan, Charles Bernicker, Nicholas Dermatas, Patrick Shanahan, Scott Dowty, Robert Nathan, Rush Taggart and J. Alex Chapman.

“Seller Non-Reimbursable Expenses” means the fees, expenses or other amounts identified as “Seller Non-Reimbursable Expenses” on Schedule A of the Disclosure Schedules.

“Seller Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Stockholder Agreement” means a shareholders agreement, in substantially the form attached hereto as Annex E.

“Stockholder Allocation” has the meaning set forth in Section 2.7.

“Stockholder Notice” has the meaning set forth in Section 6.5(b).

“Stockholders” means the stockholders of Seller.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Merger pursuant to this Agreement.

“Transferred Employees” means the employees of Seller as of the Effective Time.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any FTS Common Shares, FTS Series A Shares or other equity interests in FTS held in the treasury of Seller.

“Trust Account” has the meaning set forth in Section 6.10.

“Voting Agreement” shall mean an agreement, in substantially the form attached hereto as Annex F, by and among Parent, Seller, the FTV Entities and certain stockholders of Parent signatory thereto.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Written Consent” has the meaning set forth in Section 6.5(a).

Section 1.1 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

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(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h) The term “foreign” means non-United States.

Article 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, FTS shall be merged with and into Merger Sub, and the separate corporate existence of FTS shall thereupon cease in accordance with the provisions of the DGCL. Merger Sub shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of FTS and Merger Sub shall vest in Merger Sub, and all debts, liabilities and duties of FTS and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificate of Merger. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL (the “Effective Time”).

Section 2.3 Organizational Documents; Name of Surviving Corporation. The corporate bylaws and certificate of incorporation of Merger Sub in the forms attached hereto as Exhibit B and Exhibit C, respectively, as amended pursuant to the Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, in each case the name of the corporation set forth therein shall be changed to “FTS Holding Corp.”.

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Section 2.4 Officers. The officers of FTS immediately prior to the Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the bylaws of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5 Board of Directors. The directors in office of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and will continue to hold office in accordance with the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6 Effect of Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, FTS or the Stockholders:

(a) All of the FTS Shares issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, Treasury Shares and other shares to be cancelled pursuant to Section 2.6(c)), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, be cancelled and automatically deemed for all purposes to represent the right to receive its allocable portion of the Merger Consideration as provided for herein, and each Stockholder shall cease to have any other rights as a stockholder of Seller with respect thereto.

(b) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or FTS, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(c) Each FTS Share owned by any Subsidiary of FTS and each Treasury Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

No certificates or scrip representing fractional shares of Parent Common Stock will be issued to a holder in connection with payment of the Merger Consideration; in lieu thereof, holders of FTS Shares prior to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock as a result of the Merger will receive cash in lieu of such fractional shares. Parent shall pay to each such holder an amount in cash (rounded to the nearest cent) determined by multiplying (i) $10.00 by (ii) the fraction of a share (after taking into account all shares of Parent Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement; provided that any such additional amounts payable to the holders of FTS Shares shall be in addition to, and shall not reduce, the Cash Merger Consideration.

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Notwithstanding anything to the contrary in this Section 2.6, to the extent a holder of FTS Shares would receive fewer than 100 shares of Parent Common Stock as a result of payment to it of its allocable portion of the Merger Consideration (such Persons, “Potential Round Lot Holders”), Parent shall have the right, exercisable in Parent’s sole and absolute discretion, to issue in the Merger an additional number of shares of Parent Common Stock to bring such Potential Round Lot Holder’s aggregate Parent Common Stock holdings to 100 shares of Parent Common Stock; provided that any such additional shares of Parent Common Stock shall be in addition to, and shall not reduce, the Common Stock Merger Consideration.

Section 2.7 Merger Consideration. On the Closing Date, Parent shall pay or cause the Merger Consideration (other than the Per Share Option Cash Consideration) to be paid or issued to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation of the Merger Consideration set forth on Annex A hereto (the “Stockholder Allocation”), which shall be updated as necessary by FTS prior to the Closing to adjust for the items set forth on Annex A; provided, however, that no updates to the Stockholder Allocation pursuant to this Section 2.7 shall be made without Parent’s consent if Parent determines, on the advice of legal counsel, that such update or updates, when considered individually or in the aggregate, would require that Parent amend or supplement the Proxy Statement after it is declared effective by the SEC.

Section 2.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, FTS Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such FTS Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such FTS Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only to receive payment of the appraised value of such FTS Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such FTS Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6, without interest thereon. FTS shall provide Parent prompt written notice of any demands received by FTS for appraisal of FTS Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to FTS prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, FTS shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.9 Withholding Rights. Each of the Exchange Agent, Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, the applicable payor shall provide FTS with a written notice of such payor’s intention to withhold at least three (3) Business Days prior to any such withholding and each of the applicable parties hereto shall use commercially reasonable efforts to minimize any such Taxes. Any sum which is withheld as permitted by this Section 2.9 shall be remitted to the appropriate Governmental Authority and Parent shall provide the Stockholders with all appropriate or required reports showing such withholding. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.10 FTS Stock Options.

(a) FTS Cashout Options. At the Effective Time, each FTS Cashout Option, whether vested or unvested, shall, automatically and without any required action on the part of any FTS Optionholder or beneficiary thereof, be terminated by virtue of the Merger and each FTS Optionholder shall cease to have any rights with respect thereto, other than the right to receive, for each FTS Common Share underlying an FTS Cashout Option with a per share exercise price that is less than the value of the Merger Consideration allocable in respect of an FTS Common Share, a cash payment equal to the difference between (A) the value of the Merger Consideration allocable in respect of an FTS Common Share and (B) the per share exercise price of the FTS Cashout Option (without interest and subject to the deduction and withholding of such amounts as is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) (the “Per Share Option Cash Consideration”). Following the Effective Time and as a prerequisite to receiving their Per Share Option Cash Consideration, each such FTS Option Holder shall deliver to the Surviving Corporation an executed customary cancellation acknowledgement and release in respect of such FTS Option Holder’s FTS Cashout Options. The applicable Per Share Option Cash Consideration shall be paid to each FTS Option Holder holding a vested FTS Cashout Option in accordance with the terms hereof by the Surviving Corporation without any interest thereon. Any amounts withheld and paid over to any appropriate tax authority will be treated for all purposes of this Agreement as having been paid to the FTS Optionholder holding a vested FTS Cashout Option in respect of whom such deduction and withholding was made. As of the Effective Time, each FTS Cashout Option that is outstanding immediately prior to the Effective Time with a per share exercise price that is greater than the value of the Merger Consideration allocable in respect of an FTS Common Share will be canceled and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

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(b) Conversion of Options. At the Effective Time, all of the FTS Options outstanding immediately prior to the Effective Time that are not FTS Cashout Options shall, automatically and without any required action on the part of any FTS Optionholder or beneficiary thereof, be assumed by Parent and each such FTS Option shall be fully vested and converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FTS Option immediately before the Effective Time (including expiration date and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of FTS Common Shares subject to the FTS Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option shall be equal to the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any FTS Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(c) Notices. Prior to the Effective Time, FTS shall deliver to each FTS Optionholder a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such FTS Optionholder’s FTS Options and describing the treatment of such FTS Options in accordance with this Section 2.10.

(d) FTS Actions; Assumption of Plan. Prior the Effective Time, FTS shall provide such notice, if any, to the extent required under the terms of FTS Option Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the FTS Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article 2; and (ii) ensure that after the Effective Time, neither any holder of FTS Options, any beneficiary thereof, nor any other participant in the FTS Option Plan shall have any right thereunder to acquire any securities of FTS or to receive any payment or benefit with respect to any award previously granted under the FTS Option Plan, except as provided in this Article 2. At the Effective Time, Parent shall assume the FTS Option Plan, provided that all references to “Company” in the FTS Option Plan and the documents governing the Converted Options after the Effective Time will be deemed references to Parent and the number of shares of Parent Common Stock available for awards under the FTS Option Plan shall be determined by adjusting the number of FTS Common Shares available for awards under the FTS Option Plan immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

(e) Reservation of Shares. Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, upon the exercise of the Converted Options. As soon as practicable after the Effective Time, Parent will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Article 2. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any Converted Options outstanding. FTS and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

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Section 2.11 Surrender and Payment.

(a) Exchange Procedures. No less than fifteen (15) Business Days prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to FTS (the “Exchange Agent”) to act as the exchange agent in the Merger. At the Effective Time, (i) Parent or Merger Sub shall deliver, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Exchange Agent cash in an aggregate amount equal to the Cash Merger Consideration (less the amount of Excess Cash), and (ii) Seller shall deliver or shall cause to be delivered, by wire transfer of immediately available funds, to the Exchange Agent cash in an aggregate amount equal to the Excess Cash, which deposits shall be held by the Exchange Agent in a segregated account and shall be used solely and exclusively for purposes of paying the Cash Merger Consideration in accordance with this Agreement and shall not be used to satisfy any other obligations of Seller, Parent, Merger Sub or the Surviving Entity.

No later than three (3) Business Days after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder who was, at the Effective Time, a holder of record of FTS Shares entitled to receive Merger Consideration pursuant to Section 2.6 a letter of transmittal (which shall be in the form and substance approved by FTS and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such FTS Shares, if any (the “Certificates”), shall pass, only upon proper delivery of the Certificates to the Exchange Agent) (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.7 and the Stockholder Allocation. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate the Merger Consideration as provided in Section 2.7 with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. The Exchange Agent shall deliver (i) the Common Stock Merger Consideration issuable to each Stockholder in accordance with the Stockholder Allocation electronically through book entry-delivery or, upon the written request of any Stockholder, in the form of an original stock certificate to the address set forth in such Stockholder’s Letter of Transmittal, and (ii) the Cash Merger Consideration payable to each Stockholder in accordance with the Stockholder Allocation in immediately available funds in accordance with the payment instructions set forth in such Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented FTS Shares (other than Dissenting Shares, Treasury Shares and FTS Shares cancelled pursuant to Section 2.6(c) hereof) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.7 and the Stockholder Allocation. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11(a).

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(b) Distributions with Respect to Unexchanged FTS Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(c) Unclaimed Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Stockholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders six (6) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the FTS Shares formerly represented by such Certificate in accordance with this Agreement and the Stockholder Allocation.

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as the Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

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Section 2.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of Seller or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

Section 2.14 Tax Free Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

Article 3

CLOSING

Section 3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to take place at the offices of Ledgewood, PC, Two Commerce Square, Suite 3400, 2001 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 7 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and Seller shall mutually agree in writing; provided, that in no event shall the Closing occur more than two (2) Business Days after the date that the Parent Stockholder Approval shall have been obtained. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. (New York City time) on the Closing Date.

Section 3.2 Repaid Indebtedness; Reimbursable Transaction Expenses. It is contemplated by the parties that, upon the Closing, all amounts outstanding under the Seller Credit Agreement as of the Closing Date, will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded by Parent. In order to facilitate such repayment, prior to the Closing, Seller shall obtain the Payoff Letter as set forth in Section 6.14. Subject to the satisfaction of the Seller Entities’ conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make or cause to be made the payments referenced in the Payoff Letter on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Reimbursable Transaction Expenses will be fully paid, and that such payments will be funded by Parent, either directly to the payees thereof or to the Seller or its Affiliates in reimbursement of such Reimbursable Transaction Expenses paid prior to the Effective Time. Subject to the satisfaction of the Seller Entities’ conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make or cause to be made payment of the Reimbursable Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

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Section 3.3 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) the Seller shall deliver or cause to be delivered the following:

(i) the Excess Cash to the Exchange Agent for further distribution to the Stockholders in accordance with this Agreement and the Stockholder Allocation; and

(ii) to Parent and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.2; and

(b) Parent and Merger Sub shall deliver or cause to be delivered the following:

(i) the (A) Merger Consideration (less the aggregate amount of the Per Share Option Cash Consideration) to the Exchange Agent for further distribution to the Stockholders in accordance with this Agreement and the Stockholder Allocation and (B) the aggregate amount of the Per Share Option Cash Consideration to the Surviving Entity for further distribution to the holders of FTS Cashout Options;

(ii) the aggregate amount of the Repaid Indebtedness to the lenders thereof;

(iii) the aggregate amount of the Seller Non-Reimbursable Expenses as directed by Seller in writing prior to the Closing;

(iv) the aggregate amount of the Reimbursable Transaction Expenses as directed by Seller prior to the Closing; and

(v) the certificates and other documents required to be delivered pursuant to Section 7.3.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each Seller Entity is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which each Seller Entity is licensed or qualified to do business, and each Seller Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. FTS has two Subsidiaries, Card Connect, LLC and Princeton Payment Solutions, LLC, and directly or indirectly owns 100% of the outstanding equity interests of such Subsidiaries, free and clear of all Encumbrances. Seller does not own or have any ownership interest in any other Person other than Card Connect, LLC and Princeton Payment Solutions, LLC. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Seller Entity, as amended to date, have been previously delivered to Parent.

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Section 4.2 Authority; Board Approval.

(a) Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders holding a majority of the outstanding FTS Common Shares and FTS Series A Shares voting together as a single class in accordance with the Seller Charter Documents (“Seller Stockholder Vote”), to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and any Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Seller Stockholder Vote. The Seller Stockholder Vote is the only vote or consent of the holders of any class or series of Seller’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) Seller Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Seller Board Recommendation”).

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Section 4.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) subject to, in the case of the Merger, obtaining the Seller Stockholder Vote and the effectiveness of the Seller Charter Amendment, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller (“Seller Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Seller Stockholder Vote and the effectiveness of the Seller Charter Amendment, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Seller Entity. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the effectiveness of the Seller Charter Amendment, the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act or any other antitrust law.

Section 4.4 Capitalization.

(a) The authorized capital stock of Seller consists of 34,175,000 FTS Common Shares, of which 8,608,721 are issued and outstanding as of the date hereof, and 20,365,000 FTS Series A Shares, of which 20,364,981 are outstanding as of the date hereof. Section 4.4(a) of the Disclosure Schedules sets forth as of the date hereof (i) the name of each Person that is the registered owner of any FTS Common Shares or FTS Series A Shares and the number of FTS Common Shares and/or FTS Series A Shares owned by such Person, and (ii) a list of all holders of outstanding FTS Options, including the number of FTS Common Shares subject to each such FTS Option, the grant date, and exercise price for such FTS Option, the extent to which such FTS Option is vested and exercisable and the date on which such FTS Option expires. Each FTS Option was granted in compliance with all applicable Laws and all of the terms and conditions of the FTS Option Plan pursuant to which it was issued. Each FTS Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which Seller Board or its compensation committee actually awarded the FTS Option. Each FTS Option qualifies for the tax and accounting treatment afforded to such FTS Option in Seller’s Tax Returns and Seller’s Financial Statements, respectively, and does not trigger any liability for the FTS Option holder under Section 409A of the Code. Seller has heretofore provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

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(b) Except for currently outstanding FTS Options which have been granted to employees, consultants or directors pursuant to the FTS Option Plan, and a reservation of additional FTS Common Shares for direct issuances or purchase upon exercise of FTS Options under the FTS Option Plan, and except as disclosed on Section 4.4(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Seller or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by Seller or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of Seller or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. Section 4.4(b) of the Disclosure Schedules sets forth the accrued and unpaid dividends with respect to the outstanding FTS Series A Shares as of the date of this Agreement. There are no declared or accrued unpaid dividends with respect to any FTS Common Shares.

(c) All issued and outstanding FTS Common Shares and FTS Series A Shares are, and all FTS Common Shares which may be issued pursuant to the exercise of FTS Options, when issued in accordance with the terms of the FTS Options, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Seller Charter Documents or any agreement to which Seller is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding FTS Common Shares, FTS Series A Shares and FTS Options were issued in compliance with applicable Law.

(d) No outstanding FTS Common Shares or FTS Series A Shares are subject to vesting or forfeiture rights or repurchase by Seller. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Seller or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Seller were undertaken in compliance with the Seller Charter Documents then in effect, any agreement to which Seller then was a party and in compliance with applicable Law.

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Section 4.5 Financial Statements.

(a) Section 4.5(a) of the Disclosure Schedules sets forth Seller’s audited financial statements consisting of the balance sheet of Seller as of December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as of September 30, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and reclassifications and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and other presentation items. The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of September 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedules, Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

(c) The Audited Financial Statements included in Section 4.5(a) of the Disclosure Schedules will not differ materially from the balance sheet of Seller as of December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended provided by Seller for inclusion in the Proxy Statement.

Section 4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedule, Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of Seller prepared in accordance with GAAP, consistently applied, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) those which are not material, individually or in the aggregate, to the Seller Entities, taken as a whole, (d) obligations of future performance under Contracts as set forth on Section 4.6 of the Disclosure Schedules and (e) those set forth on any of the Disclosure Schedules to this Agreement to the extent such Liabilities are reasonably apparent from the description of such matter.

Section 4.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, since the Interim Balance Sheet Date, each Seller Entity has conducted the Business in the ordinary course of business consistent with past practice.

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(b) Other than as set forth in Section 4.7(b) of the Disclosure Schedule, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, any:

(i) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) amendment of its charter or by-laws or the organizational documents of its Subsidiaries;

(iii) split, combination or reclassification of any shares of its capital stock;

(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity security of it or its Subsidiaries other than grants of FTS Options made in the ordinary course of business;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

(vi) material change in Seller’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii) material change in any method of accounting or accounting practice of Seller, except as required by GAAP, securities laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Financial Statements;

(viii) incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $150,000 by it or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the Balance Sheet with a value in excess of $150,000 individually or $500,000 in the aggregate, or cancellation of any debts with a value in excess of $150,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any license or sublicense with respect to any Seller Intellectual Property;

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(xi) material damage, destruction or loss (whether or not covered by insurance) to its property

(xii) any capital investment in, or any loan to, any other Person, in each case in excess of $200,000 individually or $500,000 in the aggregate;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which Seller is a party or by which it is bound not in accordance with the terms of such Material Contract;

(xiv) any material capital expenditures in excess of budgeted amounts;

(xv) imposition of any Encumbrance upon any of Seller properties, capital stock or assets, tangible or intangible;

(xvi) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or as required by applicable Law, (ii) change in the terms of employment for any employee for which the aggregate increase in costs and expenses with respect such employee exceeds $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xvii) adoption, modification or termination of any Benefit Plan or collective bargaining agreement;

(xviii) any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xx) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

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(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xxiii) action by Seller to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the Seller’s past practices and (ii) would reasonably be expected to have the effect of increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(xxiv) commitments or agreements to any of the foregoing.

Section 4.8 Title; Leased Real Property.

(a) Seller Entities have good and valid title to, or a valid leasehold interest in, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Section 4.8(c) of the Disclosure Schedules lists with respect to each Leased Real Property of the Seller Entities as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, Seller has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Seller. No Seller Entity owns, or has owned at any time prior hereto, a freehold estate in any real property. To Seller’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9 Condition of Assets. Except as set forth in Section 4.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 4.10 [Reserved]

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Seller IP Registrations, indicating as to each item as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item; and (ii) software included in the Seller Intellectual Property (listed by major point version) material to the Business or operations of the Seller Entities. All required filings and fees related to the Seller IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing. The Seller has provided Parent with true and complete copies of any material file histories, documents, certificates, office actions, correspondence and other materials related to all Seller IP Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Seller IP Agreements that are (i) licenses of Seller Intellectual Property granted to a third party other than in the ordinary course of business or (ii) licenses of Intellectual Property granted by a third party and material to the Business or operations of the Seller; or (iii) otherwise material to the Business or operations of any Seller Entity. The Seller has provided Parent with true and complete copies of all such Seller IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Seller IP Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect and neither the Seller nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Seller IP Agreement.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Seller is the sole and exclusive legal and beneficial, and with respect to the Seller IP Registrations, record, owner of all right, title and interest in and to the Seller Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Seller’s Business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Seller has obtained binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Seller any ownership interest and right they may have in the Seller Intellectual Property; and (ii) acknowledge the Seller’s exclusive ownership of all Seller Intellectual Property. The Seller has provided Parent with true and complete copies of all such agreements.

(d) The Seller’s rights in the Seller Intellectual Property are subsisting and enforceable and, to the Seller’s Knowledge, valid. The Seller has taken commercially reasonable steps to maintain the Seller Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Seller Intellectual Property.

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(e) The conduct of the Business, and the products, processes and services of the Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Seller Intellectual Property.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent a Seller Entity from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

(g) Except as set forth in Section 4.11(g) of the Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Seller; (ii) challenging the validity, enforceability, registrability or ownership of any Seller Intellectual Property or the Seller’s rights with respect to any Seller Intellectual Property; or (iii) by the Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Seller Intellectual Property. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Seller Intellectual Property.

Section 4.12 Privacy and Data Security.

(a) Privacy Policy. The Seller has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Seller Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Seller Entity is and has been in compliance with such privacy policy. True and complete copies of all privacy policies that have been used by any Seller Entity at any time during the preceding five (5) years have been provided or made available to Parent. The Seller has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Seller.

(b) Compliance with Privacy and Data Security Laws. Each Seller Entity has complied at all times with all applicable Laws regarding the collection, retention, use and protection of personal information, including the Payment Card Industry Data Security Standards.

(c) Privacy and Data Security Contractual Obligations. Each Seller Entity is in compliance with the terms of all Material Contracts to which such Seller Entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

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(d) Privacy and Data Security Complaints and Investigations. No Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any Seller Entity’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Seller Entity, or, to the Knowledge of Seller, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e) Effect of the Transaction. The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Seller Entity as it currently exists.

(f) Security Measures. The Seller has established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) Security Breaches and Unauthorized Use. The Business of the Seller Entities has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Seller Entity or otherwise held or processed on its behalf.

Section 4.13 Software and IT.

(a) Seller’s Systems are reasonably sufficient for the immediate and anticipated needs of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Seller’s Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Business.

(b) In the last five years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of Seller’s Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Seller’s Systems or the conduct of the Business of Seller or the other Seller Entities; (ii) loss, destruction, damage or harm of or any Seller Entity or any of their Business or operations, personnel, property or other assets; or (iii) liability of any kind to the Seller Entities or their Business. Each Seller Entity has taken commercially reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Seller Systems and the data and other information stored thereon.

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(c) The Seller Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.14 Contracts. Section 4.14 of the Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Seller Entity is a party or by which it is bound (such Contracts, together with all Contracts concerning the Leased Real Property disclosed in Section 4.8 of the Disclosure Schedules and all Seller IP Agreements as set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(a) Contracts for the sale of any of the assets of any Seller Entity with value in excess of $150,000 individually or $500,000 in the aggregate, other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits other than those that are on the Company’s standard form of independent sales representative agreement or referral agreement;

(c) Contracts containing covenants obligating a Seller Entity not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants obligating a Seller Entity not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with customers and suppliers;

(e) Contracts entered into the five years relating to the acquisition or disposition by a Seller Entity (by merger, purchase of stock or assets or otherwise) of any business or a material amount of stock or assets of any other Person other than Contracts relating to the acquisition of residuals done in the ordinary course of business;

(f) Contracts evidencing Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract under which any Seller Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than the other Seller Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(h) any Contract under which any Seller Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(i) any Contract between any Seller Entity, on the one hand, and any of their respective directors or executive officers, on the other hand, other than the Employment Contracts;

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(j) all employment agreements and Contracts with independent contractors or consultants that provides for annual payments in excess of $150,000 to which a Seller Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(k) collective bargaining agreements;

(l) Contracts with customers of any Seller Entity that involve contractual commitments by such customer to make annual payments in excess of $200,000 per year and that cannot be canceled by a Seller Entity without penalty or without more than thirty (30) days’ notice;

(m) Contracts with suppliers of any Seller Entity that involve contractual commitments by a Seller Entity to make annual payments in excess of $200,000 per year and that cannot be canceled by a Seller Entity without penalty or without more than thirty (30) days’ notice;

(n) any Contract with a Governmental Authority in excess of $100,000;

(o) any Contract under which any Seller Entity is obligated to make any capital commitment or expenditure in excess of $200,000;

(p) Contracts for the storage, treatment, disposal, recycling, investigation, removal or remediation of Hazardous Substances;

(q) other Contracts (other than those listed in clauses (a) through (n) of this Section 4.12 and other than the Employment Contracts) (i) that involve aggregate consideration in excess of $100,000 per year, and (ii) that cannot be canceled by Seller without penalty or without more than 30 days’ notice; and

(r) any other Contract that is material to any Seller Entity, provides for consideration in excess of $100,000 annually or $250,000 in the aggregate and is not previously disclosed pursuant to this Section 4.14, Section 4.8 or Section 4.11(b).

Except as set forth in Section 4.14, Section 4.8 or Section 4.11(b) of the Disclosure Schedule, each Material Contract is valid, binding and enforceable on the applicable Seller Entity in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

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Section 4.15 Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened, (a) against a Seller Entity or any of its assets (or, to Seller’s Knowledge, against any of the officers or directors of any Seller Entity related to their business duties, which interfere with their business duties, or as to which any Seller Entity has any indemnification obligations) or (b) against or by Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Seller Entity or any of its properties or assets. Each Seller Entity is in compliance with the terms of each applicable Governmental Order set forth in Section 4.15 of the Disclosure Schedules.

Section 4.16 Compliance with Laws; Permits. Each Seller Entity is now, and for the past five (5) years has been in compliance in all material respects with all Laws applicable to it and its Business. All Permits required for Seller to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16 of the Disclosure Schedules lists all current Permits issued to Seller. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16 of the Disclosure Schedules.

Section 4.17 Environmental Matters. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a) Each Seller Entity is now, and for the past five (5) years has been in compliance in all material respects with all Environmental Laws and is not in receipt from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) No Leased Real Property presently leased by any Seller Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of Seller or any Leased Real Property presently leased by any Seller Entity, and in the last five (5) years, no Seller Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Permit by, any Seller Entity.

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(d) No Seller Entity owns or operates any active or abandoned aboveground or underground storage tanks.

(e) No Seller Entity has used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(f) No Seller Entity has retained or assumed, by contract or operation of Law, any ongoing liabilities or obligations of third parties under Environmental Law.

(g) Seller has provided or otherwise made available to Parent and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of Seller or any currently or formerly owned or operated real property or Leased Real Property which are in the possession or control of any Seller Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) This Section 4.17 contains the sole and exclusive representations and warranties with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental Laws or relating to Hazardous Substances.

Section 4.18 Employee Benefit Matters.

(a) Section 4.18(a) of the Disclosure Schedules sets forth a list of each Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b) As applicable with respect to the Benefit Plans, Seller has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Seller Entities or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Seller Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or prototype opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code.

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(d) Each Seller Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.

(e) Except as set forth in Section 4.18(e) of the Disclosure Schedule, all payments under the Benefit Plans that have become due have been made on a timely basis and all such payments that become due prior to the Closing Date shall be made.

(f) No Seller Entity nor to Seller’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Seller Entity, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Seller Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 303(k), Code Section 430(k) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Seller Entity contributes to, is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(i) No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by law.

(j) Except as expressly provided otherwise in this Agreement or as set forth in Section 4.18(j) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of the Seller Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Seller Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Seller has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

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(k) To the Seller’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Seller’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code.

(m) No Seller Entity or any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Seller Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 4.19 Taxes. Except as set forth in Section 4.19 of the Disclosure Schedule:

(a) All income and other Tax Returns required to be filed on or before the Closing Date by the Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) In the past five (5) years, no claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller, which extension or waiver is still in effect.

(e) The amount of the Seller’s Liability for unpaid Taxes for all periods ending on or before September 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Seller’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Seller (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f) Section 4.19(f) of the Disclosure Schedules sets forth the taxable years for which examinations by taxing authorities are presently being conducted with respect to the Seller.

(g) All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations).

(h) The Seller is not a party to any current Legal Proceeding by any taxing authority. There are no pending or threatened Legal Proceedings by any taxing authority.

(i) The Seller has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Seller for all Tax periods ending after December 31, 2011.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Seller.

(k) The Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Seller.

(m) The Seller has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Seller has no Liability for Taxes of any Person (other than the Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or contract.

(n) The Seller will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(o) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(i) an installment sale or open transaction occurring on or prior to the Closing Date;

(ii) a prepaid amount received on or before the Closing Date;

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(iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(iv) any election under Section 108(i) of the Code.

(p) The Seller is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) In the past two (2) years, the Seller has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Seller is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).

Section 4.20 Employee Relations.

(a) Except as set forth in Section 4.20(a) of the Disclosure Schedule, no Seller Entity is: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or to Seller’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Seller Entity is or would be a party. In the last year, no Seller Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to Seller’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to Seller’s Knowledge, union organizing activity by or for the benefit of the employees of any Seller Entity or otherwise affecting any Seller Entity.

(b) Each Seller Entity is, and for the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor and employment. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no pending or to Seller’s Knowledge, threatened, claims against any Seller Entity on account of any labor or employment matter or action.

(c) Each Seller Entity has properly classified all employees, leased employees, consultants and independent contractors. Except as set forth in Section 4.20(c) of the Disclosure Schedule, the employment of each employee of a Seller Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

(d) Section 4.20(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, by Seller Entity, with respect to each current employee of any Seller Entity (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification, and date of hire; (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2015; and (iii) any amount for which any Seller Entity is contractually obligated to pay in any subsequent year (excluding performance based bonus target opportunities).

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(e) Section 4.20(e) of the Disclosure Schedules accurately sets forth as of the date hereof the number of employees terminated by any Seller Entity since December 31, 2014, and sets forth as of the date of this Agreement an accurate and complete list of the following information for each employee who has been terminated or laid off: (i) the date of such termination or layoff; and (ii) the location to which the employee was assigned.

Section 4.21 Transactions with Related Parties. Except for agreements related to employment with Seller Entities, and except as set forth in Section 4.21 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Seller Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Seller Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Seller Entity).

Section 4.22 Insurance. Section 4.22 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Seller Entity is the owner, insured or beneficiary or covering any of the assets of any Seller Entity (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Seller Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by such policy. Except as set forth in Section 4.22 of the Disclosure Schedules or in a notice to Parent given pursuant to Section 6.7: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under the Insurance Policies; (c) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (d) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (e) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two years.

Section 4.23 Brokers. Except as set forth on Section 4.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of Seller.

Section 4.24 Employment Contracts; Compensation Arrangements; Officers and Directors. Seller has provided to Parent a schedule setting forth a complete and correct list of (a) all Contracts to which any Seller Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $150,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent) and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) as of the date hereof, the names, titles and current annual salary, including any bonus opportunity, if applicable, of all present directors, officers and employees, of any Seller Entity, whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $150,000, together with a statement of the full amount of all remuneration paid by such Seller Entity to each such Person during the twelve (12)-month period ending December 31, 2015.

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Section 4.25 Suppliers; Customers.

(a) Seller has provided to Parent a complete and correct list setting forth (i) the names of the suppliers of goods or services to the Seller Entities that a Seller Entity has paid in excess of $250,000 during the twelve-month period ended December 31, 2015 and the dollar amount of such goods or services purchased by the Seller Entities with respect to each such supplier during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such supplier that any such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services sold or provided to such Seller Entity by more than 10%. To Seller’s Knowledge as of the date hereof, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

(b) Seller has provided to Parent a complete and correct list setting forth the names of the five (5) largest customers to which the Seller Entities provided services during the twelve-month period ended December 31, 2015 and the dollar amount of such services sold by the Seller Entities to such customers during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services purchased from such Seller Entity by more than 10%. To Seller’s Knowledge as of the date hereof, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

Section 4.26 Regulatory Compliance. No Seller Entity has made voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Seller Entity in writing of any actual or alleged violation or breach by it. No Seller Entity is undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, such Seller Entity’s compliance with any FCPA Law. No Seller Entity is party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to any Seller Entity’s compliance with applicable FCPA Laws.

Section 4.27 Power of Attorney. No Person holds a power of attorney to act on behalf of any Seller Entity.

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Section 4.28 Parent Common Stock. No Seller Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.29 Books and Records. The minute books and stock record books of each Seller Entity, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practice. The minute books of each Seller Entity contain accurate and complete records of all meetings, and actions taken by written consent of, the respective, stockholders or members, board of directors and any committees thereof, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors or committee, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of those books and records will be in possession of Seller.

Section 4.30 Registered ISO; Card Association Compliance.

(a) CardConnect, LLC is registered in an appropriate capacity by a member of, and is in good standing with, those payment card networks (the “Card Associations”) required to operate the Business (collectively, the “Card Association Registrations”). The Card Association Registrations are in full force and effect. No additional registration or qualification with any Card Association or any member bank of such Card Association (each, a “Member Bank”) is required to operate the Business. Except for the Card Association Registrations, the operating of the Business does not require the Business to be registered with the Card Associations as a third party agent, third party processor other type of entity, whether with a particular Member Bank or otherwise. All of the services that the Seller Entities provide to customers are of the type authorized to be provided by the Seller Entities pursuant to the Card Association Registrations.

(b) Each Seller Entity has complied with and is in compliance with, in all material respects, all requirements of the Card Associations applicable to the Business and such Seller Entity, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, policies and procedures promulgated by such Card Associations, in each case as may be in effect from time to time (collectively, “Network Rules”). No Seller Entity has received notice of any actual or alleged violation of any Network Rules. To the Seller’s Knowledge, none of the Merchants, Referral Partners or ISOs of any Seller Entity have failed to comply with the Network Rules in such a way that it would cause a Seller Entity to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

(c) None of Seller Entities’ ISOs or Referral Partners acting on behalf of a Seller Entity is required to be registered with the Card Associations to perform its obligations under any agreement with a Seller Entity and the performance of such agreements will not cause any Seller Entity to violate the Network Rules.

(d) Each Seller Entity uses commercially reasonable efforts to ensure that all of its Merchants, ISOs Referral Partners and other business relationships are and have been in material compliance with all Network Rules and all applicable Laws, including by monitoring such Merchants, ISOs, Referral Partners and other business relationships from time to time.

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Section 4.31 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY AGREEMENT, SELLER DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO SELLER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted, and, upon obtaining the Parent Stockholder Approval, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub is a corporation wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2 Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.3 No Conflict. Except as set forth in Section 5.3 of the Disclosure Schedule, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter Amendment, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or Merger Sub is subject, (ii) violate any provision of the charter, bylaws, or other organizational documents of Parent or Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under or result in or permit the termination or amendment of any provision of, any Contract to which Parent or Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act, the Exchange Act the HSR Act and any other applicable antitrust law.

Section 5.5 Brokers. Except for Cantor, Fitzgerald & Co. and Piper Jaffray & Co. (each of whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Seller, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6 SEC Filings. Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 5.7 Capitalization. As of the date of this Agreement:

(a) The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, of which 13,733,333 shares are outstanding; 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding, and 10,300,000 warrants to purchase Parent Common Stock which are issued and outstanding. All 13,733,333 shares of Parent Common Stock are validly issued, fully paid and nonassessable.

(b) Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub, other than Encumbrances created by Seller and Encumbrances in connection with any Financing obtained in connection with the transactions contemplated hereby. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person.

(c) The shares of Parent Common Stock to be issued pursuant to this Agreement, subject to the Parent Stockholder Approval and the effectiveness of the Parent Charter Amendment, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 5.8 Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 5.9 Compliance with Laws. Parent and Merger Sub are now and have been in material compliance with all Laws applicable to their respective business, properties or assets. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Neither Parent nor Merger Sub has received any written notice of any violation of Law.

Section 5.10 NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

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Section 5.11 Pro Forma Capitalization of Parent. Section 5.11 of the Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Merger but without giving effect to any securities issued in connection with the Equity Offering, assuming (a) 14,860,225 shares of Parent Common Stock are issued as Common Stock Merger Consideration, (b) 3,466,928 options to purchase shares of Parent Common Stock are granted to the holders of Converted Options, (c) FinTech Investor Holdings, LLC does not exercise its right to convert its outstanding loan to the Company into warrants to Purchase Parent Common Stock at Closing and such loan is repaid fully in cash and (d) 4,129,630 shares of Common Stock are authorized under the Parent Equity Compensation Plan and such plan is approved by Parent’s stockholders at the Parent Stockholder Meeting, and without giving effect to any redemptions after the date hereof by Parent of shares issued in its initial public offering. Based on the assumptions set forth in the immediately preceding sentence and prior to giving effect to any securities issued in connection with the Equity Offering, immediately following the Closing, the shares of Parent Common Stock issued as Common Stock Merger Consideration shall represent at least 32% of the outstanding shares of Parent Common Stock on a fully diluted basis (for the purpose of clarity, warrants to purchase Parent Common Stock, regardless of whether such warrants are exercisable immediately following the Closing, shall be deemed to be outstanding for the purposes of such calculation). Except as set forth in Section 5.11 of the Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.12 Financing. Merger Sub has received and accepted (a) a commitment letter and related fee letters from BMO Harris Bank N.A. and BMO Capital Markets Corp. (collectively, the “First Lien Lender”), dated as of the date hereof (together, the “First Lien Debt Commitment Letter”), a true and complete copy of which has been provided to the Seller Board, pursuant to which the First Lien Lender has committed, subject to the terms and conditions set forth therein, to provide $130,000,000 of debt financing (the “First Lien Debt Financing”) and (b) a commitment letter and related fee letter from Babson Capital Management, LLC (the “Second Lien Lender” and, together with the First Lien Lender, each, a “Lender” and collectively, the “Lenders”), dated as of the date hereof (together, the “Second Lien Commitment Letter” and, together with the First Lien Commitment Letter, the “Debt Commitment Letters”), a true and complete copy of which has been provided to Seller, pursuant to which the Second Lien Lender has committed, subject to the terms and conditions set forth therein, to provide $40,000,000 of debt financing (the “Second Lien Debt Financing” and, together with the First Lien Debt Financing, collectively, the “Debt Financing”). As of the date hereof, the Debt Commitment Letters are in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and, as of the date hereof, to the knowledge of Merger Sub, no such withdrawal, termination, amendment or modification is contemplated by any Lender. The Debt Commitment Letters, in the forms so delivered, are legal, valid and binding obligations of Merger Sub, and to the knowledge of Merger Sub, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligation of any Lender to provide the Debt Financing or any contingencies that would permit any Lender to reduce the total amount of the Debt Financing. There are no side letters or other agreements, contracts or arrangements (except for the Debt Commitment Letters and any related engagement letters) relating to the funding or investing, as applicable, of the full amount of the Debt Financing or otherwise affecting the availability of the Debt Financing. As of the date hereof, (a) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Sub under any term or condition of the Debt Commitment Letters and (b) Merger Sub is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Merger Sub in the Debt Commitment Letters inaccurate. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters, and (ii) at or prior to Closing, Parent receives gross proceeds of at least $30 million from the proposed Equity Offering, the Financing will provide Parent with cash proceeds on the Closing Date in an amount, together with Parent’s cash on hand, sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of all required amounts pursuant to this Agreement. Merger Sub has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date of this Agreement, and Merger Sub will pay any and all such fees as they become due. Merger Sub has no reason to believe that the conditions to the funding contemplated by the Debt Commitment Letters will not be satisfied on or before the Closing or that the aggregate proceeds contemplated by the Debt Commitment Letters will not be available to Merger Sub on the Closing Date.

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Section 5.13 Transactions with Related Parties. Except as set forth in Section 5.13 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to Parent).

Section 5.14 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article 6

COVENANTS AND AGREEMENTS

Section 6.1 Access and Information; Financial Statements.

(a) From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article 8, the Seller shall: (i) permit Parent and Merger Sub, potential financing sources, if any, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to Seller’s properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Seller Entities and any access or furnishing of information will be conducted at Parent’s expense and under the supervision of Seller or its representatives); (ii) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including, without limitation, Tax information) with respect to any Seller Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law; and (iii) provide to Parent monthly financial statements of Seller reasonably promptly following each calendar month-end. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of any Seller Entity in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Non-Disclosure Agreement, dated June 8, 2015, between Parent and Seller (the “Confidentiality Agreement”) and any information provided pursuant to this Section 6.1 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that, Parent may disclose confidential information covered by the Confidentiality Agreement to any potential financing source from whom the Parent is seeking financing with Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent and such financing source have entered into a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Seller Entities to disclose information subject to attorney-client privilege.

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(b) Seller shall prepare audited financial statements for fiscal year 2015, consisting of the consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2015 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “2015 Financial Statements”), in accordance with GAAP applied on a consistent basis throughout the periods involved. The 2015 Financial Statements will be based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the dates they are prepared and the results of the operations of Seller for the periods indicated. Seller shall use its reasonable best efforts to deliver copies of the 2015 Financial Statements to Parent, as soon as reasonably practicable following the end of Seller’s 2015 fiscal year, but in no event later than April 30, 2016; provided this Agreement has not otherwise been terminated pursuant to Article 8 prior to such date.

Section 6.2 Conduct of Business by Seller. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.2 of the Disclosure Schedule, Seller covenants and agrees that it shall, and shall cause each Seller Entity to, operate the Business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with any Seller Entity. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, Seller shall not, and shall cause each other Seller Entity not to, take any action described in Section 4.7(b).

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Section 6.3 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any applicable Law to consummate the transactions contemplated hereunder; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Seller and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Section 4.2 and Section 4.3 of the Disclosure Schedules. The Seller and Parent shall use reasonable best efforts to obtain the consents described in Section 7.2(f) of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided that no party nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

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(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.4 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by Seller and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5 Stockholder Consent.

(a) The Seller shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date the Proxy Statement is declared effective by the SEC, the Seller Stockholder Vote and the Minority Vote pursuant to written consents of the Stockholders in a form reasonably acceptable to Parent and the affirmative vote or consent of Stockholders adopting and approving the Seller Charter Amendment (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Seller Board Recommendation. Reasonably promptly following receipt of the Written Consent, the Seller shall deliver a copy of such Written Consent to Parent.

(b) Reasonably promptly following receipt of the Written Consent, the Seller shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Seller Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Seller and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s FTS Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.5(b) shall be subject to Parent’s advance review and reasonable approval.

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Section 6.6 Forms of Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Seller and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party reasonably promptly after the making thereof. Except with respect to costs that constitute Reimbursable Transaction Expenses (which Reimbursable Transaction Expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.7 Insurance. During the period from and after the date hereof until the Effective Time, Seller shall use reasonable best efforts to maintain in full force and effect the Insurance Policies listed in Section 4.22 of the Disclosure Schedule, subject only to variations required in the ordinary course of business, and will obtain, prior to the lapse of any such policy, the same or substantially similar coverage with insurers of recognized standing. Seller shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the Insurance Policies listed in Section 4.22 of the Disclosure Schedule.

Prior to the Closing, the Seller shall obtain and fully pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Seller as the Seller’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be a Reimbursable Transaction Expense. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

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Section 6.8 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file a Registration Statement, including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of (i) registering the Common Stock Merger Consideration under the Securities Act, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger and (iii) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Seller and their counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit Seller and their counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with Seller and their advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Seller’s failure to consent is Seller’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and the United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Seller, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b) The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) an amendment to Parent’s certificate of incorporation to increase the authorized number of shares of Parent Common Stock, change the name of Parent, and declassify the board of directors of Parent (the “Parent Charter Amendment”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Common Stock Merger Consideration; (iv) approval of an equity compensation plan in a form reasonably satisfactory to Parent and Seller and providing for 4,129,630 shares of Common Stock reserved for issuance (as adjusted based upon the final determination of the assumptions set forth in Section 5.11 of the Disclosure Schedule prior to the Closing) (the “Parent Equity Compensation Plan”); (v) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

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(c) Seller and the Stockholders shall provide Parent, as promptly as reasonably practicable, with such information concerning the Seller Entities as may be necessary for the information concerning the Seller Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Seller Entities furnished by or on behalf of the Seller Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Seller or any other information furnished in writing by a Seller for inclusion in the Proxy Statement).

(d) Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters, and shall otherwise act in good faith and use reasonable best efforts to obtain the Parent Stockholder Approval.

Section 6.9 Form 8-K Filings. Parent and Seller shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Seller shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Seller and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Seller shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10 No Claim Against Trust Account. Notwithstanding anything else in this Agreement, Seller acknowledges that it has received a copy of the Parent’s final prospectus dated February 12, 2015 (the “Prospectus”) and understands that Parent has established a trust account (the “Trust Account”) initially in an amount of at least $100,000,000 for the benefit of the Public Stockholders (as defined in the Prospectus) and the underwriter of Parent’s initial public offering and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the Public Stockholders if Parent liquidates or fails to consummate a Business Combination within 18 months from the closing date of the Parent’s initial public offering or (iii) to Parent after or concurrently with the consummation of a Business Combination. Seller hereby agrees, on behalf of Seller, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Seller Entities and their respective Representatives do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit Seller’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for Parent to specifically perform its obligations under this Agreement, subject in all respects to Parent’s rights and obligations and limitations with respect to the Trust Account as described in the Prospectus, and (y) nothing herein shall serve to limit or prohibit any claims that Seller or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.10 will survive the termination of this Agreement and will not expire and may not be altered in any way without the express written consent of Parent; provided, however, that any consent of Parent provided pursuant to this Section 6.10 subsequent to Closing shall require the approval of a majority of the independent members of Parent’s board of directors.

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Section 6.11 Voting Agreement. Upon signing of the Merger Agreement, each signatory set forth on the signature pages of the Voting Agreement shall have delivered to Seller and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 6.12 Exclusivity.

(a) From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article 8, neither Parent nor the Seller shall, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each party hereto shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a party hereto or the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of a party hereto.

(b) In addition to the other obligations under this Section 6.12, each party hereto shall promptly (and in any event within three (3) Business Days after receipt thereof by such party) advise the other party orally and in writing of any written Acquisition Proposal received by such party, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each party hereto agrees that the rights and remedies for noncompliance with this Section 6.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party and that money damages will not provide an adequate remedy.

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Section 6.13 Financing.

(a) Parent and Seller shall each use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable on the terms and conditions contained in the Debt Commitment Letter, including (i) until the execution of definitive written agreements and documents with respect to the Debt Financing (any such agreements and documents, the “Definitive Financing Agreements”), maintaining in effect the Debt Commitment Letter; (ii) negotiating Definitive Financing Agreements consistent with the terms and conditions contained in the Debt Commitment Letter (or on such other terms as Parent and the Lenders shall agree so long as the terms of the Definitive Financing Agreements (1) do not reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter, (2) do not contain conditions or other contingencies to the funding of the Debt Financing that are in addition to or materially alter those contained in the Debt Commitment Letter, and (3) would not impair or delay the Closing or the date on which the Debt Financing would otherwise be obtained) and delivering to Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof; (iii) satisfying on a timely basis all conditions to the Debt Financing applicable to and within the control of Parent and/or Seller set forth in the Debt Commitment Letter or the Definitive Financing Agreements, as applicable, and comply in all material respects with its obligations under the Debt Commitment Letter; (iv) obtaining such third-party consents as may be reasonably required in connection with the Debt Financing; (v) consummating the Debt Financing at the Closing; and (vi) enforcing its rights under the Debt Commitment Letter in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Lender or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise. Neither Parent nor Seller shall, without the prior written consent of the other party, (A) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Financing Agreements (even if such amendment, replacement, supplement, modification, waiver or remedy does not (w) add new (or modify, in a manner adverse to any party, any existing) conditions or contingencies to the consummation of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing, (y) adversely impact the ability of Parent, the Surviving Entity or Seller, as applicable, to enforce its material rights against other parties to the Debt Commitment Letter or the Definitive Financing Agreements or otherwise adversely impact Seller, or (z) prevent, impede or delay the consummation of the transactions contemplated by this Agreement (together, the “Adverse Financing Conditions”) or (B) terminate or permit termination of any of the Debt Commitment Letter or the Definitive Financing Agreements. Parent or Seller shall (promptly after execution thereof) deliver to the other party copies of any amendment, replacement, supplement, modification or waiver to the Debt Commitment Letter or Definitive Financing Agreements. Parent and Seller shall use their respective reasonable best efforts to cause the Lenders to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to cause the Closing to occur by the date the Closing is required to occur pursuant to Section 8.1(b), including by promptly enforcing its or their rights under the Debt Commitment Letter and/or Definitive Financing Agreements, as applicable, in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Parent shall keep the Sellers reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Debt Financing and to satisfy the conditions thereof. Notwithstanding the generality of the foregoing, Parent shall give Seller prompt oral and written notice of any (A) breach or default (or threatened breach or default known to Parent) by any party to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, (B) any purported termination or repudiation by any party of the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing or (C) any material dispute or disagreement between or among the parties to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to Parent a written request, Parent shall provide any information reasonably requested by Seller relating to any circumstances referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, (i) Parent and Seller shall (A) use their reasonable best efforts to obtain as promptly as practicable alternative financing from the same and/or other sources (in an amount sufficient, when taken together with the proceeds from the remaining available portion of the Debt Financing) to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of the Cash Merger Consideration, Reimbursable Transaction Expenses, Parent Transaction Expenses and any other amounts payable under this agreement, on terms and conditions equivalent or no less favorable in the aggregate to Parent and Seller than those contained in the Debt Commitment Letter (taking into account any “flex” provisions), and which would not have any of the Adverse Financing Conditions, and enter into Definitive Financing Agreements with respect thereto (which agreements will be considered “Alternative Financing”), and (B) promptly notify Seller of such unavailability and the reason therefor; and (ii) the provisions of this Section 6.15(a) shall apply to any Alternative Financing obtained mutatis mutandis, and for purposes of Section 5.12 and this Section 6.15(a), all references to the Debt Financing shall be deemed to include Alternative Financing. Parent and Seller shall, and shall use their respective reasonable best efforts to cause their representatives to, comply with the terms, and satisfy on a timely basis the conditions of, the Debt Commitment Letter, any Alternative Financing, the Definitive Financing Agreements and any related fee and engagement letters.

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(b) Seller acknowledges and consents that Parent may pursue an equity financing of up to $30 million through the issuance of a preferred or common equity issued by Parent, upon terms and conditions satisfactory to Parent (the “Equity Offering” and, together with the Debt Financing, the “Financing”), which shall be consummated prior to or concurrent with the Closing; provided that Parent shall keep Seller reasonably informed at all times regarding the status of (including the terms and potential holders of) any such Equity Offering.

(c) Prior to the Closing, each party hereto shall use reasonable best efforts to provide all necessary cooperation reasonably requested by Parent and/or Seller in connection with the arrangement of the Financing, including using best efforts to (i) participate in a reasonable number of meetings, presentations and road shows with rating agencies, investors and prospective lenders; (ii) assist with the preparation of materials for rating agency and investor presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Debt Financing (including the syndication and marketing thereof), including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) facilitate the pledging of collateral at the Closing; (iv) furnish Parent and the Lenders as promptly as reasonably practicable with such financial and other pertinent information regarding the Seller Entities as may be reasonably requested by Parent or Lenders and providing customary representations in connection therewith, in each case that is customary or reasonably necessary for the syndication of the Debt Financing; (v) provide to Parent and the Lenders and their authorized representatives during normal business hours reasonable access to all offices, properties, Contracts and books and records of the Seller Entities reasonably requested to the extent not unreasonably interfering with the Seller Entities’ operations; (vi) take commercially reasonable actions necessary or reasonably requested by Parent to permit the prospective lenders or investors involved in the Financing to evaluate the Seller Entities current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date; and (vii) pass resolutions or consents to approve or authorize the execution of the Debt Financing; (it being understood that Seller shall have satisfied its obligations set forth in clauses (i) through (vii) of this sentence if Seller shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided). The foregoing notwithstanding, (A) no obligation of any Seller Entity pursuant to any agreement or arrangement entered into in connection with the Debt Financing shall be effective until the Closing, (B) nothing in this Section 6.13 will require any such cooperation to the extent that it would unreasonably interfere with the ongoing business or operations of the Seller and its Subsidiaries, (C) the Seller Entities shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters for the Debt Financing, except as may be required by Lenders, (D) the Seller Entities shall not be required to prepare and deliver any financial statements with respect to a month or fiscal period that has ended less than 45 days prior to the date of such request and (E) none of Seller, its Subsidiaries, nor any of their respective Affiliates or representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing that is not reimbursed by Parent at or prior to the Closing.

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(d) At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement; (ii) the payment of the Merger Consideration; (iii) the payment of expenses to the third parties to which they are owed, including, without limitation, the payment of the Reimbursable Transaction Expenses in accordance with the terms of this Agreement and (iv) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii) and (iii), to be disbursed to Parent.

Section 6.14 Delivery of Payoff Letter. At least two (2) Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered, to Parent a payoff letter executed by Bank of America, N.A., effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (i) indicate the total amount required to be paid to satisfy in full all obligations, fees and expenses outstanding pursuant to the Credit Agreement, dated July 12, 2012, as amended, among the Seller Entities and Bank of America (the “Seller Credit Agreement”) as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the assets of the Seller Entities arising under the Seller Credit Agreement or related agreements upon payment of the amounts set forth therein (the “Payoff Letter”). Seller shall use reasonable best efforts to promptly deliver all notices, terminate all commitments and take all other actions reasonably requested by Parent to facilitate the repayment in full and termination of such outstanding indebtedness and the release of any related Encumbrances, effective as of the Closing.

Section 6.15 Tax Matters.

(a) Cooperation on Tax Matters. After the Closing, Parent and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes relating to the Seller Entities, and Parent and Seller Entities shall retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding. Notwithstanding anything to the contrary contained in this Agreement, Stockholders shall be entitled to retain copies of all federal Tax Returns of the Seller Entities prepared on IRS Form 1120 and any comparable state Tax Returns related to the income or operations of the Seller Entities and information, records and documents relating to the Taxes reflected on such Tax Returns and the preparation of such Tax Returns.

(b) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Corporation.

(c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll, sales or receipts of the Seller Entities for the pre-Closing portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Seller Entities for a Straddle Period which relate to the pre-Closing portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

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Section 6.16 Notification of Certain Changes. During the period from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, each of Parent and the Seller shall give reasonably prompt notice to the other of any fact, circumstance, event or action the existence, occurrence or taking of which (i) (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (y) has resulted in, or would reasonably be expected to result in, any material failure by such party to satisfy the conditions set forth in Article 7, and (ii) such party actually becomes aware.

Section 6.17 Resignations. At or prior to Closing, Parent shall deliver to Seller written resignations, effective as of the Effective Time, of the officers and directors of Parent set forth on Section 6.17 of the Disclosure Schedules.

Section 6.18 Officers of Surviving Entity. Parent shall take all such action as may be necessary to cause so that following appointed as officers of the Surviving Entity to serve in such positions as of the Effective Time: Jeff Shanahan – President and Chief Executive Officer, Chuck Bernicker – Chief Financial Officer, Scott Dowty – Chief Sales Officer, Rush Taggart – Chief Technology Officer, Rob Nathan – Executive Vice President-Product, and Angelo Grecco – Executive Vice President-Business Development.

Section 6.19 Seller Charter Amendment. In connection with the transactions contemplated by this Agreement and immediately prior to the Effective Time, the certificate of incorporation of Seller will be amended to clarify that the valuation of the Merger Consideration and the disparate nature of the distribution of such Merger Consideration in terms of the mix of cash and securities with respect to different Stockholders shall each be as set forth in this Agreement and as set forth in Annex A hereto (the “Seller Charter Amendment”).

Section 6.20 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article 7 hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

Article 7

CONDITIONS TO CLOSING AND THE MERGER

Section 7.1 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Seller Stockholder Vote. This Agreement shall have been duly adopted by the Seller Stockholder Vote.

(d) HSR Filings. The filings of Parent and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) Litigation. No Legal Proceeding that is reasonably likely to succeed on its merits shall have been commenced against Parent, Merger Sub or any Seller Entity which would prevent the Closing.

(f) Certain Consents. The parties hereto shall have obtained, at or prior to Closing, the consents, authorizations or approvals listed on Section 7.1(f) of the Disclosure Schedule, in each case in substance and form reasonably satisfactory to the parties hereto, and no such consents, authorizations or approvals shall have been revoked.

(g) Payoff Payments. Simultaneously with the Closing, Seller and/or Parent shall have made, or caused to be made, the Payoff Payments.

(h) Financing. (i) The cash proceeds provided by the Financing, including the Debt Financing, when funded in accordance with the Debt Commitment Letter (or any Alternative Financing), together with funds held in the Trust Account after giving effect to the redemptions of shares of Parent Common Stock in connection with the Merger, shall be sufficient to fund the payment by Parent of the Cash Merger Consideration (less the Excess Cash amount), the Reimbursable Transaction Expenses, the Seller Non-Reimbursable Expenses, the Parent Transaction Expenses and any other amounts payable pursuant to this Agreement (including, without limitation, pursuant to Section 3.3(b)(v)), and (ii) Parent or Merger Sub shall have received the Financing, and the Debt Financing shall be been provided in the amounts and on the terms set forth in the Debt Commitment Letter or any Alternative Financing.

(i) Repayment of Executive Loans. All principal and interest outstanding as of the Closing pursuant to the loans made by CardConnect, LLC to the executives of the Seller Entities as set forth on Schedule 7.1(i) of the Disclosure Schedules shall have been repaid in full at or prior to Closing.

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Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived other than the condition set forth in Section 7.2(j) (Minority Vote), in whole or in part, in writing by Parent and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval), and Section 4.23 (Brokers) (the “Seller Fundamental Representations and Warranties”) and Section 4.4 (Capitalization), the representations and warranties set forth in Article 4 (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The representations and warranties set forth in Section 4.4 (Capitalization) shall be true and correct in all material respects, and the Seller Fundamental Representations and Warranties shall be true and correct in all respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except those Seller Fundamental Representations and Warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Seller shall have performed in all material respects or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of such Seller Entity, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Secretary’s Certificate. At Closing, Seller shall have delivered to Parent copies of the following, all certified by an authorized officer of Seller to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of each Seller Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the bylaws or operating agreement of each Seller Entity; and

(iii) the resolutions of the Seller Board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(e) Letter Agreement. Stockholders who in the aggregate are to receive at least 90% of the Common Stock Merger Consideration shall have delivered to Parent a duly executed counterpart signature page to the Letter Agreement.

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(f) Stockholder Agreement. The Stockholders party thereto shall have delivered to Parent duly executed counterpart signature pages to the Stockholder Agreement as may be modified to be in compliance with NASDAQ listing rules.

(g) FIRPTA. The Seller shall have delivered to Parent a duly and properly executed an affidavit, under penalties of perjury, stating that the Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

(h) Payoff Letter. Seller shall have delivered to Parent the Payoff Letter in accordance with Section 6.14.

(i) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect.

(j) Minority Vote. The Agreement shall have been duly adopted by the Minority Vote.

(k) Indebtedness. The amount of Indebtedness of the Seller Entities immediately prior to the Closing (and, for purposes of clarity, not taking into account the Financing) shall be equal to or less than $62,000,000.

Section 7.3 Conditions to the Obligations of the Seller Entities. The obligations of Seller to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.5 (Brokers), Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent) (the “Parent Fundamental Representations and Warranties”), the representations and warranties of Parent and Merger Sub contained in this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Parent Fundamental Representations and Warranties (other than the representations and warranties set forth in Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent)) shall be true and correct in all respects and the representations and warranties set forth in Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent) shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

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(b) Agreements and Covenants. Parent and Merger Sub shall have performed in all material respects or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Secretary’s Certificate. At Closing, each Parent and Merger Sub shall have delivered to Seller the copies of following, all certified by an authorized officer of Seller or Merger Sub, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation of each of Parent and Merger Sub, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the bylaws of each of Parent and Merger Sub; and

(iii) resolutions of the board of directors or other governing body of Parent and Merger and of the shareholder of Merger Sub authorizing and approving this Agreement, the Ancillary Agreement and all of the transactions and agreements contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Registration Rights Agreement. At Closing, Parent shall deliver a duly executed counterpart signature page to the Registration Rights Agreement.

(g) Employment Agreements. At Closing, Parent shall deliver duly executed counterpart signature pages to each of the Employment Agreements.

(h) Stockholder Agreement. Each signatory set forth on the signature pages of the Stockholder Agreement shall have delivered to Seller a duly executed counterpart signature page to the Stockholder Agreement.

(i) Equity Offering. The terms of any preferred or common equity interest issued by Parent in connection with the Equity Offering shall be reasonably satisfactory to Seller.

(j) Parent Costs. The aggregate amount of the Parent Costs shall not exceed $16,500,000.

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(k) NASDAQ Approval. The shares of Parent Common Stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Article 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Seller;

(b) by either Parent or Seller:

(i) if the Closing has not occurred on or before July 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(iii) if, the Parent Stockholder Approval is not obtained, or the holders of 90% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to redeem their shares of Parent Common Stock held by them in exchange for cash in accordance with Parent’s restated certificate of incorporation; or

(iv) if either the Seller Stockholder Vote or the Minority Vote is not obtained by the Outside Date.

(c) by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Seller entity contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)); or (ii) there has been a breach on the part of any Seller Entity of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Seller, if curable; or

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(d) by Seller, if neither any Seller nor any of the other Seller Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)); or (ii) there has been a breach on the part of Parent and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable.

Section 8.2 Manner of Exercise. In the event of termination by Parent or Seller, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.10, Article 8 and Article 9 will survive termination of this Agreement.

Section 8.4 Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 9

MISCELLANEOUS

Section 9.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

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If to Parent or Merger Sub, to:

c/o FinTech Acquisition Corp.

712 Fifth Avenue, 8th Floor

New York, NY 10019

Attention: James J. McEntee, III

Phone: (212) 735-1498

Email: jmce@stbwell.com

with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: J. Baur Whittlesey

Phone: (215) 731-9450

Email: JWhittlesey@ledgewood.com

If to Seller, to:

FTS Holding Corporation

1000 Continental Dr. Suite 600

King of Prussia, PA 19406

Attention: Jeff Shanahan

Phone: (484) 581-2920

Email: jshanahan@cardconnect.com

and

FTV Capital

555 California Street Suite 2900

San Francisco, CA 94109

Attention: Chris Winship and David Haynes

Phone: (415) 229-3000

Facsimile: (415) 229-3005

Email: cwinship@ftvcapital.com and dhaynes@ftvcapital.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street Suite 2700

San Francisco, CA 94104

Attention: Jeffrey B. Golden, P.C.

Phone: (415) 439-1431

Facsimile: (415) 439-1500

Email: jgolden@kirkland.com

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Section 9.3 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided that Parent and Seller shall cause the Surviving Corporation to pay at the Closing (and the Surviving Corporation shall be solely responsible for) all Reimbursable Transaction Expenses. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges shall be filed by the Surviving Corporation.

Section 9.6 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Pennsylvania state courts located in Philadelphia, Pennsylvania, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a Pennsylvania federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. Notwithstanding anything in this Section 9.6 to the contrary, each of the parties hereto agrees that it will not bring or support any Legal Proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.6 shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns.

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Section 9.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

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Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remember at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party irrevocable waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 9.14 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Seller; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals. The parties to this Agreement may not amend any of Section 6.13(a), Section 9.6, Section 9.7 or Section 9.13 in a manner adverse to the Lenders without the Lenders’ prior written consent.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

FINTECH ACQUISITION CORP.

/s/ Daniel G. Cohen
By: Daniel G. Cohen
Title: Chief Executive Officer

MERGER SUB:

FINTECH MERGER SUB INC.

/s/ Daniel G. Cohen
By: Daniel G. Cohen
Title: President

SELLER:

FTS HOLDING CORPORATION

/s/ Jeff Shanahan
By: Jeff Shanahan
Title: Chief Executive Officer and President

[Signature page to Agreement and Plan of Merger]

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EXHIBIT A

Form of Certificate of Merger

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CERTIFICATE OF MERGER

OF

FTS HOLDING CORPORATION

(a Delaware corporation)

WITH AND INTO

FINTECH MERGER SUB, INC.

(a Delaware corporation)

[_________], 2016

* * * * * * * * * *

In accordance with the provisions of Section 251

of the General Corporation Law of the State of Delaware

* * * * * * * * * *

FinTech Merger Sub, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, desiring to merge FTS Holding Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, with and into itself, pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST: The names and states of incorporation of each constituent entity of the merger (the “Merger”) are as follows: (i) FinTech Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and (ii) FTS Holding Corporation, a Delaware corporation (“FTS”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated March 7, 2016 by and among FinTech Acquisition Corp., a Delaware corporation, Merger Sub and FTS has been approved, adopted, certified, executed and acknowledged by each constituent entity, in accordance with Sections 228 and 251 of the DGCL.

THIRD: Merger Sub shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The name of the Surviving Corporation is “FTS Holding Corp.”

FOURTH: The Merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, 712 Fifth Avenue, 8th Floor, New York, NY 10019.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any member of the constituent entities or any person holding an interest in any other business entity which is to merge or consolidate.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

FINTECH MERGER SUB, INC.,
a Delaware corporation

By:
Name:
Its:

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EXHIBIT B

Form of Merger Sub Bylaws

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BYLAWS

OF

FINTECH MERGER SUB, INC.

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

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ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days' notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

2.2.7 Consent In Lieu of Meeting. Unless otherwise restricted by the Company’s Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

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4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

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EXHIBIT C

Form of Merger Sub Certificate of Incorporation

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CERTIFICATE OF INCORPORATION

OF

FINTECH MERGER SUB, INC.

FIRST. The name of this corporation is FinTech Merger Sub, Inc. (the “Corporation”).

SECOND. Its registered office and place of business in the State of Delaware is to be located at 110 S. Poplar Street, Suite 101, Wilmington, New Castle County, Delaware 19801. The Registered Agent in charge thereof is Andrew M. Lubin.

THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall be authorized to issue One Thousand (1,000) Shares of common stock at $0.0001 Par Value.

FIFTH: The Corporation shall have perpetual existence.

SIXTH. The name and address of the incorporator is as follows: Rachel L. Bradley, Two Commerce Square, 2001 Market Street, Suite 3400, Philadelphia, PA 19103.

SEVENTH. The directors shall have power to make and to alter or amend the bylaws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of the Corporation.

The bylaws shall determine whether and to what extent the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall have any right of inspecting any account, or book, or document of the Corporation, except as conferred by the law or the bylaws, or by resolution of the stockholders.

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The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

EIGHTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 14th day of January, 2016.

/s/ Rachel Bradley
RACHEL L. BRADLEY	(Seal)
INCORPORATOR

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ANNEX A

Stockholder Allocation

The transactions contemplated by the Agreement are based on an aggregate equity value of Seller equal to $350,000,000 plus the amount of the Excess Cash (the “Aggregate Consideration Amount”).

The Cash Merger Consideration shall be paid to the holders of FTS Shares and the holders of FTS Options as follows and in each case in accordance with this Annex A: (1) first, an aggregate amount equal to the accrued and unpaid dividends with respect to the outstanding FTS Series A Shares as of the date of this Agreement shall be paid, pro rata, to the holders of the FTS Series A Shares, (2) second, the aggregate amount of the Seller Non-Reimbursable Expenses shall be paid to the payees thereof, (3) third, the aggregate amount of the Per Share Option Cash Consideration payable to the holders of FTS Cashout Options pursuant to Section 2.10(a) of the Agreement shall be paid, pro rata, to the holders of FTS Cashout Options, (4) fourth, an amount equal to $140,000,000 less the aggregate amount paid to the holders of FTS Series A Shares pursuant to the preceding clause (1) above shall be paid to the FTV Entities with respect to all of their FTS Shares, and (5) the remainder of the Cash Merger Consideration, after payment of the amounts described in the preceding clauses (1) - (4) above, shall be paid, pro rata, to the holders of FTS Shares, other than the FTV Entities.

The Common Stock Merger Consideration shall be distributed to each holder of FTS Shares by determining the number of shares of Parent Common Stock equal to (i) such holder’s allocable portion of the Aggregate Consideration Amount as determined in accordance with the Seller Charter Documents, minus (ii) the aggregate amount of the Cash Merger Consideration paid to such holder, divided by (iii) $10.00 per share.

A sample calculation and pay-out of this Stockholder Allocation is attached hereto, which is subject to the following assumptions and merely represents an example calculation and not a binding or definitive determination: (i) the Closing Date is June 30, 2016, (ii) Excess Cash as of the Closing equals $6,000,000, and (iii) no FTS Options have been exercised or cancelled after the date of the Agreement and prior to the Closing.

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CardConnect

Annex A

Assumes closing date of June 30, 2016

Assumes Excess Cash as of the Closing is $6,000,000

Stockholder Allocation / Equity Rollover

			Post-Conversion Common		Fully Diluted					Shares/
	Common	Preferred	Shares	Ownership %	Shares	Ownership %	Value	Cash	Stock	Options
Preferred (1)	1,376,237	20,364,981	21,741,218	75.0%	21,741,218	63.7%	$214,537,941	$115,065,838	$99,472,103	9,947,210
Common	7,232,484	-	7,232,484	25.0%	7,232,484	21.2%	$71,368,689	$22,272,021	$49,096,668	4,909,667
Options	-	-	-	0.0%	5,162,500	15.1%	$31,153,208	$9,721,979	$21,431,229	3,472,506
Total	8,608,721	20,364,981	28,973,702	100.0%	34,136,202	100.0%	$317,059,838	$147,059,838	$170,000,000	18,329,383

Cash Distribution

	Cash		Preferred Cash
Total Distributable Cash	$180,000,000	Series A Preference	$24,934,162
Excess Cash	$6,000,000	Common	$115,065,838
Total Distributable Cash	$186,000,000	Total Preferred Cash	$140,000,000

Series A Preference	$(24,934,162)

Seller Non-Reimbursable Expenses
Net Management carve-out	$(3,551,000)
Seller Non-Reimbursable Fees	$(10,455,000)
Seller Non-Reimbursable Expenses	$(14,006,000)
Remaining Cash	$147,059,838

Common held by Preferred	$115,065,838
Other Common + Options	$31,994,000
Remaining Cash	$147,059,838

Note

1. Includes any common shares held by the preferred stockholders

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ANNEXES B-1 through B-7

Forms of Employment Agreements

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Annex B-1

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [_____], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Jeffrey Shanahan (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of September 15, 2010 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the President and Chief Executive Officer of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s board of directors (the “Board”).

(b)         Executive shall report to the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)         Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be five hundred thousand dollars ($500,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses, provided that Executive shall be entitled to travel business class on all flights taken by Executive in the course of performing his duties and responsibilities under this Agreement.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee (except as otherwise provided herein), a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee (the “Annual Bonus”). During the Employment Period, Executive’s target Annual Bonus shall not be less than sixty percent (60%) of the Base Salary. The amount of the Annual Bonus for the 2016 calendar year shall be determined in accordance with the terms and conditions of the annual incentive plan under which Executive participated immediately prior to the Merger. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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(e)         As soon as practicable after the consummation of the Merger, Executive shall be granted equity compensation in the form of nonqualified stock options (the “Options”) pursuant to the equity compensation plan to be adopted by Parent (or its successor) in connection with the Merger (the “Equity Plan”), to purchase a number of shares of common stock of the Parent (or its successor) equal to 33.3% of the total shares authorized for issuance under the Equity Plan at an exercise price equal to the fair market value of such shares on the grant date. The Options shall be issued pursuant to the terms and conditions of the Equity Plan and the terms and conditions of the Options shall be consistent with similar equity-based compensation awards granted to similarly-situated senior executives of Parent; provided, however, that (i) the Options shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date hereof, except that the Options shall become fully vested and exercisable (A) if the Employment Period is terminated by Parent without Cause or by Executive with Good Reason or (B) upon a “change of control” (as such term is defined in the Equity Plan) and (ii) the scheduled expiration date of the Options shall be 10 years from the grant date of the Options.

4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) the target Annual Bonus for the year in which the Employment Period was terminated, to the extent it would have been payable to Executive under Section 3(d), prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twenty-four (24) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twenty-four (24) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination. In addition, if Executive elects to continue and pays his health insurance coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), following the termination of Executive’s employment, then Parent shall pay or reimburse Executive for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

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(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under the Equity Plan (and any successor plans)) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

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(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target Annual Bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

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(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

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6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

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(b)         During the Employment Period and for twenty-four (24) months thereafter, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or other restricted period shall be tolled until such breach or violation has been duly cured.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

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10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Jeffrey Shanahan

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

Notices to Parent or the Company:

CardConnect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention: Board of Directors

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

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19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

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23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

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(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

25.         Legal Fees Associated with this Agreement. Following the closing of the Merger, Parent shall reimburse Executive for the documented legal fees and expenses of Executive’s counsel in connection with the review, negotiation, drafting and finalization of this Agreement in an amount not to exceed twenty thousand dollars ($20,000).

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Jeffrey Shanahan

{Employment Agreement – Jeffrey Shanahan}

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Annex B-2

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the“Agreement”) is made as of [                    ], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Patrick Shanahan (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of [                  ] (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Chief Operating Officer of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”)

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)         Executive shall perform his duties hereunder at the Company’s offices in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries.

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be three hundred and fifty thousand dollars ($350,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses, provided that Executive shall be entitled to travel business class on all flights taken by Executive in the course of performing his duties and responsibilities under this Agreement.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, (except as otherwise provided herein), a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee (the “Annual Bonus”). During the Employment Period, Executive’s target Annual Bonus shall not be less than thirty-five percent (35%) of the Base Salary. The amount of the Annual Bonus for the 2016 calendar year shall be determined in accordance with the terms and conditions of the annual incentive plan under which Executive participated immediately prior to the Merger. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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(e)         As soon as practicable after the consummation of the Merger, Executive shall be granted equity compensation in the form of nonqualified stock options (the “Options”) pursuant to the equity compensation plan to be adopted by Parent (or its successor) in connection with the Merger (the “Equity Plan”), to purchase a number of shares of common stock of the Parent (or its successor) equal to 12% of the total shares authorized for issuance under the Equity Plan at an exercise price equal to the fair market value of such shares on the grant date. The Options shall be issued pursuant to the terms and conditions of the Equity Plan and the terms and conditions of the Options shall be consistent with similar equity-based compensation awards granted to similarly-situated senior executives of Parent; provided, however, that (i) the Options shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date hereof, except that the Options shall become fully vested and exercisable (A) if the Employment Period is terminated by Parent without Cause or by Executive with Good Reason or (B) upon a “change of control” (as such term is defined in the Equity Plan) and (ii) the scheduled expiration date of the Options shall be 10 years from the grant date of the Options.

4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) the target Annual Bonus for the year in which the Employment Period was terminated, to the extent it would have been payable to Executive under Section 3(d), prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent ’s payroll practices at the time of termination. In addition, if Executive elects to continue and pays his health insurance coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), following the termination of Executive’s employment, then Parent shall pay or reimburse Executive for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

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(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under the Equity Plan (and any successor plans)) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

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(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target Annual Bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

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(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

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6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation.

(a)         In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

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(b)         During the Employment Period and for twenty-four (24) months thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period and/or Nonsolicit Period shall be tolled until such breach or violation has been duly cured.

(e)         Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, other that the Employee Confidential Information and Noncompetition Agreement, dated June 1, 2011, by and between Executive and Heartland Payment Systems, Inc. (“Heartland”), effective upon Executive’s termination from employment with Heartland, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Patrick Shanahan

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

Notices to Parent or the Company:

CardConnect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention:  Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

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(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Patrick Shanahan

{Employment Agreement - Patrick Shanahan}

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Annex B-3

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [________], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Charles B. Bernicker (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of July 25, 2012 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Chief Financial Officer of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”)

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)         Executive shall perform his duties hereunder at the Company’s offices in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be three hundred and fifty thousand dollars ($350,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses, provided that Executive shall be entitled to travel business class on all flights taken by Executive in the course of performing his duties and responsibilities under this Agreement.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee (except as otherwise provided herein), a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee (the “Annual Bonus”). During the Employment Period, Executive’s target Annual Bonus shall not be less than thirty-five percent (35%) of the Base Salary. The amount of the Annual Bonus for the 2016 calendar year shall be determined in accordance with the terms and conditions of the annual incentive plan under which Executive participated immediately prior to the Merger. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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(e)         As soon as practicable after the consummation of the Merger, Executive shall be granted equity compensation in the form of nonqualified stock options (the “Options”) pursuant to the equity compensation plan to be adopted by Parent (or its successor) in connection with the Merger (the “Equity Plan”), to purchase a number of shares of common stock of the Parent (or its successor) equal to 12% of the total shares authorized for issuance under the Equity Plan at an exercise price equal to the fair market value of such shares on the grant date. The Options shall be issued pursuant to the terms and conditions of the Equity Plan and the terms and conditions of the Options shall be consistent with similar equity-based compensation awards granted to similarly-situated senior executives of Parent; provided, however, that (i) the Options shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date hereof, except that the Options shall become fully vested and exercisable (A) if the Employment Period is terminated by Parent without Cause or by Executive with Good Reason or (B) upon a “change of control” (as such term is defined in the Equity Plan) and (ii) the scheduled expiration date of the Options shall be 10 years from the grant date of the Options.

4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) the target Annual Bonus for the year in which the Employment Period was terminated, to the extent it would have been payable to Executive under Section 3(d), prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent ’s payroll practices at the time of termination. In addition, if Executive elects to continue and pays his health insurance coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), following the termination of Executive’s employment, then Parent shall pay or reimburse Executive for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

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(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under the Equity Plan (and any successor plans)) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

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(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target Annual Bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

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(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

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6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation.

(a)         In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

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(b)         During the Employment Period and for twenty-four (24) months thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period and/or Nonsolicit Period shall be tolled until such breach or violation has been duly cured.

(e)         Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, other that the Employee Confidential Information and Noncompetition Agreement, dated June 1, 2011, by and between Executive and Heartland Payment Systems, Inc. (“Heartland”), effective upon Executive’s termination from employment with Heartland, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Charles B. Bernicker

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

Notices to Parent or the Company:

CardConnect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention:  Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

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(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Charles B. Bernicker

{Employment Agreement - Charles B. Bernicker}

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Annex B-4

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [                   ], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Scott Dowty (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of September 12, 2014, as amended October [       ], 2015 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Chief Sales Officer of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”).

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, (ii) serve as an officer or director of the board for the Astound Group in Toronto, Canada, so long as such activities do not materially interfere with Executive’s services and obligations hereunder and (iii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)         Executive shall perform his duties hereunder in Las Vegas, Nevada. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries.

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be two hundred and fifty thousand dollars ($250,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) any bonus which would have been payable to Executive under Section 3(d) with respect to the year in which the Employment Period was terminated but for such termination of the Employment Period, prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amounts payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent ’s payroll practices at the time of termination. In addition, if Executive elects to continue and pays his health insurance coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), following the termination of Executive’s employment, then Parent shall pay or reimburse Executive for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

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(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under any equity incentive plan of Parent or the Company) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

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(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target annual bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of Las Vegas, Nevada. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any Earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

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(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

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7.           Non-Compete, Non-Solicitation.

(a)         In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

(b)         During the Employment Period and for the twenty-four (24) months thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

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(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period and/or Nonsolicit Period shall be tolled until such breach or violation has been duly cured.

(e)         Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Scott Dowty

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

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Notices to Parent or the Company:

CardConnect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention:  Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

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20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

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24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Scott Dowty

{Employment Agreement - Scott Dowty}

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Annex B-5

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [________], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Robert Nathan (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of March 27, 2012 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.

(a)         Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

(b)         Each of the Company and Executive hereby agree that any previous employment agreement or arrangement (except with respect to confidentiality and assignment of intellectual property) is hereby terminated, and the terms and conditions of Executive’s employment with the Company shall be governed by this Agreement.

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Executive Vice President - Integrated Solutions of Parent, the Company and their Subsidiaries (as defined below), and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”).

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)         Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be two hundred sixty thousand ($260,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year,(D) any bonus which would have been payable to Executive under Section 3(d) with respect to the year in which the Employment Period was terminated but for such termination of the Employment Period, prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination.

(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

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(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under any equity incentive plan of Parent or the Company) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target annual bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

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(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

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(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation. (a)         In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

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(b)         During the Employment Period and for twenty-four (24) months thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period and/or Nonsolicit Period shall be tolled until such breach or violation has been duly cured.

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(e)         Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Robert Nathan

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

Notices to Parent or the Company:

Card Connect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention:  Chief Executive Officer

Facsimile: (216) 682-2401

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FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

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16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

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21.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

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(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Name:
Title:

CARDCONNECT, LLC

By:
Name:
Title:

ROBERT NATHAN

{Employment Agreement - Robert Nathan}

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Annex B-6

CARDCONNECT, LLC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [                  ], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Rush Taggart (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of February 14, 2012 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Chief Technology Officer of Parent, the Company and their Subsidiaries (as defined below), and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”).

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)          Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be two hundred seventy-five thousand ($275,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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4.           Term.

(a)          The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)          If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) any bonus which would have been payable to Executive under Section 3(d) with respect to the year in which the Employment Period was terminated but for such termination of the Employment Period, prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination.

(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

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(d)          Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under any equity incentive plan of Parent or the Company) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)           For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)          The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target annual bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

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5.           Confidential Information.

(a)          Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)          During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

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(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)          Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.            Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation.

(a)          In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

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(b)          During the Employment Period and for twenty-four (24) months thereafter, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)          In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or other restricted period shall be tolled until such breach or violation has been duly cured.

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(e)          Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.            Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.            Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.          Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Rush Taggart

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

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Notices to Parent or the Company:

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention: Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.          Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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15.          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.          Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.          Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.          Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.          Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

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21.          Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.          Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.          Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.          Section 409A Compliance.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

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(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)         With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)        To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Rush Taggart

{Employment Agreement – Taggart}

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Annex B-7

CARDCONNECT, LLC

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [_____], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Angelo Grecco (“Executive”).

WHEREAS, the Company and the Executive were parties to that certain Employment Agreement, dated as of February 12, 2010, which terminated on December 31, 2012 (the “Original Employment Agreement”);

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”); and

WHEREAS, in connection with the Merger, the parties hereto desire to enter into this Agreement to provide for the terms of Executive’s employment.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Executive Vice President – Business Development of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”).

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

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(c)          Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be two hundred and forty thousand dollars ($240,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

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4.           Term.

(a)          The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)          If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) any bonus which would have been payable to Executive under Section 3(d) with respect to the year in which the Employment Period was terminated but for such termination of the Employment Period, prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination.

(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

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(d)          Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under any equity incentive plan of Parent or the Company) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)           For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)          The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target annual bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

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5.           Confidential Information.

(a)          Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)          During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

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(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)          Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.            Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation.

(a)          In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality, or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

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(b)          During the Employment Period and for twenty-four (24) months thereafter, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)          In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or other restricted period shall be tolled until such breach or violation has been duly cured.

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(e)          Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.            Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.            Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.          Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Angelo Grecco

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

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Notices to Parent or the Company:

CardConnect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention: Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.          Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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15.          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.          Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.          Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.          Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.          Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

Annex-A-174

21.          Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22.          Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.          Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.          Section 409A Compliance.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

Annex-A-175

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)         With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)        To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

* * * * *

Annex-A-176

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Its:

CARDCONNECT, LLC

By:
Its:

Angelo Grecco

{Employment Agreement – Angelo Grecco}

Annex-A-177

ANNEX C

Form of Letter Agreement

Annex-A-178

ANNEX C

[__________], 2016

FinTech Acquisition Corp.

712 Fifth Avenue

8th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter (“Letter Agreement”), by and among FinTech Acquisition Corp., a Delaware corporation (the “Company”), certain former stockholders of FTS Holding Corporation, a Delaware corporation (“FTS”), identified on Exhibit A-1 hereto, who immediately following the Merger (as defined below) are stockholders of the Company (the “FTS Stockholders”), and certain other stockholders of the Company identified on Exhibit A-2 hereto (the “Founding Stockholders” and, together with the FTS Stockholders, the “Stockholders”), is being delivered in accordance with the Agreement and Plan of Merger, dated March [____], 2016 (the “Merger Agreement”), by and among the Company, FinTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and FTS Holding Corporation, a Delaware corporation (“FTS”). Pursuant to the Merger Agreement, FTS will be merged with and into Merger Sub (the “Merger”) and, in connection with and upon closing of the Merger, the stockholders of FTS shall receive as partial consideration in the Merger shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Exhibits A-1 and A-2 hereto set forth the units and/or shares of Common Stock held by each of the Stockholders immediately following closing of the Merger (the “Shares”); provided, however, that the term “Shares” with respect to Cantor Fitzgerald & Co. (“Cantor”) shall only include the 100,000 units purchased by Cantor in the private placement that occurred simultaneous with the Company’s initial public offering. For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires pursuant and in accordance with Section 2 hereof.

Each undersigned Stockholder hereby agrees as follows:

1. From the date hereof until the earlier of (A) 180 days following the date hereof or (B) the consummation of the Follow-On Offering (as such term is defined in the registration rights agreement (the “Registration Rights Agreement”), dated as the date hereof, by and among the Company, FTVENTURES III, L.P., FTVENTURES III-N, L.P., FTVENTURES III-T, L.P. and the other stockholders of FTS signatory thereto (the “Lock-Up Period”), none of the undersigned Stockholders shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder with respect to the Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii); provided, however, that this Section 1 shall not apply to Shares transferred in accordance with the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P. or Shares transferred in accordance with the limited liability company agreement of FinTech Investor Holdings, LLC as in effect on the date of the Merger Agreement.

Annex-A-179

2. Notwithstanding the provisions contained in paragraph 1 hereof, each of the undersigned Stockholders may transfer Shares (a) to the Company’s officers and directors, (b) to an immediate family member or charitable organization or a trust formed for the benefit of an immediate family member or charitable organization, (c) by bona fide gift, will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (d) pursuant to a qualified domestic relations order, (e) if such Stockholder is a trust, to a trustor or beneficiary of the trust, (f) if such Stockholder is not a natural person, by virtue of the laws of its jurisdiction of formation upon the dissolution of such Stockholder, (g) in a distribution to partners (direct or indirect), members or shareholders of the Stockholder, (h) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interest of which are held by the Stockholder or the immediate family members of the Stockholder in a transaction not involving a disposition for value, (i) to any affiliate (as defined in Rule 405 of the Securities Act) of Cantor, (j) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (k) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity; provided, however, that, in the case of clauses (a) through (k), these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein. For the avoidance of doubt, the undersigned Stockholders will be permitted to sell their Shares in certain registered offerings commenced by the Company on the terms and pursuant to the conditions set forth in the Merger Agreement and Registration Rights Agreement.

3. Subject to the limitations described herein, each of the undersigned Stockholders shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

4. During the Lock-Up Period, all dividends and distributions payable in cash with respect to the Shares shall be paid, as applicable, to each of the undersigned Stockholders, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become subject to restrictions on transfer under this Letter Agreement until the end of the Lock-up Period.

Annex-A-180

5. Each of the undersigned Stockholders represents and warrants, severally and not jointly, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

6. Each of the Founding Stockholders hereby agrees not to exercise any of his, her or its registration rights under that certain Registration Rights Agreement with the Company, dated February 12, 2015 (the “Founders’ Registration Rights Agreement”), until the earlier of (i) the consummation of the Follow-On Offering and (ii) the date the FTV Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is declared effective by the Commission. Each of the Founding Stockholders hereby agrees not to exercise any of his, her or its rights under the Founders’ Registration Rights Agreement to participate in the Follow-On Offering or in any offering of securities pursuant to the FTV Shelf Registration Statement.

7. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto.

8. No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

9. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Annex-A-181

10. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that this Letter Agreement shall be specifically enforceable, and that any breach of this Letter Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Letter Agreement were not carried out in accordance with the terms and conditions hereof.

11. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

12. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

13. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Letter Agreement may be executed by facsimile signature or by other electronic means, which shall be accepted as if they were original execution signatures.

14. This Letter Agreement shall terminate on the later of (i) the consummation of the Follow-On Offering and (ii) the date the FTV Shelf Registration Statement is declared effective by the Commission; provided that, for the purposes of clarity, the restrictions and other provisions set forth in Section 1 and Section 4 shall terminate upon the expiration of the Lock-Up Period.

[Signature page follows]

Annex-A-182

Sincerely,

FINTECH ACQUISITION CORP. a Delaware corporation

By:
Name:	James J. McEntee, III
Title:	Chief Financial Officer and Chief Operating Officer

[Letter Agreement]

Annex-A-183

FTS STOCKHOLDERS: FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER SIGNATURE BLOCKS TO COME]

[Letter Agreement]

Annex-A-184

FOUNDING STOCKHOLDERS:

DGC FAMILY FINTECH TRUST
Name: Daniel Cohen
Title:
FINTECH INVESTOR HOLDINGS, LLC

Name: Daniel Cohen Title: Authorized Person
COHEN SPONSOR INTERESTS, LLC
Name: Daniel Cohen Title: Authorized Person

CANTOR FITZGERALD & CO.

Name:
Title:

[Letter Agreement]

Annex-A-185

Betsy Z. Cohen

Daniel G. Cohen

Walter Beach

William Lamb

Frank Mastrangelo

James J. McEntee, III

Shami Patel

Alan Joseph Ferraro

[Letter Agreement]

Annex-A-186

Exhibit A-1

Former FTS Stockholders

Holder	Address	Shares of Common Stock Received as Consideration in the Merger
1. FTVentures III, L.P.
2. FTVentures III-N, L.P.
3. FTVentures III-T, L.P.
4. Brian Shanahan
5. MKY Investments LLC
6. Jeffrey Shanahan
7. Tim Hutteger
8. Jeff Shavitz
9. Kevin Gainer
10. Kelly Armstrong
11. Top Sail Technologies
12. John Katoula
13. Randy Langlois
14. Robert Nathan
15. Patrick Shanahan
16. Linda Intagliata
17. Adam Moss
18. Kevin McGuire
19. Renee Hritz
20. Rush Taggart
21. Jay Caufield
22. G&K Limited Partnership
23. J&R Mohr Limited Partnership
24. Tony Sdao
25. Sdao Family II, LLC
26. Eric Odegard

[Letter Agreement]

Annex-A-187

Exhibit A-2

Founding Stockholders

Holder	Address	Shares of Common Stock/Units
27. Walter Beach
28. Daniel G. Cohen
29. Betsy Z. Cohen
30. Cohen Sponsor Interests, LLC
31. DGC Family FinTech Trust
32. FinTech Investor Holdings, LLC
33. William Lamb
34. Frank Mastrangelo
35. James J. McEntee, III
36. Shami Patel
37. Alan Joseph Ferraro
38. Cantor Fitzgerald & Co.

[Letter Agreement]

Annex-A-188

ANNEX D

Form of Registration Rights Agreement

Annex-A-189

ANNEX D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_____], 2016, is made and entered into by and among FinTech Acquisition Corp., a Delaware corporation (the “Company”), FTVENTURES III, L.P., a Delaware limited partnership (“FTVIII”), FTVENTURES III-N, L.P., a Delaware limited partnership (“FTVIIIN”),FTVENTURES III-T, L.P., a Delaware limited partnership (“FTVIIIT” and, together with FTVIII and FTVIIIN, the “FTV Holders”), and the other stockholders of the Company signatory hereto (the “CC Shareholders” and, together with the FTV Holders, the “Holders”).

RECITALS

WHEREAS, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FTS, have entered into an Agreement and Plan of Merger, dated March [_____], 2016 (the “Merger Agreement”), pursuant to which FTS is to merge with and into Merger Sub (the “Merger”);

WHEREAS, the Holders are shareholders of FTS and in connection with and upon the closing of the Merger (the “Closing”), will receive an aggregate of [_______] shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) as a portion of the consideration paid to the Holders in the Merger (the “Shares”);

WHEREAS, the parties hereto desire to enter into this Agreement in order to grant the Holders certain registration rights as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1.	Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.1.1.	“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board (upon the advice of legal counsel) (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

1.1.2.	“Agreement” shall have the meaning given in the Preamble.

1.1.3.	“Board” shall mean the Board of Directors of the Company.

1.1.4.	“CC Shareholders” shall have the meaning given in the Preamble.

1.1.5.	“Closing” shall have the meaning given in the Recitals hereto.

1.1.6.	“Commission” shall mean the Securities and Exchange Commission.

1.1.7.	“Common Stock” shall have the meaning given in the Recitals hereto.

1.1.8.	“Company” shall have the meaning given in the Preamble.

Annex-A-190

1.1.9.	“Demand Registration” shall have the meaning given in subsection 4.1.1.

1.1.10.	“Demanding Holders” shall have the meaning given in subsection 4.1.1.

1.1.11.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.1.12.	“Follow-On Offering” shall have the meaning given in Section 2.1.1.

1.1.13.	“Follow-On Registration Statement” shall have the meaning given in Section 2.1.1.

1.1.14.	“Follow-On Underwriting Agreement” shall have the meaning given in subsection 2.1.4

1.1.15.	“Founder Share Letter Agreement” shall mean the letter agreement dated as of February 12, 2015, by and among the Company, Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Frank Mastrangelo, James J. McEntee, III, Shami Patel, Walter Beach and FinTech Investor Holdings, LLC.

1.1.16.	“Holders” shall have the meaning given in the Preamble.

1.1.17.	“Maximum Number of Securities” shall have the meaning given in subsection 4.2.2.

1.1.18.	“Merger” shall have the meaning given in the Recitals hereto.

1.1.19.	“Merger Agreement” shall have the meaning given in the Recitals hereto.

1.1.20.	“Merger Sub” shall have the meaning given in the Recitals hereto.

1.1.21.	“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the light of the circumstances under which they were made, not misleading.

1.1.22.	“Piggy-back Registration” shall have the meaning given in Section 4.2.1.

1.1.23.	“Pro Rata” shall mean the proportion calculated by dividing the respective number of Registrable Securities that each Demanding Holder has requested be included in a Registration and the aggregate number of Registrable Securities that the Demanding Holders collectively requested be included in such Registration.

1.1.24.	“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

1.1.25.	“Registrable Security” shall mean (a) the Shares, (b) any other shares of Common Stock issued or issuable with respect to any Shares by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction and (c) any other Common Stock acquired by the Holders prior to the consummation of the Follow-On Offering; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) such securities shall have been sold or distributed in accordance with a Registration Statement or Rule 144 under the Securities Act; (ii) such securities shall have ceased to be outstanding; (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or (iv) such securities have been repurchased by the Company.

1.1.26.	“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

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1.1.27.	“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, qualification and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in connection with each Demand Registration, Follow-On Offering, Piggy-back Registration or Shelf Takedown, the Company shall reimburse the Holders of Registrable Securities included in such registration or offering for reasonable fees and disbursements of one counsel designated by the holders of a majority of the Registrable Securities included in such registration or offering (the “Counsel Fees”) up to $25,000 for each such Demand Registration, Piggyback Registration or Shelf Takedown and up to $50,000 in the Follow-On Offering; provided, however that the aggregate amount of such reimbursements shall not exceed $125,000 (the “Counsel Fee Cap”); provided, further, that, for the avoidance of doubt, the Holders of Registrable Securities included in any such Demand Registration, Follow-On Offering, Piggyback Registration or Shelf Takedown shall bear and pay all Counsel Fees incurred in connection with such registration or offering in excess of the Counsel Fee Cap. For the avoidance of doubt, each Holder that sells securities pursuant to a Demand Registration, Follow-On Offering, Piggy-back Registration or Shelf Takedown hereunder shall bear and pay all underwriting discounts and commissions and brokerage fees applicable to the securities sold for such Holder’s account.

1.1.28.	“Registration Statement” shall mean any registration statement that covers the Registrable Securities (including the Follow-On Registration Statement and FTV Shelf Registration Statement, as applicable) pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

1.1.29.	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.1.30.	“Shares” shall have the meaning given in the Recitals hereto.

1.1.31.	“Shelf Supplement” shall have the meaning given in subsection 3.1.2.

1.1.32.	“Shelf Takedown” shall have the meaning given in subsection 3.1.2.

1.1.33.	“Shelf Takedown Notice” shall have the meaning given in subsection 3.1.2.

1.1.34.	“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

1.1.35.	“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Annex-A-192

ARTICLE 2.

FOLLOW-ON OFFERING

2.1.	Follow-On Registration Statement.

2.1.1.	The Company shall: (i) no later than 180 days following the Closing file with the Commission a Registration Statement on Form S-1 or Form S-3, if available, or any successor form (the “Follow-On Registration Statement”); (ii) use commercially reasonable best efforts and act in good faith to cause the Follow-On Registration Statement to be declared effective by the Commission as soon as practicable thereafter; and (iii) use commercially reasonable best efforts to consummate within twelve months following the Closing a registered underwritten public offering of Common Stock, including the Registrable Securities then held by the Holders set forth on Annex I hereto for an offering to be made in accordance with the methods of distribution elected by such Holders and set forth in the Follow-On Registration Statement (the “Follow-On Offering”).

2.1.2.	The Company shall give written notice of the proposed filing of the Follow-On Registration Statement to Holders as soon as practicable but not less than thirty (30) days before the anticipated filing date of the Follow-On Registration Statement, which notice shall (a) describe the proposed amount of Common Stock to be registered in the Follow-On Offering and the name of the proposed managing underwriter or underwriters and (b) offer to all Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within fifteen (15) business days after receipt of such written notice.

2.1.3.	The Follow-On Offering shall be in the form of an Underwritten Offering. The Holders shall have the right to select the underwriter(s), investment banker(s) and/or manager(s) to administer the Follow-On Offering, subject to the consent of the Company, which consent shall not be unreasonably withheld.

2.1.4.	The aggregate number of shares or dollar amount of Common Stock to be registered and sold in the Follow-On Offering shall be determined by the Company in consultation with the Underwriters, based on market conditions at the time of the Follow-On Offering. The consummation of the Follow-On Offering shall be subject to the satisfaction of any terms and conditions set forth in the underwriting agreement entered into with respect to the Following-On Offering (the “Follow-On Underwriting Agreement”).

2.1.5.	For the avoidance of doubt, any Registration effected pursuant to Section 2.1 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 4.1.1. hereof.

2.1.6.	Price and Underwriting Discounts. The price per share of Common Stock to be sold in the Follow-On Offering shall be proposed by the underwriter(s) for the Follow-On Offering immediately prior to the execution of the Follow-On Underwriting Agreement, subject to approval by the holders of a majority of the Shares of Common Stock included in the Follow-On Offering. The underwriting discount and other financial terms set forth in the Follow-On Underwriting Agreement shall be agreed upon by the Underwriter(s) of the Follow-On Offering and the holders of a majority of the Registrable Securities included in the Follow-On Offering.

2.1.7.	No Cut-Back. The number of shares a Holder intends to sell in the Follow-On Offering shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements. The Company shall not be permitted to sell shares in the Follow-On Offering.

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ARTICLE 3.

SHELF REGISTRATION

3.1.	Shelf Registration Statement.

3.1.1.	As promptly as reasonably practicable following the earlier of (a) the one-year anniversary of this Agreement, or (b) the consummation of the Follow-On Offering, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form S-3 or any successor form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (the “FTV Shelf Registration Statement”) that covers all Registrable Securities then held by the FTV Holders for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto in accordance with the methods of distribution elected by such FTV Holders and set forth in the FTV Shelf Registration Statement as permitted by this Agreement and (ii) use commercially reasonable best efforts and act in good faith to cause the FTV Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter (the date the FTV Shelf Registration Statement is declared effective by the Commission being the “FTV Shelf Effective Date”); provided, however, that the Company shall not be obligated to effect a Registration pursuant to Section 3.1 hereof if a Form S-3 is not available for such offering. The Company shall prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of 36 months after effective date of such Registration Statement and the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement.

3.1.2.	At any time that the FTV Shelf Registration Statement is effective, if an FTV Holder of Registrable Securities covered by the FTV Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in the FTV Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use the FTV Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) the FTV Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Except as set forth in Section 3.1.3 hereof, the Company shall not be obligated to effect requests set forth in a Shelf Takedown Notice through an Underwritten Offering.

3.1.3.	A majority-in-interest of the Demanding Holders initiating any Shelf Takedown shall have the right to demand an offering in the form of an Underwritten Offering if the proceeds of such offering is reasonably expected to exceed $25,000,000 in the aggregate. If any Shelf Takedown is an Underwritten Offering, the holders of a majority of the Registrable Securities participating in such Underwritten Offering shall have the right to select the investment banker(s) and manager(s) to administer the offering related to such Shelf Takedown, subject to the consent of the Company, which consent shall not be unreasonably withheld.

3.1.4.	If an FTV Holder of Registrable Securities wishes to engage in an underwritten block trade off an FTV Shelf Registration Statement (a “Block Trade”), then such FTV Holder shall notify the Company of such Block Trade not less than five (5) business days prior to the day such offering is to commence. The Company shall use commercially reasonable best efforts to facilitate and consummate such offering (which may close as early as three business days after the date it commences); provided that the FTV Holder shall use commercially reasonable best efforts to work with the Company and the Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade. The Company shall, at the request of the FTV Holder, file any prospectus supplement or any post-effective amendments and otherwise take any reasonable action necessary to include therein all disclosure and language deemed necessary or advisable by the FTV Holder to effect such Block Trade. An FTV Holder of Registrable Securities shall be entitled to engage in underwritten Block Trades without any limitation based on the expected proceeds of such transaction; provided, however, that the applicable FTV Holder(s) shall (i) be entitled to two underwritten Block Trades representing proceeds of less than $25,000,000 each under this Agreement with all reasonable fees and expenses paid for by the Company as otherwise set forth herein and (ii) to the extent there are more than two (2) underwritten Block Trades representing proceeds of less than $25,000,000, the applicable FTV Holder(s) shall reimburse the Company for the reasonable fees and expenses of the Company’s independent registered public accountants and counsel for the Company incurred in connection with any such additional underwritten Block Trades.

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3.1.5.	Price and Underwriting Discounts. In the case of an underwritten Shelf Takedown or Block Trade, the price, underwriting discount and other financial terms of the underwriting agreement for the Shelf Takedown or Block Trade shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

3.1.6.	No Cut-Back. The number of Shares an FTV Holder intends to sell pursuant to a Shelf Takedown shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements.

3.1.7.	Restrictions on Shelf Takedowns. The Company may postpone for up to 60 days the filing of any Shelf Supplement if the Shelf Supplement or related Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the FTV Holders requesting the Shelf Takedown or Block Trade agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Shelf Supplement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority-in-interest of the Registrable Securities initiating a Shelf Takedown shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Takedown shall not count as one of the permitted Shelf Takedowns for the purposes of Section 3.1.3 and the Company shall pay all Registration Expenses in connection with such Shelf Takedown, if any. The Company may delay a Shelf Takedown hereunder twice in any period of twelve consecutive months.

ARTICLE 4.

DEMAND AND PIGGYBACK REGISTRATION RIGHTS

If (i) the FTV Shelf Registration Statement is not declared effective by the Commission on or prior to the date that is 120 days after the consummation of the Follow-On Offering, or (ii) at any time during the 24 month period following the FTV Shelf Effective Date, the FTV Shelf Registration Statement is not available to the FTV Holders (except for any unavailability resulting from information supplied by or on behalf of an FTV Holder for use in the FTV Shelf Registration Statement being incorrect or incomplete), the FTV Holders shall have the registration rights set forth in this Article 4.

4.1.	Demand Registration Rights.

4.1.1.	Request for Registration. Subject to the provisions of Section 4.3 hereof, any FTV Holders may make a written demand (the “Demanding Holders”) for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, not more than forty five (45) days after the Company’s receipt of the Demand Registration, file a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at that time with respect to all Registrable Securities requested by the Demanding Holders pursuant such Demand Registration, and shall use commercially reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter; provided, however, that the Company may use a Registration Statement on Form S-3 or any successor form thereto if the Company would qualify to use such form within 30 days after the date on which the initial demand request is given and the Company shall not be required to file such Registration Statement until it is so qualified.

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4.1.2.	Effective Registration. Notwithstanding the provisions of Section 4.1.1 or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (A) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains in effect for 12 months and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency (except for a stop order or injunction resulting from information supplied by or on behalf of a Demanding Holder for use in the Registration Statement being incorrect or incomplete) the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and (B) all Registrable Securities requested to be registered are registered under the Securities Act; and, provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated. In the event that the Company has given the applicable FTV Holders notice of suspension of sales pursuant to Section 5.4 hereof, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until the Registration Statement has been declared effective by the Commission and remains in effect for 12 months, as extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Company that the use of the Prospectus may be resumed.

4.1.3.	Underwritten Offering. A majority-in-interest of the Demanding Holders initiating any Demand Registration shall have the right to demand an offering in the form of an Underwritten Offering if the proceeds of such offering are reasonably expected to exceed $25,000,000 in the aggregate. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the consent of the Company, which consent shall not be unreasonably withheld.

4.1.4.	Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under subsection 4.1.1 shall have the right in their sole discretion to withdraw a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to withdrawal by the applicable FTV Holders under this subsection 4.1.4.

4.1.5.	Price and Underwriting Discounts. In the case of an underwritten Demand Registration requested by FTV Holders pursuant to this Agreement, the price, underwriting discount and other financial terms of the underwriting agreement for the Registrable Securities shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

4.1.6.	No Cut-Back. The number of Shares an FTV Holder intends to sell pursuant to a Demand Registration shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements.

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4.2.	Piggy-back Registration Rights.

4.2.1.	Piggy-back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock, or securities or other obligations exercisable or exchangeable for, or convertible into Common Stock, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to the FTV Holders of Registrable Securities as soon as practicable but not less than fifteen (15) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of FTV Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such FTV Holders may request in writing within ten (10) days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use commercially reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the FTV Holders pursuant to this subsection 4.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such FTV Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 4.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

4.2.2.	Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the FTV Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the FTV Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 4.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights pursuant to the Founder Share Letter Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of FTV Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

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(b) If the Registration is pursuant to a request by persons or entities other than the FTV Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights pursuant to the Founder Share Letter Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of FTV Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

4.2.3.	Piggy-back Registration Withdrawal. Any FTV Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or at the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 4.2.3.

4.2.4.	Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 4.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 3.1 hereof.

4.3.	Restrictions on Registration Rights. The Company shall not be obligated to effect more than three (3) Registrations pursuant to a Demand Registration under this Agreement, and furthermore the Company shall not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration or a previous Piggy-back Registration in which FTV Holders of Registrable Securities were permitted to register, and actually sold, 80% of the Registrable Securities requested to be included therein. The Company may postpone for up to 60 days the filing or effectiveness of a Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the FTV Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Demand Registration would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the FTV Holders initiating a Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Demand Registration hereunder twice in any period of twelve consecutive months.

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ARTICLE 5.

COMPANY PROCEDURES

5.1.	General Procedures. At any time during which the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use commercially reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

5.1.1.	prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use commercially reasonable best efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) (A) with respect to a Demand Registration, 12 months after the effective date of the Registration Statement, extended as necessary in accordance with Section 5.4., and (B) with respect to the FTV Shelf Registration Statement, 36 months after the effective date thereof; and (ii) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement.;

5.1.2.	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (i) (A) with respect to a Demand Registration, 12 months after the effective date of the Registration Statement, extended as necessary in accordance with Section 5.4., and (B) with respect to the FTV Shelf Registration Statement, 36 months after the effective date thereof; and (ii) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement;

5.1.3.	prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents as proposed to be filed with such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration and the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

5.1.4.	permit the Holders, the Underwriters, if any, and any counsel or accountant of the Holders or Underwriters to participate in the preparation of the Registration Statement and any documents in connection therewith, and cause the Company’s directors, officers and employees to supply all information required by applicable law, rule or regulation to be included in the Registration Statement or reasonably requested by any such Holder, Underwriter, counsel or accountant. The Underwriters, Holders of Registrable Securities included in such registration and such Holders’ legal counsel shall have the opportunity to review and comment on all such documents proposed to be filed in connection with a Registration, including pursuant to this Article 5;

5.1.5.	prior to any public offering of Registrable Securities, use commercially reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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5.1.6.	use commercially reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

5.1.7.	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

5.1.8.	advise each participating Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.1.9.	at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each participating Holder of such Registrable Securities or its counsel;

5.1.10.	notify the participating Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 5.4 hereof;

5.1.11.	in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

5.1.12.	in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

5.1.13.	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

5.1.14.	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

5.1.15.	if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter or Holder in any Underwritten Offering; and

5.1.16.	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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5.2.	Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.

5.3.	Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and the Holders, as applicable, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

5.4.	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require under applicable law, rule or regulation the Registration Statement to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the applicable Holders agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Registration Statement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time, as determined in good faith by the Company, but in no event for more than 60 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 5.4. In the event that the Company has given Holders notice of suspension of sales pursuant to this Section 5.4, the applicable time period set forth in Section 4.1.1 during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Company that the use of the Prospectus may be resumed.

5.5.	Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions at the expense borne by the Company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE 6.

INDEMNIFICATION AND CONTRIBUTION

6.1.	The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

6.2.	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company is required to disclose under the Securities Act for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any (i) untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation by the Holders of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

6.3.	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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6.4.	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

6.5.	If the indemnification provided under Section 6.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 6.5 shall be limited to the amount of the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 6.1, 6.2 and 6.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 6.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 6.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 6.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 7.

MISCELLANEOUS

7.1.	Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

FinTech Acquisition Corp

712 Fifth Avenue, 8th Floor

New York, New York 10019

Email: jmce@stbwell.com

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with a copy to:

Ledgewood

2001 Market Street, Suite 3400

Two Commerce Square

Philadelphia, Pennsylvania 19103

Attention: J. Baur Whittlesey

Email: JWhittlesey@ledgewood.com

Facsimile: (215) 735-2513

and to the FTV Holders at:

FTV Capital

555 California Street Suite 2900

San Francisco, CA 94109

Attention: Chris Winship and David Haynes

Phone: (415) 229-3000

Email: cwinship@ftvcapital.com and dhaynes@ftvcapital.com

Facsimile: (415) 229-3005

with a copy to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Jeffrey B. Golden, P.C.

Email: jgolden@kirkland.com

Facsimile: (415) 439-1331

and to the CC Shareholders at the respective addresses set forth on Annex I.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

7.2.	Assignment; No Third Party Beneficiaries.

7.2.1.	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part without the prior consent of the Holders of Registrable Securities, which consent shall not be unreasonably withheld. A Holder may assign or delegate its rights, duties or obligations under this Agreement in whole or in part, and the rights of the Holders of Registrable Securities hereunder shall be assignable, delegable or transferable in conjunction with and or to the extent of any transfer of Registrable Securities by any such Holder, only with the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that no consent of the Company shall be required if a Holder of Registrable Securities assigns or delegates its rights, duties or obligations under this Agreement to any of its affiliates, partners (direct or indirect), members, equityholders or shareholders.

7.2.2.	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders.

7.2.3.	This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

7.3.	Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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7.4.	Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the United States District Court for the District of Delaware or any Delaware State court, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

7.5.	Amendments and Modifications. Upon the written consent of the Company and the Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.6.	Termination. This Agreement shall terminate upon the earlier of (i) the date as of which all of the Registrable Securities have either been sold or distributed pursuant to a Registration Statement, (ii) the date as of which all of the Registrable Securities cease to be Registrable Securities or (iii) the date that is 36 months following the expiration of the FTV Shelf Registration Statement; provided, however, that if this Agreement is to be terminated pursuant to clause (iii) and the during the term of this Agreement the Company has delayed the initial filing or effectiveness of, or suspended the use of, any Registration Statement pursuant to Sections 3.1.7, 4.1.2, 4.3 or 5.4, the term of this Agreement shall be extended for the period required to ensure that any such delayed or suspended Registration Statement shall remain effective for a period of 12 months. The provisions of Section 5.5 and Article 6 shall survive any termination.

7.7.	Remedies. The Company acknowledges and agrees that any failure by the Company to comply with its obligations hereunder will result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Holders may obtain such relief as may be required to specifically enforce the Company’s obligations hereunder. The Company further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

7.8.	Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities and the holders with rights under the Founders Registration Rights Agreement, has any rights to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. After the date of this Agreement, the Company shall not, without the prior written consent of each Holder, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu with or senior to those granted to the Holders hereunder.

7.9.	Further Assurances. If the Holders or any of its affiliates seek to effectuate a distribution in kind of all or part of their respective Registrable Securities to their respective affiliates, partners (direct or indirect), members, equityholders or shareholders, the Company shall, subject to any applicable contractual transfer restrictions, work with the foregoing persons to facilitate such distribution in kind in the manner reasonably requested.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: FINTECH ACQUISITION CORP. a Delaware corporation

By:
Name: Title:

[Registration Rights Agreement]

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HOLDERS:
FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER FTS STOCKHOLDER SIGNATURE BLOCKS TO COME]

[Registration Rights Agreement]

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Annex I

Holder	Shares of Common Stock Received as Merger Consideration	Address

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ANNEX E

Form of Stockholder Agreement

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ANNEX E

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of [______], 2016 by and among FinTech Acquisition Corp. (the “Company”), FinTech Investor Holdings, LLC, a Delaware limited liability company, FTVENTURES III, L.P., a Delaware limited partnership (“FTVIII”), FTVENTURES III-N, L.P., a Delaware limited partnership (“FTVIIIN”), FTVENTURES III-T, L.P., a Delaware limited partnership (“FTVIIIT” and, together with FTVIII and FTVIIIN, the “FTV Entities”), the other individuals and entities signatory hereto that were, as of immediately prior to the consummation of the Merger (as defined below), stockholders of FTS Holding Corporation (the “CardConnect Holders”), and the other individuals and entities signatory hereto (each party to this agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FTS Holding Corporation (“FTS”) are parties to that certain Agreement and Plan of Merger, dated March [_______], 2016 (the “Merger Agreement”), pursuant to which FTS will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of the closing of the Merger, each of the Voting Parties own shares of the Company’s common stock (“Common Stock”);

WHEREAS, the parties hereto desire to enter into this Agreement to provide for voting agreements with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote or cause to be voted all securities of the Company that may vote in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law).

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3. Election of Boards of Directors.

a. Voting. During the term of this Agreement, to the extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time (the “Charter”), each Voting Party agrees to vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following persons:

i. for the benefit of the FTV Entities, one (1) person designated by FTVIII and one (1) person designated by FTVIIIN (the “FTV Designees”), of which one (1) of the FTV Designees must qualify as an “independent director” under the Exchange Act and the rules of any applicable securities exchange (an “Independent Director”); provided, however, that if at any time during the term of this Agreement: (a) the FTV Entities collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the FTV Entities shall have the right to designate only one FTV Designee, who shall be designated by FTVIII, and (b) the FTV Entities collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the FTV Entities shall have no right to designate any person for election or re-election to the Board;

ii. two (2) persons (the “CardConnect Designees”) designated by the CardConnect Proxy (as defined herein), of which one (1) of the CardConnect Designees must qualify as an Independent Director, which designation shall be subject to prior written approval by the FTV Entities so long as the FTV Entities Beneficially Own more than 5% the outstanding shares of Common Stock at the time of such designation; provided, however, that if at any time during the term of this Agreement: (a) the CardConnect Holders (other than the FTV Entities) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have the right to designate only one CardConnect Designee, and (b) the CardConnect Holders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have no right to designate any person for election or re-election to the Board;

iii. two (2) persons (the “Founder Designees” and, together with the FTV Designees and the CardConnect Designees, the “Designees”)) designated by FinTech Investor Holdings, LLC (the “Sponsor”), each of whom must qualify as an Independent Director; provided, however, that if at any time during the term of this Agreement: (a) Betsy Z. Cohen, Daniel G. Cohen, James J. McEntee, III, Frank Mastrangelo, Shami Patel, DGC Family FinTech Trust and FinTech Investor Holdings, LLC, (collectively, the “Founding Shareholders”) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the Sponsor shall have the right to designate only one Founder Designee, and (b) the Founding Shareholders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the Sponsor shall have no right to designate any person for election or re-election to the Board; and

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iv. Betsy Cohen, so long as she is not incapacitated or otherwise unable to serve as a director of the Company; and

v. to the extent not otherwise designated as a Designee above, the Chief Executive Officer of the Company,

provided, however, that no party to this Agreement will select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act, as modified by Rule 506(d)(2) and (d)(3). If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the party designating such Designee shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best effort to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation).

b. Procedures; Rights. Subject to the limitations in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(b), the parties agree to designate the Designees as set forth in the Form S-4 Registration Statement, dated as of [ ], 2016, for the duration of this Agreement (the “Registration Statement”). To the extent that any party wishes to designate a Designee other than the Designee so designated in the Registration Statement, such party shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(b). All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Company stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”). Any party providing a Designee Notice to the Company pursuant to this provision shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing. Annually with respect each Designee, the parties must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to the applicable party of any failure to provide the information required under this sentence, and such party shall have 20 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(b), the Company shall use commercially reasonable best efforts to ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

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c. Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter as required to effect the intent of this Agreement. Each of the Company and the Voting Parties agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, agrees to take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein, including, with respect to the Voting Parties, voting shares of capital stock of the Company as to which the Voting Parties have Beneficial Ownership and recommending to their respective Designees serving on the board a substitute person as designated on the terms provided herein. For the avoidance of doubt, if an FTV Designee, CardConnect Designee or Founder Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then FTVIII or FTVIIIN, as applicable, the CardConnect Proxy or the Sponsor, respectively, shall be entitled to designate a director nominee as such Designee’s successor in accordance with this Agreement (regardless of the FTV Entities’ or Founding Shareholders’ Beneficial Ownership in the Company at the time of such vacancy), it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter). Upon the written request of any party whose Designee is serving as a director of the Company to remove his, her or its Designee, each Voting Party agrees to vote or cause to be voted his, her or its Voting Shares for the removal of such director. No reduction in the Beneficial Ownership of outstanding shares of Common Stock of the FTV Entities or Founding Shareholders shall shorten the term of any FTV Designee or Founder Designee serving as director. Nothing in this Section 3(c) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

d. Committees. So long as the FTV Entities have designation rights under Section 3(a) of this Agreement, each of the Voting Parties agrees to recommend to each of its Designees that serve on the Board that each committee of the Board have a number of FTV Designees as members equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the FTV Entities and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law, rule or regulation or listing standards of the exchange of which such Common Stock is listed, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods). Nothing in this Section 3(d) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

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4. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are transferred to a person or entity as permitted under the Letter Agreement (a “Permitted Transferee”) in accordance with the terms of the Letter Agreement. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Permitted Transferee was a Voting Party hereunder.

5. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by the Voting Party and constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Annex-A-214

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, that would reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of the Sponsor and (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

7. Covenants.

(a) The Company agrees: (i) to use reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; and (ii) not take any action that would reasonably be expected to materially adversely affect the rights of the FTV Entities or the Sponsor under this Agreement without the prior written consent of the FTV Entities and the Sponsor.

(b) The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors indemnity insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

(c) The Company shall use its reasonable best efforts to cause each director to be compensated on equal terms. The Company shall pay all reasonable out-of-pocket expenses incurred by the Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board.

Annex-A-215

8. No Other Voting Trusts or Other Arrangement. Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Shares to any arrangement with respect to the voting of the Voting Shares other than agreements entered into with the Company.

9. Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

10. Selection of Proxy for CardConnect Holders. The CardConnect Holders (other than the FTV Entities) hereby select Jeffrey Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities), provided that if the CardConnect Designee being replaced is Jeffrey Shanahan, then the CardConnect Holders (other than the FTV Entities) select Brian Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities). Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such CardConnect Holder.

11. No Agreement as Director or Officer. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

13. Termination. This Agreement shall terminate on the earlier of (a) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of the Board, it being understood that this Agreement shall survive until the FTV Entities no longer have any designation rights (or rights to appoint successors) pursuant to Section 3 hereof; and (b) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

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14. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all parties hereto; provided, however, that (a) the signatures of the Founding Shareholders shall not be required if at any time during the term of this Agreement the Founding Shareholders Beneficially Own less than 5% of the outstanding shares of Common Stock and (b) no signature shall be required from any party that at any time during the term of this Agreement does not Beneficially Own any Common Stock. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and the minimum number of Voting Shares pursuant to which certain Voting Parties may name designees will be appropriately adjusted.

16. Assignment. Upon written notice to the Company and the other parties to this Agreement, (a) the FTV Entities may assign to FTV Capital or any affiliate of the FTV Entities all of its rights hereunder and, following such assignment, such assignee will be deemed to be the “FTV Entities” for all purposes hereunder; and (b) the Sponsor may assign to any of its affiliates any or all of its rights hereunder.

17. Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Voting Party shall exercise the full rights of a holder of capital stock of the Company with respect to the Voting Shares.

18. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

20. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile. Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 23.

24. Enforcement. The parties hereto covenant and agree that the Board, with the approval of a majority of the directors of the Board, has the right to enforce, waive or take any other action with respect to this Agreement that is consistent with the directors’ fiduciary duties.

25. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

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This Shareholders Agreement is hereby executed effective as of the date first set forth above.

FINTECH ACQUISITION CORP.

By:
Name: James J. McEntee, III
Title: Chief Financial Officer

[Shareholders Agreement]

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FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER FTS STOCKHOLDER SIGNATURE BLOCKS TO COME]

[Shareholders Agreement]

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DGC FAMILY FINTECH TRUST
By:
Name: Daniel Cohen
Title:
FINTECH INVESTOR HOLDINGS, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

Betsy Z. Cohen
Daniel G. Cohen
Frank Mastrangelo
James J. McEntee, III
Shami Patel

[Shareholders Agreement]

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Jeffrey Shanahan
Brian Shanahan
Patrick Shanahan
Charles Bernicker
Scott Dowty
Angelo Grecco
Robert Nathan
Rush Taggart

[Shareholders Agreement]

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Annex A

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Betsy Z. Cohen
Daniel G. Cohen
DGC Family FinTech Trust
FinTech Investor Holdings, LLC
Frank Mastrangelo
James J. McEntee, III
Shami Patel
FTVENTURES III, L.P.
FTVENTURES III-N, L.P.
FTVENTURES III-T, L.P.
Brian Shanahan
Jeffrey Shanahan
Patrick Shanahan
Charles Bernicker
Scott Dowty
Angelo Grecco
Robert Nathan
Rush Taggart

[Shareholders Agreement]

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ANNEX F

Form of Voting Agreement

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ANNEX F

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March 7, 2016 by and among the undersigned FTS Holding Corporation (“Seller”) stockholders (the “FTS Stockholders”) and the undersigned FinTech Acquisition Corp. (the “Company”) stockholders (the “Company Stockholders” and, together with the FTS Stockholders, the “Voting Parties” and each a “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Seller have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Seller will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the FTS Stockholders execute and deliver this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Seller has required that the Company Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean (i) all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (“Company Voting Shares”) and (ii) all securities of the Seller Beneficially Owned by any Voting Party, including any and all securities of the Seller acquired and held in such capacity subsequent to the date hereof (“Seller Voting Shares”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets that would reasonably be expected to prevent or delay the consummation of the Merger or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement dated as of the date hereof between certain stockholders of Seller and the Company, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (iii) the Amended and Restated Limited Liability Company Agreement of FinTech Investor Holdings, LLC, (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., (v) that certain Stockholders Agreement, dated as of September 15, 2010, by and among Seller, the FTV Entities and the other stockholders of Seller party thereto and (vi) that certain Registration Rights Agreement, dated as of September 15, 2010 (the “Seller Registration Rights Agreement”), by and among Seller, the FTV Entities and the other stockholders of Seller party thereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional FTS Shares or shares of common stock of the Company (“Company Common Stock”) or any security exercisable for or convertible into FTS Shares or shares of Company Common Stock, other than as set forth on Annex A (collectively, “Options”).

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3. Agreement to Vote Shares; Irrevocable Proxy.

a. Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Company Voting Shares that he, she or it Beneficially Owns, and to execute a written consent of stockholders of the Company if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

b. Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Seller Voting Shares he, she or it Beneficially Owns, and to execute a written consent or consents if stockholders of Seller are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of Seller at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller Entity, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Seller Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Seller Entity’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Seller Entity under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any Seller Entity’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Seller (including any amendments to the Seller Charter Documents).

c. (1) Each FTS Stockholder hereby appoints James J. McEntee, III and any designee of James J. McEntee, III, and each of them individually, and (2) each Company Stockholder hereby appoints Jeff Shanahan and any designee of Jeff Shanahan, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

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4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of the Company or (b) a Person holding more than 5% of the voting equity securities of Seller or the Company; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of FTS Shares or Company Common Stock, as applicable.

7. Redemption, Conversion Rights and Registration Rights. Each FTS Stockholder agrees not to (a) exercise any right to redeem or convert any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Seller Registration Rights Agreement, with respect to any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

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9. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in its capacity as a stockholder of the Company or Seller, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of the Company, Seller or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company or Seller, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company, Seller or their respective stockholders, as applicable.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12)

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13. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

b. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

Annex-A-230

d. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f. Each party here shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

g. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

h. The obligations of each Voting Party set forth in this Agreement shall not be effective or binding upon such Voting Party until after such time as the Merger Agreement is executed and delivered by the Company, Merger Sub and Seller. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

i. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[Remainder of this page intentionally left blank]

Annex-A-231

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FTS STOCKHOLDERS: FTVENTURES III, L.P.

By:	FTVentures Management III, LLC
Its:	General Partner

By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P.

By:	FTVentures Management III, LLC
Its:	General Partner

By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P.

By:	FTVentures Management III, LLC
Its:	General Partner

By:
Name: Richard Garman
Title: Managing Member

[Voting Agreement]

Annex-A-232

COMPANY STOCKHOLDERS: DGC FAMILY FINTECH TRUST

By:
Name: Daniel Cohen
Title:

FINTECH INVESTOR HOLDINGS, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

CANTOR FITZGERALD & CO.

By:
Name:
Title:

Betsy Z. Cohen
Daniel G. Cohen
Alan Joseph Ferraro
Frank Mastrangelo
James J. McEntee, III
Shami Patel

[Voting Agreement]

Annex-A-233

Execution Version

AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of June 24, 2016 (the “Effective Date”) by and among FINTECH ACQUISITION CORP., a Delaware corporation (“Parent”), FINTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FTS HOLDING CORPORATION, a Delaware corporation (“FTS” or “Seller”).

WHEREAS, Parent, Merger Sub and Seller are parties to an Agreement and Plan of Merger dated as of March 7, 2016 (the “Merger Agreement”) which sets forth the plan of merger of Seller with and into Merger Sub upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, Parent, Merger Sub and Seller desire to amend certain terms of the Merger Agreement to provide for optionality in the composition of the Merger Consideration payable to certain stockholders of Seller.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed as follows:

1.       Recitals, Definitions. The above Recitals are incorporated by reference. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

2.       Amendment. The Merger Agreement is hereby amended as follows:

(a)       Article I of the Merger Agreement is hereby amended by amending and restating the following definitions:

“Cash Merger Consideration” means One Hundred and Eighty million dollars ($180,000,000) plus the Excess Cash less the amount of the Seller Non-Reimbursable Expenses; provided, however, that such Cash Merger Consideration shall be reduced by the value of such amount of Parent Common Stock that Seller elects to receive in accordance with Section 2.7(b), if any.

“Common Stock Merger Consideration” means an aggregate of 17,000,000 shares of Parent Common Stock less the Converted Option Share Equivalent Number; provided, however, that such Common Stock Merger Consideration shall be increased by such amount that Seller elects to receive in the form of Parent Common Stock in accordance with Section 2.7(b), if any.

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(b)       Section 2.7 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.7    Merger Consideration

(a) On the Closing Date, Parent shall pay or cause the Merger Consideration (other than the Per Share Option Cash Consideration) to be paid or issued to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation of the Merger Consideration set forth on Annex A hereto (the “Stockholder Allocation”), which shall be updated as necessary by FTS prior to the Closing to adjust for the items set forth on Annex A.

(b) Notwithstanding the Stockholder Allocation set forth on Annex A, if any shares of Parent Common Stock are redeemed in connection with the Merger in accordance with the terms set forth in the Proxy Statement, each of the FTV Entities may, in their sole discretion, elect to receive a portion of the Cash Merger Consideration payable to such FTV Entity in shares of Parent Common Stock; provided, however, that the aggregate number of shares of Parent Common Stock issued to the FTV Entities pursuant to their election under this Section 2.7(b) shall not exceed the lesser of (1) 300,000 shares or (2) the total number of shares of Parent Common Stock redeemed by Parent in connection with the Merger in accordance with the terms set forth in the Proxy Statement. Any shares of Parent Common Stock issued to an FTV Entity pursuant to this Section 2.7(b) shall be valued at $10.00 per share and shall reduce the Cash Merger Consideration payable to such FTV Entity on a dollar-for-dollar basis.

(c) Notwithstanding the foregoing, no updates to the Stockholder Allocation pursuant to this Section 2.7 shall be made without Parent’s consent if Parent determines, on the advice of legal counsel, that such update or updates, when considered individually or in the aggregate, would require that Parent amend or supplement the Proxy Statement after it is declared effective by the SEC.

3.       Entire Agreement. The Merger Agreement, as amended by this Amendment, remains in full force and effect, and embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and replaces all prior oral and written agreements or understandings by and between the parties regarding the Merger.

4.       Counterparts; Facsimiles. This Amendment may be signed in counterparts and evidenced by facsimile, .pdf format or similarly-imaged pages.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Annex-A-235

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

PARENT:

FINTECH ACQUISITION CORP.

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: Chief Financial Officer

MERGER SUB:

FINTECH MERGER SUB INC.

/s/ Daniel G. Cohen
By: Daniel G. Cohen
Title: President

SELLER:

FTS HOLDING CORPORATION

/s/ Jeffrey Shanahan
By: Jeffrey Shanahan
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

Annex-A-236

Annex B

March 1, 2016

Board of Directors

c/o FinTech Acquisition Corp.

712 Fifth Avenue, 8th Floor

New York, NY 10019

Members of the Board:

BTIG, LLC (“BTIG” or “we”) has been advised that FinTech Acquisition Corp. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with FTS Holding Corporation (the “Seller”) and FinTech Merger Sub, Inc., a subsidiary of the Company (the “Buyer”), pursuant to which (i) the Seller will merge with and into the Buyer (the “Merger”), (ii) the outstanding shares of common stock of the Seller shall be converted into the right to receive, in the aggregate, $180,000,000 in cash and 17,000,000 shares of common stock of the Company (together, the “Merger Consideration”), (iii) the Company shall assume and repay $62,000,000 in outstanding indebtedness for borrowed money of the Seller, and (iv) the Company shall, subject to certain limited exceptions, reimburse the Seller for its transaction expenses, which you have informed us will not exceed $17,000,000. Merger Consideration is subject to adjustment based on terms and conditions more fully set forth in the Merger Agreement.

The Board of Directors of the Company (the “Board”) has requested BTIG’s opinion, as investment bankers, as to (i) the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement, and (ii) whether the fair market value of Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s management and reviewed the draft of the Merger Agreement dated March 1, 2016;

(ii)	reviewed the audited financial statements of the Seller for the three years ended December 31, 2014, and unaudited interim financial statements of the Seller for the twelve months ended December 31, 2015;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Seller;

(iv)	reviewed certain non-publicly available information concerning Seller, including internal financial analyses and forecasts prepared by management of the Seller which we were directed by the Company to use for purposes of our analysis, and held discussions with the Seller’s management regarding recent developments;

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our analysis;

(vii)	evaluated the enterprise value of the Seller implied by the various financial analyses we conducted;

(viii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(ix)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Seller’s industry generally.

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member FINRA SIPC

Annex-B-1

In rendering our Opinion, we have relied upon and assumed, with your acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of the Company or the Seller, or that was otherwise reviewed by BTIG, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts regarding the Seller (i) prepared by management of the Seller, or (ii) prepared by management of the Company and supplied to us by the Seller and the Company, as applicable, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the management of the Company and the Seller, as applicable, as to the future operating and financial performance of the Seller and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Seller since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or the Seller’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Seller or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to the Company and the Seller. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than BTIG) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Seller, the Merger and the Merger Agreement.

Our Opinion is limited to whether, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Merger is fair to the Company from a financial point of view, and (ii) the fair market value of Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or any other constituencies of the Company, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of the Seller or the Company, or any class of any such person, relative to the compensation paid to any other party; (iv) whether the Company has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration at the closing of the Merger or (v) the effect of any financing of the Company to pay the Merger Consideration or other amounts provided in the Merger Agreement. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement.

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member

Annex-B-2

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on the date hereof, and on the information made available to us by or on behalf of the Seller or the Company or their respective advisors, or information otherwise reviewed by BTIG, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that BTIG does not have any obligation to update, revise or reaffirm this Opinion. Further, the credit, financial and stock markets are often affected by periods of volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Seller or the Merger. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any stockholder of the Company or member of the Seller as to how any such stockholder or member should vote at any stockholders’ or members’ meeting at which the Merger may be considered, or whether or not any stockholder of the Company or member of the Seller should enter into a voting, members’, stockholders’ or affiliates’ agreement with respect to the Merger, or exercise any redemption or repurchase or exchange rights that may be available to such stockholder or member. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or the Seller.

BTIG, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, and private placements. We have acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger and is not creditable against any advisory fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. BTIG may seek to provide investment banking services to the Company, the Seller or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, BTIG and our clients may effect transactions in the equity securities of the Company and may at any time hold a long or short position in such securities.

BTIG’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to BTIG be made, without our prior written consent, except in accordance with the terms and conditions of BTIG’s engagement letter agreement with the Company. This Opinion supersedes in its entirety any other written analyses or materials previously furnished by BTIG to the Company or its representatives.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair to the Company, from a financial point of view, and (ii) the fair market value of Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders.

Very truly yours,

/s/ BTIG, LLC

BTIG, LLC

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member

Annex-B-3

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDCONNECT CORP.

CardConnect Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “CardConnect Corp.” The Corporation was originally incorporated under the name “SPAC Acquisition Corp” pursuant to the original certificate of incorporation filed with the Secretary of State of the State of Delaware on November 1, 2013, and changed its name to “FinTech Acquisition Corp.” pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 2, 2014 (the “Prior Certificate”).

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.	This Amended and Restated Certificate amends and restates the provisions of the Prior Certificate.

4.	Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.	The text of the Prior Certificate is hereby restated and amended in its entirety to read as follows:

Article I. NAME

The name of the corporation is CardConnect Corp.

Article II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is Andrew M. Lubin.

Annex-C-1

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or any Preferred Stock Designation.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive ratably such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor.

Annex-C-2

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive ratably all the remaining assets of the Corporation available for distribution to its stockholders.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V. BOARD OF DIRECTORS

Section 5.01 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.05 hereof, from and after the date of this Second Amended and Restated Certificate, the Board shall consist of one class of directors only, whose term shall continue until the first annual meeting of stockholders following the date hereof and until its successors are elected and qualified.

(c) Subject to Section 5.05 hereof, a director shall hold office until the annual meeting next following his or her election or appointment and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Annex-C-3

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.05 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate as the same may be further amended, or any Preferred Stock Designation.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate or any Preferred Stock Designation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

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Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Except as permitted by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article IX. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

Article X. AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.]

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IN WITNESS WHEREOF, CardConnect Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf as of the ___ day of ____________, 2016.

CARDCONNECT CORP.

By:	/s/
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex D

CARDCONNECT CORP.

2016 OMNIBUS EQUITY COMPENSATION PLAN

[______], 2016

1.     Purpose

The purpose of the Plan is to provide (i) employees of the Company or an Affiliate of the Company, (ii) any individual who provides services to the Company or an Affiliate of the Company, and (iii) members of the Board, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan is dated as of [_____], 2016, subject to stockholder approval of the Plan.

2.     Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Administrator” means the Committee and any delegate of the Committee that is appointed in accordance with Section 3, except that the Board shall be the Administrator with respect to Grants to Non-Employee Directors.

(b) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c) “Board” means the Company’s Board of Directors as constituted from time to time.

(d) “Change of Control” means the first to occur of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than any one or more Qualified Affiliates;

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Company, other than an acquisition by one or more Qualified Affiliates; or

(iii) directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company” means CardConnect Corp., a Delaware corporation, formerly known as FinTech Acquisition Corp.

(g) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.

(h) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

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(j) “Effective Date” of the Plan means [_______], 2016, subject to approval by the stockholders of the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(p) “Non-Employee Director” means a non-employee director of the Company as defined by Rule 16b-3 under the Exchange Act.

(q) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(r) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(s) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Administrator.

(t) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(u) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(v) “Participant” means an employee of the Company or an Affiliate of the Company, a member of the Board, or an individual who provides services to the Company or an Affiliate of the Company, and is selected by the Administrator to receive a Grant under the Plan.

(w) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(x) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(y) “Plan” means this CardConnect Corp. 2016 Omnibus Equity Compensation Plan, as in effect from time to time.

(z) “Qualified Affiliate” means (i) any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(aa) “Stock” means the common stock, par value $0.001, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

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(bb) “SAR” means an award of a stock appreciation right, as described in Section 8.

(cc) “Stock Award” means an award of Stock, as described in Section 11.

(dd) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(ee) “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(ff) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.     Administration

(a) The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b) The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(c) The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Stock is then listed.

4.     Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

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5.     Shares of Stock Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 3,796,296 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 400,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $250,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash; provided, however, that the individual limit shall not apply to option grants made to Jeffrey Shanahan, Patrick Shanahan and Charles Bernicker pursuant to the amended and restated employment agreements with such individuals each dated as of [_____], 2016. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

6. Eligibility for Participation

Any employee of the Company or an Affiliate of the Company, any member of the Board and any individual who provides services to the Company or an Affiliate of the Company is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate of the Company. Grants will be made only to persons who are employees, directors, consultants or advisors of the Company for purposes of Form S-8 registration under the Securities Act of 1933, as amended. Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

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7.     Options

(a) General Requirements. The Administrator may grant Options to a Participant upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Options to Participants.

(c) Type of Option and Price.

(i) The Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. Nonqualified Stock Options may be granted to any Participant.

(ii) The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to any person who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

(d) Option Term. The Administrator shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

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8.     SARs

(a) General Requirements. The Administrator may grant SARs to any Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c) Base Amount. The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant.

(d) Payment With Respect to SARs. The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.     Stock Units

(a) General Requirements. The Administrator may grant Stock Units to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

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(b) Terms of Stock Units. The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10.   Performance Shares

(a) General Requirements. The Administrator may grant Performance Shares to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Performance Shares. The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11.   Stock Awards

(a) General Requirements. The Administrator may issue or transfer shares of Stock to a Participant under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Administrator shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12.   Dividend Equivalents

(a) General Requirements. When the Administrator makes a Grant under the Plan, other than an Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

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(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

13.   Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Participants, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14.   Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Administrator may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

(b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Administrator shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Administrator shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Administrator may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Administrator shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Administrator shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Administrator shall certify and announce the results for the performance period to all Participants after the Company announces the Company’s financial results for the performance period. The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(f) Death, Disability or Other Circumstances. The Administrator may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

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15.   Deferrals

The Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16.   Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Administrator so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17.    Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.   Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

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(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, or (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

(c) Administrator. The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

19.   Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.   Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is [______], 2026, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

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21.   Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Administrator may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Administrator shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law.

(i) The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Participants. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii) The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii) Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Participant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Clawback Policies. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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Annex E

CARDCONNECT ACQUISITION CORP.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

MEMBERSHIP

The Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of CardConnect Corp. (the “Company”) shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the rules and regulations of the Securities and Exchange Commission and any national securities exchange on which securities of the Company are listed. The members of the Committee shall be appointed by the Board.

PURPOSE

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

●	To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”)

●	To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures set forth in the Company’s organizational documents and described in the Company’s proxy statement.

●	To select and recommend to the Board the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

●	To oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework.

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●	To develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair its independence.

●	To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, and to recommend that this disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

●	To monitor compliance with the Company’s Code of Business Conduct and Ethics (the “Code”), to investigate any alleged breach or violation of the Code, to enforce the provisions of the Code and to review the Code periodically and recommend any changes to the Board.

●	To develop and recommend to the Board for approval an officer succession plan (the “Succession Plan”), to review the Succession Plan periodically with management of the Company, develop and evaluate potential candidates for executive positions and recommend to the Board any changes to and any candidates for succession under the Succession Plan.

●	To administer annual performance evaluations of the Board and all of its committees, and present its evaluation to the Board.

●	To determine the form and amount of director compensation and to conduct an annual review of director compensation.

●	To undertake any other duties as may be delegated by the Board.

OUTSIDE ADVISORS

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel, an executive search firm and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside counsel, the executive search firm and any other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its search consultants, outside counsel and any other advisors.

STRUCTURE AND OPERATIONS

The Board shall designate a member of the Committee as the chairperson. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

DELEGATION OF AUTHORITY

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

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